UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

POLARIS ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock of Polaris Acquisition Corp.
(2)	Aggregate number of securities to which transaction applies: 74,514,086 shares of common stock of Polaris Acquisition Corp.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $9.45, representing the average of the high and low prices for the common stock of Polaris Acquisition Corp. on August 21, 2008.
(4)	Proposed maximum aggregate value of transaction: $704,158,113
(5)	Total fee paid: $27,673.41
☒	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration No.:

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(4)	Date Filed:

This proxy statement is dated           , 2008 and is first being mailed to Polaris stockholders on or about         , 2008.

POLARIS ACQUISITION CORP.
2200 Fletcher Avenue
4th Floor
Fort Lee, New Jersey 07024

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on

TO THE STOCKHOLDERS OF POLARIS ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Polaris Acquisition Corp., a Delaware corporation (“Polaris”), will be held at            , New York City time, on         , 2008, at          for the following purposes:

1. To consider and vote upon a proposal to approve the merger of HUGHES Telematics, Inc., a Delaware corporation (“HUGHES Telematics”) with and into Polaris, with Polaris continuing as the surviving corporation in the merger, pursuant to the Agreement and Plan of Merger, dated as of June 13, 2008 (the “merger agreement”), by and among Polaris, HUGHES Telematics and, for limited purposes, Communications Investors LLC, an affiliate of Apollo Management, L.P., as the escrow representative (“Apollo”), and the transactions contemplated thereby. We refer to this proposal as the “merger proposal”;

2. To consider and vote upon a proposal to amend Polaris’ amended and restated certificate of incorporation to (A) change Polaris’ name from “Polaris Acquisition Corp.” to “          ,” (B) increase the number of Polaris’ authorized shares of common stock from 55,000,000 to 155,000,000 and authorized shares of preferred stock from 1,000,000 to 10,000,000, (C) remove the entirety of Article Fifth and (D) amend certain other ministerial provisions of the certificate of incorporation. We refer to this proposal as the “pre-closing certificate amendment proposal”;

3. To consider and vote upon a proposal, effective after the consummation of the merger, to amend Polaris’ amended and restated certificate of incorporation to (A) remove provisions of Article Third relating to the dissolution and liquidation of Polaris in the event that a business combination is not consummated prior to January 11, 2010, (B) replace (1) the entirety of Article Sixth with a provision providing that Polaris is to have perpetual existence and (2) the entirety of Article Seventh with a provision providing that Polaris reserves the right to amend, alter, change or repeal any provision in Polaris’ amended and restated certificate of incorporation in the manner now or hereafter prescribed therein and by the laws of the State of Delaware, all of which relate to the operation of Polaris as a blank check company prior to the consummation of a business combination and (C) amend certain other ministerial provisions of the certificate of incorporation. We refer to this proposal as the “post-closing certificate amendment proposal”;

4. To consider and vote upon a proposal, if necessary, to authorize the adjournment of the special meeting to a later date or dates to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal. We refer to this proposal as the “adjournment proposal”; and

5. To consider and vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.

The board of directors of Polaris has fixed the close of business on         , 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and at any adjournment or postponement thereof. Only the holders of record of Polaris common stock on the record date are entitled to have their votes counted at the special meeting and any adjournments or postponements thereof.

i

Merger Consideration

The merger agreement provides that all shares of common stock, par value $0.01 per share, of HUGHES Telematics issued and outstanding immediately prior to the merger and not owned directly by HUGHES Telematics will be exchanged for the right to receive, in the aggregate, 43,895,112 fully paid and non-assessable shares of Polaris common stock, par value $0.0001 per share. All options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the merger will be exchanged for options exercisable for an aggregate of 1,618,981 shares of Polaris common stock. In addition, an aggregate of 27,968,436 Polaris common shares will be issued into escrow and released to the HUGHES Telematics stockholders as merger consideration in three equal tranches contingent upon Polaris common stock meeting specified price targets over the five-year period following the closing of the merger (the “earn-out shares”). So long as any earn-out shares remain in escrow, the HUGHES Telematics stockholders will be able to vote those earn-out shares without restriction on any matter brought to a vote of the stockholders of the combined company. The first tranche of earn-out shares will be released to the HUGHES Telematics stockholders if the trading price of Polaris common stock equals or exceeds $20.00 for any 20 trading days within a 30 trading-day period between the first and third anniversaries of the closing of the merger. The second tranche of earn-out shares will be released if the trading price of Polaris common stock equals or exceeds $24.50 for any 20 trading days within a 30 trading-day period between the second and fourth anniversaries of the closing of the merger. The final tranche of earn-out shares will be released if the trading price of Polaris common stock equals or exceeds $30.50 for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the merger. In the event that a share price target is not met in its measurement period but the immediately succeeding share price target is met within the succeeding measurement period, the HUGHES Telematics stockholders will receive the earn-out shares related to both share price targets. If a share price target is not met within its measurement period, and for the first and second tranches, the immediately succeeding share price target is not met within the succeeding measurement period, the earn-out shares related to the missed share price target will be cancelled by Polaris. HUGHES Telematics optionholders will also receive as merger consideration options exercisable for an aggregate of 1,031,557 shares of Polaris common stock, which will be divided into three tranches and will be exercisable, according to their terms, if the trading price of Polaris common stock equals or exceeds the $20.00, $24.50 and $30.50 share price targets, respectively, as specified immediately above (the “earn-out options”).

The number of shares of Polaris common stock received by HUGHES Telematics stockholders at the closing of the merger will be subject to possible adjustments, including the issuance of up to 7,500,000 additional shares of Polaris common stock for the value of up to $75.0 million of additional equity raised by HUGHES Telematics prior to the closing of the merger, if any, and the issuance of additional shares of Polaris common stock for a shortfall in the net working capital of Polaris below $138.0 million at the closing of the merger.

Concurrent with the closing of the merger, 7.5%, or 3,292,137, of the 43,895,112 Polaris common shares to be received by HUGHES Telematics stockholders as merger consideration at the closing of the merger will be placed in escrow as a fund for the payment of indemnification claims that may be made against HUGHES Telematics stockholders as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the merger agreement and other transaction documents. Similarly, 7.5% of each tranche of escrowed earn-out shares, or 2,097,630 of the 27,968,436 earn-out shares in the aggregate, may be used to fund the payment of such indemnification claims. The HUGHES Telematics stockholders will be able to vote these escrowed shares without restriction.

We expect that the HUGHES Telematics stockholders will own approximately 70% of the outstanding shares of Polaris common stock immediately following the consummation of the merger (not including the earn-out shares held in escrow), based on the number of shares of Polaris common stock outstanding as of         , 2008, and assuming (1) no issuances of additional shares of Polaris common stock to HUGHES Telematics stockholders to account for the net proceeds received by HUGHES Telematics for equity issued prior to the mailing of this proxy statement, (2) no issuances of additional shares of Polaris common stock to HUGHES Telematics stockholders to account for a shortfall in the net working capital of Polaris, (3) no election of conversion of shares by Polaris stockholders (as discussed below) and (4) no exercise of warrants by Polaris stockholders. The ownership percentages of HUGHES Telematics stockholders will increase to the extent that earn-out shares are released to HUGHES Telematics stockholders as a result of the Polaris common stock meeting specified price targets over the five-year period following the closing of the merger.

Conversion Rights

Each Polaris stockholder, other than Polaris’ officers, directors and initial stockholders (collectively, the “initial stockholders”), who holds shares of common stock issued in Polaris’ initial public offering (whether such shares were acquired pursuant to such initial public offering or afterwards) (the “public stockholders”) has the right to vote against the merger proposal and, at the same time, elect that Polaris convert such stockholder’s shares, which we refer to as the conversion election shares, for cash equal to a pro rata portion of the funds held in Polaris’ trust account. However, if the holders of 4,500,000 or more shares of Polaris common stock issued in Polaris’ initial public offering, an amount equal to 30% or more of the total number of shares issued in Polaris’ initial public offering, vote against the merger and properly elect conversion of their shares for a pro rata portion of the funds held in the trust account, then Polaris will not be able to consummate the merger, regardless of whether a majority of the shares of Polaris common stock (a) voted by the public stockholders present and entitled to vote at the special meeting in person or by proxy and (b) outstanding as of the record date, vote in favor of the merger proposal. Based on the amount of cash held in the trust account as of         , 2008, without taking into account any interest accrued after such date, a stockholder who votes against the merger proposal and properly elects to convert its shares will be entitled to convert shares of Polaris common stock that it holds for approximately $   per share. If the merger is not completed, then the conversion election shares will not be converted for cash, even if a stockholder who voted against the merger properly elected conversion. Polaris will have sufficient funds in the trust account to pay the conversion price for the conversion election shares, even if it must convert up to but less than 30% of the shares of common stock issued in Polaris’ initial public offering. Prior to exercising conversion rights, Polaris stockholders should verify the market price of Polaris common stock, as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. Shares of Polaris common stock are quoted on the American Stock Exchange under the symbol “TKP.” On         , 2008, the last sale price of Polaris common stock was $    .

Required Vote to Approve the Proposals

The affirmative vote of a majority of the shares of Polaris common stock (a) voted by the public stockholders present and entitled to vote at the special meeting in person or by proxy and (b) outstanding as of the record date, is required to approve the merger proposal, provided that the holders of less than 30% of the shares of Polaris common stock that were issued in our initial public offering vote against the merger proposal and properly elect to convert their shares into a pro rata portion of the funds held in Polaris’ trust account. Polaris’ initial stockholders have agreed to vote all of their shares of Polaris common stock acquired prior to the initial public offering in accordance with the vote of the majority in interest of all other Polaris stockholders on the merger proposal. As of the date hereof, the Polaris’ initial stockholders hold in the aggregate 3,750,000 shares of Polaris common stock, which represents 20% of the outstanding shares of Polaris common stock.

Assuming the merger proposal is approved by Polaris stockholders, the affirmative vote of a majority of the shares of Polaris common stock outstanding as of the record date is required to approve the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal.

Each of the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal are conditioned upon the approval of the other proposals other than the adjournment proposal, and, in the event one or more of those proposals does not receive the necessary vote to approve that proposal, the remaining proposals, other than the adjournment proposal, will not be presented at the special meeting for approval. It is a condition to the closing of the merger for both Polaris and HUGHES Telematics under the merger agreement that each of the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal is approved by Polaris stockholders.

We will not transact any other business at the special meeting, except for business properly brought before the special meeting, or any adjournment or postponement thereof, by our board of directors.

Voting

Your vote is important. Whether you plan to attend the special meeting or not, please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the special meeting. If you are a stockholder of record of Polaris common stock, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares. If you return your proxy card without an indication of how you wish to vote, it will be voted “FOR” each of the proposals and you will not be eligible to have your shares converted into a pro rata portion of the funds in our trust account. If you abstain from voting on the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal, or you do not instruct your broker on how to vote your shares on those proposals, the abstention or broker non-vote will have the same effect as a vote “against” each such proposal. To properly exercise your conversion rights, you must affirmatively vote against the merger proposal and your bank or broker must, by 5:00 p.m., New York City time, on         , 2008, the business day prior to the special meeting, electronically transfer your shares to the Depository Trust Company (“DTC”) account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger.

Our warrant holders are not entitled to voting rights with respect to their warrants at the special meeting.

Recommendations of the Board of Directors of Polaris

After careful consideration, Polaris’ board of directors has determined that the merger proposal and the other proposals are fair and in the best interests of Polaris’ stockholders.

The board of directors of Polaris unanimously recommends that you vote “FOR” the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and, if necessary, the adjournment proposal.

When you consider the recommendation of Polaris’ board of directors, you should keep in mind that certain of Polaris’ directors and officers have interests in the merger, which are described in the accompanying proxy statement, that are different from, or in addition to, your interests as a stockholder.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Marc V. Byron
Chairman of the Board and Chief Executive Officer

        , 2008

Neither the Securities and Exchange Commission nor any state securities commission has determined if this proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

SEE THE SECTION ENTITLED “RISK FACTORS” IN THIS PROXY STATEMENT FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

POLARIS ACQUISITION CORP.

v

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•	The parties to the merger agreement are Polaris, HUGHES Telematics and, for limited purposes, Apollo. See the section entitled “The Merger Proposal.”
•	HUGHES Telematics is a privately-owned automotive telematics services company that currently provides and is developing a suite of real-time automotive services and applications. See the section entitled “Business of HUGHES Telematics.”
•	At the closing of the merger, HUGHES Telematics will merge with and into Polaris, with Polaris continuing as the surviving corporation. See the section entitled “The Merger Proposal.”
•	In exchange for all of their common stock and options exercisable for common stock of HUGHES Telematics, the HUGHES Telematics stockholders will receive from Polaris, at the closing of the merger, an aggregate of 43,895,112 shares of Polaris common stock and the HUGHES Telematics optionholders will receive options exercisable for an aggregate of 1,618,981 shares of Polaris common stock, subject to certain adjustments. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger. Not including the earn-out shares, the merger consideration has an aggregate value of approximately $416.5 million based on the closing price of Polaris common stock on June 13, 2008, the last trading day before the announcement of the proposed merger, and $376.0 million based on the closing price of Polaris common stock on October 14, 2008. See the section entitled “The Merger Agreement — Merger Consideration.”
•	Any Polaris public stockholder who votes against the merger may, at the same time, elect that Polaris convert such stockholder’s shares for a pro rata portion of the funds held in the trust account. If you seek to exercise this conversion right, you must submit your vote against approval of the merger and, by 5:00 p.m., New York City time, on , 2008, the business day prior to the special meeting your bank or broker must electronically transfer your shares and provide certain instructions and a certificate to Continental Stock Transfer & Trust Company, our stock transfer agent. See the section entitled “The Special Meeting — Conversion Rights.”
•	As a result of the merger and assuming that no Polaris stockholders properly elect that Polaris convert their shares into cash as permitted by Polaris’ amended and restated certificate of incorporation, immediately after the closing of the merger, the stockholders of HUGHES Telematics will own approximately 70% of the outstanding Polaris common stock and Apollo will own approximately 59% of the outstanding Polaris common stock, in each case not including the earn-out shares held in escrow. If 29.99% of Polaris public stockholders properly elect that Polaris convert their shares into cash, then immediately after the closing of the merger the stockholders of HUGHES Telematics will own approximately 75% of the outstanding Polaris common stock and Apollo will own approximately 64% of the outstanding Polaris common stock. Including the earn-out shares held in escrow and assuming that none of Polaris public stockholders properly elect that Polaris convert their shares into cash, the stockholders of HUGHES Telematics and Apollo will hold approximately 79% and 67%, respectively, of Polaris’ voting power. Including the earn-out shares held in escrow and assuming that 29.99% of Polaris public stockholders properly elect that Polaris convert their shares to cash, the stockholders of HUGHES Telematics and Apollo will hold approximately 83% and 70%, respectively, of Polaris’ voting power. The percentage ownership held by HUGHES Telematics securityholders will be increased and that of Polaris’ stockholders will be decreased upon (1) release to the HUGHES Telematics stockholders of any earn-out shares (2) the exercise of options by HUGHES Telematics optionholders, assuming vesting and other conditions to exercise are met, (3) the issuance of additional shares of Polaris common stock at the closing of the merger for the value of up to $75.0 million of additional equity raised by HUGHES Telematics prior to the closing, if any, and (4) the issuance of additional shares of Polaris common stock for any shortfall in the net working capital of Polaris below $138.0 million at the closing of the merger. See the section entitled “The Merger Agreement — Merger Consideration.”

•	At the closing of the merger, 5,389,767 shares, or 7.5% of the Polaris common stock to be issued to HUGHES Telematics stockholders, will be placed in escrow as a fund for the payment of indemnification claims that may be made by Polaris stockholders as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the merger agreement. If required for indemnification, the right to these shares will be foregone or forfeited by all HUGHES Telematics stockholders, pro rata in accordance with their ownership. See the section entitled “The Merger Agreement — Indemnification.”
•	In addition to voting on the merger, the stockholders of Polaris will vote on proposals to change its name to “ ”, to increase the number of authorized shares of common stock to 155,000,000 from 55,000,000 and to amend its charter to delete certain provisions that will no longer be applicable after the merger. See the sections entitled “The Pre-Closing Certificate Amendment Proposal” and “The Post-Closing Certificate Amendment Proposal.”
•	As a condition to the closing of the merger, a majority of HUGHES Telematics stockholders will agree not to transfer any shares of Polaris common stock, including shares of Polaris common stock underlying stock options, issued to them in the merger for a period of two years after the closing of the merger, with certain limited exceptions for private transfers (e.g., to family members) where the transferee agrees to be bound by the terms of the lock-up. Additionally, those HUGHES Telematics stockholders will agree not to transfer any earn-out shares of Polaris common stock, including shares of Polaris common stock underlying earn-out options, issued to them in the merger and placed in escrow until the earlier of (i) one year following any of the three possible distributions of these securities from escrow, which will occur only if the price of Polaris common stock equals or exceeds certain share price targets, with respect to the securities released in each applicable distribution or (ii) the end of the measurement period during which the applicable share price target for each distribution was achieved with respect to the securities that were distributed. See the section entitled “Agreements Related to the Merger — Shareholders’ Agreement.”
•	After the merger, the board of directors of Polaris will be expanded to nine members, and the initial directors will include (i) Jeffrey A. Leddy, Andrew D. Africk, Matthew H. Nord, , and , or such other persons designated by Apollo prior to the closing of the merger (at least one of whom must be considered independent under the rules of the American Stock Exchange and the NASDAQ Stock Market (“NASDAQ”)), (ii) Marc V. Byron, or such other person designated by the board of directors of Polaris prior to the closing of the merger who is reasonably acceptable to Apollo and (iii) and , or such other persons mutually designated by Polaris’ board of directors and Apollo, each of whom the board of directors of Polaris has determined to be independent under the rules of the American Stock Exchange and NASDAQ. Because Apollo will beneficially own more than 50% of Polaris common stock following the merger, we will operate as a “controlled company” under applicable rules of both the American Stock Exchange and the NASDAQ. See the section entitled “Agreements Related to the Merger — Shareholders’ Agreement.”
•	Polaris’ current directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder. Because Polaris’ directors and officers acquired shares of Polaris common stock prior to its initial public offering at a price per share of $0.006, they will therefore likely benefit from the merger even if the merger causes the market price of Polaris’ securities to significantly decrease. If the merger is not approved and Polaris fails to consummate a qualifying, alternative transaction by January 11, 2010, the shares of common stock issued prior to Polaris’ initial public offering and warrants held by Polaris’ directors and officers will be worthless because they are not entitled to receive any of the net proceeds of Polaris’ initial public offering that may be distributed upon liquidation of Polaris (except with respect to shares purchased in the open market). Further, if Polaris’ remaining assets outside of the trust account are insufficient to pay the costs of liquidation, Marc V. Byron and Lowell D. Kraff have agreed to advance Polaris the funds necessary to complete such liquidation and not to seek repayment for such expenses. Finally, while our directors and officers may be reimbursed for any out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such reimbursements are capped at an aggregate of $1.8 million if a business combination is not consummated. See the section entitled “Risk Factors — Risks Related to the Merger with HUGHES Telematics.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

In this proxy statement, the term “HUGHES Telematics” refers to HUGHES Telematics, Inc. The terms “Polaris,” “the Company,” “we,” “us” and “our” refer to Polaris Acquisition Corp.

Q.	Why am I receiving this proxy statement?
A.	Polaris and HUGHES Telematics have agreed to merge, with Polaris as the surviving corporation. Under the terms of the merger agreement, in exchange for all of their common stock and options exercisable for common stock of HUGHES Telematics, the HUGHES Telematics stockholders will receive from Polaris, at the closing of the merger, an aggregate of 43,895,112 shares of Polaris common stock and the HUGHES Telematics optionholders will receive options exercisable for an aggregate of 1,618,981 shares of Polaris common stock, subject to certain adjustments. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.
In order to complete the merger, (1) a majority of the shares of Polaris common stock (a) voted by the public stockholders present at the special meeting in person or by proxy and (b) outstanding as of the record date, must be voted for the merger proposal, (2) less than 30% of the shares of Polaris common stock issued in our initial public offering must be voted against the merger proposal and be properly elected for conversion and (3) the Polaris stockholders must approve the other proposals as described below.
Q.	What is being voted on?
A.	You are being asked to vote on four proposals.
The first proposal is to approve the merger of Polaris and HUGHES Telematics pursuant to the terms of the merger agreement.
The second proposal is to amend Polaris’ amended and restated certificate of incorporation to (A) change Polaris’ name from “Polaris Acquisition Corp.” to “ ”, (B) increase the number of Polaris’ authorized shares of common stock from 55,000,000 to 155,000,000 and authorized shares of preferred stock from 1,000,000 to 10,000,000, (C) remove the entirety of Article Fifth and (D) amend certain ministerial provisions of the certificate of incorporation.
The third proposal is to amend Polaris’ amended and restated certificate of incorporation post-closing to remove provisions relating to the dissolution and liquidation of Polaris in the event that a business combination is not consummated prior to January 11, 2010, to provide that Polaris is to have perpetual existence and to amend certain ministerial provisions of the certificate of incorporation.
The fourth proposal is to approve the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal.
A form of Polaris’ restated certificate of incorporation, as it would appear if the pre-closing certificate amendment proposal (with deletions denoted by italics and strikeovers and insertions denoted by italics and underlines) and the post-closing certificate amendment proposal (with deletions denoted by bold italics and strikeovers and insertions denoted by bold italics and underlines) are both effected, is attached as Annex B. Each of the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal is conditioned upon the approval of the other proposals, other than the adjournment proposal, and in the event one or more of those proposals does not receive the necessary vote to approve that proposal or proposals, then the remaining proposals, other than the adjournment proposal, will not be presented at the special meeting for adoption.
You are invited to attend the special meeting to vote on the proposals described in this proxy statement.

However, you do not need to attend the special meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card. Your vote is important. Polaris encourages you to vote as soon as possible after carefully reviewing this proxy statement.
This proxy statement provides you with detailed information about the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and the adjournment proposal and the special meeting of stockholders. We encourage you to carefully read this entire document, including the attached annexes. YOU SHOULD ALSO CAREFULLY CONSIDER THOSE FACTORS DESCRIBED UNDER THE SECTION ENTITLED “RISK FACTORS.”
Q.	Why is Polaris proposing the merger?
A.	Polaris is a blank check company organized for the purpose of acquiring an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. Polaris has been in search of a business combination partner since its initial public offering occurred in January 2008. Polaris’ board of directors believes that HUGHES Telematics presents a unique opportunity for Polaris because of its strategic position, anticipated growth and experienced management team, among other factors. As a result, Polaris believes that the merger with HUGHES Telematics will provide Polaris stockholders with an opportunity to participate in a company at an early stage of its growth and development.
Q.	What vote is required in order to approve the merger proposal?
A.	The approval of the merger between HUGHES Telematics and Polaris will require the affirmative vote of a majority of the shares of Polaris common stock (a) voted by Polaris’ public stockholders present at the special meeting in person or by proxy and (b) outstanding as of the record date. The affirmative vote of a majority of the shares of Polaris common stock voted by the public stockholders present at the special meeting in person or by proxy and entitled to vote thereon is a requirement of our certificate of incorporation. The affirmative vote of a majority of the shares of Polaris common stock outstanding as of the record date is a requirement of the Delaware General Corporation Law (“DGCL”).
In addition, each of Polaris’ public stockholders has the right to vote against the merger proposal and elect that Polaris convert such stockholder’s shares, which we refer to as conversion election shares, for cash equal to a pro rata portion of the funds held in Polaris’ trust account, including interest, in which a substantial portion of the net proceeds of Polaris’ initial public offering is deposited. Stockholders who seek to exercise this conversion right must submit their vote against approval of the merger proposal and follow the proper procedures to elect conversion of their shares. Based on the amount of cash held in the trust account as of , 2008, without taking into account any interest accrued after such date, a stockholder who votes against the merger proposal and properly elects to convert its shares will be entitled to convert shares of Polaris common stock that it holds for approximately $ per share. These shares will be converted for cash only if the merger is completed.
However, if the holders of 4,500,000 or more shares of Polaris common stock issued in its initial public offering, an amount equal to 30% or more of the total number of shares issued in its initial public offering, vote against the merger and properly elect conversion of their shares for a pro rata portion of the trust account, then Polaris will not be able to consummate the merger, regardless of whether a majority of the shares of Polaris common stock (a) voted by the public stockholders present and entitled to vote at the special meeting in person or by proxy and (b) outstanding as of the record date vote in favor of the merger proposal. If the merger is not completed, then conversion election shares will not be converted into cash, even if a stockholder who voted against the merger elected conversion. If you elect conversion of your shares, your bank or broker must, by 5:00 p.m., New York City time, on , 2008, the business day prior to the special meeting, electronically transfer your shares to the DTC account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger.
If you “Abstain” from voting on the merger proposal, the abstention will have the same effect as a vote

“AGAINST” the merger proposal. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have the same effect as a vote “AGAINST” the merger proposal. If fewer than a majority of the shares of Polaris common stock (a) voted by the public stockholders present in person or by proxy at the special meeting, or (b) outstanding as of the record date are voted for the merger proposal, or if the holders of an aggregate of 30% or more of the shares issued in Polaris’ initial public offering vote against the merger proposal and properly elect to convert their shares into a pro rata portion of the funds held in our trust account, none of the other proposals will be presented for approval, other than the adjournment proposal.
Polaris’ initial stockholders have agreed to vote all of their shares of Polaris common stock acquired prior to the initial public offering in accordance with the vote of the majority in interest of all other Polaris stockholders on the merger proposal. As of the date hereof, the Polaris initial stockholders hold in the aggregate 3,750,000 shares of Polaris common stock, which represents 20% of the outstanding shares of Polaris common stock. Polaris’ initial stockholders have also agreed to vote any shares of Polaris common stock purchased in Polaris’ initial public offering or in the aftermarket in favor of the merger proposal, and these votes will be counted as votes of Polaris public stockholders. Polaris’ initial stockholders did not purchase any shares in the initial public offering, nor have they acquired any shares in the aftermarket as of , 2008.
Q.	What vote is required in order to approve the pre-closing certificate amendment proposal?
A.	The approval of the pre-closing certificate amendment proposal will require the affirmative vote of a majority of the shares of Polaris common stock issued and outstanding as of the record date. If you “Abstain” from voting on the pre-closing certificate amendment proposal, the abstention will have the same effect as a vote “AGAINST” the pre-closing certificate amendment proposal. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have the same effect as a vote “AGAINST” the pre-closing certificate amendment proposal. Approval of the pre-closing certificate amendment proposal is conditioned upon the approval of the merger proposal and the post-closing certificate amendment proposal.
Q.	What vote is required in order to approve the post-closing certificate amendment proposal?
A.	The approval of the post-closing certificate amendment proposal will require the affirmative vote of a majority of the shares of Polaris common stock issued and outstanding as of the record date. If you “Abstain” from voting on the post-closing certificate amendment proposal, the abstention will have the same effect as a vote “AGAINST” the post-closing certificate amendment proposal. Similarly, if you do not give instructions to your broker on how to vote your shares, the broker non-vote will have the same effect as a vote “AGAINST” the post-closing certificate amendment proposal. Approval of the post-closing certificate amendment proposal is conditioned upon the approval of the merger proposal and the pre-closing certificate amendment proposal.
Q.	What vote is required in order to approve the adjournment proposal?
A.	The approval of the adjournment proposal will require the affirmative vote of a majority of the shares of Polaris common stock represented in person or by proxy and entitled to vote thereon at the special meeting. If you “Abstain” from voting on this proposal, this abstention will have no effect on the outcome.
Q.	Did Polaris’ board of directors make a determination as to the value of HUGHES Telematics?
A.	While they did not identify a specific value for HUGHES Telematics, Polaris’ directors determined that the fair market value of HUGHES Telematics is in excess of 80% of the balance of Polaris’ trust account (excluding deferred underwriting discounts and commissions and taxes payable).
Q.	Did Polaris’ board of directors obtain any opinions in connection with its approval of the merger agreement?
A.	Yes. Polaris’ board of directors obtained from Duff & Phelps, LLC (“Duff & Phelps”) (i) an opinion that the fair market value of HUGHES Telematics is in excess of 80% of the balance of Polaris’ trust account

x

(excluding deferred underwriting discounts and commissions and taxes payable) and (ii) a fairness opinion. The details of each opinion are described below, under “The Merger Proposal — Duff & Phelps Opinion.”
Q.	If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?
A.	Yes. After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided as soon as possible, so that your shares may be represented at the special meeting.
Q.	Does Polaris’ board of directors recommend voting for the approval of the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and the adjournment proposal?
A.	Yes. After careful consideration of the terms and conditions of the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and the adjournment proposal, Polaris’ board of directors has determined that each of these proposals is in the best interests of Polaris and its stockholders. Polaris’ board of directors unanimously recommends that Polaris stockholders vote “FOR” each of these proposals. Note that the members of Polaris’ board of directors may have interests in the merger that are different from, or in addition to, your interests as a stockholder. For a description of such interests, see the section entitled “The Merger Proposal — Interests of Polaris Directors and Officers in the Merger.”
Q.	Can I change my vote after I have mailed my signed proxy?
A.	Yes. You can revoke your proxy at any time prior to the final vote at the special meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways: (i) you may submit another properly completed proxy card with a later date; (ii) you may send a written notice that you are revoking your proxy to Jerry Stone, Polaris’ Vice President at the address listed at the end of this section or (iii) you may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?
A.	If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes, if any, are counted for purposes of determining the presence of a quorum and will have the same effect as votes “AGAINST” the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal, but will not be counted toward the vote total for the adjournment proposal.
Q.	Will I receive anything in the merger?
A.	You will receive nothing in the merger (unless you properly elect to exercise your conversion rights, as described below). You will continue to hold the Polaris units, common stock and warrants that you currently own.
Q.	Do I have conversion rights in connection with the merger?
A.	If you are a Polaris public stockholder, then you have the right to vote against the merger proposal and elect that Polaris convert your shares of common stock for a pro rata portion of the funds held in the trust account in which a substantial portion of the net proceeds of its initial public offering are held, calculated as of two business days prior to the consummation of the merger. As of , 2008, without taking into account any interest accrued after such date, the trust account contained approximately $ , or $ per share. These rights to vote against the merger and elect conversion of your shares for a pro rata portion of the trust account, calculated as of two business days prior to the consummation of the merger, are referred to in this proxy statement as “conversion rights,” and each share of common stock as to which such election is made is referred to as a “conversion election share.”
Q.	How do I exercise my conversion rights?
A.	If you wish to exercise your conversion rights, you must vote against the merger proposal and properly elect that Polaris convert your shares for cash prior to the vote on the merger proposal at the special meeting (or any adjournment or postponement thereof). If you do not affirmatively vote against the merger proposal, you will not be able to exercise your conversion rights. If you exercise your conversion rights, then you will be irrevocably exchanging your shares of common stock for cash and will no longer own those shares of common stock. Polaris will have sufficient funds in the trust account to pay the conversion price for the conversion election shares, even if it must convert up to but less than 30% of the shares of common stock issued in Polaris’ initial public offering.
All of our public shares are held in “street name.” Accordingly, your bank or broker must, by 5:00 p.m., New York City time, on , 2008, the business day prior to the special meeting, electronically transfer your shares to the DTC account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger. If your bank or broker does not provide each of these documents to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, attn: Mark Zimkind, tel. (212) 845-3287, fax (212) 616-7616 by 5:00 p.m., New York City time, on , 2008, the business day prior to the special meeting, your shares will not be converted. There is a nominal cost associated with this delivery process and the act of certificating the shares or electronically delivering them through the DTC’s system. The transfer agent will typically charge the tendering broker $45, and the broker may or may not pass this cost on to you.
If you elect conversion of your shares and later decide that you do not want to convert such shares, your bank or broker must make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the conversion. To be effective, withdrawals of shares previously submitted for conversion must be completed prior to the commencement of the special meeting.
Continental Stock Transfer & Trust Company can assist with this process. We urge stockholders who may wish to exercise their conversion rights to promptly contact the account executive at the organization holding their account to accomplish these additional procedures. If such stockholders fail to act promptly, they may be unable to timely satisfy the conversion requirements.
Q.	What happens to the Polaris warrants I hold if I vote against approval of the merger proposal and exercise my conversion rights?
A.	Properly exercising your conversion rights does not result in either the conversion or loss of your warrants. Your warrants will continue to be outstanding following the merger and the conversion of your Polaris common stock.
Q.	What if I object to the proposed merger? Do I have appraisal or dissenters’ rights?
A.	No appraisal or dissenters’ rights are available under the Delaware General Corporation Law, which we refer to as the DGCL, for the stockholders of Polaris in connection with the merger proposal.
Q.	What happens to the funds deposited in the trust account after consummation of the merger?
A.	Upon completion of the merger, Polaris stockholders who voted against the merger proposal and properly elected to exercise their conversion rights will receive their pro rata portion of the funds held in the trust account (net of taxes payable on the interest earned thereon and $ of interest earned on the trust account that has been released to Polaris as of , 2008), calculated as of the date that is two business days prior to the completion of the merger. The balance of the funds in the trust account will be released to Polaris to enable it to pay the deferred underwriting discounts and commissions from its initial public offering and expenses associated with its operations and this transaction. Remaining amounts will be used to finance the operations of HUGHES Telematics after the transaction is consummated.
Q.	What happens if the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal do not receive the necessary votes for approval?
A.	If any of the merger proposal, pre-closing certificate amendment proposal or the post-closing certificate amendment proposal do not receive the necessary votes for approval, then the remaining proposals, other than the adjournment proposal, will not be presented at the special meeting for approval, and if the adjournment proposal is approved the special meeting will be adjourned to a later date or dates to permit further solicitation and vote of proxies.
Q.	What happens if, even after adjournment, the merger is not consummated?
A.	If the merger is not consummated even after adjournment, Polaris’ certificate of incorporation will not be amended and Polaris will continue to search for a target business to acquire. However, Polaris will be liquidated if it does not consummate a business combination by January 11, 2010. If Polaris is unable to consummate an initial business combination and is liquidated and it expends all of the net proceeds of its initial public offering, other than the proceeds deposited in the trust account, and without taking into account interest, if any, earned on the trust account, net of income taxes payable on such interest and net of up to $1.8 million in interest income on the trust account balance that may be released to it to fund working capital requirements, the initial per-share liquidation price would be $ , or $ less than the per-unit offering price of $10.00. We cannot assure you that the actual per share liquidation price will not be less than $ . Furthermore, the outstanding warrants are not entitled to participate in a liquidating distribution and the warrants will therefore expire and become worthless if Polaris dissolves and liquidates before completing a business combination. Holders of Polaris common stock acquired prior to the initial public offering have waived any right to any liquidation distribution with respect to those shares.
Q.	If the merger is completed, what will happen to the Polaris common stock, units and warrants?
A.	The merger will have no effect on the Polaris common stock, units and warrants currently outstanding, except that (1) Polaris expects that they will trade on either the NASDAQ Global Market or the NASDAQ Capital Market instead of the American Stock Exchange upon consummation of the merger, and (2) the Polaris warrants will become exercisable upon the later of the completion of the merger or January 11, 2009.
Q.	When do you expect the proposal to be completed?
A.	Polaris expects that the transactions and actions contemplated in the proposals (other than the post-closing certificate amendment proposal) will be completed as promptly as practicable following the special meeting of stockholders to be held on , 2008. However, Polaris or HUGHES Telematics may terminate the merger agreement in certain circumstances even if stockholders approve the merger proposal. The post-closing certificate amendment proposal will be completed as soon as practicable after consummation of the merger.
Q.	What do I need to do now?
A.	Polaris urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the merger will affect you as a stockholder of Polaris. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.
Q.	Do I need to tender my shares?
A.	Only Polaris stockholders who vote against approval of the merger proposal and properly elect to have their shares converted into a pro rata share of the funds held in the trust account must deliver their shares to our stock transfer agent prior to the special meeting. Polaris public stockholders who vote in favor of the approval of the merger proposal, or who otherwise do not elect to have their shares converted should not deliver their shares now or after the merger, because their shares will not be converted or exchanged in connection with the merger.
Q.	Who is paying for this proxy solicitation?
A.	Polaris is soliciting the proxy represented by the enclosed proxy on behalf of its board of directors, and Polaris will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, Polaris’ chief executive officer and chairman of the board, and other officers or directors may solicit proxies by telephone or fax, each without receiving any additional compensation for his services. Polaris has requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of its common stock.
Q.	Who can help answer my questions?
A.	If you have questions about the merger or the other proposal or if you need additional copies of the proxy statement or the enclosed proxy card you should contact Polaris’ proxy solicitor:
Innisfree M&A Incorporated 501 Madison Avenue, 20th Floor New York, New York 10022 Stockholders call toll-free: (888) 750-5834 Banks and brokers call collect: (212) 750-5833

You may also contact Polaris at:

Polaris Acquisition Corp. 2200 Fletcher Avenue, 4th Floor Fort Lee, New Jersey 07024 Attn: Secretary Tel: (201) 242-3500
You may also obtain additional information about Polaris from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY

This summary is being provided with respect to each of the proposals. Although the merger is the primary reason for the calling of the special meeting of stockholders, the other proposals are important as well. This summary may not contain all of the information that is important to you. For a more complete description of the transactions contemplated by the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and the adjournment proposal, you should carefully read this entire proxy statement, including the attached annexes.

The Principal Parties

Polaris (see page 104)

Polaris was incorporated in Delaware on June 18, 2007, as a blank check company formed for the purpose of acquiring an operating business through a merger, capital stock exchange, asset acquisition or other similar business combination. On January 17, 2008, Polaris consummated the initial public offering of 15,000,000 of its units (“units”). Each unit consists of one share of common stock, $.0001 par value per share (“common stock”), and one warrant (“warrant”), to purchase one share of common stock at an exercise price of $7.00 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $150.0 million. Simultaneously with the consummation of the initial public offering, Polaris consummated the private sale (“private sale”) of 4,500,000 warrants (“insider warrants”) with an exercise price of $7.00 at a purchase price of $1.00 per insider warrant, generating total proceeds of $4.5 million. The insider warrants were purchased by Byron Business Ventures XX, LLC, an entity controlled by Marc V. Byron, Polaris’ Chairman of the Board and Chief Executive Officer, Praesumo Partners, LLC, an entity controlled by Lowell D. Kraff, Polaris’ President and a director of Polaris, Moore Holdings, LLC, an entity controlled by David L. Moore, a director of Polaris, Meritage Farms LLC and Cloobeck Companies, LLC, each a stockholder of Polaris, Granite Creek Partners, L.L.C., an entity controlled by Brian B. Boorstein, a director of Polaris, Roxbury Capital Group LLC Incentive Savings Plan, an entity controlled by Stuart I. Oran, a director of Polaris, and Alerion Equities, LLC and Odessa, LLC, each a stockholder of Polaris.

Polaris received net proceeds of approximately $143.4 million from its initial public offering and sale of the insider warrants. Of those net proceeds, approximately $6.8 million is attributable to the portion of the underwriters’ discounts and commissions which has been deferred until the consummation of a business combination. The net proceeds were deposited into a trust account and will be part of the funds distributed to Polaris’ public stockholders in the event it is unable to complete an initial business combination.

Polaris’ shares of common stock, warrants and units are listed on the American Stock Exchange under the symbols TKP, TKP.WS and TKP.U, respectively.

Polaris’ principal executive office is located at 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024, and its telephone number is (201) 242-3500.

HUGHES Telematics, Inc. (see page 70)

HUGHES Telematics is an automotive telematics services company that currently provides and is developing a suite of real-time automotive services and applications. These services and applications will be enabled through a hardware component that is factory-installed in new vehicles through multi-year contractual arrangements with automakers. In other instances, these services will be available through software provided by HUGHES Telematics that interfaces with compatible third-party hardware already installed by HUGHES Telematics’ automaker clients in certain vehicle models. HUGHES Telematics has contracts to be the telematics service provider in the United States to Chrysler LLC (“Chrysler”) and Mercedes-Benz USA, LLC (“Mercedes-Benz”) starting in 2009, and continues to market its telematics service to other automakers. Through Networkcar, Inc. (“Networkcar”), its wholly-owned subsidiary, HUGHES Telematics currently offers remote vehicle monitoring and other data services through after-market hardware that is purchased separately and installed on existing fleet vehicles.

HUGHES Telematics’ principal executive office is located at 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346, and its telephone number is (770) 391-6400.

The Merger (see page 38)

Polaris’ board of directors believes that HUGHES Telematics presents a unique opportunity for Polaris investors to participate in a growing technology and services company that is poised for significant recurring revenues and earnings.

Merger Consideration to HUGHES Telematics Stockholders (see page 52)

The transaction provides for a direct merger of HUGHES Telematics with and into Polaris. Under the terms of the merger agreement, in exchange for all of their common stock and options exercisable for common stock of HUGHES Telematics, the HUGHES Telematics stockholders will receive from Polaris, at the closing of the merger, an aggregate of 43,895,112 shares of Polaris common stock and the HUGHES Telematics optionholders will receive options exercisable for an aggregate of 1,618,981 shares of Polaris common stock, subject to certain adjustments. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.

The number of shares of Polaris common stock received by HUGHES Telematics stockholders at the closing of the merger will be subject to possible adjustments, including the issuance of up to 7,500,000 additional shares of Polaris common stock for the value of up to $75.0 million of additional equity raised by HUGHES Telematics prior to the closing of the merger, if any, and the issuance of additional shares of Polaris common stock for a shortfall in the net working capital of Polaris below $138.0 million at the closing of the merger.

Not including the earn-out shares, the merger consideration has an aggregate value of approximately $416.5 million based on the closing price of Polaris common stock on June 13, 2008, the last trading day before the announcement of the proposed merger, and $376.0 million based on the closing price of Polaris common stock on October 14, 2008.

Polaris and HUGHES Telematics plan to complete the merger as promptly as practicable after the special meeting, provided that:

•	Polaris stockholders have approved the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal;
•	holders of less than 30% of the shares of Polaris common stock issued in its initial public offering vote against the merger proposal and properly elect to have Polaris convert their shares for cash; and
•	the other conditions specified in the merger agreement described below under “The Merger Agreement — Conditions to the Completion of the Merger” have been satisfied or waived.

If Polaris stockholder approval has not been obtained at that time, or any other conditions have not been satisfied or waived, the merger will be completed promptly after Polaris stockholder approval is obtained or the remaining conditions are satisfied or waived. The merger agreement may be terminated if the closing of the merger has not occurred before the earlier of (1) April 15, 2009 or (2) 70 days after the date this proxy statement was distributed to Polaris stockholders.

A copy of the merger agreement is included as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. See the section entitled “The Merger Agreement.”

Merger-Related Agreements and Transactions (see page 64)

Shareholders’ Agreement

In connection with the merger agreement, Polaris, the initial stockholders of Polaris, and certain stockholders of HUGHES Telematics have agreed to enter into a shareholders’ agreement at the closing of the merger, pursuant to which (i) such HUGHES Telematics stockholders will accept certain restrictions on transfer of their shares of Polaris common stock received at the closing of the merger (including Polaris common stock underlying options received at the closing of the merger) for two years after the closing; (ii) the Polaris initial stockholders will accept certain restrictions on transfer of their shares of Polaris common stock for one year after the closing of the merger, (iii) such HUGHES Telematics stockholders will accept certain restrictions on transfer of their released earn-out shares and Polaris common stock underlying earn-out options, if any, (iv) the Polaris initial stockholders and such HUGHES Telematics stockholders receive certain registration rights for their shares of Polaris common stock, (v) the Polaris initial stockholders and the HUGHES Telematics stockholders agree on the composition of Polaris’ board of directors at the time of the closing of the merger and (vi) Polaris initial stockholders will be entitled to one representative on Polaris’ board of directors while (a) the earn-out shares and indemnity shares remain in escrow and (b) the initial stockholders hold at least 50% of the outstanding Polaris common stock held by them at the closing of the merger. See the section entitled “Agreements Related to the Merger — Shareholders’ Agreement.”

Escrow Agreement

Polaris and HUGHES Telematics have agreed to enter into a customary escrow agreement providing for the escrow of earn-out and indemnity shares issued to HUGHES Telematics stockholders at the closing of the merger. See the section entitled “Agreements Related to the Merger — Escrow Agreement.”

Polaris’ Board of Directors’ Recommendation (see page 33)

After careful consideration, Polaris’ board of directors has determined unanimously that the merger proposal is in the best interests of Polaris and its stockholders. Accordingly, Polaris’ board has unanimously approved and declared advisable the merger and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the merger proposal.

In negotiating and structuring the merger, Polaris’ board of directors reviewed various industry and financial data and considered the due diligence and evaluation materials provided by HUGHES Telematics in order to determine that the consideration to be paid in connection with the merger was reasonable. See the sections entitled “The Merger Proposal — Polaris’ Reasons for the Merger and Recommendation of the Polaris Board” and “The Merger Proposal — Recommendation.” On June 13, 2008, Duff & Phelps delivered to Polaris’ board of directors, its opinion that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by Polaris pursuant to the merger agreement was fair from a financial point of view to the holders of Polaris common stock. Duff & Phelps also opined that the fair market value of HUGHES Telematics is equal to at least 80% of the balance of Polaris’ trust account (excluding deferred underwriting discounts and commissions and taxes payable). See the section entitled “The Merger Proposal — Duff & Phelps Opinion.”

Polaris’ board of directors has determined unanimously that the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and adjournment proposal are in the best interests of Polaris and its stockholders. Accordingly, Polaris’ board has unanimously approved and declared advisable the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and the adjournment proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and the adjournment proposal.

Management Following the Merger (see page 112)

Board of Directors of Polaris Following the Merger

Upon completion of the merger, the board of directors of Polaris will be expanded to nine members, and the initial directors will include (i) Jeffrey A. Leddy, Andrew D. Africk, Matthew H. Nord,               , and           , or such other persons designated by Apollo prior to the closing of the merger (at least one of whom must be considered independent under the rules of the American Stock Exchange and NASDAQ), (ii) Marc V. Byron, or such other person designated by the board of directors of Polaris prior to the closing of the merger who is reasonably acceptable to Apollo and (iii)            and           , or such other persons mutually designated by Polaris’ board of directors and Apollo, each of whom the board of directors of Polaris has determined to be independent under the rules of the American Stock Exchange and NASDAQ. Because Apollo will beneficially own more than 50% of Polaris common stock following the merger, we will operate as a “controlled company” under applicable rules of both the American Stock Exchange and NASDAQ.

Executive Officers of Polaris Following the Merger.

Upon completion of the merger, the executive officers of Polaris will include Jeffrey A. Leddy as Chief Executive Officer, Erik J. Goldman as President, Craig J. Kaufmann as Vice President Finance and Treasurer, Robert C. Lewis as General Counsel and Secretary and Keith J. Schneider as President of Networkcar.

Interests of Polaris Directors and Officers in the Merger (see page 43)

In considering the recommendation of Polaris’ board of directors to vote “FOR” the merger proposal, you should be aware that members of Polaris’ board of directors may have interests different from or in addition to your interests as a stockholder. If the merger is approved, Marc V. Byron will continue to serve as a director of Polaris following the merger and will be compensated for such service. Additionally, if the merger is not approved and Polaris fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation and Polaris is therefore required to liquidate, the shares of common stock purchased by Polaris’ initial stockholders prior to Polaris’ initial public offering, and any warrants held by the initial stockholders, will be worthless because Polaris’ initial stockholders are not entitled to receive any of the net proceeds of Polaris’ initial public offering that may be distributed upon liquidation of Polaris. The table below shows the amount that the common stock and the warrants beneficially owned by the directors and officers of Polaris (and entities affiliated with Polaris’ officers and directors) would be worth upon consummation of the merger and the unrealized profit from such securities based on an assumed market price of the common stock and the warrants of Polaris of $    and $   , respectively.

	Common Stock				Warrants
	Beneficially Owned	Amount Paid	Value	Unrealized Profit	Beneficially Owned	Amount Paid	Value	Unrealized Profit
Marc. V. Byron	999,078	$6,661			900,000	$900,000
Lowell D. Kraff	999,078	$6,661			900,000	$900,000
David L. Moore	238,531	$1,590			360,000	$360,000
David F. Palmer	174,758	$1,165			0	$0
Jerry Stone	174,758	$1,165			0	$0
Brian B. Boorstein	61,565	$410			108,000	$108,000
Stuart I. Oran	43,565	$290			54,000	$54,000
Total	2,691,333	$17,942			2,322,000	$2,322,000

Other Matters to be Considered at the Special Meeting (see page 34)

Assuming the merger proposal is approved by Polaris stockholders, Polaris is seeking stockholder approval of the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal.

Polaris is seeking stockholder approval to adjourn the special meeting to a later date, or dates, in the event there are not sufficient votes at the time of the special meeting to approve the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal.

Appraisal Rights (see page 36)

Polaris stockholders do not have appraisal rights in connection with the merger under the DGCL.

U.S. Federal Income Tax Consequences of the Merger and Exercise of Conversion Rights (see page 50)

Polaris stockholders who do not properly exercise their conversion rights will continue to hold their Polaris shares and, as a result, are generally not expected to recognize any gain or loss for U.S. federal income tax purposes as result of the merger.

Polaris stockholders who properly exercise their conversion rights and terminate their interest in Polaris will be required to recognize gain or loss upon the exchange of their shares of common stock for cash. We urge you to consult your own tax advisors regarding your particular tax consequences.

For a description of the federal income tax consequences of the proper exercise of conversion rights, see the section entitled “The Merger Proposal — U.S. Federal Income Tax Consequences of the Merger.”

Anticipated Accounting Treatment (see page 50)

The merger will be accounted for as a reverse acquisition under the purchase method of accounting, with HUGHES Telematics being treated as the accounting acquirer. Consequently, HUGHES Telematics’ consolidated financial statements will become the historical financial statements of the registrant following consummation of the merger, with the transaction treated as a recapitalization of HUGHES Telematics.

Regulatory Matters (see page 50)

Polaris is required to file and deliver this proxy statement in connection with the special meeting of stockholders of Polaris under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). See the section entitled “The Merger Proposal — Regulatory Matters.”

Date, Time and Place of Special Meeting of Polaris Stockholders (see page 33)

The special meeting of the stockholders of Polaris will be held at            New York City time, on           , 2008, at         . A proposal to adjourn the special meeting to a later date or dates may be presented, if necessary, to permit further solicitation and vote of proxies, if, based upon the tabulated vote at the time of the special meeting, Polaris is not authorized to consummate the merger. See the section entitled “The Adjournment Proposal” for more information.

Voting Power; Record Date (see page 34)

Only stockholders of record at the close of business on         , 2008 will be entitled to vote at the special meeting. On this record date, there were 18,750,000 shares of common stock outstanding and entitled to vote at the special meeting. Each holder of common stock is entitled to one vote per share on each proposal on which such shares are entitled to vote at the special meeting. Holders of warrants are not entitled to voting rights with respect to their warrants at the special meeting.

Quorum and Vote of Polaris Stockholders (see page 35)

A quorum of stockholders is necessary to hold a valid special meeting. A quorum will be present if holders of at least a majority of the issued and outstanding shares entitled to vote are present in person or by proxy at the special meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

•	The approval of the merger proposal will require the affirmative vote by the holders of a majority of the shares of Polaris common stock (a) voted by the public stockholders present at the special meeting in person or by proxy and (b) outstanding as of the record date. If the holders of an aggregate of 30% or more of the shares issued in Polaris’ initial public offering vote against the merger proposal and properly elect to convert their shares into a pro rata portion of Polaris’ trust account, the remaining proposals, other than the adjournment proposal, will not be presented at the special meeting for approval.
•	The approval of the pre-closing certificate amendment proposal will require the affirmative vote by the holders of a majority of the shares of Polaris common stock outstanding as of the record date.
•	The approval of the post-closing certificate amendment proposal will require the affirmative vote by the holders of a majority of the shares of Polaris common stock outstanding as of the record date.
•	The approval of the adjournment proposal will require the majority vote of the voting power of the stockholders present or represented at the special meeting and entitled to vote.

If, following the date of this proxy statement, Polaris determines that the merger proposal may not receive sufficient votes at the special meeting for the merger to be consummated, Polaris, HUGHES Telematics and the initial stockholders and/or their affiliates may enter into negotiations for one or more transactions with existing stockholders or other third parties that would be designed to incentivize stockholders who have indicated, or are believed to have indicated, an intention to vote against the merger proposal to either vote in favor of, or to sell their shares to one or more parties who would vote in favor of, the merger proposal. There can be no certainty that any such transactions would in fact be sought to be negotiated or, if negotiations are commenced, would be consummated. If any such transactions are consummated, Polaris, Polaris’ executive officers and directors, the initial stockholders and any other applicable parties will promptly disclose such transactions by means of a supplement to this proxy statement and/or the filing of a Current Report on Form 8-K with the SEC and any other required filings.

Risk Factors (see page 11)

In evaluating the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and the adjournment proposal, you should carefully read this proxy statement and especially consider the factors discussed in the section entitled “Risk Factors.”

Summary Historical Consolidated Financial Information of HUGHES Telematics

The summary historical consolidated financial information of HUGHES Telematics set forth below is derived from the audited and unaudited consolidated financial statements of HUGHES Telematics included in this proxy statement. HUGHES Telematics’ summary historical consolidated balance sheet data as of December 31, 2007 and 2006, and historical summary consolidated statement of operations data for the year ended December 31, 2007 and for the period from January 9, 2006 (inception) to December 31, 2006 have been derived from HUGHES Telematics’ audited consolidated financial statements. The summary historical consolidated balance sheet data as of June 30, 2008 and the summary historical consolidated statement of operations data for the six months ended June 30, 2008 and 2007 have been derived from HUGHES Telematics’ unaudited consolidated financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of HUGHES Telematics’ financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

This information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HUGHES Telematics” and the consolidated financial statements and the notes thereto included elsewhere in this proxy statement.

	Six Months Ended June 30,		Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(In Thousands, Except Share Data)
Consolidated Statement of Operations Data:
Revenues	$12,975	$9,540	$20,352	$6,913
Loss from operations	(21,129)	(14,421)	(33,577)	(6,136)
Loss before income taxes	(24,251)	(14,544)	(34,535)	(6,104)
Net loss	(24,251)	(13,617)	(32,333)	(3,836)
Basic and diluted loss per share	(64.90)	(36.54)	(86.74)	(11.57)
Basic and diluted weighted average shares outstanding	373,680	372,680	372,768	331,688

	June 30, 2008	December 31,
		2007	2006
	(In Thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and short-term investments	$30,013	$22,017	$17,388
Restricted cash – current and noncurrent	11,487	997	997
Total assets	103,191	62,932	54,648
Series A Redeemable Preferred Stock	60,871	57,017	35,273
Long-term debt	45,784	—	—
Capital lease obligations – current and noncurrent	8,072	—	—
Total liabilities	131,287	75,795	50,398
Stockholders’ (deficit) equity	(28,096)	(12,863)	4,250

Summary Historical Financial Information of Polaris

The summary historical financial information of Polaris set forth below is derived from the audited and unaudited financial statements of Polaris included in this proxy statement. Polaris’ summary historical balance sheet data as of December 31, 2007, and historical summary statement of operations data for the period from June 18, 2007 (inception) to December 31, 2007, have been derived from Polaris’ audited financial statements. The summary historical balance sheet data as of June 30, 2008 and the summary historical statement of operations data for the six months ended June 30, 2008 have been derived from Polaris’ unaudited financial statements and, in the opinion of management, include all adjustments necessary for a fair presentation of Polaris’ financial position and results of operations as of the dates and for the periods indicated. The results for periods of less than a full year are not necessarily indicative of the results to be expected for any interim period or for a full year.

This information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaris” and the financial statements and the notes thereto included elsewhere in this proxy statement.

Balance Sheet Data:	June 30, 2008	December 31, 2007
Cash	$82,519	$12,801
Total assets	150,877,332	188,603
Total liabilities	7,149,674	164,276
Value of common stock subject to conversion ($10 per share)	44,999,990	$—
Stockholders’ equity	98,727,668	188,603

Statements of Operations:	June 18, 2007 (Inception) to December 31, 2007	June 18, 2007 (Inception) to June 30, 2007	Six Months Ended June 30, 2008	June 18, 2007 (Inception) to June 30, 2008
Revenue	$—	$—	$—	$—
Interest Income	389	—	1,325,155	1,325,544
Net Income (Loss)	(673)	(1,062)	322,640	321,967
Net income per share	—	—	0.02	0.03

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information set forth below is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement.

The following unaudited pro forma condensed combined statement of operations data presents the combined company’s results of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 assuming the merger occurred on January 1, 2007. The following unaudited pro forma condensed combined balance sheet data presents the combined company’s financial position assuming that the merger occurred on June 30, 2008. The unaudited pro forma condensed combined financial information does not purport to represent what the combined company’s results of operations or financial condition would actually have been had the merger in fact occurred as of such dates or to project the combined company’s results of operations for any future period or as of any future date.

This information should be read together with HUGHES Telematics’ and Polaris’s audited and unaudited financial statements and related notes, provided in the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HUGHES Telematics,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaris,” and other financial information included elsewhere in this proxy statement.

The unaudited pro forma condensed financial information has been prepared using two different levels of approval of the merger by the Polaris stockholders, as follows:

•	Assuming No Exercise of Conversion Rights: This presentation assumes that no Polaris stockholders properly exercise their conversion rights; and
•	Assuming Maximum Exercise of Conversion Rights: This presentation assumes that 29.99% of the Polaris stockholders properly exercise their conversion rights.

	Six Months Ended June 30, 2008		Year Ended December 31, 2007
	Assuming No Exercise of Conversion Rights	Assuming Maximum Exercise of Conversion Rights	Assuming No Exercise of Conversion Rights	Assuming Maximum Exercise of Conversion Rights
	(In Thousands, Except Share Data)
Pro Forma Statement of Operations Data:
Revenues	$12,975	$12,975	$20,352	$20,352
Loss from operations	(21,850)	(21,850)	(33,578)	(33,578)
Loss before income taxes	(22,095)	(22,492)	(32,725)	(32,725)
Net loss	(22,209)	(22,606)	(30,523)	(30,523)
Basic and diluted loss per share	(0.39)	(0.43)	(0.53)	(0.58)
Basic and diluted weighted average shares outstanding	57,255,345	52,755,346	57,255,345	52,755,346

	June 30, 2008
	Assuming No Exercise of Conversion Rights	Assuming Maximum Exercise of Conversion Rights
	(In Thousands)
Pro Forma Balance Sheet Data:
Cash and cash equivalents	$173,850	$128,850
Restricted cash	4,450	4,450
Total assets	240,319	195,319
Series A Redeemable Preferred Stock	—	—
Long-term debt	45,784	45,784
Capital lease obligations	8,072	8,072
Total liabilities	70,816	70,816
Stockholders’ (deficit) equity	169,503	124,503

See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Comparative Historical and Unaudited Pro Forma Per Share Information

The following tables set forth the per share data of Polaris and HUGHES Telematics on a stand-alone basis for the historical periods of the six months ended June 30, 2008 and the year ended December 31, 2007 and the unaudited pro forma combined per share ownership information of Polaris and HUGHES Telematics after giving effect to the merger, assuming (1) maximum approval, which assumes that no Polaris stockholders properly exercise their conversion rights, in one case, and (2) minimum approval, which assumes that 29.99% of Polaris stockholders properly exercise their conversion rights, in the other case. You should read this information in conjunction with the selected summary historical financial information included elsewhere in this proxy statement, and the historical financial statements of Polaris and HUGHES Telematics and related notes included elsewhere in this proxy statement. The unaudited pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Polaris and HUGHES Telematics would have been had the companies been combined during the periods presented.

	As of and for the Six Months Ended June 30, 2008
	Historical		Pro Forma Combined
	Polaris	HUGHES Telematics	Assuming No Exercise of Conversion Rights		Assuming Maximum Exercise of Conversion Rights
	(In Thousands, Except Share Data)
Basic and diluted earnings (loss) per share	$0.02	$(0.63)	$(0.39)		$(0.43)
Cash dividends declared per share	—	—	—		—
Book value	98,728	(28,096)	169,503		124,503
Book value per share	5.27	(0.73)	2.96		2.36
Shares outstanding following consummation of the merger	18,750,000	38,505,345 (1)	57,255,345	(1)	52,755,346	(1)

	As of and for the Year Ended December 31, 2007
	Historical		Pro Forma Combined
	Polaris	HUGHES Telematics	Assuming No Exercise of Conversion Rights		Assuming Maximum Exercise of Conversion Rights
	(In Thousands, Except Share Data)
Basic and diluted loss per share	$—	$(0.84)	$(0.53)		$(0.58)
Cash dividends declared per share	—	—	—		—
Book value	24	(12,863)	180,557		135,557
Book value per share	—	(0.33)	3.15		2.57
Shares outstanding following consummation of the merger	18,750,000	38,505,345 (1)	57,255,345	(1)	52,755,346	(1)

(1)	Excludes (i) an aggregate of 5,389,767 shares of Polaris common stock which will be issued to HUGHES Telematics stockholders and be placed in escrow for 15 months following closing to indemnify Polaris for the payment of indemnification claims that may be made by Polaris as a result of breaches of HUGHES Telematics’ covenants, representations and warranties in the merger agreement and (ii) the 27,968,436 earn-out shares which will be issued to HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to approve the merger proposal. As Polaris’ operations will be those of HUGHES Telematics upon consummation of the merger, a number of the following risk factors relate to the business and operations of HUGHES Telematics. Unless the context indicates otherwise, in this section prior to the merger, the terms “we,” “us” and “our” refer to Polaris and, following the consummation of the merger, such terms refer to the combined company, which will be renamed “             .”

Risks Related to Our Business Following the Merger with HUGHES Telematics

To date, HUGHES Telematics has only generated losses, which are expected to continue for the foreseeable future.

For the fiscal year ended December 31, 2007 and the six months ended June 30, 2008, HUGHES Telematics incurred approximately $32.3 million and $24.3 million, respectively, of net losses in connection with the development of its factory-installed hardware devices (the “telematics control unit” or “TCU”) and telematics system and the operations of its Networkcar subsidiary. HUGHES Telematics expects its net losses and its negative cash flow to continue for the foreseeable future as it completes the development of its telematics system, makes payments under its various contracts and begins to incur marketing costs associated with the launch of service in automotive manufacturer vehicles in mid-2009. We cannot assure you that HUGHES Telematics’ net losses and negative cash flow will not accelerate and surpass HUGHES Telematics’ expectations, potentially significantly, nor can we assure you that HUGHES Telematics will ever generate any net income or positive cash flow.

HUGHES Telematics is completing the development of its first generation telematics product installed in vehicles and has not yet generated any revenue from its service offerings for vehicles with factory-installed hardware.

To date, all of HUGHES Telematics’ revenues have been earned through the sale of Networkcar’s products and services, and no revenues have been generated from services enabled by HUGHES Telematics’ factory-installed telematics device. While the design of its TCU has been completed, HUGHES Telematics still needs to complete validation testing with the automakers with which it has strategic relationships. In addition, HUGHES Telematics needs to complete the development of certain of its operating systems before HUGHES Telematics can start commercial operation and generate revenues from its service offerings for vehicles with factory-installed hardware. Unless it successfully completes the development of these operating systems, HUGHES Telematics will not become profitable, and an investor will likely lose money on its investment. We cannot assure you that HUGHES Telematics will successfully complete, in a cost effective or timely manner, the development of operating systems that meet automakers’ specifications or that allow HUGHES Telematics to successfully generate revenue. If HUGHES Telematics fails to do so it will materially and negatively impact its business.

HUGHES Telematics’ key service agreements are with a small number of automakers and are subject to expiration.

HUGHES Telematics only has service agreements with Chrysler and Mercedes-Benz. If HUGHES Telematics were to lose one or both of these key relationships, its business and prospects would be materially harmed. HUGHES Telematics expects that even if it is successful in developing relationships with additional automakers, its future revenues will be derived from sources related to vehicles manufactured by a small number of automakers.

HUGHES Telematics’ current agreement with Chrysler is scheduled to expire on June 16, 2015. HUGHES Telematics’ current agreement with Mercedes-Benz is scheduled to expire on June 16, 2016. We cannot assure you that any of the automakers with which HUGHES Telematics has strategic relationships, including Mercedes-Benz or Chrysler, will extend or renew their contracts with HUGHES Telematics before or when they expire or that, if they are extended or renewed, they will be extended or renewed on the same terms or on terms that are as favorable to HUGHES Telematics as the existing contracts.

HUGHES Telematics must meet certain developmental milestones and provide certain levels of service upon product launch.

HUGHES Telematics’ agreements with each of Chrysler and Mercedes-Benz require it to meet certain developmental milestones and to maintain certain minimum service level standards. Each respective agreement may be terminated by Chrysler or Mercedes-Benz upon a material breach by HUGHES Telematics, including upon HUGHES Telematics’ failure to meet certain of the developmental milestones or to satisfy the required service levels. As HUGHES Telematics’ operating systems are still being tested and developed, HUGHES Telematics may not be able to meet the requirements or its obligations under the agreements. To the extent that HUGHES Telematics fails to meet its material obligations under either contract and a contract is terminated, HUGHES Telematics’ prospects would be severely impaired.

HUGHES Telematics’ projections are based on a number of estimates and assumptions that could prove to be materially inaccurate.

Since HUGHES Telematics has not yet launched its service offerings for vehicles with factory-installed hardware and is participating in a dynamic industry, some or all of the assumptions underlying its projections may prove to be materially inaccurate. For example, the HUGHES Telematics’ growth projections provided to Duff & Phelps are based in large part on estimates of (i) consumer and automaker adoption rates of telematics-related products and services estimated by industry analysts or experienced by automakers with current telematics service offerings and (ii) vehicle sales by the automakers with which HUGHES Telematics has strategic relationships. Estimated adoption rates are subject to a number of uncertainties, including, among others, pricing, privacy concerns and, for certain services, capabilities of competing products such as cell phones and other personal electronic devices. Estimated vehicle sales are also subject to a number of uncertainties, such as general economic conditions, availability of financing for automotive purchasers and competitive factors. Accordingly, HUGHES Telematics’ estimates of the size of the anticipated market or the potential demand for HUGHES Telematics’ services may turn out to be significantly inaccurate. In addition, HUGHES Telematics’ projected results are based on certain assumptions as to the cost of developing, manufacturing and distributing TCUs, as well as costs related to the provision of services, such as communications, sales, marketing, customer support, content and other costs. There can be no assurance that any of these assumptions will prove correct or that projected results will be achieved. Actual results may vary from projected results, and such variations may be material.

Competition for telematics service contracts with automakers is intense.

While HUGHES Telematics has entered into exclusive relationships with Chrysler and Mercedes-Benz, starting in 2009, to provide specified telematics services to new vehicles manufactured by these automakers for the United States market, competition for new contracts to provide services similar to HUGHES Telematics’ services is intense. HUGHES Telematics currently faces significant competition from other telematics service providers for new contracts with automakers and, once HUGHES Telematics’ services become available, increased competition in the telematics industry could eventually result in downward pricing pressure, reduced margins and the loss of market share.

Some of HUGHES Telematics’ current and potential competitors have established or may establish cooperative relationships among themselves or directly with automakers. Accordingly, it is possible that alliances among competitors or among automakers, particularly if they involve General Motors or OnStar, could have a negative impact on the ability of HUGHES Telematics to expand its automaker customer base. Certain of the current and potential competitors of HUGHES Telematics, including OnStar, also have significantly greater name recognition and financial, marketing, management and other resources than HUGHES Telematics does. They may be able to respond more quickly to changes in customer preferences or devote greater resources to developing and promoting their service offering. We cannot guarantee that HUGHES Telematics can maintain its competitive position against its current and potential competitors, especially those with greater financial, marketing, management and other resources than it will have.

Competition for subscribers could negatively affect HUGHES Telematics’ business.

Indirectly, certain of HUGHES Telematics’ services compete with services provided by wireless devices such as cellular telephones and carriers of mobile communications, as well as aftermarket telematics providers.

As wireless providers in the U.S. market complete their service build-out for location-based services, this competition may increase significantly or could jeopardize the commercial viability of certain of HUGHES Telematics’ services. Consumers may opt for certain services offered by wireless carriers, such as navigation, despite the scope of HUGHES Telematics’ service offerings, rather than those offered by HUGHES Telematics. In addition, starting in November 2009, while HUGHES Telematics will be the exclusive telematics service provider to Mercedes-Benz for all new Mercedes-Benz vehicles sold in the United States, it expects to have to compete with the incumbent service provider, ATX Group, Inc. (“ATX Group”) for legacy Mercedes-Benz customers. Though Mercedes-Benz supports HUGHES Telematics as the provider of choice for such legacy customers, there can be no assurance that HUGHES Telematics will be successful in converting such customers at the rates it expects or without incurring additional costs.

HUGHES Telematics has significant indebtedness, the terms of which limit the operation of HUGHES Telematics’ business, and a failure to generate significant cash flow could render it unable to service such obligations.

As of August 25, 2008, HUGHES Telematics had outstanding long-term indebtedness with an aggregate principal balance of approximately $67.5 million, consisting of $55.0 million of senior secured term indebtedness issued under a credit facility and a $12.5 million senior subordinated unsecured promissory note issued to Apollo. While HUGHES Telematics may elect to pay the interest accrued on the senior secured term indebtedness until March 31, 2010 and on the senior subordinated unsecured promissory note until the October 1, 2013 maturity date in kind (i.e., with such accrued interest being added to the outstanding principal balance of the term indebtedness), after March 31, 2010 and until the March 31, 2013 maturity date of the senior secured term indebtedness, the accrued interest must be paid in cash.

In addition, senior secured term indebtedness with an aggregate principal amount of $50.0 million bears variable interest at a rate equal to 11% plus the greater of the London Interbank Rate (“LIBOR”) or 3% (pursuant to an agreement with one of the senior secured note holders, the interest rate on senior secured term indebtedness with a principal amount of $5.0 million has a fixed interest rate of 14%). In the event that interest rates rise, the result would be higher interest costs for HUGHES Telematics. HUGHES Telematics’ ability to service this indebtedness will be dependent on its ability to generate cash from internal operations or raise equity sufficient to make required payments on such indebtedness. HUGHES Telematics’ business may not generate sufficient cash flow from operations and future borrowings may not be available to HUGHES Telematics under credit facilities in an amount sufficient to enable HUGHES Telematics to pay this indebtedness and fund operating and liquidity requirements. HUGHES Telematics may need to refinance all or a portion of this indebtedness on or before maturity; however, HUGHES Telematics may not be able to refinance any of this indebtedness on commercially reasonable terms, or at all.

Further, the credit facility contains restrictive covenants that will limit HUGHES Telematics ability to engage in activities that may be in its long-term best interests. The failure to comply with the covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of HUGHES Telematics’ outstanding indebtedness.

Substantially all of HUGHES Telematics’ assets are used to collateralize its credit facility.

HUGHES Telematics’ credit facility is secured by substantially all of its assets, including cash, inventory and accounts receivable. The credit agreement governing the credit facility contains various covenants that restrict HUGHES Telematics’ business. Noncompliance with any of the covenants without cure or waiver would constitute an event of default under the credit facility. Upon the occurrence of an event of the default under the credit facility, substantially all of the assets of HUGHES Telematics would be subject to liquidation by the creditors, which could result in no assets being left available to the stockholders.

HUGHES Telematics will have significant indebtedness following the merger and may have to raise additional capital to successfully carry out its business plan.

Assuming no Polaris stockholders properly elect to convert their Polaris common stock, it is estimated that through its merger with Polaris, HUGHES Telematics will receive net cash proceeds of up to approximately $     million, which will be used to fund HUGHES Telematics’ growth opportunities.

HUGHES Telematics, however, will retain significant indebtedness, including under its existing credit facility. HUGHES Telematics also may have to enter into new credit facilities, or possibly issue additional preferred or common stock, to finance its growth. If HUGHES Telematics has to issue additional equity, the stockholders of Polaris would be diluted. We cannot assure you that HUGHES Telematics will have access to financing on commercially reasonable terms, if at all.

HUGHES Telematics’ long development and sales cycle will place considerable demands on HUGHES Telematics’ resources and liquidity.

HUGHES Telematics expects that it will take several years from the date it commences negotiations with an automaker to the date it is able to collect fees for the provision of services. Negotiation with an automaker regarding a commercial arrangement for services to be offered in vehicles is a long and complicated process since these types of arrangements are complex and new to the automotive industry. Once a contract is executed, HUGHES Telematics’ TCU, if required by the contract, may need to be further developed or modified and will need to be tested to ensure that they or other systems properly operate with that automaker’s vehicle systems. Further, the manufacturing and installation schedule for the TCU must be coordinated to coincide with the automaker’s model development, manufacturing and release schedules. Even after vehicles with HUGHES Telematics’ factory-installed TCUs are released for sale, there may be a period of up to a year before HUGHES Telematics is able to collect fees for services provided to vehicle owners. This relatively long sales and development cycle will place considerable demands on HUGHES Telematics’ liquidity and capital resources for the foreseeable future.

HUGHES Telematics’ success depends on the success of the automakers with which it has strategic relationships.

HUGHES Telematics’ service offerings for vehicles with factory-installed hardware are necessarily tied to the success of the automakers with which it has strategic relationships. To the extent that these automakers decrease the volume of vehicles they manufacture for the domestic market, HUGHES Telematics will have a smaller addressable customer base. Importantly, HUGHES Telematics cannot control the decisions of the automakers with which it has strategic relationships with respect to how many vehicles they manufacture or what lines, if any, they cease manufacturing in the face of market pressures or internal financial demands. A significant decrease in actual production in the future by these automakers from that currently anticipated would cause HUGHES Telematics’ projected customer base to be smaller and could cause HUGHES Telematics’ projections to be inaccurate and may have a material and negative impact on HUGHES Telematics’ business.

HUGHES Telematics’ business and growth may be significantly impacted by events in the automotive industry in general and in the overall economy.

HUGHES Telematics’ business depends on the willingness of automakers to install HUGHES Telematics’ products in their vehicles. The business and the results of the automotive industry are tied to industry and general economic conditions. The number of vehicles sold industry-wide varies from year to year, and sales in the United States declined in the first six months of 2008 compared to the first six months of 2007. The automotive industry may be further negatively impacted by conditions such as increases in costs, government regulations, disruptions of supply, shortages of raw materials, labor disputes or by global and local economic conditions, including increases in the rate of unemployment, changes in consumer confidence levels, the availability of credit and the availability and cost of fuel. To the extent that an automaker with which HUGHES Telematics has a contract faces adverse conditions resulting in a decrease in production volume, HUGHES Telematics’ business may be negatively affected. To the extent that the automotive industry in general faces adverse conditions, automakers may be less willing to enter into contracts with HUGHES Telematics, which would have a negative impact on the growth of HUGHES Telematics’ business. Furthermore, economic conditions may cause subscribers to services offered by HUGHES Telematics to reduce or stop their use of such services, resulting in decreased revenues for HUGHES Telematics.

The failure of HUGHES Telematics’ services to perform at a high level could jeopardize its ability to retain existing strategic relationships with automakers or form new strategic relationships.

HUGHES Telematics’ ability to safeguard and strengthen the brand quality of the automakers with which it has strategic relationships is critical to maintaining key strategic relationships and its ultimate success. Supporting the brand quality of these automakers may become more challenging as it develops relationships with other automakers, including, potentially, those manufacturers with a greater percentage of vehicles below the luxury category. Promoting these automakers’ brands will depend largely on its ability to provide high quality services and consumer support, as well as the ability to provide custom solutions to these automakers’ telematics requirements. These activities are expensive, and HUGHES Telematics may not generate a corresponding increase in vehicles under service or revenues to justify these costs. If HUGHES Telematics fails to successfully safeguard the brand quality of the existing and prospective automaker with which it has or will have strategic relationships, its business and prospects will be harmed.

We cannot assure you that automakers will expand service offerings beyond traditional telematics services or do so at the rates HUGHES Telematics expects.

The continued rate of integration of telematics into vehicles, including both traditional safety and security features, such as those HUGHES Telematics currently expects to be its initial consumer service offerings, and future service offerings, such as diagnostics, navigation with integrated traffic, convenience services and infotainment, is subject to uncertainty. The uncertainty concerning the rate of integration of both traditional and future telematics services stems from a number of issues including:

•	the relative early stage of the industry itself;
•	uncertainties regarding the longer-term appeal of telematics services; and
•	competitive uncertainties, including whether current or future consumer products will materially alter the industry. Consumer products that are or could become direct competition for certain services include location-enabled cellular telephones; PDAs; navigation systems; factory-installed, in-vehicle communications and entertainment systems; and aftermarket telematics equipment.

As a result of these and other issues, automakers may limit the use of telematics services utilizing factory-installed devices to traditional safety and security services, or limit deployment of future services to select brands, models or pricing categories. If automakers do not integrate telematics programs into future automobiles, HUGHES Telematics’ business and prospects will be harmed and its commercial viability could be jeopardized.

Not all automakers should be regarded as prospects for strategic relationships, since some may resist outsourcing their telematics programs and others may not embrace HUGHES Telematics’ approach to telematics services.

Not all automakers will solicit the assistance of an outside service provider to perform the services component of their telematics programs and may decide instead to develop in-house telematics capabilities. If automakers in general, or potential automakers with which HUGHES Telematics is pursuing strategic relationships, in particular, conclude that the disadvantages of engaging a third-party service provider for assistance outweigh the advantages, HUGHES Telematics’ growth prospects will suffer. These automakers may resist using an outside telematics service provider such as HUGHES Telematics for a number of reasons, including:

•	the risks or perceived risks of providing third-party service providers with access to their proprietary technology or information;
•	a desire to retain control over all consumer-related functions;
•	concerns over the level of service to be expected from a third-party service provider and the ability to properly measure acceptable levels of service; and
•	a belief that the automaker maintains all of the necessary infrastructure, personnel, systems and other resources necessary to manage the program internally.

For those automakers that do outsource telematics, not all will ultimately embrace HUGHES Telematics’ approach to telematics services. As a result, not all automakers should be regarded as prospects for strategic relationships.

Failure of third-party vendors to support HUGHES Telematics’ efforts in a timely manner would delay the generation of revenues or could result in cancellation of HUGHES Telematics’ arrangements.

Although it is responsible for the design and related requirements of the TCU, HUGHES Telematics relies to a significant degree on the support and performance of third-party vendors in connection with the development and testing of the TCU, as well as the completion of the design, development, launch and operation of its telematics system. HUGHES Telematics will also rely on third parties to manufacture its TCU. A failure by any one of these vendors to perform its obligations to HUGHES Telematics in a timely or proper manner could result in a delay in the launch of HUGHES Telematics’ service, a breach of HUGHES Telematics’ obligations to automakers or could result in the termination of a contract with such an automaker, which would severely impair HUGHES Telematics’ prospects. In such an instance, HUGHES Telematics could also face material liabilities to the automakers in excess of insured amounts or the contractual indemnity of the vendor.

HUGHES Telematics’ business may be impaired if a third party infringes on HUGHES Telematics’ intellectual property rights.

Certain aspects of HUGHES Telematics’ service depend in part upon intellectual property that HUGHES Telematics has developed or will develop in the future. Monitoring infringement of intellectual property rights is difficult, and HUGHES Telematics cannot be certain that the steps it has taken will prevent unauthorized use of its intellectual property and technical know-how. If the intellectual property that HUGHES Telematics uses is not adequately protected, others will be permitted to and may duplicate its service without liability. In addition, others may challenge, invalidate or circumvent HUGHES Telematics’ intellectual property rights, patents or existing sublicenses. In addition, some of the know-how and technology HUGHES Telematics has developed and plans to develop will not be covered by United States patents. Trade secret protection and contractual agreements may not provide adequate protection if there is any unauthorized use or disclosure. Other parties may have patents or pending patent applications which will later mature into patents or inventions which may block HUGHES Telematics’ ability to provide some of its services. HUGHES Telematics may have to resort to litigation to enforce its rights under license agreements or to determine the scope and validity of other parties’ proprietary rights in the subject matter of those licenses. This activity may be expensive. Also, HUGHES Telematics may not succeed in any such litigation.

HUGHES Telematics may become involved in intellectual property or other disputes that could harm its business.

Third parties, including competitors, may already have patents on inventions, or may obtain patents on new inventions in the future, that could limit HUGHES Telematics’ ability to provide services in the future. Such third parties may claim that HUGHES Telematics’ products or services infringe their patent rights and assert claims against HUGHES Telematics. In addition, HUGHES Telematics has agreed in some of its contracts, and may in the future agree in other contracts, to indemnify third parties for any expenses or liabilities resulting from claimed infringements of the proprietary rights of third parties as it relates to the services HUGHES Telematics provides. HUGHES Telematics, or third parties that it is obligated to indemnify, may receive notifications alleging infringements of intellectual property rights relating to HUGHES Telematics’ business, the provision of its services or the products previously sold by it. If any infringement claim is successful against HUGHES Telematics, it may be required to pay substantial damages or it may need to seek and obtain a license of the other party’s intellectual property rights. HUGHES Telematics may be required to redesign those services that use the infringed technology. Moreover, HUGHES Telematics may be prohibited from selling, using or providing its services that use the challenged intellectual property.

Rapid technological changes could make HUGHES Telematics’ service less attractive.

The wireless industry is characterized by rapid technological change, frequent new product innovations, changes in customer requirements and expectations, and evolving industry standards. If HUGHES Telematics is unable to keep pace with these changes, its business may be harmed. Products using new technologies, or emerging industry standards, could make HUGHES Telematics’ technologies less attractive. In addition, HUGHES Telematics may face unforeseen problems when developing its services which could harm its business. Because HUGHES Telematics will depend on third parties to develop technologies used in key elements of its products, more advanced technologies which HUGHES Telematics may wish to use may not be available to it on reasonable terms or in a timely manner. Further, HUGHES Telematics’ competitors may have access to technologies not available to it, which may enable them to produce products of greater interest to consumers or automakers, or at a more competitive cost.

Systems failures or interruptions to HUGHES Telematics’ service may have a negative impact on its revenues, damage its reputation and decrease its ability to attract new customers to its service offering.

HUGHES Telematics’ ability to provide uninterrupted service and high quality customer support will depend on the efficient and uninterrupted operation of its computer and communications systems. The systems that HUGHES Telematics expects to use to integrate the various elements of automakers’ telematics programs and deliver its services will be complex and may contain undetected errors, especially when first introduced. These errors may not be discovered until after a vehicle model has been launched with HUGHES Telematics’ service offering, or consumers begin using the service. Any disruption of HUGHES Telematics’ services, computer systems or communications networks, or those of third parties that HUGHES Telematics relies on, could result in the inability of consumers to receive its services for an indeterminate period of time which could cause HUGHES Telematics to lose automakers’ confidence or revenue, or to face litigation. If HUGHES Telematics experiences frequent or persistent systems failures, its business and prospects may be irreparably harmed.

HUGHES Telematics may be exposed to potential liability for actual or perceived failure to provide required services.

Because consumers subscribing to HUGHES Telematics’ safety and security services rely on HUGHES Telematics in emergency situations, HUGHES Telematics may be exposed to potential claims for damages, including special or consequential damages, as a result of an actual or perceived failure of its safety and security services. HUGHES Telematics’ failure or inability to meet a driver’s expectations in the performance of its services, or to do so in the time frame required by the driver, regardless of responsibility for such failure, could result in liability against HUGHES Telematics, harm to HUGHES Telematics’ business or reputation and/or discourage other automakers from integrating telematics into future vehicles or from engaging HUGHES Telematics to provide telematics services.

HUGHES Telematics’ expected future growth will place a significant strain on its management, systems and resources.

HUGHES Telematics was formed in January 2006 and has grown quickly. In order to execute its business strategy, HUGHES Telematics will continue to experience significant growth which will place a significant strain on its systems, processes, resources, management and other infrastructure and support mechanisms. To manage the anticipated growth of its operations, HUGHES Telematics will be required to:

•	improve existing and implement new operational, financial and management information controls, reporting systems and procedures;
•	establish relationships with additional vendors, suppliers and strategic partners and maintain existing relationships; and
•	hire, train, manage and retain additional personnel.

To the extent HUGHES Telematics is unable to assemble the personnel, controls, systems, procedures and relationships necessary to manage its future growth, if any, management resources may be diverted and HUGHES Telematics’ opportunity for success may be limited.

Regulations concerning consumer privacy may adversely affect HUGHES Telematics’ business.

Certain technologies that HUGHES Telematics currently supports, or may in the future support, are capable of collecting personally-identifiable information and vehicle-specific information such as performance data and error codes. Vehicle-specific information may also reveal personally-identifiable information.

HUGHES Telematics anticipates that as telematics programs continue to develop in the future, it will be possible to collect or monitor substantially more of this kind of information. A growing body of laws designed to protect the privacy of personally-identifiable information, as well as to protect against its misuse, and the judicial interpretations of such laws, may adversely affect the growth of HUGHES Telematics’ business. In the United States, these laws could include the Federal Trade Commission Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act and the Gramm-Leach Bliley Act, as well as various state laws and related regulations. In addition, certain governmental agencies, like the Federal Trade Commission, have the authority to protect against the misuse of consumer information by targeting companies that collect, disseminate or maintain personal information in an unfair or deceptive manner. In particular, such laws could limit HUGHES Telematics’ ability to collect information related to users of its services, to store or process that information in what would otherwise be the most efficient manner, or to commercialize new services based on new technologies. The evolving nature of all of these laws and regulations, as well as the evolving nature of various governmental bodies’ enforcement efforts, and the possibility of new laws in this area, may adversely affect HUGHES Telematics’ ability to collect and disseminate or share certain information about consumers and may negatively affect the ability of automakers or dealers to make use of that information. If HUGHES Telematics fails to successfully comply with applicable regulations in this area, its business and prospects could be harmed.

Consumer avoidance of services which collect, store or use personally-identifiable data could adversely affect HUGHES Telematics’ business.

Consumer sentiment regarding privacy issues is constantly evolving. Such consumer sentiment may affect the buying public’s interest in HUGHES Telematics’ current or future service offerings. In some cases, consumer groups and individual consumers have already begun to vigorously lobby against, or otherwise express significant concern over, the collection, storage and/or use of personally-identifiable information. Accordingly, privacy concerns of consumers may influence automakers to refrain from adopting telematics programs, especially those which involve more robust programs, which could in turn harm the overall telematics industry or, depending on HUGHES Telematics’ programs, its prospects. Moreover, strong consumer attitudes often precipitate new regulations like the ones described above. If HUGHES Telematics fails to successfully monitor and consider the privacy concerns of consumers, its business and prospects would be harmed.

The inability of HUGHES Telematics to identify, hire and retain qualified personnel will adversely affect its business.

HUGHES Telematics’ continued success will depend to a significant extent upon the performance and contributions of its senior management and upon its ability to attract, motivate and retain highly qualified employees. HUGHES Telematics is dependent upon key senior management to effectively manage HUGHES Telematics’ business in a highly competitive environment. If one or more of the HUGHES Telematics’ key officers joins a competitor or forms a competing company, HUGHES Telematics may experience material interruptions in product development, delays in bringing products to market, difficulties in its relationships with automakers, suppliers and customers and loss of additional personnel, which could significantly harm its business, financial condition and operating results.

Additionally, failure to continue to attract and retain qualified management personnel could adversely affect HUGHES Telematics’ business and projected growth. HUGHES Telematics competes to hire new employees, and then must train them and develop their skills and competencies. HUGHES Telematics’ operating results could be adversely affected by increased costs due to increased competition for employees, higher employee turnover or increased employee benefit costs. Any unplanned turnover could deplete HUGHES Telematics’ institutional knowledge base and erode its competitive advantage.

Investors evaluating the proposals described in this proxy statement will not have, prior to the special meeting, certain information relating to compensation arrangements for the officers, directors and employees of the combined company.

Significant compensation decisions will be made by Polaris’ board of directors and compensation committee after the merger. While it is generally anticipated that HUGHES Telematics’ current officers and employees will continue in the same or substantially the same capacities with HUGHES Telematics after the merger, none of them has entered into or is entering into an employment agreement in connection with the merger. Accordingly, their compensation arrangements will be subject to review and change from time to time, including in the near term, by the board of Polaris and its compensation committee following the merger. Although the board of directors and compensation committee will have a fiduciary duty to make fair and reasonable compensation decisions, future compensation arrangements cannot be currently quantified and therefore investors must recognize the presently indeterminate nature of this factor in their economic analysis of the merger and the related proposals discussed in this proxy statement.

HUGHES Telematics is a private company. Fulfilling our obligations as a public company after completing the merger will be expensive and time consuming.

HUGHES Telematics is a private company and is not required to prepare or file periodic and other reports with the SEC under the applicable U.S. federal securities laws or to comply with the requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Although HUGHES Telematics has maintained a relatively small finance and accounting staff and HUGHES Telematics has maintained disclosure controls and procedures and internal control over financial reporting as required under the U.S. federal securities laws with respect to its activities, neither HUGHES Telematics nor we were required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as required with respect to a public company with substantial operations.

Under the Sarbanes-Oxley Act and the related rules and regulations of the SEC, as well as the rules of the American Stock Exchange and NASDAQ, we will be required to implement additional corporate governance practices and to adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations will require significant time and resources from our management and our finance and accounting staff and will increase our legal, insurance and financial compliance costs. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. As a result of the increased costs associated with being a public company, our operating income as a percentage of revenue is likely to be lower.

We must comply with Section 404 of the Sarbanes-Oxley Act in a relatively short timeframe, which will require us to document and test our internal controls over financial reporting for fiscal 2009 and beyond. Any delays or difficulty in satisfying these requirements could adversely affect our future results of operations and stock price.

Section 404 of the Sarbanes-Oxley Act requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting beginning with the fiscal year ending December 31, 2009. We will also be required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year ending December 31, 2009 and subsequent years. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our stock price. We may also incur significant costs to comply with these requirements.

We may in the future discover areas of internal controls over financial reporting that need improvement. There can be no assurance that remedial measures will result in adequate internal controls over financial processes and reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 of the Sarbanes-Oxley Act could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

Risks Related to Our Organization and Structure Following the Merger with HUGHES Telematics

The voting power of our shares will be concentrated in the hands of HUGHES Telematics stockholders, with a majority of the voting power beneficially owned by Apollo.

Immediately after the closing of the merger and subject to certain adjustments, HUGHES Telematics stockholders will beneficially own shares of our common stock which collectively represent approximately 79% of our voting power. If all warrants held by Polaris stockholders are exercised, the concentration of voting power in the hands of HUGHES Telematics stockholders will decrease to approximately 65% (assuming no exercise of options held by HUGHES Telematics optionholders and no Polaris stockholders elect to convert their shares for cash).

In addition, upon the closing of the merger, Polaris, the Polaris initial stockholders and certain HUGHES Telematics stockholders, including Apollo, will enter into a shareholders’ agreement. The parties to the shareholders’ agreement have agreed that the initial post-closing board of directors will be comprised of (i) Jeffrey A. Leddy, Andrew D. Africk, Matthew H. Nord,           ,            and           , or such other persons designated by Apollo prior to the closing of the merger (at least one of whom must be considered independent under the rules of the American Stock Exchange and NASDAQ), (ii) Marc V. Byron, or such other person designated by the board of directors of Polaris prior to the closing of the merger who is reasonably acceptable to Apollo and (iii)            and           , or such other persons mutually designated by Polaris’ board of directors and Apollo, each of whom the board of directors of Polaris has determined to be independent under the rules of the American Stock Exchange and NASDAQ. Accordingly, Apollo will have significant control over the combined company after the merger. There is a risk that the interests of Apollo and these directors will not be consistent with the interests of our other stockholders. A more complete description of the shareholders’ agreement can be found below under “Agreements Related to the Merger — Shareholders’ Agreement.”

Because of their board representation and control of approximately 79% of our voting power immediately after the closing of the merger, HUGHES Telematics stockholders, including Apollo, which shall control approximately 67% of the total voting power, will be able to exert considerable influence and control over the combined company and the outcome of all matters requiring stockholder approval. Apollo may be able to cause, prevent or delay a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. In addition, because Apollo may substantially determine the outcome of a stockholder vote, it could deprive stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and that voting control could ultimately affect the market price of our common stock.

We will be a “controlled company” within the meaning of both the American Stock Exchange and NASDAQ corporate governance standards, and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

After the completion of the merger, Apollo will own more than 50% of the total voting power of our common stock and we will be a “controlled company” under both the American Stock Exchange and NASDAQ corporate governance standards. As a controlled company, certain exemptions under both the American Stock Exchange and NASDAQ standards will free us from the obligation to comply with certain American Stock Exchange and NASDAQ corporate governance requirements, respectively, including the requirement to maintain a majority of independent directors on our board of directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors. As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of the American Stock Exchange and NASDAQ corporate governance requirements.

Risks Related to the Merger with HUGHES Telematics

If the benefits of the merger do not meet the expectations of the marketplace, investors, financial analysts or industry analysts, the market price of Polaris’ securities may decline.

The market price of our common stock may decline as a result of the merger if HUGHES Telematics does not perform as expected or if we do not otherwise achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, the marketplace, investors, financial analysts or industry analysts. Accordingly, investors may experience a loss as a result of a decreasing stock price, and we may not be able to raise future capital, if necessary, in the equity markets.

Our current directors either directly or beneficially own shares of common stock and warrants and have other interests in the merger that are different from and in addition to yours.

In transactions occurring in June 2007, our initial stockholders purchased 5,175,000 shares of Polaris common stock for an aggregate purchase price of $25,000 and contributed 862,500 of these shares back to us in January 2008. Because the underwriters did not exercise their over-allotment option in Polaris’ initial public offering, our initial stockholders also forfeited an aggregate of 562,500 shares of Polaris common stock in April 2008.

In a private placement concurrent with Polaris’ initial public offering, our initial stockholders, including our officers and directors, purchased an aggregate of 4,500,000 insider warrants with an exercise price of $7.00 at a purchase price of $1.00 per warrant (for a purchase price of $4.5 million in the aggregate).

In light of the amount of consideration paid, our initial stockholders will likely benefit from the consummation of the merger, even if the merger causes the market price of our securities to significantly decrease. Furthermore, the $4.5 million purchase price of the 4,500,000 insider warrants will be included in the funds that are distributed to our public stockholders in the event of our dissolution and liquidation. This may influence their motivation for promoting the merger and/or soliciting proxies for the approval of the merger proposal. Our initial stockholders’ common stock and warrants had an aggregate market value (without taking into account any discount due to the restricted nature of such securities) of $     based on the closing sale prices of $     and $    , respectively, on the American Stock Exchange on         , 2008. These securities are subject to lock-up agreements and, subject to certain exceptions, the common stock may not be sold, assigned or transferred until at least one year after we consummate a business combination and the warrants may not be sold, assigned or transferred until at least 45 days after the closing of the merger, and our initial stockholders have waived any rights to receive any liquidation proceeds that may be distributed upon our liquidation in respect of shares they acquired prior to our initial public offering (their “initial shares”). Therefore, if the merger proposal is not approved and we are required to commence proceedings to dissolve and liquidate, the shares and warrants held directly or beneficially by our initial stockholders will be worthless.

In particular, in considering the recommendation of Polaris’ board of directors elsewhere in this proxy statement to vote “FOR” the merger proposal, you should also be aware that (i) if the merger is not approved and Polaris fails to consummate an alternative transaction within the time allotted, the shares of common stock issued prior to Polaris’ initial public offering and warrants held by Polaris’ directors will be worthless because Polaris’ directors are not entitled to receive any of the net proceeds of Polaris’ initial public offering that may be distributed upon liquidation of Polaris (except with respect to shares purchased in the open market). Polaris’ initial stockholders acquired shares of Polaris common stock prior to its initial public offering at a price per share of $0.006. Polaris’ initial stockholders will therefore also benefit if the merger is approved. For example, the units and the warrants purchased by the initial stockholders of Polaris prior to Polaris’ initial public offering in the aggregate would be worth $     and $    , respectively, upon consummation of the merger and the unrealized profit from such securities would be $     and $    , respectively (in each case, based on an assumed market price of the units and the warrants of Polaris of $     and $    , respectively).

Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to the initial stockholders’ common stock acquired prior to our initial public offering. We will pay the costs of liquidation from our remaining assets outside of the trust account. If such funds are insufficient, Marc V. Byron and Lowell D. Kraff have agreed to advance us the funds necessary to complete such liquidation (currently anticipated to be no more than approximately $15,000) and have agreed not to seek repayment for such expenses.

In addition, our initial stockholders, officers, directors or their affiliates may be reimbursed for any out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying, investigating and consummating our initial business combination. If a business combination is not consummated, our officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the interest income on the trust account available to us for working capital purposes (up to an aggregate of $1.8 million). On the other hand, if we complete a business combination within the required time frame, those expenses will be repaid by Polaris without limitation. Consequently, our officers and directors may have an incentive to approve and complete a business combination other than just what is in the best interest of our stockholders.

The price of our common stock after the merger may be less than what you originally paid for your shares of common stock prior to the merger.

The market price of Polaris common stock may decline as a result of the merger if:

•	the market for common shares of companies in the telematics’ industry is volatile;
•	HUGHES Telematics does not perform as expected;
•	market conditions in the telematics industry fluctuate;
•	Polaris does not achieve the perceived benefits of the merger as rapidly as, or to the extent anticipated by, financial or industry analysts;
•	the effect of the merger on Polaris’ financial results is not consistent with the expectations of financial or industry analysts; or
•	there is a change in the general state of the capital markets.

Accordingly, investors may experience a loss as a result of a decreasing stock price, and Polaris may not be able to raise future capital, if necessary, in the equity markets or through other financing.

We expect to incur significant costs associated with the merger, whether or not the merger is completed, which will reduce the amount of cash otherwise available for other corporate purposes.

We expect to incur significant costs associated with the merger, whether or not the merger is completed. These costs will reduce the amount of cash otherwise available for other corporate purposes. There is no assurance that the actual costs will not exceed our estimates. There is no assurance that the significant costs associated with the merger will prove to be justified in light of the benefit ultimately realized.

If the merger with HUGHES Telematics is not completed, we may have insufficient time or funds to complete an alternate business combination and may be forced to liquidate. Holders of our common stock and warrants may incur losses.

Pursuant to our certificate of incorporation, among other things, we must complete a business combination with a target business having a fair market value of at least 80% of our net assets at the time of acquisition (less the deferred underwriting discount and commissions of approximately $6.8 million and taxes payable) by January 11, 2010. If we fail to consummate a business combination within the required time frame, we will, in accordance with our certificate of incorporation, dissolve, liquidate and wind up. If the merger proposal is not approved by our stockholders or if 30% or more of the holders of Polaris common stock issued in our initial public offering vote against the merger and properly exercise their conversion rights, we will not complete the merger and may not be able to consummate an alternate business combination within the required time frame, either due to insufficient time or insufficient operating funds. In any liquidation the amount held in the trust account, inclusive of any interest, plus any remaining net assets (subject to our obligations under Delaware law to provide for claims of creditors as described below), will be distributed on a pro rata basis to the holders of Polaris common stock issued in our initial public offering. Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to their initial shares. There will be no distribution from the trust account with respect to our warrants.

If we dissolve and liquidate before we consummate a business combination and distribute the trust account, our public stockholders will receive less than the unit offering price in our initial public offering of $10.00 and our warrants will expire and become worthless.

If we are forced to dissolve and liquidate, payments from the trust account to our public stockholders may be delayed.

If we neither consummate the merger with HUGHES Telematics nor consummate any other business combination by January 11, 2010, we anticipate notifying the trustee of the trust account to begin liquidating such assets promptly after such date and anticipate it will take no more than 10 business days to effectuate such distribution.

We currently expect that the costs associated with the implementation and completion of the plan of dissolution and liquidation will be no more than approximately $15,000. We will pay the costs of liquidation from our remaining assets outside of the trust fund. If such funds are insufficient, Marc V. Byron and Lowell D. Kraff have agreed to advance us the funds necessary to complete such dissolution and/or liquidation and have agreed not to seek repayment of such expenses; however, there is no guarantee that the assets of Messrs. Byron and Kraft will be sufficient to satisfy our dissolution and/or liquidation expenses.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete an initial business combination by January 11, 2010, our corporate existence will cease except for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the Delaware General Corporation Law, in which case we will as promptly as practicable thereafter approve a plan of distribution in accordance with Section 281(b) of the Delaware General Corporation Law. Section 278 provides that our existence will continue for at least three years after its expiration for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and of enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized. Our existence will continue automatically even beyond the three-year period for the purpose of completing the prosecution or defense of suits begun prior to the expiration of the three-year period, until such time as any judgments, orders or decrees resulting from such suits are fully executed. Section 281(b) will require us to pay or make reasonable provision for all then-existing claims and obligations, including all contingent, conditional, or unmatured contractual claims known to us, and to make such provision as will be reasonably likely to be sufficient to provide compensation for any then-pending claims and for claims that have not been made known to us or that have not arisen but that, based on facts known to us at the time, are likely to arise or to become known to us within 10 years after the date of dissolution. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. However, because we are a blank check company, rather than an operating company, and our operations have been and will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors that we engage (such as accountants, lawyers, investment bankers, etc.) and potential target businesses. We have attempted to have HUGHES Telematics and all vendors that we have engaged since the consummation of our initial public offering and intend to have all vendors that we engage until the completion of our initial business combination execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account. Accordingly, we believe the claims that could be made against us should be limited, thereby lessening the likelihood that any claim would result in any liability extending to the trust. However, we cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of the date of distribution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders promptly after January 11, 2010 in the event we do not consummate a business combination, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our ability to request indemnification from HUGHES Telematics stockholders for damages arising out of the merger is limited.

At the closing of the merger, 5,389,767 shares, or 7.5% of the Polaris common stock to be issued to HUGHES Telematics stockholders (including 7.5% of the earn-out shares), will be deposited into escrow as the sole remedy for the obligation of HUGHES Telematics stockholders to indemnify and hold us harmless for any damages, whether as a result of any third-party claim or otherwise, and by reason of, arising out of or resulting from the breach of representations and warranties and agreements and covenants of HUGHES Telematics. We may only assert claims for indemnification once the damages exceed $2.0 million in the aggregate, in which event the amount payable will include this $2.0 million and all additional and future amounts that become payable. Accordingly, it is possible that we will not be entitled to indemnification even if HUGHES Telematics is found to have breached its representations, warranties, agreements and covenants contained in the merger agreement and other transaction documents if such breach would only result in damages to us of less than $2.0 million.

Further, except in case of fraud, willful misrepresentation or intentional breach, our sole remedy for damages will be the shares of Polaris common stock held in escrow at the time of payment. At the closing of the merger, these escrowed shares will consist of (x) 3,292,137 shares of Polaris common stock, which will be released 15 months after the closing of the merger and (y) 2,097,630 of the 27,968,436 earn-out shares, divided into three tranches, which will be released to HUGHES Telematics stockholders upon the achievement of specified price targets over the five-year period following the closing of the merger. Accordingly, it is possible that we will not be entitled to full indemnification even if HUGHES Telematics is found to have breached its representations, warranties, agreements and covenants contained in the merger agreement and other transaction documents to the extent such breach results in damages in excess of the value of shares of Polaris common stock held in escrow at the time of payment.

The pro forma financial statements are not necessarily indicative of the financial position or results of operations of HUGHES Telematics.

The pro forma financial statements contained in this proxy statement are not an indicator of HUGHES Telematics’ financial condition or results of operations following the merger. The pro forma financial statements have been derived from the historical financial statements of HUGHES Telematics and Polaris and many adjustments and assumptions have been made regarding HUGHES Telematics after giving effect to the merger. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. As a result, the actual financial condition and results of operations of HUGHES Telematics following the merger may not be consistent with, or evident from, these pro forma financial statements.

If Polaris stockholders fail to vote or abstain from voting on the merger proposal, they may not exercise their conversion rights to convert their shares of Polaris common stock into a pro rata portion of the trust account as of the record date.

Polaris stockholders holding shares of Polaris common stock issued in our initial public offering who affirmatively vote against the merger proposal may elect that we convert their shares into a pro rata portion of the trust account calculated as of two business days prior to the completion of the merger. An eligible stockholder may request conversion at any time after the mailing to our stockholders of the proxy statement and prior to the vote taken with respect to the proposed merger with HUGHES Telematics at the special meeting of stockholders. Polaris stockholders who seek to exercise this conversion right must affirmatively vote against the merger and properly deliver their shares to Polaris’ stock transfer agent by 5:00 p.m., New York City time, on         , 2008, the business day prior to the special meeting. Any Polaris stockholder who fails to vote (including where shares are broker “non-voted,” as described below) or who abstains from voting on the merger proposal may not exercise his conversion rights and will not receive a pro rata portion of the trust account for conversion, calculated as of two business days prior to the consummation of the merger, of his shares.

Our working capital will be reduced if Polaris stockholders exercise their right to convert their shares into cash. This would reduce our cash reserve after the merger.

Pursuant to our certificate of incorporation, holders of shares issued in our initial public offering may vote against the merger and elect that we convert their shares into a pro rata share of the trust account calculated as of two business days prior to the consummation of the merger. We will not consummate the merger if 30% or more of the shares of Polaris common stock that were issued in our initial public offering vote against the merger proposal and properly exercise their conversion rights. To the extent the merger is consummated and up to, but less than, 30% of holders have properly elected to convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger. Additionally, if holders properly elect to convert their shares, there may be a corresponding reduction in the value of each share of common stock of the combined company. As of         , 2008, the record date, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to our stockholders upon the exercise of their conversion rights is approximately $    , or approximately 29.99% of the funds then held in the trust account. Any payment upon exercise of conversion rights will reduce our cash after the merger. As a company in the early stage of its growth and development, the combined company will require significant capital to grow and eventually become profitable and may require additional sources of capital to the extent that funds disbursed to our stockholders upon the exercise of their conversion rights result in working capital shortfalls.

We will be required to issue additional shares of Polaris common stock to the HUGHES Telematics stockholders if our net working capital at closing falls below $138.0 million or if HUGHES Telematics raises additional equity prior to closing.

The merger agreement requires us to issue additional shares of Polaris common stock at the closing of the merger to HUGHES Telematics stockholders if our net working capital (not including any liability to Polaris stockholders who have properly elected to convert their shares into cash) falls below $138.0 million at closing. The number of Polaris shares issued will equal the working capital shortfall amount divided by $10.00. We do not expect to have a working capital shortfall at closing; however, such a shortfall may arise if, prior to closing, we incur significant, unexpected expenses or if the investments in the trust account do not perform as they have to date. We will also be required to issue at the closing of the merger up to 7,500,000 additional shares of Polaris common stock for the value of up to $75.0 million of additional equity raised by HUGHES Telematics prior to the closing of the merger, if any. The issuance of such additional shares of Polaris common stock will dilute your ownership interest in the combined company.

Our issuance of preferred stock could adversely affect our common stockholders.

If the pre-closing certificate amendment proposal is approved at the special meeting, our amended and restated certificate of incorporation will be amended to authorize the issuance of additional shares of preferred stock with such voting rights, full or limited, and such designations, preferences and relative, participating, optional or special rights and such qualifications, limitations or restrictions as may be determined from time to time by our board of directors. Accordingly, our board of directors will be empowered, without stockholder approval, to issue greater amounts of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of the holders of Polaris common stock. In the event of issuance, the preferred stock could be used as a method of discouraging, delaying or preventing a change in control of the combined company, which could have the effect of discouraging bids for the combined company and thereby potentially prevent stockholders from receiving the maximum value for their shares. Our board of directors is currently authorized to issue 1,000,000 shares of blank check preferred stock and if the pre-closing certificate amendment proposal is approved at the special meeting, there will be 10,000,000 shares of preferred stock available for designation.

Risks Related to Our Securities

A substantial number of shares of Polaris common stock will be issued in the future as a result of the merger and will become eligible for future resale in the public market after the merger, which will result in substantial dilution and could have an adverse effect on the market price of those shares.

We expect that 71,863,548 shares of Polaris common stock, including the earn-out shares, and options exercisable for 2,650,538 shares of Polaris common stock, including the earn-out options, will be issued in connection with the merger at the closing. Upon consummation of the merger, there will be 90,613,548 shares of our common stock outstanding, assuming no election of conversion of shares by Polaris’ public stockholders, and warrants and options outstanding to purchase an additional 22,150,538 shares of Polaris common stock. Immediately after giving effect to the merger and excluding the earn-out shares and shares issuable upon the exercise of outstanding warrants and options, HUGHES Telematics stockholders will, collectively, own approximately 70% of the outstanding Polaris common stock. Polaris’ existing stockholders would own approximately 30% of the outstanding Polaris common stock.

Three equal tranches comprised of an aggregate of 27,968,436 earn-out shares of Polaris common stock will be issued into escrow upon consummation of the merger and will be released to HUGHES Telematics stockholders if the trading price of Polaris common stock equals or exceeds $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger. Additionally, earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock, which will be divided into three equal tranches, will be issued to HUGHES Telematics optionholders upon consummation of the merger. The earn-out options in each tranche will not be exercisable by HUGHES Telematics optionholders until after the specified price targets of $20.00, $24.50 and $30.50 have been met within certain measurement periods over the five-year period following the closing of the merger. While the earn-out shares are held in escrow, HUGHES Telematics stockholders may vote the shares without restriction on any matters brought to a vote of Polaris stockholders. Assuming the price targets are achieved, HUGHES Telematics stockholders will, collectively, own approximately 79% of the outstanding Polaris common stock (assuming no exercise of the outstanding Polaris warrants and no Polaris stockholders elect to convert their shares for cash). Polaris’ existing stockholders would then own approximately 21% of the outstanding Polaris common stock.

As of the date of this proxy statement, there were 18,750,000 shares of Polaris common stock issued and outstanding. As a result of the dilutive effect of the issuance of our stock in the merger, for purposes of illustration, a stockholder who owned 5.0% of the outstanding shares of Polaris common stock on        , 2008, would own approximately 1.0% of the outstanding shares of Polaris common stock immediately following the closing of the merger (including all earn-out and indemnity shares issued into escrow), assuming no exercise of outstanding Polaris warrants and no issuance of additional shares because of a working capital shortfall or additional equity raised by HUGHES Telematics.

The shares issued to certain HUGHES Telematics stockholders will be restricted and cannot be sold publicly until the expiration of the restricted period under the shareholders’ agreement (generally continuing until two years from the closing of the merger), under Rule 144 promulgated under the Securities Act of 1933 (the “Securities Act”) (unless registered under the Securities Act pursuant to the shareholders’ agreement) and, in the case of the escrowed indemnity shares and escrowed earn-out shares, until the expiration of the applicable escrow period. The presence of these additional shares eligible for trading in the public market after the expiration of the restricted period, registration pursuant to the shareholders’ agreement or the expiration of the applicable escrow period could adversely affect the market price of Polaris common stock and warrants. Upon expiration of the restricted period, registration pursuant to the shareholders’ agreement or the expiration of the applicable escrow period, sales of substantial numbers of shares of common stock in the public market could also adversely affect the market price of Polaris common stock and warrants.

Additionally, after completion of the merger through the issuance of shares of Polaris common stock to HUGHES Telematics stockholders, our public stockholders will incur immediate dilution in the net tangible book value of common stock held immediately prior to the merger.

The combined company may issue additional equity securities which may dilute your interest in the combined company.

In order to expand the combined company’s business, the combined company may consider offering and issuing additional equity securities. Holders of the combined company’s securities may experience a dilution in the net tangible book value per share held by them if this occurs. The number of shares that the combined company may issue for cash without stockholder approval will be limited by the rules of the exchange on which the combined company’s securities are listed. However, there are generally exceptions which allow companies to issue a limited number of equity securities which would dilute your ownership.

The American Stock Exchange may delist our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are listed on the American Stock Exchange. We intend to seek to have our securities approved for listing on either the NASDAQ Global Market or the NASDAQ Capital Market following consummation of the merger. We cannot assure you that our securities will continue to be listed on the American Stock Exchange, as we might not meet certain continued listing standards such as income from continuing operations, or that our securities will be approved for listing on either the NASDAQ Global Market or the NASDAQ Capital Market. Additionally, until such time as we voluntarily delist from the American Stock Exchange in connection with the merger with HUGHES Telematics, in connection with the merger, the American Stock Exchange may require us to file a new initial listing application and meet its initial listing requirements as opposed to its more lenient continued listing requirements. We cannot assure you that we will be able to meet those initial listing requirements at that time.

If we fail to have our securities listed on either the NASDAQ Global Market or the NASDAQ Capital Market, and the American Stock Exchange delists our securities from trading on its exchange, we could face significant consequences including:

•	a limited availability for market quotations for our securities;
•	reduced liquidity with respect to our securities;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our common stock;
•	limited amount of news and analyst coverage for our company; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as a part of our units at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if, and only if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (1) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (2) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (3) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

An active market for our common stock may not develop.

Our common stock is currently listed on the American Stock Exchange and trades under the symbol “TKP.” If the transaction is approved, we intend to apply for listing of our shares on either the NASDAQ Global Market or the NASDAQ Capital Market. However, we cannot assure you a regular trading market of our shares will develop on either the NASDAQ Global Market or the NASDAQ Capital Market or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our shares will develop or be maintained, the liquidity of any trading market, your ability to sell your shares when desired, or at all, or the prices that you may obtain for your shares.

The value of our common stock and warrants may be adversely affected by market volatility.

Even if an active trading market develops, the market price of our shares and warrants may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our shares and warrants may fluctuate and cause significant price variations to occur. If the market prices of our shares and warrants decline significantly, you may be unable to resell your shares and warrants at or above your purchase price, if at all. We cannot assure you that the market price of our shares and warrants will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our shares and warrants or result in fluctuations in the price or trading volume of our shares and warrants include:

•	variations in our quarterly operating results or dividends;
•	failure to meet analysts’ earnings estimates or failure to meet, or the lowering of, our own earnings guidance;
•	publication of research reports about us or the telematics industry or the failure of securities analysts to cover our shares after the merger with HUGHES Telematics;
•	departures of HUGHES Telematics key personnel;
•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;
•	actions by stockholders;
•	changes in market valuations of similar companies;
•	speculation in the press or investment community;
•	changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;
•	adverse publicity about the telematics industry generally or individual scandals, specifically;
•	fluctuations for reasons unrelated to the telematics business or our results of operations (for example, we believe some investors closely link the performance of automaker stocks with the stocks of telematics-related companies); and
•	general market and economic conditions.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of our common stock.

Outstanding redeemable warrants to purchase an aggregate of 19,500,000 shares of common stock (including 4,500,000 warrants beneficially owned by our initial stockholders that will be released from escrow 45 days after the completion of our initial business combination) will become exercisable after the later of the consummation of our initial business combination or January 11, 2009. These warrants would only be exercised if the $7.00 per share exercise price is below the market price of our common stock. On         , the closing sale price of a share of Polaris common stock was $    . To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Assuming the exercise of all of the outstanding warrants, including those beneficially owned by our initial stockholders, there would be 82,145,112 shares outstanding, including the 43,895,112 shares of common stock provided to the HUGHES Telematics stockholders at the closing of the merger but not including earn-out shares issued into escrow, which would significantly increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, we have a registration statement under the Securities Act relating to the common stock issuable upon exercise of the warrant and a current prospectus relating to that common stock and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise, whether by net cash settlement or otherwise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. Notwithstanding the foregoing, the insider warrants purchased by our initial stockholders simultaneously with the consummation of our initial public offering may be exercisable for unregistered shares of common stock even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current.

Failure to complete the merger could negatively impact the market price of Polaris common stock and may make it more difficult for Polaris to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.

If the merger is not completed for any reason, Polaris may be subject to a number of material risks, including:

•	the market price of Polaris common stock may substantially decline to the extent that the current market price of its common stock reflects a market assumption that the merger will be consummated;
•	costs related to the merger, such as legal and accounting fees and certain costs related to the fairness opinion, must be paid even if the merger is not completed; and
•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed merger, together with the history of failure in consummating a business combination, may make it more difficult for Polaris to attract another target business, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.

If third parties bring claims against us, the proceeds held in trust may be reduced and the per share liquidation price received by you will be less than $10.00 per share.

Our placing of funds in trust may not protect those funds from third-party claims against us. Although we seek to have all vendors, prospective target businesses or other entities that we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account, there is no guarantee that all vendors, prospective target businesses or other entities that we engage will execute such agreements, or if executed, that this will prevent potential contracted parties from making claims against the trust account or that a court would not conclude that such agreements are not legally enforceable. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. If we liquidate before the completion of a business combination and distribute the proceeds held in trust to our public stockholders, Marc V. Byron, our chairman of the board and chief executive officer, and Lowell D. Kraff, our president, have agreed that they will be personally liable to ensure that the proceeds in the trust account are not reduced by the claims of target businesses or claims of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, the agreement entered into by Messrs. Byron and Kraff specifically provides for two exceptions to this indemnity: there will be no liability (1) as to any claimed amounts owed to a third party who executed a waiver (even if such waiver is subsequently found to be invalid and unenforceable) or (2) as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. Furthermore, there could be claims from parties other than vendors or target businesses that would not be covered by the indemnity from Messrs. Byron and Kraff, such as stockholders and other claimants who are not parties in contract with us who file a claim for damages against us. We cannot assure you that Messrs. Byron and Kraff will be able to satisfy those obligations if they are required to do so and if they refused to satisfy their obligations, our board of directors would have a fiduciary obligation, and we would be required, to bring a claim against them to enforce our indemnification rights. Accordingly, the proceeds held in trust may be subject to claims which would take priority over the claims of our public stockholders and, as a result, the per-share liquidation price could be less than $10.00 due to claims of such creditors.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you that we will be able to return to our public stockholders the liquidation amounts due them.

FORWARD-LOOKING STATEMENTS

This proxy statement includes “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this proxy statement are based on our current expectations and beliefs concerning future developments and their potential effects on us and speak only as of the date of such statement. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” and the following:

•	the change in control of Polaris once the merger is consummated;
•	Polaris’ expectations regarding consummation and timing of the merger and related transactions, including the satisfaction of closing conditions to the merger;
•	Polaris’ and HUGHES Telematics’ expectations regarding HUGHES Telematics’ growth potential;
•	the delisting of Polaris’ securities from the American Stock Exchange or an inability to have Polaris’ securities listed on either the NASDAQ Global Market or the NASDAQ Capital Market or another exchange following the consummation of the merger;
•	Polaris’ and HUGHES Telematics’ expectations and intentions regarding the use of the proceeds in Polaris’ trust account;
•	the financial performance of HUGHES Telematics;
•	slower than expected development of the telematics industry or any event that causes telematics to be less attractive to consumers;
•	the loss of strategic relationships with Chrysler or Mercedes-Benz;
•	an inability to enter into strategic relationships with additional automakers, thereby limiting HUGHES Telematics’ growth potential;
•	the introduction and proliferation of competitive products;
•	changes in technology;
•	an inability to achieve sustained profitability;
•	failure to implement HUGHES Telematics’ short- or long-term growth strategies;
•	the cost of retaining and recruiting HUGHES Telematics’ key personnel or the loss of such key personnel;
•	risks associated with the expansion of HUGHES Telematics’ business in size and geography;
•	operational risk;
•	geopolitical events and regulatory changes;
•	changing interpretations of generally accepted accounting principles (“GAAP”);
•	general economic conditions;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on HUGHES Telematics resources;
•	costs related to the proposed merger;
•	failure to obtain the required approvals of Polaris stockholders; and
•	risks that the closing of the transaction is substantially delayed or that the transaction does not close.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

THE SPECIAL MEETING

The Special Meeting

Polaris is furnishing this proxy statement to you as part of the solicitation of proxies by the Polaris board of directors for use at the special meeting in connection with the merger proposal, the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and the adjournment proposal.

Date, Time and Place

The special meeting will be held at         , New York City time, on         , 2008, at         , to vote on each of the merger proposal, the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and, if necessary, the adjournment proposal.

Purpose of the Special Meeting

At the special meeting, the holders of Polaris common stock are being asked to approve:

•	The merger proposal — a proposal to approve the merger of HUGHES Telematics with and into Polaris, with Polaris continuing as the surviving corporation in the merger, pursuant to the agreement and plan of merger, dated as of June 13, 2008, by and among Polaris, HUGHES Telematics and Apollo and the transactions contemplated thereby;
•	The pre-closing certificate amendment proposal — a proposal to amend Polaris’ amended and restated certificate of incorporation to (A) change Polaris’ name from “Polaris Acquisition Corp.” to “ ” (B) increase the number of Polaris’ authorized shares of common stock from 55,000,000 to 155,000,000 and authorized shares of preferred stock from 1,000,000 to 10,000,000, (C) remove the entirety of Article Fifth and (D) amend certain other ministerial provisions of the certificate of incorporation;
•	The post-closing certificate amendment proposal — a proposal, effective after consummation of the merger, to (A) remove provisions of Article Third relating to the dissolution and liquidation of Polaris in the event that a business combination is not consummated prior to January 11, 2010, (B) replace (1) the entirety of Article Sixth with a provision providing that Polaris is to have perpetual existence and (2) the entirety of Article Seventh with a provision providing that Polaris reserves the right to amend, alter, change or repeal any provision in Polaris’ amended and restated certificate of incorporation in the manner now or hereafter prescribed therein and by the laws of the State of Delaware, all of which relate to the operation of Polaris as a blank check company prior to the consummation of a business combination and (C) amend certain other ministerial provisions of the certificate of incorporation; and
•	The adjournment proposal — a proposal to authorize the adjournment of the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event there are insufficient votes at the time of the special meeting to approve the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal.

Recommendation of the Polaris Board of Directors

The Polaris board of directors:

•	has unanimously determined that the merger proposal, the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and the adjournment proposal are in the best interests of Polaris and its stockholders;
•	has unanimously approved the merger proposal, the pre-closing certificate amendment proposal, post-closing certificate amendment proposal and the adjournment proposal; and
•	unanimously recommends that the holders of Polaris common stock vote “FOR” the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and, if necessary, the adjournment proposal.

In considering the recommendation of Polaris’ board of directors to vote “FOR” the merger proposal, you should be aware that members of Polaris’ board of directors may have interests different from or in addition to your interests as a stockholder. See the section entitled “The Merger Proposal — Interests of Polaris Directors and Officers in the Merger.”

Record Date; Who Is Entitled to Vote

The record date for the special meeting is         , 2008. Record holders of Polaris common stock at the close of business on the record date are entitled to vote or have their votes cast at the special meeting. On the record date, there were 18,750,000 outstanding shares of Polaris common stock.

Each share of Polaris common stock is entitled to one vote per share at the special meeting. The holders of Polaris common stock acquired in its initial public offering or afterwards (other than the initial stockholders as described below) are free to vote such shares in their discretion.

Polaris’ initial stockholders have agreed to vote all of their shares of Polaris common stock acquired prior to the initial public offering in accordance with the vote of the majority in interest of all other Polaris stockholders on the merger proposal. In addition, the initial stockholders have agreed to vote any shares of Polaris common stock acquired by them in the initial public offering or in the aftermarket in favor of the merger proposal. Polaris’ issued and outstanding warrants do not have voting rights and record holders of Polaris warrants will not be entitled to vote at the special meeting with respect to the warrants they hold.

Voting Your Shares

Each share of Polaris common stock that you own in your name as of the record date entitles you to one vote. Your proxy card shows the number of shares of Polaris common stock that you own.

There are two ways to vote your shares of Polaris common stock at the special meeting:

•	you can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Polaris board, “FOR” the approval of the merger proposal, each of the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and, if necessary, the adjournment proposal; or
•	you can attend the special meeting and vote in person. Polaris will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Polaris can be sure that the broker, bank or nominee has not already voted your shares.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your Polaris common stock, you may call Innisfree M&A Incorporated, our proxy solicitor, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833), or Jerry Stone, Vice President of Polaris, at (201) 242-3500.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the approval of the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment and, if necessary, the adjournment proposal. Under Polaris’ by-laws, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may submit another proxy card with a later date;
•	you may notify Jerry Stone, our Vice President, in writing before the special meeting that you have revoked your proxy; or
•	you may attend the special meeting, revoke your proxy and vote in person.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of Polaris common stock constitutes a quorum at the special meeting.

Vote Required

The approval of the merger of HUGHES Telematics with and into Polaris, with Polaris continuing as the surviving corporation, will require the affirmative vote of a majority of the shares of Polaris common stock (a) voted by the public stockholders present at the special meeting in person or by proxy and entitled to vote thereon and (b) outstanding as of the record date, provided that the holders of less than 30% of the shares of Polaris common stock that were issued in its initial public offering vote against the merger proposal and properly elect to convert their shares into a pro rata portion of the funds held in Polaris’ trust account. The affirmative vote of a majority of the shares of Polaris common stock voted by the public stockholders present at the special meeting in person or by proxy and entitled to vote thereon is a requirement of our certificate of incorporation. The affirmative vote of a majority of the shares of Polaris common stock outstanding as of the record date is a requirement of the DGCL.

If following the date of this proxy statement, Polaris determines that the merger proposal may not receive sufficient votes at the special meeting for the merger to be consummated, Polaris, HUGHES Telematics and the initial stockholders and/or their affiliates may enter into negotiations or one or more transactions with existing stockholders or other third parties that would be designed to incentivize stockholders who have indicated, or are believed to have indicated, an intention to vote against the merger proposal to either vote in favor of, or to sell their shares to one or more parties who would vote in favor of, the merger proposal. There can be no certainty that any such transactions would in fact be sought to be negotiated or, if negotiations are commenced, would be consummated. If any such transactions are consummated, Polaris, Polaris’ executive officers and directors, the initial stockholders and any other applicable parties will promptly disclose such transactions by means of a supplement to this proxy statement and/or the filing of a Current Report on Form 8-K with the SEC and any other required filings.

Assuming the merger proposal is approved by Polaris stockholders, the affirmative vote of a majority of the shares of Polaris common stock outstanding as of the record date and entitled to vote thereon is required to approve the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal.

The approval of the adjournment proposal will require the affirmative vote of a majority of the shares of Polaris common stock represented in person or by proxy and entitled to vote thereon at the special meeting.

Abstentions and Broker Non-Votes

If you abstain from voting, it will have the same effect as a vote “AGAINST” the merger proposal; the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal, but will have no effect on the adjournment proposal.

A failure to vote by not returning a signed proxy card will have no impact upon the approval of the adjournment proposal, but, as the merger proposal, pre-closing certificate amendment proposal and the post-closing certificate amendment proposal require the affirmative vote of a majority of Polaris common stock, a failure to vote will have the effect of a vote “AGAINST” these three proposals. Failure to vote will not have the effect of electing to convert your shares for a pro rata portion of the funds held in the trust account.

If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on the merger proposal, the pre-closing certificate amendment proposal or the post-closing certificate amendment proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Broker non-votes will have the same effect as votes “AGAINST” the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal, but will not be counted towards the vote total for the adjournment proposal. However, a “broker non-vote” that has the effect of voting against the merger proposal will not have the effect of electing to convert your shares for a pro rata portion of the funds held in the trust account.

Conversion Rights

Any Polaris public stockholder who votes against the merger proposal may, at the same time, elect that Polaris convert such stockholder’s shares for a pro rata portion of the funds held in the trust account, inclusive of interest thereon and net of taxes payable, calculated as of two business days prior to the consummation of the merger. If you seek to exercise this conversion right you must submit your vote against approval of the merger proposal and, by 5:00 p.m., New York City time, on         , 2008, the business day prior to the special meeting, your bank or broker must electronically transfer your shares to the DTC account of Continental Stock Transfer & Trust Company, our stock transfer agent, and provide Continental Stock Transfer & Trust Company with the necessary stock powers, written instructions that you want to convert your shares and a written certificate addressed to Continental Stock Transfer & Trust Company stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger. If your bank or broker does not provide each of these documents to Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, attn: Mark Zimkind, tel. (212) 845-3287, fax (212) 616-7616 by 5:00 p.m., New York City time, on         , 2008, the business day prior to the special meeting, your shares will not be converted. There is a nominal cost associated with this delivery process and the act of certificating the shares or electronically delivering them through the DTC’s system. The transfer agent will typically charge the tendering broker $45, and the broker may or may not pass this cost on to you.

If you properly exercise your conversion rights and the merger is consummated, Polaris will convert your shares of common stock for a pro rata portion of the funds held in the trust account in which a substantial portion of the net proceeds of its initial public offering are held, calculated as of two business days prior to the consummation of the merger. Based on the amount of cash held in the trust account as of         , 2008, without taking into account any interest accrued after such date, you will be entitled to elect to have Polaris convert each share of Polaris common stock that you hold for approximately $       per share. If the holders of 30%, or 4,500,000, or more shares of Polaris common stock issued in our initial public offering vote against the merger proposal and properly elect to have Polaris convert their shares into a pro rata portion of the funds held in the trust account, Polaris will not be able to consummate the merger, regardless of whether a majority of the shares of Polaris common stock (a) voted by the public stockholders present and entitled to vote at the special meeting in person or by proxy and (b) outstanding as of the record date, vote in favor of the merger proposal. If the merger is not consummated, Polaris will continue to search for a business combination and no shares will be converted. However, Polaris will be liquidated if it does not consummate a business combination by January 11, 2010. In any liquidation, the net proceeds of our initial public offering held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of Polaris common stock who purchased their shares in Polaris’ initial public offering or thereafter.

Prior to exercising conversion rights, you should verify the market price of Polaris common stock as you may receive higher proceeds from the sale of your common stock in the public market than from exercising your conversion rights. Shares of Polaris common stock are quoted on the American Stock Exchange under the symbol “TKP.” We cannot assure Polaris stockholders that they will be able to sell their shares of Polaris common stock in the open market, even if the market price per share if higher than the conversion price stated above, as there may not be sufficient liquidity in Polaris’ securities when its stockholders wish to sell their shares.

Appraisal Rights

Polaris stockholders do not have appraisal rights in connection with the merger under the DGCL.

Solicitation Costs

Polaris is soliciting proxies on behalf of the Polaris board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Polaris and its officers and directors may also solicit proxies in person, by telephone or by other electronic means, and in the event of such solicitations, the information provided will be consistent with this proxy statement and enclosed proxy card. These persons will not be paid for soliciting proxies. Polaris will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy statement materials to their principals and to obtain their authority to execute proxies and voting instructions. Polaris will reimburse them for their reasonable expenses. Polaris has engaged Innisfree M&A Incorporated to solicit proxies for this special meeting. Polaris is paying approximately $     for solicitation services, which amount includes a $     fixed solicitation fee and a per call fee estimated in the aggregate to be equal to $    .

Stock Ownership

Polaris’ initial stockholders, including all its directors, and their respective affiliates, who purchased or received shares of common stock prior to its initial public offering and as of the record date, beneficially own an aggregate of 20% of the outstanding shares of Polaris common stock. All of such stockholders have agreed (1) to vote their shares of common stock acquired prior to our initial public offering in accordance with the vote of the majority-in-interest of all other Polaris stockholders on the merger proposal and (2) to vote any shares of common stock purchased in the initial public offering or in the aftermarket “FOR” the merger proposal. All of the initial stockholders have agreed to place all of their shares purchased prior to Polaris’ initial public offering in escrow until one year after the consummation of a business combination and all of their insider warrants in escrow until 45 days after the consummation of a business combination.

THE MERGER PROPOSAL

Background of the Merger

The terms of the merger agreement are the result of negotiations between the representatives of Polaris and HUGHES Telematics. The following is a brief description of the background of these negotiations, the merger and related transactions.

Polaris was incorporated in Delaware on June 18, 2007, as a blank check company formed for the purpose of acquiring through a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. On January 17, 2008, Polaris consummated the initial public offering of 15,000,000 of its units. Each unit consists of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $7.00 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $150.0 million.

In addition, Polaris’ sponsors purchased 4,500,000 warrants to purchase common stock in a private placement completed simultaneously with the closing of the initial public offering for total consideration of $4.5 million. Upon consummation of the Polaris initial public offering, $150.0 million, including deferred underwriting discounts and commissions of approximately $6.8 million, were deposited in trust and, in accordance with Polaris’ amended and restated certificate of incorporation, will be released either upon the consummation of a business combination or upon the liquidation of Polaris. The net proceeds from the sale of the Polaris units and sponsors’ warrants were approximately $143.4 million, excluding offering expenses.

Prior to the consummation of its initial public offering, neither Polaris, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Polaris.

Subsequent to the consummation of the initial public offering on January 17, 2008, Polaris commenced consideration of potential target companies with the objective of consummating a business combination with an operating business.

During the period from the closing of its initial public offering to June 13, 2008, Polaris:

•	compiled a database of over 45 potential acquisition targets provided by its officers, directors, sponsors and industry contacts;
•	contacted approximately 26 investment banks and other service providers to inquire whether they might be aware of available acquisition opportunities;
•	participated in in-person or telephonic discussions with representatives of approximately 10 potential acquisition targets;
•	entered into non-disclosure agreements with five potential acquisition targets, or their representatives; and
•	conducted diligence with respect to five potential acquisition targets.

Polaris selected the five potential acquisition targets with which it entered into non-disclosure agreements based upon their size, potential for growth, management teams, competitive landscape of the industry in which they operated, potential mainstream consumer enthusiasm and ability to leverage the extensive marketing experience Polaris’ team possesses in order to enhance shareholder value. None of the discussions with potential acquisition targets, other than HUGHES Telematics, resulted in a letter of intent or a definitive agreement regarding a potential business combination. Discussions with some of these potential acquisition targets were abandoned when Polaris’ management determined that they were not appropriate targets given the nature of their products or the need for large amounts of additional capital following a transaction with Polaris. Other such discussions were not pursued when it became clear that the proposed merger with HUGHES Telematics offered superior value to Polaris stockholders.

Lowell D. Kraff, Polaris’ President, and Apollo, an affiliate of HUGHES Telematics, have had periodic business contacts and discussions dating from prior to the creation of Polaris. Through these discussions, Apollo learned of the creation of Polaris and suggested to Mr. Kraff that HUGHES Telematics could be an attractive acquisition target given its products, growth prospects and capital needs. The first direct contact between HUGHES Telematics and Polaris occurred on February 21, 2008 when a representative of HUGHES Telematics contacted Mr. Kraff to discuss a potential transaction with Polaris, noting the compatibility of the business objectives between the two companies. After discussing the possibility of a transaction, representatives of HUGHES Telematics and Polaris entered into a non-disclosure agreement on February 25, 2008.

On February 25, 2008 and periodically thereafter, HUGHES Telematics provided confidential information to representatives of Polaris to facilitate Polaris’ due diligence. On March 13, 2008, representatives of Polaris traveled to the offices of HUGHES Telematics in Atlanta to engage in discussions and learn more about the business of HUGHES Telematics. At that meeting, parties began to discuss a potential valuation of the HUGHES Telematics business.

On March 14, 2008, the board members and executives of Polaris held discussions with representatives of Lazard at the offices of Lazard in New York, to compare potential acquisition opportunities and discuss acquisition strategies. At that meeting, the executive officers of Polaris described the HUGHES Telematics opportunity to representatives of Lazard. The representatives discussed potential transaction structures and potential valuations, and began considering the formulation of a letter of intent. Polaris began to review financial scenarios that included cash flows based solely on HUGHES Telematics’ contracts with Mercedes-Benz and Chrysler, as well as cash flows that included potential contracts with other automakers. In determining a valuation for HUGHES Telematics, Polaris used a discounted cash flow methodology over a range of discount rates appropriate for HUGHES Telematics’ growth and risk characteristics. Seeking to allow its public stockholders to share in the growth potential of a target business, Polaris’ management contemplated a deal structure in which Polaris would issue shares of its common stock to HUGHES Telematics stockholders. Polaris and HUGHES Telematics engaged in several negotiations over the number of shares of Polaris common stock to be issued to HUGHES Telematics stockholders based on Polaris’ valuation of HUGHES Telematics. The structure which was decided upon, with a large earn-out component, bridged differences of opinion on the valuation of HUGHES Telematics held by Polaris and HUGHES Telematics, and assured Polaris management that there would be a strong alignment of interests between HUGHES Telematics’ management and Polaris’ stockholders following the closing.

On March 28, 2008, Mr. Byron and Mr. Stone met with representatives of HUGHES Telematics at the Polaris offices in New Jersey to discuss the technology used in HUGHES Telematics products and services.

In late March 2008, Polaris engaged Wachtell, Lipton, Rosen & Katz (“Wachtell, Lipton”) to act as legal counsel for a potential transaction.

Between March 27, 2008 and April 1, 2008, representatives of Polaris and HUGHES Telematics engaged in numerous discussions relating to a letter of intent to be signed by the parties.

In April 2008, Polaris management entered into non-disclosure agreements with certain Polaris stockholders and engaged them in preliminary discussions regarding their potential involvement in a transaction with HUGHES Telematics. These stockholders agreed in the non-disclosure agreements not to use any material non-public information to trade in securities of Polaris.

On April 2, 2008, HUGHES Telematics and Polaris signed a non-binding letter of intent setting forth the principal terms of the proposed merger which included an exclusivity provision pursuant to which HUGHES Telematics agreed not to solicit third parties for alternative transactions until May 1, 2008.

On April 3, 2008, HUGHES Telematics made available to Polaris and its representatives additional confidential information of HUGHES Telematics. Over the course of the next several weeks, financial and legal representatives of Polaris accessed the confidential information both through copies provided by HUGHES Telematics and by accessing such information at the offices of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), HUGHES Telematics’ legal counsel.

On April 10, 2008, representatives of Polaris, including its financial and legal advisors, participated in management presentations at the offices of HUGHES Telematics in Atlanta. At that meeting, the HUGHES Telematics management described and conducted demonstrations of the HUGHES Telematics products.

On April 16, 2008, Polaris engaged an auditing firm to conduct accounting due diligence on HUGHES Telematics. The reports of the auditing firm were delivered on May 7, 2008.

On April 17, 2008, Polaris engaged a technology consulting firm to conduct diligence on the technological aspects of the HUGHES Telematics business. The report of the consulting firm was delivered on April 29, 2008.

On April 25, 2008, HUGHES Telematics retained Pali Capital to provide advice in connection with the pending merger negotiations and proxy process.

On April 25, 2008, Polaris provided a draft merger agreement to HUGHES Telematics and Skadden, Arps.

After April 25, 2008, representatives of Polaris and HUGHES Telematics, as well their respective counsels, periodically negotiated the terms of the merger agreement. The parties discussed key issues including those relating to the scope of the parties’ respective representations and warranties, the terms of the indemnity provisions, the treatment of options exercisable for HUGHES Telematics common stock and the scope of the interim operating covenants applicable to the parties.

On May 1, 2008, HUGHES Telematics and Polaris agreed to extend the term of the exclusivity provision in the letter of intent to May 15, 2008. Further extensions of the exclusivity provision were subsequently agreed to on May 12, May 29 and June 10, 2008.

On May 2, 2008, Polaris and its counsel provided first drafts of several exhibits to the merger agreement, including a draft of the amended and restated certificate of incorporation for Polaris to be effective upon the consummation of the merger and a first draft of the shareholders agreement term sheet.

Following May 2, 2008, representatives of Polaris and HUGHES Telematics, as well as their respective counsels, periodically negotiated the terms of the exhibits to the merger agreement.

On May 29, 2008, Polaris engaged Duff & Phelps to advise Polaris and render an opinion as to whether the consideration to be paid by Polaris in the merger would be fair to the holders of Polaris common stock from a financial point of view and whether the fair market value of HUGHES Telematics would be at least 80% of the balance of Polaris’ trust account (excluding deferred underwriting fees and commissions and taxes payable). Duff & Phelps did not participate in any negotiations regarding the determination of the amount of such consideration nor did they assist in structuring the transaction.

On June 6, 2008, the executive team of Polaris provided Polaris’ board of directors with an update with respect to the potential transaction with HUGHES Telematics.

On June 6, 2008, senior management of HUGHES Telematics met internally to discuss the transaction and to brief the non-Apollo stockholders of HUGHES Telematics.

Between June 6 and June 13, 2008, the representatives of HUGHES Telematics and Polaris continued to negotiate terms of the transaction, particularly with respect to the additional debt and equity permitted to be issued by HUGHES Telematics prior to the closing of the merger and a net working capital adjustment at the closing with respect to Polaris.

On June 11, 2008, at a meeting of Polaris’ board of directors, Polaris management reviewed the principal terms of the proposed transaction with HUGHES Telematics and the status of the negotiations regarding the merger agreement and related documentation. Representatives of Wachtell, Lipton provided Polaris’ board of directors with a detailed description of the merger agreement and its terms. In addition, Duff & Phelps provided an update with respect to the fairness analysis and the 80% analysis. Lazard provided Polaris’ board of directors with a presentation summarizing the transaction background and key financial terms. Polaris’ board of directors authorized management to continue to engage in discussions with HUGHES Telematics regarding a potential merger.

On June 11 and June 12, 2008, representatives of Polaris and HUGHES Telematics continued to negotiate the terms of the merger agreement and related documents.

In the afternoon of June 13, 2008, Polaris’ board of directors held a telephonic meeting during which the board reviewed the principal business and legal terms of the proposed transaction. Wachtell, Lipton provided an update on the changes to the merger agreement since the prior board meeting. Duff & Phelps presented their financial analysis of the proposed transaction and responded to questions from directors. Duff & Phelps then provided their oral opinions that the fair market value of HUGHES Telematics was equal to at least 80% of the balance of Polaris’ trust account (excluding deferred underwriting discounts and commissions and taxes payable) and that the consideration to be paid pursuant to the merger agreement was fair, from a financial point of view, to the holders of Polaris common stock. Lazard also provided a brief overview of key financial terms. The Polaris board then unanimously approved the merger, the merger agreement and the related transactions.

In the late afternoon of June 13, 2008, the merger agreement was executed by the parties thereto. Prior to the opening of the financial markets on June 16, 2008, Polaris and HUGHES Telematics issued a press release announcing the transaction.

Polaris’ Reasons for the Merger and Recommendation of the Polaris Board

Polaris has been in search of a business combination partner since its initial public offering occurred in January 2008. Polaris’ board of directors believes that HUGHES Telematics presents a unique opportunity for Polaris because of, among other factors, its strategic position, growth potential and an impressive, experienced management team. As a result, Polaris believes that the merger with HUGHES Telematics will provide Polaris stockholders with an opportunity to participate in a company at an early stage of its growth and development.

In arriving at its determination to approve the merger and its terms, Polaris’ board of directors relied on an analysis and/or review of a number of factors, including, but not limited to:

•	information with respect to the financial condition, results of operations and business of HUGHES Telematics, on both a historical and prospective basis;
•	significant projected revenues derived from vehicles covered under the agreements with automakers;
•	HUGHES Telematics’ attractive valuation, given its future prospects and those of the industry;
•	the HUGHES Telematics’ management team’s quality and strength, and proven track record of success;
•	HUGHES Telematics’ leading technological expertise and partnership with HUGHES Communications, Inc., under which HUGHES Communications, Inc. is supporting HUGHES Telematics’ design and development of its telematics solution and operations center;
•	the earn-out and lock-up features of the transaction, which provide substantial incentives to the management and stockholders of HUGHES Telematics to realize future value for all stockholders after the closing of the merger;
•	the participation of Apollo as a control stockholder, given its record of success in creating value for its investors; and
•	the fairness opinion provided by Duff & Phelps, which is more fully described below under “The Merger Proposal — Duff & Phelps Opinion.”

Polaris’ board of directors believes that each of the above factors supported its determination and recommendation to approve the merger. In addition, Polaris’ board of directors reviewed a number of additional factors in evaluating the merger with HUGHES Telematics, including, but not limited to, the following:

•	the U.S. and global telematics market, both current and projected;
•	the growth and success of General Motors’ OnStar product;
•	the terms and conditions of the merger agreement and related transaction documents;
•	the results of Polaris’ legal, technology, accounting and other due diligence review of HUGHES Telematics; and

•	the marketing and customer retention expertise that Polaris’ management would bring to the combined company, which can be leveraged to drive incremental revenues.

Polaris’ board of directors also considered the following potentially negative factors, among others, including the Risk Factors, in its deliberations concerning the merger:

•	the competitive nature of the telematics industry in general;
•	the risks of investing in an early-stage company in a developing industry, where the major product offering is still in a development stage, the company has a need for substantial capital before turning to profitability, and the company has experienced significant losses to date and expects to do so for the near future;
•	the possibility that the benefits anticipated from the merger might not be achieved or might not occur as rapidly or to the extent currently anticipated;
•	the risk of potential intellectual property claims against HUGHES Telematics which could reduce its competitive position and potentially expose the combined company to liability;
•	the risk the contracted automakers may not install the HUGHES Telematics product on as many vehicles as those automakers have projected, whether due to decreased vehicle production or other reasons;
•	the fact that certain officers and directors of Polaris may have interests in the merger that are different from, or are in addition to, the interests of Polaris stockholders generally, including the matters described under “The Merger Proposal — Interests of Polaris Directors and Officers in the Merger” below;
•	the pro forma effect of the issuance of 71,863,548 shares of Polaris common stock pursuant to the merger on Polaris’ earnings per share, which would reduce Polaris’ earnings per share for the six months ended June 30, 2008 from net income (loss) of $ and ($ ) per share-basic ($ and $( ) per share-diluted), respectively, to a net loss of $ and $ per share (maximum approval) and $ and $ per share (minimum approval)-basic and diluted, respectively, on a pro forma adjusted basis;
•	the limits on indemnification in the merger agreement, which restrict the remedies available to Polaris in the event of a breach by HUGHES Telematics.

For a discussion of the existing risk factors and their possible effect on the success of the merger, see the section entitled “Risk Factors.”

After consideration of the positive and potentially negative factors described above, the board of directors of Polaris was of the view that the structural aspects of the transaction (whereby the incentives of the HUGHES Telematics management were aligned with those of Polaris stockholders), the attractive growth prospects of HUGHES Telematics and the telematics industry in general, and the quality of the HUGHES Telematics management team, among other positive factors, were sufficiently compelling to render the proposed transaction in the best interests of all Polaris’ stockholders. In the view of Polaris’ board of directors, the potentially countervailing factors did not, individually or in the aggregate, outweigh the advantages of the merger.

HUGHES Telematics’ Reasons for the Merger

In order to fund its business, HUGHES Telematics explored a variety of financing alternatives and determined that a merger with Polaris provided the best structure for accessing the desired amount of capital on acceptable terms. The earn-out component of the merger consideration enabled the existing HUGHES Telematics stockholders to receive additional value upon the achievement of specified share price targets and aligned the long-term interests of the HUGHES Telematics stockholders and Polaris stockholders. Further, the outstanding Polaris warrants provide an additional potential source of capital in the future and, as a public company, the combined entity is expected to both have greater flexibility in entering into future transactions and accessing the capital markets to the extent desired.

Interests of Polaris Directors and Officers in the Merger

In considering the recommendation of the board of directors of Polaris to vote “FOR” the merger proposal, you should be aware that all of the members of the Polaris board have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Polaris stockholders generally. In particular, you should be aware of the following:

•	If the merger is not approved and Polaris fails to consummate an alternative transaction within the time allotted pursuant to its certificate of incorporation and Polaris is therefore required to liquidate, the shares of common stock purchased by Polaris’ initial stockholders prior to Polaris’ initial public offering, and any warrants held by the initial stockholders, will be worthless because Polaris’ initial stockholders are not entitled to receive any of the net proceeds of Polaris’ initial public offering that may be distributed upon liquidation of Polaris. Polaris’ initial stockholders beneficially own a total of 3,750,000 shares of Polaris common stock that have a market value of $ based on Polaris’ share price of $ as of , 2008. Polaris’ sponsors also beneficially own warrants to purchase 4,500,000 shares of Polaris common stock that have a market value of $ based on Polaris’ warrant price of $ as of , 2008. However, as Polaris’ initial stockholders are contractually prohibited from selling their shares of Polaris common stock prior to one year after the closing of the merger, during which time the value of the shares may increase or decrease, it is impossible to determine what the financial impact of the merger will be on Polaris’ initial stockholders.
•	It is currently anticipated that Marc V. Byron, who is currently a director of Polaris, will continue as a director of Polaris after the merger.
•	Prior to Polaris’ initial public offering, Marc V. Byron, Polaris’ Chairman and Chief Executive Officer, and Lowell D. Kraff, Polaris’ President and a director, agreed under certain circumstances to become personally liable to ensure that the proceeds in Polaris’ trust account are not reduced by the claims of any target business, vendors, or other entities owed money by Polaris as a result of services rendered or contracted for or products sold to Polaris. These obligations will cease to be in effect if Polaris consummates a business combination. All vendors and other entities that we have engaged as of , 2008 have waived any right, title, interest or claim of any kind in or to any monies held in the trust account.
•	Granite Creek Partners, L.L.C., an entity affiliated with Brian B. Boorstein, one of our directors, purchased from HUGHES Telematics on July 8, 2008, for aggregate consideration of $5.0 million, senior secured term indebtedness issued under HUGHES Telematics’ credit facility with a principal amount of $5.0 million and a warrant to purchase 6,611 shares of HUGHES Telematics common stock at an exercise price of $0.01 per share. As of July 8, 2008, HUGHES Telematics had outstanding senior secured indebtedness under the credit facility with an aggregate principal balance of $55.0 million.
•	Trivergance Business Resources (“TBR”), an affiliate of our initial stockholders, entered into a Services Agreement & Statement of Work with HUGHES Telematics on September 26, 2008. Pursuant to this agreement, TBR began providing a marketing assessment and other research for HUGHES Telematics to aid in creating a world-class marketing and retention platform. HUGHES Telematics agreed to pay TBR a fee of $150,000 (toward which HUGHES Telematics has paid a $75,000 deposit to date), reasonable and customary travel expenses and certain other expenses incurred in connection with the engagement.

The table below shows the amount that the common stock and the warrants beneficially owned by the directors and officers of Polaris (and entities affiliated with Polaris’ officers and directors) as of     , 2008 would be worth upon consummation of the merger and the unrealized profit from such securities based on an assumed market price of the common stock and the warrants of Polaris of $     and $    , respectively.

	Common Stock				Warrants
	Beneficially Owned	Amount Paid	Value	Unrealized Profit	Beneficially Owned	Amount Paid	Value	Unrealized Profit
Marc. V. Byron	999,078	$6,661			900,000	$900,000
Lowell D. Kraff	999,078	$6,661			900,000	$900,000
David L. Moore	238,531	$1,590			360,000	$360,000
David F. Palmer	174,758	$1,165			0	$0
Jerry Stone	174,758	$1,165			0	$0
Brian B. Boorstein	61,565	$410			108,000	$108,000
Stuart I. Oran	43,565	$290			54,000	$54,000
Total	2,691,333	$17,942			2,322,000	$2,322,000

Duff & Phelps Opinion

We engaged Duff & Phelps to render an opinion to our board of directors as to (1) the fairness, from a financial point of view, to the holders of our common stock, of the consideration to be paid by us in the merger, and (2) whether HUGHES Telematics has a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions and taxes payable). We selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation, investment banking services and consulting services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions, and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities and the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions. Although Duff & Phelps had, in the past, provided advisory services to HUGHES Telematics and Apollo Management, L.P. (an affiliate of HUGHES Telematics) from time-to-time, our board of directors determined that these prior engagements were not material and received confirmation from Duff & Phelps that these prior engagements would not affect its ability to fulfill its obligations of impartiality and objectivity in rendering this fairness opinion.

On June 13, 2008, Duff & Phelps rendered its oral opinion to the our board of directors, which was subsequently confirmed in a written opinion, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of June 13, 2008, (1) the consideration to be paid by us pursuant to the merger agreement was fair, from a financial point of view, to the holders of Polaris common stock, and (2) HUGHES Telematics has a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions and taxes payable).

The full text of the written opinion of Duff & Phelps, which sets forth, among other things, assumptions made, procedures followed, matters considered and qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Annex C to this proxy statement. Stockholders are urged to read the opinion carefully and in its entirety.

The Duff & Phelps opinion is directed to our board of directors and addresses only (1) the fairness, from a financial point of view, to the holders of Polaris common stock, of the consideration to be paid by us in the merger, and (2) whether HUGHES Telematics has a fair market value equal to at least 80% of our net assets (excluding deferred underwriting discounts and commissions and taxes payable). The Duff & Phelps opinion is not a recommendation as to how the board of directors, any stockholder or any other person or entity should vote or act with respect to any matters relating to the merger. Further, the Duff & Phelps opinion does not in any manner address our underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative business transaction or strategy. The decision as to whether to approve the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the Duff & Phelps opinion is based.

Aggregate merger consideration consists of (1) approximately 45,000,000 shares of our common stock with an assumed value of our common stock of $9.17 per share, which represents the closing stock price as of June 11, 2008, and (2) approximately 29,000,000 shares which will be deposited into escrow and issued to HUGHES Telematics stockholders in the event that certain Polaris common stock price targets are met under a deferred consideration arrangement, which Duff & Phelps estimated to be worth between $67.0 million to $152.0 million based on a Monte-Carlo option pricing analysis. Monte-Carlo simulation is the standard option pricing approach for the valuation of derivatives such as the deferred consideration in which the value of the derivative is dependent on the path of the underlying stock price. The Monte-Carlo simulation projected the path of our stock, evaluated the achievement of certain price targets, and measured the number and the value of shares of our common stock issued to HUGHES Telematics stockholders under the deferred consideration arrangement. The value of the deferred consideration was estimated as the average present value of the shares issued over a large number of simulations. Duff & Phelps noted that the aggregate merger consideration implied a total equity value of HUGHES Telematics of approximately $480.0 million to $565.0 million.

The following is a summary of the material analyses performed by Duff & Phelps in connection with rendering its opinion. Duff & Phelps noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation and opinion to our board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by Duff & Phelps. The Duff & Phelps opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the Duff & Phelps opinion.

In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Duff & Phelps in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.

In connection with preparing its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:

•	a review of the following documents:
•	certain publicly available financial statements and other business and financial information of our company;
•	certain internal financial statements and other financial and operating data concerning HUGHES Telematics, which HUGHES Telematics and we have respectively identified as being the most current financial statements available;
•	certain financial projections prepared by our management and the HUGHES Telematics management; and
•	a draft of the merger agreement dated June 13, 2008;
•	a discussion of the operations, financial conditions, future prospects and projected operations and performance of HUGHES Telematics and regarding the merger with our management;
•	a review of the historical trading price and trading volume of our common stock and the publicly-traded securities of certain other companies that Duff & Phelps deemed relevant;

•	a comparison of the financial performance of HUGHES Telematics with that of certain other publicly-traded companies that Duff & Phelps deemed relevant;
•	a comparison of certain financial terms of the merger to financial terms, to the extent publicly available, of certain business combination transactions that Duff & Phelps deemed relevant; and
•	an undertaking of such other analyses and consideration of such other factors as Duff & Phelps deemed appropriate.

In its review and analysis, and in arriving at its opinion, Duff & Phelps, with our consent:

•	relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including our management, and did not independently verify such information;
•	assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and that such forecasts and projections are achievable as presented;
•	assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
•	assumed that information supplied to Duff & Phelps and representations and warranties made in the merger agreement are substantially accurate;
•	assumed that all of the conditions required to implement the merger will be satisfied and that the merger will be completed in accordance with the merger agreement without any amendments thereto or any waivers of any terms or conditions thereof;
•	relied upon the fact that our board of directors and HUGHES Telematics were advised by counsel as to all legal matters with respect to the merger, including whether all procedures required by law to be taken in connection with the merger have been duly, validly and timely taken;
•	assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on us or the contemplated benefits expected to be derived in the merger; and
•	assumed that the merger will be treated as a tax-free transaction for United States federal income tax purposes.

In its analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the merger. To the extent that any of the foregoing assumptions or any of the facts on which the Duff & Phelps opinion is based proves to be untrue in any material respect, Duff & Phelps has advised our board of directors that the Duff & Phelps opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, forecasts, projections, appraisal or physical inspection of our solvency or of any specific assets or liabilities (contingent or otherwise) or the achievability of any of the forecasts or projections with which it was furnished. Duff & Phelps’ opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of our credit worthiness, tax advice or accounting advice. Duff & Phelps was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of our company or any alternatives to the merger, (b) negotiate the terms of the merger, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from our perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement and the transaction, or (c) advise our board of directors or any other party with respect to alternatives to the merger. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of our common stock after announcement of the merger. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

Duff & Phelps prepared its opinion as of June 13, 2008. The opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of Duff & Phelps after the date of the Duff & Phelps opinion or otherwise to update, revise, or reaffirm its opinion. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting Duff & Phelps’ opinion after such date and prior to the completion of the merger, Duff & Phelps reserves the right to change, modify or withdraw its opinion.

Summary of Financial Analyses by Duff & Phelps

As part of its analysis to determine whether the merger consideration to be paid by us pursuant to the merger agreement was fair, from a financial point of view, to our common stockholders, Duff & Phelps took into consideration whether the merger consideration to be paid by us was not greater than the fair market value of all of HUGHES Telematics’ common stock by estimating the fair market value of HUGHES Telematics.

The following is a summary of the material financial analyses used by Duff & Phelps in connection with providing its opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Duff & Phelps, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Duff & Phelps’ opinion.

Discounted Cash Flow Analysis

A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. According to Duff & Phelps, a discounted cash flow analysis is the most relevant approach to valuing an early stage company with operations that are not currently generating positive earnings.

Duff & Phelps performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for HUGHES Telematics for the fiscal years 2008 through 2016 to (2) the present value of the “terminal value” for HUGHES Telematics as of 2016. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to securityholders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that Duff & Phelps used in its analysis were based on financial projections and estimates prepared by the management of HUGHES Telematics.

The financial projections provided by HUGHES Telematics were prepared by, and are the responsibility of, HUGHES Telematics’ management. The management of HUGHES Telematics believes that the financial projections were prepared on a reasonable basis, reflecting reasonable estimates and judgments. HUGHES Telematics does not, as a matter of course, publicly disclose forward-looking information as to future revenues or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of HUGHES Telematics. Further, since the projections cover more than eight years, uncertainties and contingencies are more likely to significantly affect actual results because such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly lower than projected. In addition, these projections were prepared solely for internal use and not for publication or with a view of complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. PricewaterhouseCoopers LLP has neither examined, compiled nor performed any procedures with respect to the such financial projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included elsewhere in this proxy statement relates to HUGHES Telematics’ historical financial information. It does not extend to the projected financial information and should not be read to do so.

The projections set forth below are included in this proxy statement only because they were derived from financial projections furnished by HUGHES Telematics to our management and Duff & Phelps in connection with the analysis required for the fairness opinion.

In preparing its discounted cash flow analysis, Duff & Phelps calculated a terminal value for HUGHES Telematics by applying a multiple of 8.0x to projected 2016 earnings before interest, taxes, depreciation and amortization (“EBITDA”). Duff & Phelps believes that the level of such a multiple is supported by trading multiples of publicly-traded companies that Duff & Phelps selected for purposes of its analysis. In selecting the 2016 EBITDA multiple, Duff & Phelps considered HUGHES Telematics’ projected revenue and EBITDA growth through 2016, as well as HUGHES Telematics’ lower capital expenditure requirements, relative to the selected public companies which are discussed below. Duff & Phelps discounted the projected free cash flows and the terminal value for HUGHES Telematics using discount rates ranging from 20% to 25%, which are commensurate with early-stage, high-growth companies. This range of discount rates was selected in light of observed long-term venture capital returns, such as the investor returns tabulated by the National Venture Capital Association.

Duff & Phelps used the following projections for HUGHES Telematics’ revenues and EBITDA for the fiscal years ending December 31, 2008 to 2016 in its discounted cash flow analysis. EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America. Duff & Phelps used EBITDA because Duff & Phelps believes EBITDA is a measure that is generally accepted by the financial community in the valuation of securities. In compiling the projections, HUGHES Telematics management considered, among other factors, (i) the estimated number of telematics control units to be installed on Chrysler and Mercedes-Benz vehicles based on contractual agreements and vehicle production volumes, (ii) estimated subscriber adoption and retention rates, (iii) subscription and other revenue and (iv) estimates of the costs of hardware, costs of service provision, research and development expense and other selling, general and administrative expenses.

($ In Millions)	2008	2009	2010	2011	2012	2013	2014	2015	2016
Revenue	$43	$86	$231	$440	$720	$1,050	$1,405	$1,720	$2,001
EBITDA	($36)	($31)	($23)	($2)	$102	$170	$272	$374	$452

The discounted cash flow analyses indicated a range of enterprise values for HUGHES Telematics of $820.0 million to $1,140.0 million and a range of equity values for HUGHES Telematics of $830.0 million to $1,150.0 million.

Selected Public Companies Analysis

Duff & Phelps compared certain financial information and valuation ratios of HUGHES Telematics to corresponding data and ratios from the following seven then-publicly-traded companies: Cablevision Systems Corp.; Comcast Corp.; DIRECTV Group, Inc.; DISH Network Corp.; Sirius Satellite Radio, Inc.; Time Warner Cable, Inc. and XM Satellite Radio Holdings, Inc. These public companies were selected based on similarities between their subscription-based revenue models and HUGHES Telematics’ revenue model, which is also subscriber-based. HUGHES Telematics and the selected companies’ services business models all share a focus on subscriber acquisition and retention. Duff & Phelps used publicly-available historical financial data and Wall Street research estimates as reported by Reuters. This analysis produced multiples of selected valuation data which Duff & Phelps utilized to estimate the terminal value of HUGHES Telematics in year 2016.

Duff & Phelps analyzed the latest twelve months (“LTM”) and projected EBITDA for each of the publicly-traded companies. Duff & Phelps then analyzed the peer group’s trading multiples of enterprise value

(“EV”) to their respective LTM and projected EBITDA figures. Duff & Phelps then compared the financial performance metrics of the publicly-traded companies to the projected 2016 financial performance of HUGHES Telematics to support the selection of the terminal multiple utilized in the discounted cash flow analysis. The table below reflects the observed trading multiples and historical and projected financial performance of the aggregate peer group.

	EV/LTM EBITDA	EV/2008E EBITDA	EV/2009E EBITDA	EBITDA Growth		EBITDA Margin
				LTM	2008E	LTM	2008E
High	8.6x	7.9x	7.4x	23.5%	22.4%	38.4%	38.5%
Low	6.3x	6.1x	5.4x	16.9%	6.7%	(36.4%)	(20.7%)
Mean	7.4x	6.8	6.2x	21.2%	12.2%	13.8%	18.1%
Median	7.3x	6.7x	6.1x	21.1%	10.5%	27.2%	27.%

Source of underlying data: Bloomberg, Capital IQ, Reuters, SEC filings

None of the public companies utilized in the foregoing analysis is, of course, identical to HUGHES Telematics. Accordingly, a complete valuation analysis cannot be limited to a quantitative review of the selected companies and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of HUGHES Telematics.

Summary of Analyses

The range of equity values for HUGHES Telematics that Duff & Phelps derived from its discounted cash flow analysis was $830.0 million to $1,150.0 million. Duff & Phelps noted that $480.0 million to $565.0 million aggregate consideration paid by us (as implied by the merger) to acquire HUGHES Telematics was below the indicated range of equity value from Duff & Phelps’ discounted cash flow analysis.

Fees and Expenses

The Duff & Phelps engagement letter with us, dated May 29, 2008, provides that, for its services, Duff & Phelps is entitled to receive from us a fee of $250,000, which was paid as follows: $125,000 non-refundable retainer upon execution of the engagement letter and $125,000 upon Duff & Phelps informing us that they are prepared to deliver their opinion. No portion of the fee paid to Duff & Phelps was contingent upon the consummation of the proposed merger. The engagement letter also provides that Duff & Phelps will be paid additional fees at its standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the opinion. In addition, we have agreed to reimburse Duff & Phelps for its reasonable out-of-pocket expenses and to indemnify Duff & Phelps and certain related persons against liabilities arising out of Duff & Phelps’ service as a financial advisor to our board of directors.

Other than the preparation of the opinion in connection with this merger, during the two years preceding the date of this opinion, Duff & Phelps has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; except that, as part of its investment banking and financial advisory businesses, Duff & Phelps is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes. These engagements in the two years preceding the date of this opinion have included a solvency opinion engagement for Apollo Management, L.P., a purchase price allocation analysis for HUGHES Telematics in connection with its acquisition of Networkcar, as well as various portfolio valuation review engagements for both Apollo Investment Corporation and Apollo Management, L.P., for each of which Duff & Phelps received customary fees and indemnification. Duff & Phelps may provide valuation and financial advisory services to us or our board of directors (or any committee thereof) in the future.

Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available under the DGCL for the stockholders of Polaris in connection with the merger proposal.

U.S. Federal Income Tax Consequences of the Merger

As the stockholders of Polaris are not receiving any consideration or exchanging any of their outstanding securities in connection with the merger with HUGHES Telematics, and are simply being asked to vote on the matters, the stockholders are not expected to recognize gain or loss for U.S. federal income tax purposes as a result of voting on these matters. If you vote against the merger proposal, properly elect a conversion of all of your shares of Polaris common stock for your pro rata portion of the trust account, terminate your interest in Polaris and the merger is consummated and as a result you receive cash in exchange for your Polaris common stock, you will be required to recognize gain or loss upon the exchange of your shares of common stock for cash. The tax consequences to stockholders of Polaris that properly elect conversion of less than all of their shares may be different, and those stockholders should consult their own tax advisors regarding the consequences of such an election. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

Anticipated Accounting Treatment

The merger will be accounted for as a reverse acquisition under the purchase method of accounting, with HUGHES Telematics being treated as the accounting acquirer. Consequently, HUGHES Telematics’ consolidated financial statements will become the historical financial statements of the registrant following consummation of the merger, with the transaction treated as a recapitalization of HUGHES Telematics.

Regulatory Matters

Polaris is required to file and deliver this proxy statement in connection with the special meeting of stockholders of Polaris under the Exchange Act. The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or “HSR Act”, except for filings with the State of Delaware necessary to effectuate the merger.

Consequences If Merger Proposal Is Not Approved

If the merger proposal is not approved by the stockholders, Polaris will not merge with HUGHES Telematics and Polaris will continue to seek other potential business combinations. Each of the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal are conditioned upon the approval of the other proposals and, in the event one or more of those proposals does not receive the necessary vote to approve that proposal or proposals, none of the proposals will be approved. In such an event, there is no assurance that Polaris will have the time, resources or capital available to find a suitable business combination partner before (1) the proceeds in the trust account are liquidated to holders of Polaris common stock purchased in its initial public offering and (2) Polaris is dissolved pursuant to the trust agreement and in accordance with Polaris’ certificate of incorporation.

Required Vote

Approval of the merger proposal will require the affirmative vote of a majority of the shares of Polaris common stock (a) voted by public stockholders present and entitled to vote at the special meeting in person or by proxy and (b) outstanding as of the record date. In addition, each Polaris stockholder that holds shares of common stock issued in its initial public offering has the right to vote against the merger proposal and elect that Polaris convert such stockholder’s shares for cash equal to a pro rata portion of the funds held in the trust account in which a substantial portion of the net proceeds of our initial public offering is deposited, calculated as of two business days prior to the consummation of the merger. These shares will be converted into cash only if the merger is completed and the stockholder complies with the conversion procedures. However, if the holders of 4,500,000 or more shares of Polaris common stock issued in our initial public offering, an amount equal to 30% or more of the total number of shares issued in our initial public offering, vote against the merger and properly elect conversion of their shares for a pro rata portion of the funds held in the trust account, then Polaris will not be able to consummate the merger, regardless of whether a majority of the shares of Polaris common stock (a) voted by public stockholders present and entitled to vote at the special meeting in person or by proxy and (b) outstanding as of the record date vote in favor of the merger proposal. Abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Recommendation

The board of directors has determined unanimously that the merger is in the best interests of Polaris and its stockholders and that it is in the best interests of Polaris that the stockholders approve the merger proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL. WHEN YOU CONSIDER THE RECOMMENDATION OF POLARIS’ BOARD OF DIRECTORS, YOU SHOULD KEEP IN MIND THAT CERTAIN OF HUGHES TELEMATICS’ KEY PERSONNEL AND POLARIS’ DIRECTORS AND OFFICERS HAVE INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM, OR IN ADDITION TO, YOUR INTERESTS AS A STOCKHOLDER, WHICH ARE DESCRIBED IN “INTERESTS OF POLARIS DIRECTORS AND OFFICERS IN THE MERGER.”

THE MERGER AGREEMENT

The following summary of the material provisions of the Agreement and Plan of Merger, or merger agreement, is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

This description of the merger agreement has been included solely to provide investors and security holders with information regarding its terms. While we have publicly disclosed the merger agreement and its terms by incorporating the merger agreement into this proxy statement, the representations and warranties made in the merger agreement may not accurately characterize the current actual state of facts with respect to Polaris or HUGHES Telematics because they were made only for purposes of such agreement and as of the specific dates set forth therein and may be subject to important exceptions, qualifications, limitations and supplemental information agreed upon by the contracting parties, including being qualified by disclosures made in confidential disclosure schedules delivered by the contracting parties in connection with negotiating the merger agreement. Moreover, some of those representations and warranties may have been used for the purposes of allocating contractual risk between the parties to the merger agreement, instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to public filings made with the SEC. The merger agreement is not intended to provide any other factual information about Polaris or HUGHES Telematics. Current factual information about Polaris and HUGHES Telematics can be found elsewhere in this proxy statement and in certain other public filings that Polaris makes with the SEC, which are available without charge at www.sec.gov.

Structure of the Merger

At the closing of the merger, HUGHES Telematics will be merged with and into Polaris, with Polaris as the surviving corporation in the merger. The merger has been structured to achieve a number of business, tax and other objectives of Polaris and HUGHES Telematics, and will involve a capital reorganization of HUGHES Telematics prior to the closing of the merger such that the only outstanding equity securities, other than warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, are shares of HUGHES Telematics common stock.

Merger Consideration

In exchange for all of their common stock and options exercisable for common stock of HUGHES Telematics, the HUGHES Telematics stockholders will receive from Polaris, at the closing of the merger, an aggregate of 43,895,112 shares of Polaris common stock and the HUGHES Telematics optionholders will receive options exercisable for an aggregate of 1,618,981 shares of Polaris common stock, subject to certain adjustments. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.

Not including the earn-out shares, the merger consideration has an aggregate value of approximately $416.5 million based on the closing price of Polaris common stock on June 13, 2008, the last trading day before the announcement of the proposed merger, and $376.0 million based on the closing price of Polaris common stock on October 14, 2008.

The number of shares of Polaris common stock received by HUGHES Telematics stockholders at the closing of the merger will be subject to possible adjustments, including the issuance of additional shares of Polaris common stock for the value of equity raised by HUGHES Telematics prior to the closing of the merger, if any, and for a shortfall in the net working capital of Polaris below an agreed upon amount. In particular:

•	Polaris has agreed to issue to HUGHES Telematics stockholders additional shares of Polaris common stock at the closing of the merger for the net amount of cash consideration received by HUGHES Telematics (after deducting any associated discounts, costs and fees) from the issuance and sale by HUGHES Telematics of HUGHES Telematics equity securities between signing of the merger agreement and the mailing of this proxy statement. The number of Polaris shares issued shall equal the net amount of cash consideration referred to above divided by $10.00. Any cash received by HUGHES Telematics pursuant to its outstanding credit facility (and the related issuance of warrants related to such credit facility) shall not be considered for the purposes of issuing additional shares of Polaris common stock.
•	Polaris has agreed to issue to HUGHES Telematics stockholders additional shares of Polaris common stock at the closing of the merger for the amount by which the net working capital of Polaris at the closing of the merger (not including any liability to Polaris stockholders who have properly elected to convert their shares into cash) falls below $138.0 million. The number of Polaris shares issued shall equal the working capital shortfall amount divided by $10.00.

Earn-Out Consideration

Polaris has agreed to release to the HUGHES Telematics stockholders an aggregate of 27,968,436 earn-out shares from escrow in three equal tranches upon the achievement of certain share price targets within five years after closing of the merger and to provide the HUGHES Telematics optionholders with earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock that will become exercisable in three equal tranches upon the achievement of the same share price targets within five years after closing of the merger. The first tranche of earn-out shares, 9,322,812 shares of Polaris common stock, will be released to the HUGHES Telematics stockholders if the trading price of Polaris common stock equals or exceeds $20.00 for any 20 trading days within a 30 trading-day period between the first and third anniversaries of the closing of the merger. The second tranche of earn-out shares, 9,322,812 shares of Polaris common stock, will be released if the trading price of Polaris common stock equals or exceeds $24.50 for any 20 trading days within a 30 trading-day period between the second and fourth anniversaries of the closing of the merger. The final tranche of earn-out shares, 9,322,812 shares of Polaris common stock, will be released if the trading price of Polaris common stock equals or exceeds $30.50 for any 20 trading days within a 30 trading-day period between the third and fifth anniversaries of the closing of the merger. The earn-out options in each tranche will not be exercisable unless the trading price of Polaris common stock equals or exceeds the $20.00, $24.50 and $30.50 share price targets, respectively, as specified immediately above, and unless the applicable earn-out options would have otherwise been exercisable according to their terms. The tranches for the earn-out options will each contain earn-out options exercisable for an aggregate of 343,852 shares of Polaris common stock. Upon achieving a share price target, the earn-out shares for the applicable tranche will be released to the HUGHES Telematics stockholders within 10 business days and the HUGHES Telematics optionholders will be able to exercise the earn-out options for the applicable tranche, according to the terms of such earn-out options. In the event that a share price target is not met in its measurement period but the immediately succeeding target is met within the succeeding measurement period, the HUGHES Telematics stockholders will receive the earn-out shares related to both share price targets and the HUGHES Telematics optionholders will be entitled to exercise, according to their terms, the corresponding earn-out options. If a share price target is not met within its measurement period, and for the first and second tranches, the immediately succeeding target is not met within the succeeding measurement period, the earn-out shares related to the missed share price target will be cancelled by Polaris, and the corresponding earn-out options will no longer be capable of becoming exercisable.

Treatment of Outstanding HUGHES Telematics Stock Options

Options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the merger will be exchanged in connection with the merger for options to purchase shares of Polaris common stock. The number of shares of Polaris common stock for which each option is exercisable will be determined by multiplying the number of shares of HUGHES Telematics common stock for which such option is exercisable by the exchange ratio (the ratio used to convert HUGHES Telematics common stock into Polaris common stock as merger consideration pursuant to the merger agreement). The exercise price for the Polaris stock option will be determined by dividing the exercise price of the HUGHES Telematics stock option by the exchange ratio. The options to purchase Polaris common stock received in connection with the merger are expected to contain the same general terms and conditions as the options to purchase HUGHES Telematics common stock for which they were exchanged. As of June 30, 2008, all outstanding HUGHES Telematics stock options will be exchanged in connection with the merger for options exercisable for an aggregate of 1,618,981 shares of Polaris common stock and additionally, options exercisable for an aggregate of an additional 1,031,557 shares of Polaris common stock, which will be divided into three tranches and will be exercisable if the trading price of Polaris common stock equals or exceeds certain share price targets.

Closing

The closing of the merger will take place on the third business day following the satisfaction or waiver of all conditions described below under the section entitled “The Merger Agreement — Conditions to the Completion of the Merger,” or such other date as Polaris and HUGHES Telematics may agree.

Representations and Warranties

The purchase agreement contains customary representations and warranties of each of Polaris and HUGHES Telematics relating to, among other things: (a) proper organization and similar corporate matters; (b) the authorization, performance and enforceability of the merger agreement and related transactions; (c) absence of any conflicts relating to merger agreement and the related transactions; (d) brokers; (e) governmental approvals; (f) capital structure; (g) absence of certain events; (h) financial information and absence of undisclosed liabilities; (i) taxes; (j) title to assets and properties; (k) contracts and commitments; (l) litigation; (m) environmental matters; (n) compliance with laws; (o) employee matters; (p) insurance; (q) proprietary matters; (r) compliance with applicable securities laws and (s) affiliate transactions.

In addition, HUGHES Telematics made additional representations and warranties relating to:

•	information supplied for use in this proxy statement;
•	business intellectual property; and
•	sufficiency of assets.

Polaris also made additional representations and warranties relating to:

•	information supplied for use in this proxy statement;
•	Polaris’ filings with the SEC; and
•	the required vote of Polaris stockholders.

Materiality and Material Adverse Effect

Certain representations and warranties are qualified by materiality or material adverse effect.

For the purpose of the merger agreement, a material adverse effect as to HUGHES Telematics means any fact, circumstance, change or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on (1) the ability of HUGHES Telematics to consummate the merger or (2) the condition (financial or otherwise) or results of operations of HUGHES Telematics, taken as a whole. None of the following will be deemed to be or constitute a material adverse effect as to HUGHES Telematics:

•	the continuation or increase of net operating losses or the use of available capital resources and increased borrowings, in each case permitted by the merger agreement and associated with its business (but not excluding the underlying cause of such losses, uses or borrowings);
•	the effect of economic, financial or political conditions or changes therein which do not disproportionately affect HUGHES Telematics relative to other participants in its industry;
•	the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect HUGHES Telematics relative to other participants in its industry; or
•	changes in the applicable laws or accounting standards.

A material adverse effect as to Polaris means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (1) is, or is reasonably likely to become, materially adverse to the business, prospects, condition (financial or otherwise), assets or results of operations of Polaris or

(2) would prevent or materially impair or materially delay the ability of Polaris to perform its obligations under the merger agreement. None of the following will be deemed to be or constitute a material adverse effect as to Polaris:

•	the effect of economic, financial or political conditions or changes therein which do not disproportionately affect Polaris relative to other participants in its industry;
•	the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect Polaris relative to other participants in its industry; or
•	changes in the applicable laws or accounting standards.

Covenants

The parties to the merger agreement have agreed to perform certain covenants.

For the period commencing with the execution and delivery of the merger agreement and continuing until the termination of the merger agreement or the closing date, except as expressly permitted by the merger agreement, HUGHES Telematics has agreed that it will (a) carry on its business in all material respects in the ordinary course of business, (b) use reasonable best efforts to preserve intact relationships with HUGHES Communications, Inc. and automakers with which it has contractual relationships and (c) use reasonable best efforts to keep available the services of its present officers and key employees.

HUGHES Telematics has also agreed that, except for various exceptions contained in the merger agreement or the related disclosure statement and schedules, HUGHES Telematics will not do any of the following:

•	amend or propose to amend any of its organizational documents that would prevent, restrict or otherwise impair the consummation of the merger or the reorganization actions to be taken prior to the merger, or that would be reasonably expected to materially delay such consummation;
•	authorize for issuance, issue, sell or deliver or commit to issue, sell or deliver any of its securities, except for equity securities for a net consideration of up to $75.0 million in the aggregate (such equity issuance to be subject to certain conditions). The equity issuance can in no circumstances materially impair the consummation of the merger or be reasonably expected to materially delay such consummation;
•	acquire, redeem or amend any of its securities;
•	make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other equity securities;
•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of HUGHES Telematics;
•	forgive any loans to any of its employees, officers or directors, or any of its affiliates;
•	except for what is permitted under HUGHES Telematics’ existing credit facility, incur or assume any long-term or short-term indebtedness or issue any debt securities, or mortgage, pledge or suffer any lien on any of its material assets;
•	acquire any other person or entity, or any equity or ownership interest therein, that would materially impair the consummation of the merger or be reasonably expected to delay such consummation;
•	sell or dispose of any other person or entity, or any equity or ownership interest therein, that would materially impair the consummation of the merger or be reasonably expected to materially delay such consummation;
•	except as may be required to remain in compliance with law or U.S. GAAP, make any change in any of its accounting principles or practices;

•	acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for transactions that would not materially impair the consummation of the merger or be reasonably expected to materially delay such consummation;
•	take any action or fail to take any action which could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code (the “Code”);
•	except for transactions with HUGHES Communications, Inc., or its subsidiaries, enter into any transactions or agreements with an affiliate of HUGHES Telematics of a type that would be required to be disclosed under Item 404 of Regulation S-K of the Securities Act;
•	amend, modify, waive, terminate, release any terms of, or grant, assign or transfer any of its material rights under, any contracts with automakers;
•	change any material tax election, amend any tax returns, change any tax accounting method, settle or compromise any material tax liability, or consent to the extension or waiver of the limitations period applicable to a material tax claim or assessment;
•	enter into, amend or extend any collective bargaining agreement; or
•	enter into a contract to do any of the foregoing, or knowingly take any action which would materially impair its ability to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation.

In addition to the restrictions described above, following the date on which Polaris expects to first distribute this proxy statement to Polaris stockholders, HUGHES Telematics has agreed not to:

•	authorize for issuance, issue, sell, deliver or commit to issue, sell or deliver, any equity securities;
•	except for issuance of stock options in the ordinary course of business consistent with past practice to newly-hired employees, grant any stock options, stock appreciation rights, restricted shares, restricted stock units or other equity-based awards with respect to the common stock of HUGHES Telematics;
•	except as required by law or any existing benefit plan, (1) increase any compensation of its directors, executive officers, key employees, consultants, contractors or others service providers, other than increases in the ordinary course, (2) establish, or amend in any way that would increase the cost thereunder of, any stock-based compensation plan; (3) accelerate the vesting of or lapsing of any restrictions with respect to stock-based compensation; (4) cause the funding of any rabbi trust or similar arrangement; (5) materially change any actuarial or other assumptions used to calculate funding obligations with respect to employee benefit plans; (6) hire employees in the positions of executive officer (except for replacement hires or hires currently budgeted for) or (7) terminate the employment of any executive officer, other than for cause;
•	acquire, sell, lease, license or dispose of any property or assets, except for transactions in the ordinary course;
•	acquire (by merger, consolidation or acquisition of stock or assets) any other person or any equity or ownership interest therein for consideration of more than $5.0 million in the aggregate;
•	settle or compromise any material pending or threatened legal action, or pay or agree to pay or discharge any material liability (other than liabilities in the ordinary course and the payment of liabilities existing on the date of the merger agreement pursuant to their terms);
•	terminate, enter into or amend in any material respect any contract that would be a “Company Material Contract” as defined in the merger agreement, or waive, release, grant, assign or transfer any of its material rights or claims thereunder;
•	waive, settle, or release any material rights or claims against third parties; or
•	enter into a contract to do any of the foregoing.

For the period commencing with the execution and delivery of the merger agreement and continuing until the termination of the merger agreement or the closing date, except as expressly permitted by the merger agreement, Polaris has agreed not to do any of the following:

•	propose to adopt any amendments or to amend its organizational documents;
•	authorize for issuance, issue, sell or deliver any of its securities (including through the grant of options);
•	acquire or redeem, directly or indirectly, or amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity securities, except in connection with the exercise of conversion rights by Polaris stockholders;
•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
•	except as may be required to remain in compliance with GAAP, make any change in any of its accounting principles or practices;
•	take any action or fail to take any action which could be reasonably expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
•	change any material tax election, amend any tax returns, change any tax accounting method, settle or compromise any material tax liability, or consent to the extension or waiver of the limitations period applicable to a material tax claim or assessment;
•	enter into a contract to do any of the foregoing, or knowingly take any action which would materially impair its ability to consummate the merger in accordance with the terms of the merger agreement or materially delay such consummation;
•	enter into any contract that would be a “Parent Contract” as defined in the merger agreement; or
•	take any action after the delivery of the working capital certificate that would cause such certificate to be inaccurate in any material respect.

Polaris Proxy Statement and Stockholders’ Meeting.  Polaris has agreed to prepare and file a proxy statement with the SEC and any other filing required under the securities laws or any other federal, foreign or blue sky laws, and to call and hold a meeting of its stockholders for the purpose of seeking the approval of the merger proposal by its stockholders. Subject to its fiduciary duties under Delaware law, Polaris has also agreed that it will, through its board of directors, recommend to its stockholders that they approve the merger proposal, the pre-closing certificate amendment proposal, the post-closing certificate amendment proposal and, if necessary, the adjournment proposal. Polaris has agreed to use best efforts to obtain its stockholders’ approval, subject to certain limitations.

Provision of Financial Statements.  HUGHES Telematics must provide to Polaris for inclusion in this proxy statement (1) HUGHES Telematics’ and its subsidiaries’ unaudited consolidated financial statements as of June 30, 2008 and for the six months ending June 30, 2008, as soon as practicable but no later than September 30, 2008; and (2) HUGHES Telematics’ and its subsidiaries’ audited consolidated financial statements as of September 30, 2008 and for the nine months ending September 30, 2008 (the “September Financial Materials”), as soon as reasonably practicable but no later than December 31, 2008.

Directors of Polaris After Closing.  Polaris and HUGHES Telematics have agreed to take all necessary actions so that (i) Jeffrey A. Leddy, Andrew D. Africk, Matthew H. Nord,           ,            and           , or such other persons designated by Apollo prior to the closing of the merger (at least one of whom must be considered independent under the rules of the American Stock Exchange and NASDAQ), (ii) Marc V. Byron, or such other person designated by the board of directors of Polaris prior to the closing of the merger who is reasonably acceptable to Apollo and (iii)          and         , or such other persons mutually designated by Polaris’ board of directors and Apollo, each of whom the board of directors of Polaris has determined to be independent under the rules of the American Stock Exchange and NASDAQ are appointed or elected directors of Polaris effective immediately after the closing of the merger. Because Apollo will beneficially own more than 50% of Polaris common stock following the merger, we will operate as a “controlled company” under applicable rules of both the American Stock Exchange and NASDAQ.

HSR Act.  Polaris and HUGHES Telematics will each, if required pursuant to the HSR Act, as promptly as practicable after execution and delivery of the merger agreement, prepare and file the notification required by the HSR Act, respond promptly and in good faith to all information requested by the governmental entities and otherwise cooperate in good faith with each other. Polaris and HUGHES Telematics will use their reasonable best efforts to determine whether any similar filings, consents or waiting periods are required from any third parties or other governmental entities, timely make all such filings and obtain all such consents, and take all reasonable steps as necessary to avoid any action by a governmental entity.

Required Information.  Each party will, upon request, furnish the other with all information about themselves and their subsidiaries, their directors, officers, stockholders, partners, and such other matters as reasonably necessary or advisable in connection with the merger, or any statement, filing, notice or application to any third party or governmental entity in connection with the merger. Each party will also each provide the other with full access during normal business hours to its properties, books, records and employees.

Confidentiality.  Each party has agreed that all information exchanged in connection with the merger that is not required to be filed with the SEC pursuant to applicable law will be subject to the non-disclosure agreement.

Public Disclosure.  Each party has agreed to cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the merger. Each party has agreed it will not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the merger without the prior consent of the other party, subject to certain exceptions set forth in the merger agreement. Each party has agreed not to unreasonably withhold approval from the other party with respect to any press release or public announcement. If a party is required by any law or the rules and regulations of, or pursuant to any agreement with, a stock exchange, to make the merger agreement and the terms of the merger public or otherwise issue a press release or make public disclosure, such party will, to the extent permitted by law, consult with the other party and give the other party reasonable time to comment on the release or announcement in advance of issuance.

Reasonable Best Efforts.  Each party has agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, to consummate the merger, including the following: (1) cause the conditions precedent to the closing of the merger to be satisfied; (2) obtain all necessary consents, approvals or waivers from third parties required as a result of the merger; (3) defend any action challenging the merger agreement or the consummation of the merger and (4) execute and deliver any additional instruments reasonably necessary to consummate the merger and to fully carry out the purposes of the merger agreement.

Notices of Certain Events.  Each party has agreed to notify the other of (1) any notice from any person alleging that person’s consent is required in connection with the merger or the reorganization and (2) any event affecting the parties, the assets, liabilities or employees of the parties or the consummation of the merger.

Directors’ and Officers’ Insurance.  Until the sixth anniversary of the date of closing of the merger, Polaris is obligated to maintain directors’ and officers’ liability insurance for persons covered under its directors’ and officers’ insurance policy as of the date of the execution and delivery of the merger agreement with the same directors’ and officer’s liability insurance coverage as provided by Polaris from time to time to its existing directors and officers. However, Polaris will not be required to expend in the aggregate amounts in any year in excess of 250% of the amount of the last annual premium for such insurance to cover its then existing directors and officers (in which event, Polaris is obligated to purchase the greatest coverage available for such amount).

Notice of Changes.  Each party will give prompt notice to the other upon becoming aware of (1) any event that would cause any of its representations or warranties to be untrue or inaccurate or (2) any failure to comply with any covenant, condition or agreement to be complied with or satisfied prior to the closing of the merger, in either case the discovery, occurrence or failure of which would permit the other party to terminate the merger agreement without regard to cure periods. With the exception of certain representations and warranties, HUGHES Telematics may disclose additional matters to Polaris not later than 10 business days prior to the mailing of this proxy statement to reflect an action taken after the signing of the merger agreement and permitted to be taken under its interim covenants, so long as HUGHES Telematics is in compliance with its obligations under the merger agreement relating to the subject matter of such disclosure. Such supplemental disclosures will not prevent Polaris from terminating the merger agreement or not consummating the merger because of a breach of HUGHES Telematics’ representations and warranties. HUGHES Telematics may not make such a supplemental disclosure if such matter (1) arose prior to the date of the merger agreement and was required to disclosed or (2) resulted from a breach of any covenant or agreement by HUGHES Telematics or Polaris. Such supplement disclosure will not cure any breach of representation or warranty that otherwise might have existed by reason of any variance or inaccuracy.

Amended and Restated Polaris Organizational Documents.  Promptly following the closing of the merger, Polaris will (1) amend its certificate of incorporation as described in this proxy statement and (2) amend its bylaws substantially to the form set forth in the exhibits to the merger agreement.

No Solicitation.  From the date of the merger agreement through either the closing or the termination of the agreement, neither HUGHES Telematics nor Apollo Management, L.P. and its affiliates shall authorize or permit any of its officers, directors, employees, investment banks, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (1) furnish confidential information relating to HUGHES Telematics or any of its subsidiaries, afford access to their business, properties, assets, books or records, or otherwise knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with, any third party seeking to make, or that has made, a proposal to acquire HUGHES Telematics, or (2) with respect to HUGHES Telematics, enter into an acquisition agreement with a third party. From the date of the merger agreement through either the closing or the termination of the agreement, Polaris shall not authorize or permit any of its officers, directors, employees, investment banks, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make a proposal to acquire a third party or have discussions with another party regarding an acquisition. However, Polaris may engage in discussions with a third party (1) in response to an unsolicited bona fide proposal or offer from such third party, (2) that Polaris’ board of directors has determined in good faith to be reasonably likely to be more favorable to Polaris and its stockholders than the merger or (3) where failure to engage in such discussion would cause Polaris’ board of directors to violate its fiduciary duties.

Additional Agreements.  The parties agree to use their reasonable best efforts to finalize certain additional agreements described below as soon as reasonably practicable following the date of the merger agreement.

Reservation of Polaris Common Stock.  At least 48 hours prior to the closing of the merger, Polaris will reserve a sufficient number of shares of Polaris common stock, based upon a good faith effort, to be available for issuance upon exercise of all the HUGHES Telematics stock options exchanged pursuant to the merger into options to acquire Polaris common stock.

Pre-Closing Confirmation and Certification.  No later than 72 hours prior to the closing of the merger, Polaris will (1) give the trustee of the trust account advance notice of effective time of the merger, (2) use its best efforts to cause the trustee to provide a written confirmation to HUGHES Telematics of the dollar amount held in the trust account that be will released to the combined company upon consummation of the merger and (3) provide a certificate setting forth the estimated working capital shortfall, calculated as the positive difference between $138.0 million and Polaris’ net working capital (as calculated pursuant to the merger agreement) immediately prior to the effective time. No later than 72 hours prior to the printing of the proxy statement, HUGHES Telematics will provide a certificate setting forth (1) the net amount of cash consideration received by HUGHES Telematics (after deducting any associated discounts, costs and fees) from the issuance of equity securities of HUGHES Telematics between the signing of the merger agreement and the mailing of this proxy statement, and (2) the number of shares of Polaris common stock to be issued for such cash consideration. Any cash received by HUGHES Telematics pursuant to its outstanding credit facility (and the related issuance of warrants related to such credit facility) will not be considered for the purposes of issuing additional shares of Polaris common stock.

HUGHES Telematics Stockholder Representation Letters.  To the extent reasonably required to comply with the Securities Act, HUGHES Telematics will use its commercially reasonable best efforts to promptly obtain from all of the holders of HUGHES Telematics common stock immediately prior to the effective time a reasonable and customary investor representations letter.

Reorganization.  Prior to the closing of the merger, HUGHES Telematics and the HUGHES Telematics stockholders who are party to the Support and Reorganization Agreement will reorganize HUGHES Telematics’ capital structure such that the only outstanding equity securities, other than warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, are shares of HUGHES Telematics common stock. If warrants issued in connection with the credit facility are not exercised prior to the effective time of the merger, HUGHES Telematics must effect the automatic exercise of such warrants immediately following the effective time, and Polaris and HUGHES Telematics will amend the terms of the merger agreement as reasonably necessary to ensure that this exercise has no economic effect on the merger or the relative rights of the parties.

Conditions to the Completion of the Merger

The obligations of both Polaris and HUGHES Telematics to complete the merger are subject to the satisfaction or waiver by the other party at or prior to the closing date of various conditions, including:

•	the absence of any law or action by any court or other United States government entity which may make the merger illegal or otherwise prohibit consummation of the merger;
•	the termination or expiration of the HSR Act waiting period, the receipt of all approvals and consents of a governmental entity have been made, except where the failure to obtain such approval or consent would not have a material adverse affect on Polaris, HUGHES Telematics or the operation of the business of the combined company and its subsidiaries from and after the effective time; and
•	the approval by Polaris stockholders of the merger and the other proposals contained in this proxy statement.

Polaris’ obligation to complete the merger is also subject to:

•	the representations and warranties of HUGHES Telematics that relate to authority, no brokers, capital structure, transactions with affiliates and stockholder approval being true and correct in all respects, and all of HUGHES Telematics’ other representations and warranties being true and correct as of the closing date as if they were made on that date, except as would not have a material adverse effect;
•	HUGHES Telematics’ performance or compliance in all material respects with its covenants and obligations contained in the merger agreement;
•	there having been no material adverse effect with respect to HUGHES Telematics since the date of the merger agreement;
•	each of the additional agreements, described below, having been delivered by each of the parties to such agreements, other than Polaris or the holders of Polaris common stock;
•	Polaris having received from Wachtell, Lipton a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code; and
•	appraisal not having been demanded and validly perfected in accordance with the DGCL for more than 1,000 shares of HUGHES Telematics common stock (as adjusted for stock dividends, stock splits and similar events).

HUGHES Telematics’ obligation to complete the merger is also subject to:

•	the representations and warranties of Polaris that relate to organization and authority being true and correct as of the closing date as if they were made on that date, and all of Polaris’ other representations and warranties being true and correct as of the closing date as if they were made on that date, except as would not have a material adverse effect;
•	Polaris’ performance or compliance in all material respects with its covenants and obligations contained in the merger agreement to be performed or complied with prior to the closing date;
•	there having been no material adverse effect with respect to Polaris since the date of the merger agreement;
•	each of the additional agreements, described below, having been delivered by each of the parties to such agreements, other than HUGHES Telematics, the holders of HUGHES Telematics common stock and other equity securities of HUGHES Telematics, or HUGHES Telematics’ officers or employees;
•	HUGHES Telematics having received from Skadden, Arps a written opinion, dated as of the closing date, to the effect that the merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code;
•	at least 48 hours prior to the closing, Polaris having reserved a sufficient number of shares of Polaris common stock, based on its good faith estimate, to be available for issuance upon exercise of all the converted HUGHES Telematics stock options; and
•	Polaris having used its reasonable best efforts to ensure that the shares of Polaris common stock to be issued in connection with the merger have been authorized for listing on any national securities exchange or national quotation system on which the Polaris common stock is then listed or quoted.

If Polaris waives a material condition to the merger, it will then consider resoliciting stockholder approval of the merger. The decision to resolicit stockholder approval will depend upon whether the Polaris board of directors believes that a Polaris stockholder could reasonably be expected to take into account the waiver of the condition in deciding how to vote on the merger. At this time, the Polaris board of directors does not contemplate or intend to waive any of the conditions of the merger agreement.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the closing:

•	by mutual written agreement of Polaris and HUGHES Telematics;
•	by either party, if the closing of the merger has not occurred before the earlier of (1) April 15, 2009 or (2) 70 days after the date this proxy statement was distributed to Polaris stockholders;
•	by either party, if there is any law or court or governmental order, which is not subject to appeal or has become final, that makes consummation of the merger illegal or otherwise prohibited;
•	by either party, if there has been a breach of any representation, warranty, covenant or agreement by the other party that would cause (1) a representation or warranty not to be true and correct as of the closing (and, with respect to certain representations by HUGHES Telematics, not to be true and correct when made), subject to certain materiality standards or (2) a required covenant or agreement not to be performed in some material respect, unless such breach is curable prior to the termination date and the party continues to exercise reasonable best efforts to cure it (unless, in the case of a breach by HUGHES Telematics, the breach is not cured within 45 days);
•	by HUGHES Telematics if Polaris’ board of directors changes its recommendation to its stockholders regarding the merger;

•	by either party, if the required approvals of Polaris stockholders related to the merger are not obtained; or
•	by Polaris, if HUGHES Telematics fails to deliver the September Financial Materials as soon as reasonably practicable but no later than December 31, 2008.

Effect of Termination

In the event of termination of the merger agreement, the merger agreement will become void and have no effect, without any liability on the part of either party or its affiliates or representatives, except that (1) the provisions of the merger agreement concerning confidentiality, the trust waiver, certain general provisions of the merger agreement and definitions in the merger agreement will survive termination, and (2) each party will still be liable for any fraud, willful misrepresentation or intentional material breach of the merger agreement.

Survival

All representations and warranties of HUGHES Telematics in the merger agreement, the transaction documents or any certificate delivered in connection with the merger agreement will survive the closing of the merger and continue in effect for 15 months thereafter. All representations and warranties of Polaris will terminate at the closing of the merger. The covenants of HUGHES Telematics and Polaris contained in the merger agreement will survive the closing of the merger indefinitely or until, by their respective terms, they expire.

Indemnification

HUGHES Telematics stockholders must indemnify and hold harmless Polaris, the combined company and their respective directors, officers, agents, employees, successors and assigns (collectively, the “Polaris indemnitees”) for any losses, whether as a result of any third-party claim or otherwise, by reason of, arising out of or resulting from (1) HUGHES Telematics’ breach of any representation and warranty of HUGHES Telematics in the merger agreement, any transaction document, any schedule or any certificate delivered by HUGHES Telematics pursuant to the merger agreement or in connection with the closing of the merger; (2) the breach of any covenant or agreement of HUGHES Telematics contained in the merger agreement; (3) certain pre-closing taxes of HUGHES Telematics or its subsidiaries in excess of any amounts specifically identified and reserved in its audited consolidated balance sheet as of December 31, 2007 or taxes of other persons for which HUGHES Telematics or any of its subsidiaries may be liable under Treasury Regulation §1.1502-6 or similar state, local or foreign provision or (4) Polaris’ enforcement of its rights to indemnification under the merger agreement.

As the sole and exclusive source of indemnification, 7.5% (3,292,137 shares) of the 43,895,112 shares of Polaris common stock to be issued to the HUGHES Telematics stockholders as merger consideration upon consummation of the merger will be deposited in escrow and reserved for indemnification (the “escrowed indemnity shares”). In addition, 7.5% (2,097,630 shares) of the 27,968,436 earn-out shares of Polaris common stock to be issued to HUGHES Telematics stockholders upon the achievement of certain share price targets over the five-year period following the closing of the merger will be deposited in escrow and reserved for indemnification, with each tranche of earn-out shares contributing one-third of such indemnity shares (the “earn-out indemnity shares”). Except in the case of fraud, willful misrepresentation or intentional breach, any indemnification payments will be paid solely from the shares placed in escrow and reserved for indemnification. Claims for indemnification may be asserted by Polaris once the damages exceed a deductible of $2.0 million in the aggregate, in which event the amount payable will include all amounts in the deductible and all future amounts that become payable thereafter. All amounts payable will be net of any tax benefit realized by the combined company or any Polaris indemnitee and settled first against the escrowed indemnity shares, then against the earn-out indemnity shares on a pro rata basis against each tranche of earn-out shares. The escrowed indemnity shares, less any of the shares applied in satisfaction of a claim for indemnification and the shares related to any claim for indemnification that is then unresolved, will be released on the fifth business day following the date that is 15 months from the closing of the merger to such persons as set forth in the merger agreement. The earn-out indemnity shares, less any of the shares applied in satisfaction of a claim for indemnification and the shares related to any claim for indemnification that is then unresolved, will be released when the corresponding tranche of earn-out shares are released to such persons as set forth in the merger agreement. For purposes of satisfying an indemnification claim, shares of Polaris common stock will be valued at last sale price regular-way on the date of payment to a Polaris indemnitee or, if no such sale takes place on that date, the average of the closing bid and asked prices regular-way on the principal securities exchange on which the Polaris common stock is listed or admitted to trading, or, if the Polaris common stock is not listed on that day, the average of the highest bid and lowest asked prices on that day in the domestic over-the-counter market as reported by the National Quotations Bureau, Incorporated, or any similar or successor organization.

Apollo is designated as the initial “escrow representative” with respect to indemnification matters. Apollo will act as the representative of HUGHES Telematics stockholders and may take actions with respect to claims made by a Polaris indemnitee for indemnification under the merger agreement (including, without limitation, the power to agree to, negotiate, enter in settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The escrow representative is the only party entitled to assert the rights of HUGHES Telematics stockholders with respect to indemnification under the merger agreement. Each HUGHES Telematics stockholder will indemnify the escrow representative from and against such stockholder’s ratable share of all liabilities, losses, damages, claims, costs or expenses incurred by the escrow representative arising out of or resulting from its permitted actions and omissions in its capacity as escrow representative. If the escrow representative resigns or is unable to act, it will select a successor.

At the closing of the merger, Polaris, the escrow representative and Continental Stock Transfer & Trust Company will enter into an escrow agreement in customary form and substance as reasonably agreed to by Polaris and HUGHES Telematics.

Marc V. Byron will control all actions and decisions of Polaris or the combined company for the purposes of amendment, waiver or termination of the merger agreement; indemnification under the merger agreement; delivery or cancellation of the earn-out shares or escrowed indemnity shares and the achievement of the price targets for release of the earn-out shares or the escrow agreement (or any disputes relating to the foregoing). If Mr. Byron ceases to be on the board, his replacement (who will be nominated by the initial stockholders of Polaris and elected in accordance with the shareholders’ agreement) will so act, or, if there is no such person on the board, an “independent” director, as defined under the applicable stock exchange rules and who has not for the preceding two years had a material relationship with Apollo Management, L.P. or its affiliates (the “unaffiliated directors”), will so act.

The combined company will give the escrow representative and the unaffiliated directors written notice after receiving written notice of a third-party claim or after discovering a third-party claim, specifying the details of such claim. The unaffiliated directors will defend, contest or otherwise protect the Polaris indemnitees against the third-party claim and may claim, for and on behalf of the combined company, all or a portion of the Escrowed Indemnity Shares or earn-out shares reserved for indemnification as reimbursement for costs and expenses incurred in such defense.

Amendments

Prior to closing, the merger agreement may only be amended with the written consent of both Polaris and HUGHES Telematics. From and after the closing of the merger, any amendment will require the consent of Polaris and Apollo (or the successor escrow representative). Any post-closing amendment to the merger agreement must be approved by a majority of Polaris’ unaffiliated directors.

Fees and Expenses

Each party will pay all of its respective transaction fees and expenses.

Trust Account Waiver

HUGHES Telematics and each of the holders of HUGHES Telematics common stock and other equity securities has waived any rights, title, interest or claim of any kind it has or may have in the future in or to any monies in the trust account and agrees not to seek recourse (whether directly or indirectly) against the trust account or any funds distributed therefrom (except for monies distributed to Polaris from time to time to cover its tax obligations) as a result of, or arising out of, any claims against Polaris or otherwise arising under the merger agreement or otherwise.

Governing Law

The merger agreement is governed by the laws of the State of Delaware.

AGREEMENTS RELATED TO THE MERGER

Shareholders’ Agreement

As a condition to closing the merger, Polaris, Polaris’ initial stockholders and certain HUGHES Telematics stockholders will enter into a shareholders’ agreement. The signatory HUGHES Telematics stockholders will include Apollo, Jeffrey A. Leddy, Erik J. Goldman, Robert C. Lewis, Craig J. Kaufmann, Kevin Link, Charles Link, Frederick Blumer, Art McMahon, Andrew D. Africk, Matthew H. Nord, Keith J. Schneider, the Jeffrey A. Leddy Grantor Retained Annuity Trust and Blumer Family LLC.

Under this agreement, the signatory HUGHES Telematics stockholders will agree not to transfer any shares of Polaris common stock, including shares of Polaris common stock underlying stock options, issued to them in the merger for a period of two years after the closing of the merger, with certain limited exceptions for private transfers (e.g., to family members) where the transferee agrees to be bound by the terms of the lock-up exceptions. Additionally, HUGHES Telematics stockholders will agree not to transfer any earn-out shares of Polaris common stock, including shares of Polaris common stock underlying earn-out options, issued to them in the merger and placed in escrow until the earlier of (i) one year following any of the three possible distributions of these securities from escrow, which will occur only if the price of Polaris common stock equals or exceeds certain targets specified in the merger agreement, with respect to the securities released in each applicable distribution or (ii) the end of the measurement period during which the applicable target for each distribution was achieved with respect to the securities that were distributed. All of the HUGHES Telematics stockholders are subject to these transfer restrictions except for one non-employee, unaffiliated stockholder of HUGHES Telematics, who will own less than 50,000 shares of Polaris common stock at the closing of the merger (including earn-out shares). HUGHES Telematics stockholders may vote the earn-out shares without restriction and escrowed indemnity shares while they remain in escrow.

In addition, our initial stockholders will agree that the Polaris common stock and insider warrants owned by them and held in escrow will continue to be subject to the restrictions and other provisions of the Stock Escrow Agreement and Warrant Escrow Agreement, each dated as of January 11, 2008, by and among Polaris, certain of our initial stockholders and Continental Stock Transfer & Trust Company. These shares of Polaris common stock have been placed in escrow until the earliest of (i) one year after the consummation of a business combination, (ii) the last sales price of Polaris common stock equals or exceeds $18.00 per share for any 20 trading days within any 30-trading day period commencing after the consummation of the business combination or (iii) Polaris consummates a subsequent liquidation, merger, stock exchange or similar transaction that results in Polaris stockholders having the right to exchange their shares of common stock for cash, securities or other property. While these shares are held in escrow, the holders of these securities may not transfer their securities, with certain exceptions for private transfers (e.g., to family members) where the transferee agrees to be bound by the terms of the Stock Escrow Agreement. The insider warrants have been placed in escrow and will not be released until 45 days after the completion of a business combination. The initial stockholders have agreed that the insider warrants will not be sold or transferred by them until 45 days after Polaris has completed a business combination.

The parties to the shareholders’ agreement will agree that, immediately upon the closing of the merger, Polaris’ board of directors will be expanded to nine members and that the directors of the combined company will initially be (i) Jeffrey A. Leddy, Andrew D. Africk, Matthew H. Nord,           ,            and           , or such other persons designated by Apollo prior to the closing of the merger (at least one of whom must be considered independent under the rules of both the American Stock Exchange and NASDAQ), (ii) Marc V. Byron, or such other person designated by the board of directors of Polaris prior to the closing of the merger who is reasonably acceptable to Apollo and (iii)            and           , or such other persons mutually designated by Polaris’ board of directors and Apollo, each of whom the board of directors of Polaris has determined to be independent under the rules of both the American Stock Exchange and NASDAQ. Accordingly, Apollo will have significant control over the combined company and significant transactions after the merger.

In the event Marc V. Byron resigns, is removed, or is unable to serve on our board of directors while earn-out shares or escrowed indemnity shares remain in escrow (the “escrow period”), Polaris will nominate a replacement designated by our initial stockholders (as determined by a majority-in-interest of the initial stockholders). All parties to the shareholders’ agreement will vote their shares in favor of Marc V. Byron or a replacement director designated by the initial stockholders until the earlier of (i) the termination of the escrow period and (ii) the date when the initial stockholders hold less that 50% of the outstanding shares of Polaris common stock held by the initial stockholders at the closing of the merger.

The shareholders’ agreement will provide for certain registration rights beginning after the expiry of the applicable transfer restrictions for the shares of Polaris common stock issued to HUGHES Telematics stockholders in the merger, the shares of Polaris common stock held by the initial stockholders, the Polaris warrants and shares of Polaris common stock underlying such warrants (the “registerable securities”). Under the shareholders’ agreement, HUGHES Telematics stockholders and the initial stockholders will be afforded demand rights, shelf registration rights and piggyback rights. The registration rights provisions of the shareholders’ agreement will replace the registration rights agreements currently in effect between Polaris and its initial stockholders.

The HUGHES Telematics stockholders holding a majority-in-interest of the HUGHES Telematics stockholders’ registerable securities and the initial stockholders holding a majority-in-interest of the initial stockholders’ registerable securities will be able to make written demands (a “demand notice”) to Polaris to register all or any portion of their respective registerable securities (a “demand registration”) at any time after the expiry of the applicable transfer restrictions and will also be able to make shelf takedown demands for their respective registerable securities at any time after Polaris has become eligible to file registration statements on Form S-3 and after the expiry of the applicable transfer restrictions. Polaris will not be required to (i) effect more than two demand registrations and two shelf takedown demands initiated by the initial stockholders or four demand registrations and four shelf takedown demands initiated by HUGHES Telematics stockholders or (ii) effect a demand registration or shelf takedown for the initial stockholders if the value of registerable securities in the proposed registration or shelf takedown is less than $2.0 million, or effect a demand registration or shelf takedown for the HUGHES Telematics stockholders if the value of registerable securities in the proposed registration or shelf takedown is less than $20.0 million. The demand notice and demand registration are subject to customary limitations on demands, cutbacks, withdrawals and underwriters. HUGHES Telematics stockholders and the initial stockholders will have unlimited piggyback rights after the expiry of the applicable transfer restrictions, subject to customary restrictions. Securities will cease to be registerable pursuant to the shareholders’ agreement once they are saleable under Rule 144 and not subject to the volume restrictions therein.

Polaris will agree to indemnify the HUGHES Telematics stockholders and initial stockholders from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact therein or necessary to make the statements therein not misleading or any violation by Polaris of the Securities Act relating to action or inaction required of Polaris in connection with any such registration, provided such registration statement or prospectus included securities requested to be registered pursuant to the shareholders’ agreement. Each HUGHES Telematics stockholder and each of our initial stockholders will, in the event that any registration is being effected pursuant to the shareholders’ agreement for such securities, agree to indemnify and hold harmless Polaris from any losses arising out of, or based upon, any untrue statement of a material fact contained in any registration statement or prospectus, any omission to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformance with information furnished in writing to Polaris by such HUGHES Telematics stockholder or our initial stockholder.

The shareholders’ agreement will terminate (i) with respect to the HUGHES Telematics stockholders, on the date when the HUGHES Telematics stockholders hold less than 10% of the outstanding Polaris common stock, and (ii) with respect to all parties, on the date of a change of control of Polaris. The registration rights of the HUGHES Telematics stockholders and the initial stockholders, as applicable, will survive until such holders no longer own any Polaris common stock (or, with respect to the initial stockholders, any warrants). The indemnification provisions will survive the termination of the shareholders’ agreement.

Escrow Agreement

At the closing of the merger, Polaris, the escrow representative and Continental Stock Transfer & Trust Company will enter into an escrow agreement in customary form and substance as reasonably agreed to by Polaris and HUGHES Telematics. The escrow agreement will govern the terms of, and limit the transferability of, the earn-out shares and the escrowed indemnity shares.

THE PRE-CLOSING CERTIFICATE AMENDMENT PROPOSAL

Proposal

Assuming the merger proposal is approved by Polaris stockholders, Polaris is proposing to amend its amended and restated certificate of incorporation to (A) change Polaris’ name from “Polaris Acquisition Corp.” to “              ” (B) increase the number of Polaris’ authorized shares of common stock from 55,000,000 to 155,000,000 and authorized shares of preferred stock from 1,000,000 to 10,000,000, (C) remove the entirety of Article Fifth and (D) amend certain other ministerial provisions of the certificate of incorporation, each as set forth in the form of Polaris’ restated certificate of incorporation attached as Annex B. If the merger proposal is not approved, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal will not be presented at the special meeting.

In the judgment of our board of directors, the pre-closing certificate amendment proposal is desirable in order to (1) ensure that our name will adequately reflect our business operations in the event that the merger with HUGHES Telematics is consummated, (2) ensure that we have a sufficient number of authorized shares of our capital stock to enable us to complete the merger, (3) remove information about our incorporator, Jeffrey M. Gallant, that is no longer applicable after consummation of the merger and (4) make certain ministerial changes to the certificate of incorporation after giving effect to the various amendments contained in the pre-closing certificate amendment proposal. Furthermore, the increase in authorized shares of preferred stock can be useful in providing the board of directors with flexibility when considering future financing transactions. You are urged to read the restated certificate of incorporation in its entirety.

Required Vote

The approval of the pre-closing certificate amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Polaris common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote against the pre-closing certificate amendment proposal.

Recommendation

The board of directors of Polaris believes that it is in the best interests of Polaris that the stockholders approve the proposal to amend certain other provisions of the certificate of incorporation relating to the operation of Polaris as a blank check company prior to the consummation of the a business combination, including, among other things, certain other ministerial amendments, as more fully set forth in the form of Polaris’ restated certificate of incorporation attached as Annex B. Such sections will not be applicable upon consummation of the merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE APPROVAL OF THE PRE-CLOSING CERTIFICATE AMENDMENTS PROPOSAL.

THE POST-CLOSING CERTIFICATE AMENDMENT PROPOSAL

Proposal

Assuming the merger proposal is approved by Polaris stockholders, Polaris is proposing, effective after the consummation of the merger, (A) to remove provisions of Article Third relating to the dissolution and liquidation of Polaris in the event that a business combination is not consummated prior to January 11, 2010, (B) to replace (1) the entirety of Article Sixth with a provision providing that Polaris is to have perpetual existence and (2) the entirety of Article Seventh with a provision providing that Polaris reserves the right to amend, alter, change or repeal any provision in Polaris’ amended and restated certificate of incorporation in the manner now or hereafter prescribed therein and by the laws of the State of Delaware, all of which relate to the operation of Polaris as a blank check company prior to the consummation of a business combination and (C) amend certain other ministerial provisions of the certificate of incorporation. The form of restated certificate of incorporation as expected to be approved and filed after giving effect to all of the proposed amendments described in the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal is attached as Annex B. If the merger proposal is not approved, the pre-closing certificate amendment proposal and post-closing certificate amendment proposal will not be presented at the special meeting.

In the judgment of our board of directors, the post-closing certificate amendment proposal is desirable because the entirety of Article Sixth, the entirety of Article Seventh and the provisions of Article Third to be amended as described above relate to the operation of Polaris as a blank check company prior to the consummation of a business combination. Article Third provides, among other things, that if a business combination is not consummated prior to January 11, 2010, Polaris’ purpose will automatically, on January 11, 2010, be limited to effecting and implementing the dissolution and liquidation of Polaris and taking other necessary actions for that limited purpose. Article Sixth requires that Polaris’ existence terminate on January 11, 2010. Article Seventh requires, among other things, that proceeds from Polaris’ initial public offering be held in a trust account until a business combination or liquidation of Polaris has occurred, that the terms of a proposed business combination be submitted for approval by Polaris stockholders, and that Polaris’ board be divided into three classes. These sections will not be applicable following consummation of the merger. The provisions that will replace these sections are necessary to adequately address the post-merger needs of Polaris as an operating company.

Required Vote

The approval of the post-closing certificate amendment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Polaris common stock on the record date. Abstentions and broker non-votes will have the same effect as a vote against the post-closing certificate amendment proposal.

Recommendation

The board of directors of Polaris believes that it is in the best interests of Polaris that the stockholders approve the proposal to amend our certificate of incorporation to replace, effective after the consummation of the merger, the entirety of Article Sixth and the entirety of Article Seventh with the provisions described above and remove the provisions of Article Third set forth above. These provisions relate to the operation of Polaris as a blank check company prior to the consummation of a business combination, and none of these sections will be applicable after the consummation of the merger. Our certificate of incorporation requires that the removal or amendment thereof may only become effective upon the consummation of a business combination.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF THE APPROVAL OF THE POST-CLOSING CERTIFICATE AMENDMENT PROPOSAL.

THE ADJOURNMENT PROPOSAL

Proposal

An adjournment proposal, if presented by Polaris’ board of directors, would allow the special meeting to be adjourned to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger. In no event will Polaris solicit proxies to adjourn the special meeting or consummate the merger beyond the date by which it may properly do so under its second amended and restated certificate of incorporation and Delaware law.

Consequences If Adjournment Proposal Is Not Approved

If an adjournment proposal is presented to the special meeting and is not approved by the stockholders, Polaris’ board of directors will not be able to adjourn the special meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting to approve the consummation of the merger. In such event, the merger will not be completed and, unless Polaris is able to consummate a business combination with another party no later than January 11, 2010, it will be required to liquidate.

Required Vote

The approval of the adjournment proposal will require the affirmative vote of the holders of a majority of the shares of Polaris common stock represented in person or by proxy and entitled to vote thereon at the special meeting. Abstentions and broker non-votes will have no impact upon the approval of the adjournment proposal.

Recommendation

The board of directors of Polaris believes that is it in the best interests of Polaris that the stockholders approve the adjournment proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

BUSINESS OF HUGHES TELEMATICS

Overview

HUGHES Telematics, Inc. is an automotive telematics services company that currently provides and is further developing a broad suite of real-time services and applications to serve drivers and owners of automobiles. These services and applications will be enabled through a state-of-the-art communications infrastructure, including a hardware component that is factory-installed in new vehicles as a result of multi-year contractual arrangements with automakers. In certain instances, these services will be available through HUGHES Telematics interfacing with compatible third-party hardware already installed by automakers.

HUGHES Telematics has contracts to be the provider of telematics services in the United States for owners of new vehicles sold by Chrysler and Mercedes-Benz starting in 2009. HUGHES Telematics also continues to market its telematics service to other automakers. Through Networkcar, its wholly-owned subsidiary, HUGHES Telematics currently offers remote vehicle monitoring and other data services through after-market hardware sold by Networkcar to be installed on existing fleet vehicles.

From its inception through the six months ended June 30, 2008, all of HUGHES Telematics’ revenues were earned through the sale of Networkcar’s products and services. For the six months ended June 30, 2008 and the year ended December 31, 2007, Networkcar generated revenues of approximately $13.0 million and $20.4 million, respectively. Although Networkcar has been HUGHES Telematics’ sole source of revenue to date, HUGHES Telematics expects to derive its revenue increasingly from the telematics services provided to Chrysler and Mercedes-Benz vehicles and those being marketed to other automakers. HUGHES Telematics expects a significant portion of its future revenues to be generated from subscriptions for consumer service offerings, as well as from transaction or pre-paid package fees, hardware sales, automaker and dealer service offerings and from strategic relationships with third parties, who are expected to develop applications for HUGHES Telematics’ services and product offerings.

Services and Products for Automotive Manufacturers

HUGHES Telematics anticipates offering the following services (as well as many others) to owners and lessors of vehicles with compatible factory-installed hardware:

•	Safety and Security	Automatic crash notification, emergency calling, stolen vehicle location assistance, roadside assistance, tripped alarm notification, emergency messaging and emergency management.
•	Navigation	GPS and dead reckoning technologies, the integration of dynamic data including real-time traffic data, a comprehensive list of up-to-date points of interest, dynamic maps, scenic descriptions, turn-by-turn directions, geo-tagging and preferred daily routes with a web interface to customize navigation options.
•	Convenience	Conversational voice recognition, remote access, personal calling using the embedded cellular phone, Bluetooth-enabled hands-free calling, hands-free audible e-mail, family locate/geo-fencing, travel assistance and access to a 24-hour concierge services.
•	Diagnostics	Vehicle systems status, maintenance reminders, online diagnostic analysis, engine check emails and the ability for the vehicle owner to contact his or her preferred service location to schedule maintenance.

•	Infotainment	Customized and location-specific information, such as sports, weather, news, gas prices, traffic information, movie times, mobile commerce and social networks and the ability for the vehicle owner to synchronize data from an MP3 player, a personal digital assistant (PDA), cell phone or other similar device with the vehicle.

HUGHES Telematics’ principal services will be offered either through a factory-installed hardware component, known as a telematics control unit or TCU, designed by HUGHES Telematics, or through interfacing with compatible third-party hardware installed in existing vehicles. In either case, HUGHES Telematics’ solution serves as the communications hub in the vehicle, enabling the vehicle and its occupants to remain wirelessly connected to a host of services. HUGHES Telematics’ factory-installed hardware solution incorporates a flexible architecture that facilitates remote programming in support of both planned and future service offerings.

HUGHES Telematics is the only telematics service provider that is not owned by an automaker offering to manage an end-to-end telematics solution in the automotive industry. We believe that this approach (i.e., supporting the entire telematics value chain) differentiates HUGHES Telematics from other telematics service providers by giving HUGHES Telematics greater flexibility to deliver the combination of services that a given automaker desires to offer its customer base and allowing HUGHES Telematics to better manage the ongoing cost of delivering the solution. By managing these challenges in partnership with the automaker, HUGHES Telematics frees the automaker to focus on its core business — designing and selling automobiles — rather than managing a complicated and cutting-edge consumer electronics solution. The value proposition to the automaker comes in many forms, including product differentiation via innovative consumer services and technology, connectivity to all vehicles, remote quality and diagnostic capabilities, and improved tools for better customer and vehicle management. Additionally, because of its ability to serve as a hardware and service provider as well as a manager of wireless carrier relationships, HUGHES Telematics believes that through its scale it can provide a lower cost structure for the automaker and reduce the timeframe for new service integration in the vehicle. The HUGHES Telematics architecture also allows the automaker to manage that portion of the solution it prefers to play a more direct role in delivering. Thus to the extent that an automaker desires to provide hardware or call center support, HUGHES Telematics’ systems are designed to permit such integration.

Networkcar

Through Networkcar, HUGHES Telematics currently provides fleet operators with a vehicle management solution that includes remote vehicle monitoring and other data services through aftermarket hardware purchased separately and installed on existing vehicles. HUGHES Telematics acquired Networkcar in August 2006 for approximately $24.7 million in cash and an earn-out potential of an additional $5.0 million if certain sales targets are met between 2008 and 2010. Networkcar provides a fleet management solution which includes an easy-to-use automatic vehicle location and remote vehicle diagnostics system and is targeted to the approximately 20 million local commercial fleet vehicles operating throughout North America. Networkcar’s main product, Networkfleet, allows fleet managers to monitor driver performance for unauthorized/unsafe usage, as well as data such as current location, fuel consumption, mileage, emission compliance status, and actual driving speed through custom mapping and reporting. For the six months ended June 30, 2008 and the year ended December 31, 2007, Networkcar generated revenues of approximately $13.0 million and $20.4 million, respectively.

Industry

Introduction

Since the mid-1990’s in the United States, consumer awareness and demand have grown dramatically for in-car safety and security applications, navigation systems, diagnostics capabilities and various forms of infotainment integration. While a growing number of consumers now have or want these services, only approximately 4.8 million of the approximately 16.1 million cars and light trucks sold or leased in the United States market in 2007 were equipped with a telematics solution. With domestic automakers increasingly seeking value-added services to attract car buyers, in-vehicle telematics solutions have been moving from a premium service in limited luxury models to a standard feature found in many vehicles. Telematics Research Group (“TRG”) predicts that all luxury brands will offer telematics by 2010, with all non-luxury brands following by 2015. The number of global telematics users is expected to jump to over 169.4 million in 2012 from just 33.4 million in 2007, a compounded annual growth rate (“CAGR”) of 38%, according to TRG. The United States market, with an estimated 60% of the world’s telematics users in 2007, is expected to grow at a CAGR of 31% as telematics technology and services become more widely available in vehicles sold in the United States. According to TRG, telematics subscribers in the United States are expected to more than double from 6.5 million in 2007 to 13.7 million in 2012.

Competitive Landscape

Telematics service providers compete directly for long-term telematics services relationships with automakers. Some of these solutions are “embedded,” or factory-installed, in the vehicle while others involve aftermarket products, such as personal navigation devices (“PNDs”). As a general rule, factory-installed solutions (such as that offered by HUGHES Telematics through its TCU) offer a wider range of services and far superior usability compared with non-factory-installed solutions and, therefore, greater potential value to the end user. Other parties, such as wireless phone and other handheld device providers, offer limited services and products that partially overlap with the services provided by telematics companies. HUGHES Telematics’ unique competitive advantage relative to all of these competitors is the ability to offer a fully integrated solution providing for superior ease of use for the consumer. Having factory-installed devices in the vehicle also allows HUGHES Telematics the opportunity to take advantage of using the entire infrastructure (i.e., screens, audio, controls, battery, antennas, etc) of the vehicle to further enhance the robustness and ease of use of the services.

Telematics Service Providers

Telematics service providers in the United States include OnStar, ATX Group and Cross-Country. Of these telematics service providers, OnStar, a wholly-owned subsidiary of General Motors, is the most well-known telematics services provider in the United States, surpassing 5 million subscribers in 2007. OnStar’s services are marketed to General Motors’ vehicles. OnStar focuses its service offerings around safety and security applications, including roadside assistance, emergency help following an airbag deployment and stolen vehicle tracking. OnStar has also introduced additional services, such as remote vehicle diagnostics and turn-by-turn navigation.

Although OnStar offers similar services to HUGHES Telematics, it largely offers its services only to owners and lessors of vehicles sold by General Motors and therefore does not compete directly with HUGHES Telematics for telematics services contracts from other automakers. Consequently, management views OnStar’s recent success as supportive of the broader telematics market. OnStar’s success has increased consumer awareness and appreciation of telematics services, and illustrates the consumer’s willingness to pay monthly subscription fees for the services provided. Additionally, General Motors has been vocal about the internal benefits OnStar provides the General Motors engineering teams, resulting in significant annual savings, and thereby encouraging other automakers to consider adding telematics capabilities to their vehicles. At this juncture, OnStar’s advertising support for its solutions has produced almost 100% recognition among U.S. new car buyers of the OnStar brand.

ATX Group currently provides services to BMW, Mercedes-Benz, PSA Peugeot Citroen and Rolls-Royce Motor Cars. Mercedes-Benz has terminated its contract with ATX Group, effective November 2009. Starting in November 2009, HUGHES Telematics will become the provider to all new Mercedes-Benz vehicles manufactured for the United States market and Mercedes-Benz’s provider of choice for all legacy telematics customers. HUGHES Telematics’ major competitors for aftermarket telematics services are @Road, WebTech and Telogis.

Aftermarket Fleet Telematics Service Providers

There are over 20 aftermarket telematics suppliers that provide GPS tracking capabilities for fleets of vehicles. The market is segmented based on the type of fleet and the type of functionality required. These segments include, among others, long-haul trucking, service vehicles, municipalities, construction, school bus and emergency service vehicles. The suppliers range from Qualcomm, which is a major supplier to long haul truck fleets, to numerous small suppliers with simple web applications and no intellectual property. Networkcar is one of the largest suppliers that serve the broad local fleet market which includes cars, light-duty trucks and heavy-duty trucks. In the light-duty vehicle fleets, Networkcar is the only supplier with patented diagnostic capabilities in addition to vehicle location. With so many smaller suppliers with undifferentiated products, HUGHES Telematics and Networkcar anticipate that only a few will emerge as industry leaders.

Overlapping Services and/or Products

Various services and/or products overlap and consequently indirectly compete with telematics services. Such services and/or products include navigation systems, radio services, mobile communications, such as cellular telephones and PDAs, and providers of factory-installed, in-vehicle communications and entertainment systems.

Navigation Suppliers.  Navigation systems, including factory-installed systems, which tend to be expensive, as well as mobile devices, are growing in popularity. Factory-installed systems, manufactured by tier-one automotive suppliers were available as an option or standard in approximately 69% of vehicles sold in North America in 2007. However, the high cost of such optional factory-installed systems has helped keep the adoption rate relatively low. According to TRG, factory-installed navigation systems were sold in approximately 1.7 million vehicles (11% of all vehicles) in 2007. Portable navigation devices are also widely used. According to TRG/iSuppli, approximately 12.3 million portable navigation devices were sold in North America in 2007. HUGHES Telematics’ major competitors for factory-installed navigation systems will be Harman International, Alpine Electronics, Xanavi, Denso and Pioneer Electronics. HUGHES Telematics will also compete with providers of portable navigation devices such as Garmin, TomTom and Magellan.

Mobile Communications.  Cellular telephones and PDAs are widely used and some of the services offered through these products compete with telematics services. For example, navigation is a service increasing available on a cellular telephones and PDAs on a subscription basis, as are certain location based infotainment services, such as Loopt, Buddy Beacon and Plazes.

Factory-Installed, In-Vehicle Communications and Entertainment Systems.  HUGHES Telematics’ major competitor for factory-installed, convenience and entertainment systems developed is Microsoft, which currently provides these systems to Ford vehicles, with an announced agreement to provide to Hyundai vehicles as well. These systems do not include an embedded communications capability and depend upon the consumer’s cell phone being present in vehicle, powered on, with an appropriate data plan for providing connected services into the vehicle. Furthermore, both XM Satellite Radio and Sirius Satellite Radio deliver content to consumers through strategic relationships with automakers that may compete with our business.

Business Strategy

HUGHES Telematics’ objective is to become the leading provider of standard, integrated telematics services to cars and light trucks around the world. It intends to achieve this goal through a four-part strategy:

Provide flexibility to automakers by offering to manage all components of a telematics solution

HUGHES Telematics is unique to the industry in that it is the only independent telematics services provider that offers to manage all aspects of a telematics solution. By offering to manage all elements of the telematics value chain, including the design, development, manufacturing, network operations, product integration, billing and customer contact, HUGHES Telematics is in a position to optimize an automaker’s telematics solution and minimize costs by providing the benefits of a flexible architecture, innovative solutions and scalable services. The involvement of HUGHES Telematics throughout the entire telematics’ value chain will allow it to meet the needs of automakers who desire an entire end-to-end telematics solution and those automakers with compatible third party hardware who desire more limited telematics services.

For automakers seeking an end-to-end solution, HUGHES Telematics has committed, in regard to its TCU, to maintaining a flexible architecture with a short product update cycle that is operating-system and wireless-technology independent, thereby mitigating the risks of hardware and network obsolescence. The TCU design incorporates existing and planned cellular and wireless broadband pipes to the vehicle, integration of satellite radio to support a new category of services and, when available, two-way hybrid satellite/terrestrial and 4G technology (LTE and/or WiMax) connectivity for true nationwide communications.

HUGHES Telematics has designed and built a state-of-the art TCU for introduction in model year 2010 vehicles to be produced in 2009. HUGHES Telematics anticipates introducing new generations of hardware with enhanced communications and processing functionality at regular intervals. This continuous product evolution stands in contrast to existing telematics products that have remained largely unchanged in functionality since their introduction in the mid-1990s.

For automakers seeking only a telematics service provider to provide service to compatible third party hardware installed in existing vehicles, HUGHES Telematics’ involvement in the full telematics chain will allow it to formulate innovative approaches to providing services aimed at reducing automaker cost and increasing consumer satisfaction. Furthermore, HUGHES Telematics low marginal cost of servicing additional subscribers when compared to telematics companies or in-house automaker telematics units with fewer vehicles on their network will further enable it to reduce costs for automotive manufacturers.

Develop additional relationships with automakers

HUGHES Telematics’ goal is to be the independent telematics services provider of choice to the automotive industry. Thus, HUGHES Telematics is seeking to develop relationships with a large number of automakers. Additional relationships, if established, will likely result in HUGHES Telematics’ success not being tied to any single automaker. HUGHES Telematics is exploring opportunities with all automakers serving the United States market, other than General Motors. HUGHES Telematics believes that its industry experience, innovative service and product offering, and flexible approach to service offerings, combined with its independence from automaker ownership, provides a compelling competitive advantage in securing these relationships.

By making HUGHES Telematics’ services and product offerings standard in all vehicles produced, an automaker creates a platform that supports a broad opportunity for value creation among numerous stakeholders. HUGHES Telematics and the third parties with whom it has a strategic relationship, who are expected to develop applications for HUGHES Telematics’ services and product offerings, can rely on the standard HUGHES Telematics’ services and product to know that HUGHES Telematics’ services and the two-way communications channel is available across all vehicle lines.

For vehicles in which HUGHES Telematics’ TCU is standard, the automaker’s engineers can integrate other vehicle modules, such as Bluetooth and satellite radio, into the TCU, creating tremendous savings opportunities as redundant supporting components become unnecessary. Further, the platform is expected to be able to be used as a conduit for remotely upgrading or patching software in vehicles both prior to leaving the factory as well as once the vehicle has been sold, an innovative capability that provides material economic benefits to the automakers, their dealers and the vehicle owners, helping automakers avoid costly recalls.

Develop relationships with industry leaders to offer innovative content and services and build and diversify revenue base

HUGHES Telematics is working to enable a community of compelling content offerings and applications that will enhance the vehicle ownership experience. By establishing standard connectivity with every vehicle, third-party services including mobile e-commerce, data applications, location-based services and dealer applications will open up multiple revenue opportunities. HUGHES Telematics envisions that a network of market-leaders with whom it has strategic relationships will adapt existing applications and offerings for the HUGHES Telematics platform. HUGHES Telematics is in discussion with numerous leading companies in the financial services, insurance, vehicle security and recovery, real estate, Internet search, wireless communications, satellite broadcasting and vehicle navigation sectors to promote the availability of such content.

Fleet management services strategy

HUGHES Telematics expects Networkcar to experience significant growth over the next few years driven primarily by (i) increased adoption by fleet operators looking to more effectively manage maintenance, assess vehicle performance and operational efficiency, and reduce costs and (ii) distribution arrangements with the large fleet management service providers, including Gelco Corporation, d/b/a GE Fleet Services, PHH Vehicle Management Services, LLC d/b/a PHH Arval, Automotive Rentals, Inc., and other value added resellers, including Wright Express Financial Services Corporation, the largest provider of fleet fueling card programs. These partners provide Networkcar with access to more than two million fleet vehicles without the need for significant investments in sales and marketing resources. Further, as Networkcar continues to build its subscriber base, HUGHES Telematics expects that a larger percentage of Networkcar’s revenues will be generated from the recurring monthly service subscriptions.

Services

HUGHES Telematics plans to offer a comprehensive suite of service applications that will allow HUGHES Telematics and third parties with which it has strategic relationships to achieve market differentiations. HUGHES Telematics plans to offer services to end-user consumers through its consumer services offering and to fleet operators, automakers, dealers, the insurance industry, location-based advertisers and users of traffic probe data through its enterprise services offerings.

Consumer Service Offerings

HUGHES Telematics intends to offer five categories of consumer service offerings: safety and security, navigation, convenience, diagnostics and infotainment. HUGHES Telematics will launch its initial consumer service offering in mid-2009 with safety and security applications, including automatic crash notification, emergency calling, stolen vehicle location assistance and remote door unlock/lock as the core service set. The other consumer services are being actively developed by HUGHES Telematics or its strategic partners and are expected to launch 12 to 24 months after the launch of the initial consumer service.

Safety and Security.  HUGHES Telematics’ products will be anchored by traditional safety and security features, including automatic crash notification, emergency calling, stolen vehicle location assistance, roadside assistance, tripped alarm notification, emergency messaging and emergency management.

Through an emergency call relay center operated by its strategic partner, Intrado Inc., HUGHES Telematics expects to utilize certified emergency response specialists that are Association of Public-Safety Communications Officials and National Emergency Number Association certified and have direct public safety experience as firefighters, emergency medical technicians or police officers. Through its exclusive relationship with Intrado, HUGHES Telematics’ emergency call relay centers will use the most accurate and up-to-date Public Safety Answering Point location data and customer calls will be prioritized within the 9-1-1 system at a high level.

Navigation.  HUGHES Telematics expects to offer a multi-tiered navigation system which functions using GPS and dead reckoning technologies and that can be standard on every vehicle line. HUGHES Telematics plans to leverage its vehicle connectivity to offer unique combinations of off board server-based and vehicle-based services, including the integration of real-time traffic data, a comprehensive list of up-to-date points of interest, dynamic maps and scenic descriptions. To couple with traditional navigation features such as turn-by-turn directions, HUGHES Telematics envisions creating several personalized navigation features to enhance the customer navigation experience such as geo-tagging and preferred daily routes. Users of HUGHES Telematics’ navigation service are expected to have access to various techniques to input their destination, including voice recognition and use of HUGHES Telematics’ and other third parties’ web portals for sending directions into the vehicle.

Convenience.  HUGHES Telematics’ convenience services are being designed to provide the vehicle owner an enhanced ownership experience and assistance in interacting with his or her vehicle. These services are expected to include conversational voice recognition, personal calling using the embedded cellular phone, Bluetooth enabled hands-free calling, hands-free audible e-mail, family locate/geo-fencing and access to a 24-hour concierge services.

Diagnostics.  HUGHES Telematics’ diagnostics services are planned to allow the vehicle owner to manage the maintenance and care of the vehicle proactively, saving time and money in the future. These services include systematic communications regarding status of vehicle systems, maintenance reminders, recall notifications, interactive user manuals, online diagnostic analysis, engine check emails and the ability for the vehicle owner to contact his or her preferred service location to schedule maintenance. In addition, HUGHES

Telematics is working with regulators to develop a remote emissions program that would continuously check emissions metrics and notify the vehicle owner if the vehicle is not compliant, improving not only the “health” of the vehicle but also the environment overall. United States Environmental Protection Agency and Department of Energy figures indicate that as many as 10% of vehicles in the U.S. are out of compliance with emissions standards, suggesting that the potential benefits of achieving 100% compliance could result in annual saving of as much as 6 billion gallons of gasoline, or 300 million barrels of oil — equivalent to reducing U.S. consumption by as much as 4%. At today’s prices the cost savings exceed $20 billion per year as well as eliminating over 10 million tons of greenhouse gasses and pollutants, up to 10% of today’s North American pollution emissions. This service is offered on a limited basis today to Networkcar’s fleet customers in California.

Infotainment.  HUGHES Telematics plans to combine information and entertainment into a suite of services which provide access customized and location-specific information, such as sports, weather, news, gas price, traffic information, media commerce and social networking. Via Bluetooth, a USB port or HUGHES Telematics’ web portal, HUGHES Telematics intends to allow a vehicle owner to synchronize data from an MP3 player, a PDA, cell phone or other similar device with the vehicle which allows for access to stored music, address books, calendars and email. Further, HUGHES Telematics has engineered the ability to incorporate a fully integrated satellite radio chipset in the TCU which enables low-cost penetration of satellite radio into every vehicle.

Enterprise Service Offerings

HUGHES Telematics currently expects to support enterprise offerings to six key categories of users: fleet operators, automakers, dealers, the insurance industry, location-based advertising and users of traffic probe data. Through its service commitments with current and potentially additional automakers, HUGHES Telematics expects to participate in all resulting revenue streams, in whole or in part.

Fleet Operators.  Through Networkcar, HUGHES Telematics currently provides an aftermarket wireless fleet management solution, including an easy-to-use automatic vehicle location and remote vehicle diagnostics system. Networkcar targets the North American local fleet market, a market of approximately 20 million commercial vehicles that is largely composed of small fleets and is highly elastic. Networkcar’s main product, Networkfleet, allows fleet managers to cost effectively monitor driver performance for unauthorized/unsafe usage, as well as data such as current location, fuel consumption, mileage, emission status, and actual driving speed through custom mapping and reporting. Once it begins factory installation of TCUs in 2009, HUGHES Telematics expects to increase its penetration of the local fleet market by leveraging Networkcar’s brand and expertise to sell similar services which can be activated over the air without the need for installation of aftermarket hardware. For rental fleet applications that typically result in vehicles remaining in fleet service less than 12 months, the Networkfleet application can be activated over the air, and when the vehicle enters the consumer market, the TCU can be reprogrammed to support consumer applications.

Automakers.  HUGHES Telematics believes that the value proposition to the automaker comes in many forms: product differentiation through innovative technology, connectivity to vehicles, remote quality and diagnostic capabilities and improved tools for better customer and vehicle management. HUGHES Telematics intends to work with its automaker partners to identify cost savings opportunities using real-time data collected from vehicles and by taking advantage of engineering synergies of integrating multiple components and functions into the TCU. The collection of real-time diagnostic information from vehicles is considered by automakers to provide valuable insight on the performance of numerous vehicle systems and parts allowing the automaker to improve the quality of its vehicles more efficiently than is possible today. Further, as the TCU will be interconnected with the vehicle’s local area network that supports communication among other vehicle control units (CAN bus systems), HUGHES Telematics expects to be able to support an automaker’s upgrade of vehicle software, avoiding costly recalls and without the consumer having to bring the vehicle into a dealership. HUGHES Telematics intends also to offer tools to maintain contact with the vehicle owner through its service offerings and web portal, which will help the automaker sustain its relationship with the customer following the lease or purchase of a vehicle.

Dealers.  HUGHES Telematics intends to provide dealers with numerous revenue and cost savings opportunities. Using HUGHES Telematics’ location tracking assistance, dealers will be able to track their vehicle inventory and guard against theft, thus reducing insurance costs. Real-time diagnostic information is expected to enable dealers to be proactive in contacting vehicle owners, subject to a vehicle owner’s prior consent, regarding preventative maintenance before a more costly problem arises. Further, dealers are expected to be able to manage the schedule of their service bays more efficiently as issues can be diagnosed prior to the arrival of the vehicle. Early diagnosis of problems also allows for more efficient parts inventory management as items necessary for upcoming maintenance requests can be ordered in advance. Also, similar to the automaker, dealers are expected to be able to leverage HUGHES Telematics’ access to the customer and communicate with the vehicle owner via HUGHES Telematics’ web portal.

Insurance Industry.  The insurance industry has long considered usage-based or “pay as you drive” insurance as an area of promise. Today, several leading automotive insurance providers are developing products that offer dynamic rating as a function of the vehicle owner’s driving behavior incorporating characteristics such as miles driven, speed, sudden starts and stops, time of day and location. HUGHES Telematics has held discussions with several automotive insurance companies regarding the development of a self-installed aftermarket product which these companies can leverage while they continue actively researching the feasibility of usage-based insurance in the United States market. To this end, HUGHES Telematics has contracted with a leading automotive insurance company to assess, develop, test and potentially produce software and hardware for a usage-based insurance program. Importantly though, the long-recognized key to the usage-based insurance business model is eliminating the installation and equipment cost. Because HUGHES Telematics is under contract to install its TCU as standard equipment in nearly all Chrysler and Mercedes-Benz vehicles produced for sale in the United States and is in discussion with other automakers, HUGHES Telematics believes it is well positioned as a natural long-term strategic partner for usage-based insurance services offered by the automotive insurance industry.

Location-Based Advertising.  Through the vehicle’s navigation system, the driver can search for businesses, products or services in close proximity to the vehicle’s current location. HUGHES Telematics intends to form strategic relationships with an existing search engine provider to develop a paid advertising search model whereby businesses can target an already mobile consumer. HUGHES Telematics believes that point of interest searches from the vehicle should have a higher conversion rate than ordinary Internet searches. Point of interest searches should therefore command a premium over paid Internet search rates as a search from within a vehicle en route to a destination is more likely to result in an imminent purchase, as compared to mere browsing or research-focused activity from home. Other opportunities may be available for businesses to “push” advertisements or coupons to the vehicle based on vehicle owner preferences set on HUGHES Telematics’ web portal.

Traffic Probe Data Users.  HUGHES Telematics believes that, through Networkcar, it is currently one of the largest providers of real-time traffic probe data on the market today. Two of the leading traffic data aggregators currently purchase HUGHES Telematics’ probe data as an input for their real-time and predictive traffic information products offered nationwide. As HUGHES Telematics’ installed vehicle base grows, HUGHES Telematics expects to have the most accurate source and network of real-time GPS probe data on the market, greatly enhancing data collected via helicopters, government sensors or other secondary tools. HUGHES Telematics expects this data to be sold to third parties for their traffic products as well as be incorporated into its own navigation product.

Automaker Relationships

At present, nearly all automobile manufacturers selling vehicles in the United States are considering implementing, or have plans to implement, a telematics solution. The underlying factors driving this interest by automakers are emerging customer demand, the potential for product differentiation, and the awareness of numerous benefits to the automaker and its dealers in the form of cost savings and customer relationship tools  — providing increased value to their customers through connected services well beyond those offered in the market today. HUGHES Telematics believes that it is differentiating itself as the only telematics service provider that is not owned by an automaker that is offering to manage an end-to-end telematics solution in the industry. Chrysler and Mercedes-Benz have become the first two automakers to partner with HUGHES Telematics. HUGHES Telematics is exploring opportunities with all automaker serving the United States market, other than General Motors.

HUGHES Telematics is exploring not only consumer-based subscription models similar to Chrysler and Mercedes-Benz, but also models involving prepayments by automakers for certain applications for multiple years of service for many of its vehicles sold in the United States. HUGHES Telematics believes that these automakers also recognize the additional benefits of improved access to their customers and the potential cost savings through the collection of real-time vehicle performance data.

Automaker Agreements

Telematics Services

Under the agreement between HUGHES Telematics and Chrysler, Chrysler will install HUGHES Telematics’ TCUs in one model line in model year 2010 (which will be deployed in the second half of calendar year 2009) and add TCUs in additional model lines each year in accordance with Chrysler’s internal engineering plans until TCUs are installed in virtually every Chrysler, Dodge and Jeep vehicle produced for sale in the United States by model year 2013. HUGHES Telematics will provide personal assistance safety services to all Chrysler vehicles equipped with HUGHES Telematics’ TCUs and subject to the consent of Chrysler, HUGHES Telematics will be able to provide additional approved services. HUGHES Telematics will be required to provide connected services to end-use consumers in accordance with specified standards and service levels. The agreement also allocates between HUGHES Telematics and Chrysler certain costs and expenses related to the provision of telematics services to end-use consumers.

Under the agreement between HUGHES Telematics and Mercedes-Benz, beginning in November 2009, HUGHES Telematics will provide telematics services to all new Mercedes-Benz vehicles sold or leased in the United States market. In addition, Mercedes-Benz is working with HUGHES Telematics to transition its paying subscribers to Mercedes-Benz’s TeleAid service to HUGHES Telematics’ service platform so that HUGHES Telematics will be the service provider for such vehicles starting in November 2009. HUGHES Telematics will also have the ability to sell services to owners of Mercedes-Benz vehicles with previously installed TCUs who do not presently subscribe to the TeleAid service. HUGHES Telematics will provide personal assistance safety services, remote door lock, electronic operator manuals, automatic alarm notification, direct voice connection to a preferred dealer, direct voice connection to Mercedes-Benz, automatic maintenance calls and premium services such as voice delivered traffic information, point of interest and destination downloads into navigation units, and concierge services. In vehicles containing HUGHES Telematics’ TCUs, HUGHES Telematics will also offer services such as remote trigger of diagnostic scans and remote trigger of maintenance computer readouts. Subject to the consent of Mercedes-Benz, HUGHES Telematics will also be able to provide additional approved services. HUGHES Telematics will be required to provide connected service to end-use consumers in accordance with specified standards and service levels. The agreement also allocates between HUGHES Telematics and Mercedes-Benz certain costs and expenses related to the provision of telematics services to end-use consumers.

Termination

HUGHES Telematics’ agreement with Chrysler is scheduled to expire on June 16, 2015. The agreement with Mercedes-Benz is scheduled to expire on June 16, 2016. Under each of these agreements, the applicable automaker may terminate its agreement with HUGHES Telematics upon the substantial breach of any of HUGHES Telematics’ material obligations, including the failure to satisfy certain customary automotive developmental milestones and to maintain certain minimum service level standards. While HUGHES Telematics has achieved all such milestones to date, including with respect to the design of the TCU, HUGHES Telematics still needs to complete process validation testing and other customary milestones for automotive suppliers, as well as delivering services at the designated level. Management believes that the system development remains on schedule to allow it to meet the remaining developmental milestones. The service level standards under the agreements relate primarily to limitations on how timely HUGHES Telematics’ call center agents answer calls from vehicles. As these service level standards are in line with service levels currently maintained by its call center partners, management believes that HUGHES Telematics will be able to meet or exceed such requirements.

Upon the expiration or termination of either contract, HUGHES Telematics will retain the ability to continue to provide telematics services to certain then current subscribers and may renew and enter into new subscription agreements with certain other end-use consumers.

Subscriptions

Under HUGHES Telematics’ agreements with Chrysler and Mercedes-Benz, HUGHES Telematics is responsible for entering into subscription agreements with, and the billing of, vehicle owners. HUGHES Telematics is required to institute reasonable or specified protocols, depending on the agreement, in regards to the telematics services it provides end-use consumers. HUGHES Telematics agreements with Chrysler and Mercedes-Benz, additionally allocate the responsibilities for setting, and the distribution of proceeds from, end-use consumer subscriptions fees between the parties to each agreement.

HUGHES Telematics’ TCU and Other Components

Under HUGHES Telematics’ agreements with Chrysler and Mercedes-Benz, the responsibility for costs related to or associated with the development, research, engineering, manufacture and supply of HUGHES Telematics’ TCUs and other components is allocated between the parties to each agreement. The agreements also place obligations on HUGHES Telematics regarding the design of its TCUs and other component, and specify the terms and conditions of HUGHES Telematics’ provision of its TCUs and other components to each automaker.

Vehicle and Subscriber Data

Under HUGHES Telematics’ agreements with Chrysler and Mercedes-Benz, the obligations to provide, and the rights to receive and use, vehicle and subscriber data are allocated between the parties to each agreement. Each agreement also provides for end-use consumer consent for the transmission of vehicle and subscriber data between the parties to each agreement and from these parties to third parties.

Intellectual Property, Trademarks, Indemnification Rights, Required Insurance and Audit Rights

Under HUGHES Telematics’ agreements with Chrysler and Mercedes-Benz, the ownership of intellectual property developed during the terms of the agreements is allocated between the respective parties and each party agrees to respect the trademarks of the other party to each agreement. The agreements also impose specific indemnification obligations between the parties, require HUGHES Telematics to maintain certain insurance policies and provide each respective automaker with certain audit rights.

Operational Support Systems

HUGHES Telematics operating systems will consist of (i) a redundant pair of network operation centers, containing the hardware and associated applications, telephony and data network connections necessary to interface with both the vehicle hardware via the wireless carrier network and the appropriate call centers, and (ii) a command center/disaster recovery site, where the call centers will be monitored and disaster recovery will be available. Applications and infrastructure are being optimized, as there were no legacy systems or infrastructure with which to contend. An integrated suite of enterprise class applications and proprietary solutions have been selected and are being configured to provide a robust, customizable platform to allow automakers the ability to create and tailor service offerings that enhance and extend their brands. Systems are being built and configured using open standards to offer additional flexibility while contributing to overall stability. Due to the public safety nature of many of HUGHES Telematics’ offerings, high availability of its systems is a primary requirement. Redundancy, fail-over and disaster recovery has been considered as each element (hardware, software and telecommunication) was designed and is being built-out.

Research and Development

For the six months ended June 30, 2008 and for the fiscal year ending December 31, 2007, HUGHES Telematics incurred expenses of approximately $15.2 million and $23.5 million, respectively, on research and development. This research and development related primarily to the development of HUGHES Telematics factory-installed, end-to-end telematics solution, including the development of the Network Operation Control Center, the TCU and other back office systems. HUGHES Telematics expects resources devoted to research and development to increase as system development activities continue through the launch of its automaker service initiative in mid-2009.

Intellectual Property

Intellectual Property Portfolio

HUGHES Telematics has established a strong intellectual property portfolio of patents and pending patents addressing a broad range of services. Key patents in the portfolio cover both the methods and processes of wireless communications from the vehicle for diagnostics, emissions performance and fuel economy (for factory installations), as well as technology that connects to the vehicle’s on-board diagnostic connector (for aftermarket installations) to accomplish the same. HUGHES Telematics believes that portions of the portfolio in both the vehicle diagnostics and emissions areas are particularly strong and that those patents may be a meaningful source of revenue, a barrier to entry for other service providers in these areas or provide cross-licensing opportunities with competitors. HUGHES Telematics currently holds 15 patents and has 32 patents pending. HUGHES Telematics may be required to protect its intellectual property rights from the unauthorized use by others or may have these rights challenged, invalidated or circumvented.

Approach to Privacy

HUGHES Telematics’ approach to privacy is critical to its ability to gain customer acceptance of its services, while also enabling HUGHES Telematics to monetize certain of the data that is collected. HUGHES Telematics’ customers, and in particular the consumers and automakers, will be sensitive to certain types of information that the system will be able to access. HUGHES Telematics has retained outside privacy experts to ensure that privacy policies provide its consumers and strategic relationships with the highest level of confidence that customer privacy is maintained, while also permitting the customer, HUGHES Telematics and HUGHES Telematics’ strategic partners to monetize the value of such a data stream. As part of the subscription process, HUGHES Telematics intends to require consumers to provide it and its automakers with broad rights to data, other than customer personally identifiable information (“CPII”), in order to subscribe. The processes are being designed to ensure that sensitive information such as any CPII is highly secure, separate and cannot be associated with the vehicle data that is collected, unless a specific and separate authorization has been given by the consumer. Similarly, many types of quality and safety information relating to vehicles, to which automakers are acutely sensitive, will similarly be accorded the highest level of security, and HUGHES Telematics expects to be a conduit for providing such data to automakers, rather than collecting it directly, unless otherwise requested specifically by the automaker.

Relationship with HUGHES Network Systems

In July 2006, HUGHES Network Systems, LLC (“HNS”), a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI”) and an affiliate of Apollo, granted a limited license to HUGHES Telematics allowing HUGHES Telematics to use the HUGHES trademark. The license is limited in that HUGHES Telematics may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the Telematics name. As partial consideration for the license, the agreement provides that HNS will be HUGHES Telematics’ preferred engineering services provider. The license is royalty-free, except that HUGHES Telematics has agreed to commence paying a royalty to HNS in the event HUGHES Telematics no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms and while the definitive agreement governing the relationship was being negotiated, HNS provided engineering development services to HUGHES Telematics pursuant to an Authorization to Proceed. In January 2008, HUGHES Telematics and HNS executed a definitive agreement pursuant to which HNS is continuing to provide HUGHES Telematics with engineering development and manufacturing services. For the six months ended June 30, 2008 and 2007, HNS provided approximately $12.7 million and $8.4 million of services, respectively, to HUGHES Telematics. As of June 30, 2008 and December 31, 2007, HUGHES Telematics had an outstanding balance, not including the equipment financing discussed below, of approximately $6.5 million and $4.9 million, respectively, payable to HNS.

In June 2008, HUGHES Telematics and HNS entered into an arrangement pursuant to which HNS purchased, on behalf of HUGHES Telematics, certain production equipment for an aggregate amount of approximately $2.0 million. Starting in June 2009, HUGHES Telematics will pay HNS at a rate of $4.94 per telematics hardware device manufactured using the equipment, provided that (i) HUGHES Telematics will pay HNS a minimum of $0.2 million under this arrangement by December 31, 2009 and (ii) HUGHES Telematics shall have paid HNS the balance of the amount owed under this arrangement plus all accrued interest by December 31, 2010. Interest will accrue on the outstanding balance at a rate of 11.00% per annum. HUGHES Telematics may pay the balance of the amount owed plus accrued interest in full at any time, and at the time the balance is paid in full, HUGHES Telematics will have the option to purchase the production test equipment from HNS for $1.00. As of June 30, 2008, HUGHES Telematics had an outstanding balance related to the equipment financing of approximately $2.0 million.

Two members of HUGHES Telematics’ board of directors, Jeffrey A. Leddy and Andrew D. Africk, are both members of the board of managers of HNS and the board of directors of HCI.

Employees

At June 30, 2008, HUGHES Telematics had a total of 135 employees. HUGHES Telematics believes relations with employees are good, and no employees are represented by a union. Generally, HUGHES Telematics’ employees are retained on an at-will basis; however, HUGHES Telematics has entered into employment agreements with certain key employees. As the launch of HUGHES Telematics’ services to its automaker customers approaches, it expects to continue to significantly increase its employee headcount.

Through agreements with independent contractors, which include HNS, HUGHES Telematics has supplemented its internal engineering staff by approximately 85 full time equivalent engineers working on development projects for HUGHES Telematics.

Property

The following table sets forth each of HUGHES Telematics’ principal properties, all of which are leased:

Location	Use	Square Feet	Lease Expiration
41 Perimeter Center East, Atlanta, Georgia 30346	Headquarters	23,242	December 31, 2009
4510 Executive Drive, San Diego, California 92121	Offices	18,478	October 31, 2010

Legal Proceedings

From time to time, HUGHES Telematics may be involved in litigation that arises through the normal course of our business operations. HUGHES Telematics is not involved in any material litigation nor, to its knowledge, is any material litigation threatened against it.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF HUGHES TELEMATICS

The following discussion should be read in conjunction with HUGHES Telematics’ combined historical financial statements and the related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in the section entitled “Risk Factors” and elsewhere in this proxy statement. Unless the context indicates otherwise, in this section the terms “we,” “us” and “our” refer to the combined company, which will be renamed “          ” following the consummation of the merger. See the section entitled “Forward-Looking Statements.”

Overview

HUGHES Telematics is an automotive telematics services company that currently provides and is further developing a broad suite of real-time services and applications to serve drivers and owners of automobiles. These services and applications will be enabled through a state-of-the-art communications infrastructure, including a hardware component that is factory-installed in new vehicles as a result of multi-year contractual arrangements with automakers. In certain instances, these services will be available through HUGHES Telematics’ systems interfacing with compatible third-party hardware already installed by the automakers. HUGHES Telematics has entered into contracts with each of Chrysler and Mercedes-Benz to be the telematics service provider in the United States starting in 2009 and continues to market its telematics services to other automakers.

Through its wholly-owned subsidiary, Networkcar, which was acquired in August 2006, HUGHES Telematics currently offers remote vehicle monitoring and other data services with sales generated through a combination of distribution arrangements with large fleet management service providers, a network of resellers and direct sales. Unlike HUGHES Telematics’ service offerings enabled through factory-installed hardware, Networkcar’s service offerings are enabled by an aftermarket hardware device that is sold by Networkcar to be installed on existing vehicles. Owners and operators of a fleet of vehicles use these services to monitor driver performance for unauthorized or unsafe vehicle usage, as well as analyze data such as the current location of a vehicle, fuel consumption, mileage, emissions status and diagnostic trouble codes. From its inception through the six months ended June 30, 2008, all of HUGHES Telematics’ consolidated revenues were earned through the sale of Networkcar’s products and services. For the six months ended June 30, 2008 and the year ended December 31, 2007, Networkcar generated revenues of approximately $13.0 million and $20.4 million, respectively.

Although Networkcar has been HUGHES Telematics’ sole source of revenue to date, HUGHES Telematics expects to derive its revenue increasingly from the telematics services provided to Chrysler and Mercedes-Benz vehicles and those being marketed to other automakers. HUGHES Telematics expects a significant portion of its future revenues to be generated from service revenues from vehicles with factory-installed hardware through subscriptions for consumer service offerings, as well as from transaction or pre-paid package fees, automaker and dealer service offerings and from strategic relationships with third parties, who are expected to develop applications for HUGHES Telematics’ services and product offerings. Customer churn will be an important metric that HUGHES Telematics will monitor and seek to minimize as it begins delivering its consumer service offerings. If the merger is consummated, we anticipate periodically reporting customer churn as our operations mature.

HUGHES Telematics’ agreements with each of Chrysler and Mercedes-Benz require it to meet certain customary automotive developmental milestones and to maintain certain minimum service level standards. While HUGHES Telematics has achieved all such milestones to date, including with respect to the design of the factory-installed hardware device, HUGHES Telematics still needs to complete validation testing with the automakers. In addition, HUGHES Telematics needs to complete the development of certain of its operating systems before HUGHES Telematics can start commercial operation and generate revenues from its service offerings for vehicles with factory-installed hardware. Management believes that the system development remains on schedule to allow it to meet the remaining milestones and launch its service offerings to vehicles with factory-installed hardware in the second half of calendar year 2009.

While recent negative trends in automobile sales in the United States market are negatively impacting the financial results of automotive manufacturers, management does not believe that the current trends will have a long-term negative impact on its business. The contracting demand for new vehicles in the United States market creates increased competition among automakers and provides additional incentive for them to offer products and services that help differentiate their vehicles. HUGHES Telematics believes that in trying to differentiate their vehicles, automakers will expedite the adoption rates for telematics services like those that HUGHES Telematics offer. While such adoption rates are currently subject to uncertainty, HUGHES Telematics is working with its automaker partners and other third parties to enable a community of compelling content offerings and applications that will enhance the vehicle ownership experience. HUGHES Telematics is in discussions with numerous leading companies in the financial services, insurance, vehicle safety and recovery, real estate, Internet search, wireless communications, satellite broadcasting and vehicle navigation sectors to promote the availability of such content. Management believes that an increase in the range of third-party in-vehicle content offerings will have a positive impact on the adoption rate of telematics in the automobile industry, generally, and on the results of operations and financial condition of HUGHES Telematics, specifically.

HUGHES Telematics is a private company and is not currently required to prepare or file periodic and other reports with the SEC under the applicable U.S. federal securities laws or to comply with the requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act. HUGHES Telematics has maintained disclosure controls and procedures and internal control over financial reporting as required under the U.S. federal securities laws with respect to its activities but was not required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as required with respect to a public company with substantial operations. Following consummation of the merger with Polaris, HUGHES Telematics will be required to implement additional corporate governance practices and to adhere to a variety of reporting requirements and accounting rules. Compliance with Sarbanes-Oxley obligations will require significant time and resources from management and will increase HUGHES Telematics’ legal, insurance and financial compliance costs. Because HUGHES Telematics has maintained a relatively small finance and accounting staff, it may need to hire additional employees with appropriate public company experience and technical accounting knowledge. Management does not believe the increased obligations and costs associated with being a public company will have a material negative impact on its ability to execute its business plan.

Merger Agreement with Polaris

On June 13, 2008, HUGHES Telematics entered into the merger agreement pursuant to which it has agreed to merge with and into Polaris. At the closing of the merger, all the outstanding shares of HUGHES Telematics common stock will be exchanged for the right to receive, in the aggregate, 43,895,112 shares of Polaris common stock. All options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the merger will be exchanged for options exercisable for an aggregate of 1,618,981 shares of Polaris common stock. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.

Pursuant to the merger agreement, HUGHES Telematics and its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Accordingly, prior to the consummation of the merger, HUGHES Telematics expects to extinguish the outstanding shares of Series A Preferred Stock through (i) the exercise by Apollo of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.

Upon consummation of the merger and assuming no Polaris stockholders exercise their right to convert their common stock into a pro rata share of the trust account, HUGHES Telematics will have access to approximately $138.9 million of the cash and cash equivalents currently held in the Polaris trust account. The number of shares of Polaris common stock received by the HUGHES Telematics stockholders at the closing of the merger will be subject to possible adjustments, including the issuance of additional shares of Polaris common stock for the value of equity raised by HUGHES Telematics prior to the closing of the merger, if any, and for a cash shortfall in the net working capital of Polaris below $138.0 million at the closing of the merger.

HUGHES Telematics anticipates using the net cash proceeds received through the merger with Polaris to finance its operations, including to fund:

•	the pursuit of relationships with additional automakers;
•	the remaining development and testing of its telematics system, including the development of the second generation hardware device which is expected to be ready for installation in automaker vehicles by mid-2010;
•	the remaining development of its back office systems;
•	the consumer marketing and branding activities associated with the launch of its service with Chrysler and Mercedes-Benz in 2009;
•	the exploration and possible expansion into international markets; and
•	other working capital and general corporate purposes, including the costs associated with operating as a public company.

Management believes that the combination of the cash on hand and the net cash proceeds to be received in connection with the merger with Polaris will fully fund these activities.

Critical Accounting Policies and Estimates

HUGHES Telematics’ consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. These accounting principles require management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, as well as the reported amounts of income and expense during the periods presented. Although these estimates are based on management’s knowledge of current events and actions HUGHES Telematics may undertake in the future, actual results may differ from estimates. The following discussion addresses the most critical accounting policies, which are those that are most important to the portrayal of HUGHES Telematics financial condition and results from operations, and that require judgment. The notes accompanying the consolidated financial statements contain additional information regarding HUGHES Telematics accounting policies.

Revenue Recognition

HUGHES Telematics earns revenue through the sale of Networkcar’s products and services. Hardware sales consist principally of revenues from the sale of Networkcar’s telematics device, primarily to resellers. Shipping and handling costs for hardware shipped to resellers are classified as cost of hardware sold. Management has determined that the sale of Networkcar’s hardware and its services constitutes a revenue arrangement with multiple deliverables in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. Networkcar accounts for the sale of hardware and the accompanying service as separate units of accounting. Revenue is recognized on sales of hardware when shipped to customers and collection is considered probable. Service fees received for the monitoring and tracking services are recognized as service revenue when earned. Networkcar’s customers enter into a service contract which generally has a 12-month initial term which automatically renews for successive one month periods thereafter. Networkcar bills and recognizes service revenues on a monthly basis. Prepaid service fees are recorded as deferred revenue and are recognized as revenue when earned.

HUGHES Telematics has long-term contracts with Chrysler and Mercedes-Benz, pursuant to which these automakers have agreed to install telematics devices in their vehicles and permit HUGHES Telematics to exclusively provide telematics services to their new customers. Those contracts also require HUGHES Telematics to pay each automaker for certain non-recurring costs associated with the initiation of telematics services. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement.

Capitalized Software

Software development costs are capitalized in accordance with the American Institute of Certified Public Accountants’ Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Costs capitalized include direct labor, outside services, materials, software licenses and capitalized interest. For the six months ended June 30, 2008 and 2007 and the year ended December 31, 2007, HUGHES Telematics capitalized $3.8 million, $1.0 million and $3.4 million, respectively, of software development costs. HUGHES Telematics did not capitalize any software development costs in the period from January 9, 2006 through December 31, 2006. Amortization will begin when the software is ready for its intended use and will be recognized over the expected useful life of the software, but not to exceed five years.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Selected Segment Data

HUGHES Telematics’ operations are classified into two principal business segments: (i) the HUGHES Telematics segment, which provides and is further developing the factory-installed, end-to-end telematics solution which is being marketed to automakers and includes the operations relating to the contracts with Chrysler and Mercedes-Benz; and (ii) the Networkcar segment, which provides an aftermarket fleet management solution targeted to the local fleet market. Networkcar’s results of operations are included in HUGHES Telematics’ consolidated results of operations following the August 1, 2006 acquisition. All of HUGHES Telematics’ historical consolidated revenues have been earned through the sale of Networkcar’s products and services. The following tables set forth revenues and operating loss by operating segments:

	Six Months Ended June 30,		Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	2008	2007
	(In Thousands)
Revenues:
HUGHES Telematics	$—	$—	$—	$—
Networkcar	12,975	9,540	20,352	6,913
Total	$12,975	$9,540	$20,352	$6,913
Loss from operations:
HUGHES Telematics	$(20,312)	$(12,425)	$(29,431)	$(4,487)
Networkcar	(817)	(1,996)	(4,146)	(1,649)
Total	$(21,129)	$(14,421)	$(33,577)	$(6,136)

Results of Operations for the Six Months Ended June 30, 2008 Compared to the Six Months Ended June 30, 2007

Revenues

In the six months ended June 30, 2008 and 2007, HUGHES Telematics earned all of its revenue through the sale of Networkcar’s products and services. Hardware revenues consist principally of the sale of Networkcar’s telematics device. Service revenues relate to the consideration received for monitoring and tracking services, which are recognized as revenue when earned. The following table sets forth information related to Networkcar’s revenue for the six months ended June 30, 2008 and 2007:

	Six Months Ended June 30,
	2008	2007
	(In Thousands)
Hardware revenues	$5,835	$5,584
Service revenues	7,140	3,956
Total revenues	$12,975	$9,540

Total revenues for the six months ended June 30, 2008 increased to approximately $13.0 million, a 36% increase from the approximately $9.5 million of total revenue for the six months ended June 30, 2007. The primary driver of the increase was service revenues, which increased 80% in the six months ended June 30, 2008 from the six months ended June 30, 2007. Units active on the network increased to approximately 75,000 as of June 30, 2008, a 67% increase from the approximately 45,000 units active as of June 30, 2007. As Networkcar continues to sell additional hardware, services revenue is expected to continue to increase in future periods. Hardware unit sales increased to approximately 17,000 units in the six months ended June 30, 2008, a 13% increase from the approximately 15,000 units sold in the six months ended June 30, 2007.

Cost of Revenues

Cost of hardware sold consists primarily of the cost of direct materials required to produce Networkcar’s telematics device, the cost of shipping and installing devices and the amortization of certain intangibles acquired in connection with the acquisition of Networkcar. Networkcar’s cost of service includes per unit monthly charges from various wireless, mapping, and roadside assistance providers as well as internal costs such as customer care agents providing service to subscribers. The following table sets forth information related to costs of revenue for the six months ended June 30, 2008 and 2007:

	Six Months Ended June 30,
	2008	2007
	(In Thousands)
Cost of hardware sold	$4,257	$3,994
Cost of services	2,750	1,861
Total cost of revenues	$7,007	$5,855

Cost of revenues increased to approximately $7.0 million in the six months ended June 30, 2008, a 20% increase from the approximately $5.9 million in the six months ended June 30, 2007. This increase resulted primarily from the increased number of active units on the network in the six months ended June 30, 2008 relative to the six months ended June 30, 2007. Cost of revenues as a percentage of total revenues decreased to 54% in the six months ended June 30, 2008, an 11% decrease from 61% in the six months ended June 30, 2007. This decrease resulted primarily from the increase in service revenues as a percentage of total revenues. Service revenues yield a higher gross margin than hardware revenues and represented 55% of total revenue in the six months ended June 30, 2008 relative to 41% of total revenues in the six months ended June 30, 2007. As Networkcar expects to continue adding additional units to the network, management expects cost of revenues as a percentage of total revenues to decrease in future periods.

Research and Development Expense

Research and development expense consists primarily of salaries and related benefits for employees associated with engineering and product development activities, fees and expenses paid to HUGHES Network

Systems, LLC and other contracted labor who are providing assistance to HUGHES Telematics with the development of its factory-installed hardware device and other infrastructure related to the provision of services to vehicles, depreciation of property and equipment used in the development effort and amortization of certain intangible assets acquired in connection with the acquisition of Networkcar. Research and development expense for the six months ended June 30, 2008 increased to $15.2 million from $10.1 million for the six months ended June 30, 2007, an increase of $5.1 million or 51%. In the six months ended June 30, 2008, HUGHES Telematics dedicated additional resources to the development and testing of its telematics system, including the initiation of development of the second generation hardware device which is expected to be ready for installation in automaker vehicles by mid-2010. Specifically, the increase in research and development expense relates primarily to a $3.5 million increase in amounts expensed for work performed by HUGHES Network Systems, LLC and other contracted labor and a $0.8 million increase in compensation and benefits as the number of employees focused on the development of the telematics system and on the development of the applications and services, which will be enabled through the additional capabilities of its second generation hardware device increased in the six months ended June 30, 2008. Total headcount involved in research and development activities increased from 18 as of June 30, 2007 to 30 as of June 30, 2008. Management expects research and development expense to continue increasing as HUGHES Telematics further develops its products and service offerings.

Sales and Marketing Expense

Sales and marketing expense consists primarily of salaries, commissions and related benefits for employees associated with HUGHES Telematics’ automaker relationship and other marketing activities and Networkcar’s sales force and marketing staff, trade shows and other forms of advertising, and the amortization of certain intangibles assets acquired in connection with the acquisition of Networkcar. Sales and marketing expense for the six months ended June 30, 2008 increased to $3.3 million from $2.4 million for the six months ended June 30, 2007, an increase of $0.9 million, or 38%. This increase relates primarily to a $0.8 million increase in compensation and benefits as the number of employees dedicated to sales and marketing activities increased in the six months ended June 30, 2008 as HUGHES Telematics continues developing its relationship with Chrysler and Mercedes-Benz, pursues relationships with additional automakers and develops its consumer marketing and branding strategy in anticipation of the mid-2009 launch of services enabled by factory-installed hardware. Total headcount involved in sales and marketing activities increased from 23 as of June 30, 2007 to 35 as of June 30, 2008. Management expects sales and marketing expense to continue increasing as HUGHES Telematics plans to expand its marketing staff and other marketing related activities in anticipation of the launch of its service with Chrysler and Mercedes-Benz in 2009.

General and Administrative Expense

General and administrative expense consists primarily of facilities costs, finance, accounting, legal, human resources and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions. General and administrative expense for the six months ended June 30, 2008 increased to $8.6 million from $5.6 million for the six months ended June 30, 2007, an increase of $3.0 million or 54%. This increase relates primarily to approximately $1.4 million of costs incurred in the six months ended June 30, 2008 related to the design of HUGHES Telematics back office systems as well as a $1.4 million increase in compensation and benefits as total headcount involved in general and administrative activities increased from 34 as of June 30, 2007 to 56 as of June 30, 2008. Management expects general and administrative expense to continue increasing as HUGHES Telematics completes the development of its back office systems and incurs additional costs associated with operating as a public company.

Interest Income (Expense), Net

Interest expense, net for the six months ended June 30, 2008 increased to $3.3 million from $0.1 million for the six months ended June 30, 2007, an increase of $3.2 million. Interest expense, net for the six months ended June 30, 2008 consisted of the $1.8 million of accrued interest and discount and amortization of debt issuance costs amortization related to the senior secured term indebtedness, the $1.6 million of accretion on the Series A Preferred Stock and the $0.6 million of accrued interest and discount amortization related to the senior subordinated unsecured promissory note, partially offset by $0.5 million of interest earned on cash and cash equivalents and $0.3 million of interest which was capitalized. Interest expense, net for the six months ended June 30, 2007 consisted of the $0.5 million of accretion on the Series A Preferred Stock, partially offset by $0.4 million of interest earned on cash, cash equivalents and short-term investments.

Income Tax Benefit

As a result of HUGHES Telematics historical losses and the expectation that such historical losses will continue for the foreseeable future, HUGHES Telematics has recorded a full valuation allowance against its net deferred tax asset. Accordingly, HUGHES Telematics did not recognize a tax benefit for the six months ended June 30, 2008. For the six months ended June 30, 2007, HUGHES Telematics recognized an income tax benefit of approximately $0.9 million relating to the partial reversal of its net deferred tax liability.

Results of Operations for the Year Ended December 31, 2007 compared to the period from January 9, 2006 (Inception) to December 31, 2006

Revenues

For the year ended December 31, 2007 and the period from January 9, 2006 (inception) to December 31, 2006, HUGHES Telematics earned all of its revenue through the sale of Networkcar’s products and services. Hardware revenues consist principally of the sale of Networkcar’s telematics device. Service revenues relate to the consideration received for monitoring and tracking services, which are recognized as revenue when earned. The following table sets forth information related to Networkcar’s revenue for the year ended December 31, 2007 and for the period from January 9, 2006 (inception) through December 31, 2006:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Hardware revenues	$11,009	$5,050
Service revenues	9,343	1,863
Total revenues	$20,352	$6,913

Total revenues for the year ended December 31, 2007 increased to approximately $20.4 million from approximately $6.9 million of total revenue for the period from January 9, 2006 (inception) to December 31, 2006. The increase in revenue is primarily due to the acquisition of Networkcar on August 1, 2006, which results in comparing the year ended December 31, 2007 to the five month period from August 1, 2006 to December 31, 2006. Units active on the network increased to approximately 59,000 as of December 31, 2007, a 90% increase from the approximately 31,000 units active as of December 31, 2006.

Cost of Revenues

Cost of hardware sold consists primarily of the cost of direct materials required to produce Networkcar’s telematics device, the cost of shipping and installing devices and the amortization of certain intangibles acquired in connection with the acquisition of Networkcar. Networkcar’s cost of service includes per unit monthly charges from various wireless, mapping, and roadside assistance providers as well as internal costs, such as customer care agents providing service to subscribers. The following table sets forth information related to costs of revenue for the year ended December 31, 2007 and for the period from January 9, 2006 (inception) to December 31, 2006:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Cost of hardware sold	$7,767	$3,275
Cost of services	4,102	1,251
Total cost of revenues	$11,869	$4,526

Cost of revenues increased to approximately $11.9 million in the year ended December 31, 2007 from approximately $4.5 million in the period from January 9, 2006 (inception) to December 31, 2006. The increase in cost of revenue is primarily due to the acquisition of Networkcar on August 1, 2006, which results in comparing the year ended December 31, 2007 to the five month period from August 1, 2006 to December 31, 2006. Further, the number of units active on the network increased in the year ended December 31, 2007 relative to the period from the August 1, 2006 to December 31, 2006. Cost of revenues as a percentage of total revenues decreased to 58% in the year ended December 31, 2007, an 11% decrease from 65% in the period from January 9, 2006 (inception) to December 31, 2006. This decrease resulted primarily from the increase in service revenues as a percentage of total revenues. Service revenues yield a higher gross margin than hardware revenues and represented 46% of total revenue in the year ended December 31, 2007 relative to 27% of total revenues in the period from January 9, 2006 (inception) to December 31, 2006.

Research and Development Expense

Research and development expense consists primarily of salaries and related benefits for employees associated with engineering and product development activities, fees and expenses paid to HUGHES Network Systems, LLC and other contracted labor who are providing assistance to HUGHES Telematics with the development of its factory-installed hardware device and other infrastructure related to the provision of services to vehicles, depreciation of property and equipment used in the development effort and amortization of certain intangible assets acquired in connection with the acquisition of Networkcar. Research and development expense for the year ended December 31, 2007 increased to $23.5 million from $3.1 million for the period from January 9, 2006 (inception) to December 31, 2006, an increase of $20.4 million. In the year ended December 31, 2007, HUGHES Telematics dedicated additional resources to the development and testing of its telematics system which is expected to be ready for installation in automaker vehicles by mid-2009. Specifically, the increase in research and development expense relates primarily to a $16.3 million increase in amounts expensed for work performed by HUGHES Network Systems, LLC and other contracted labor and a $2.0 million increase in compensation and benefits as the number of employees focused on the development of the telematics system increased in the year ended December 31, 2007. Total headcount involved in research and development activities increased from 11 as of December 31, 2006 to 22 as of December 31, 2007. Also contributing to the increase is the acquisition of Networkcar on August 1, 2006, which resulted in the inclusion of Networkcar’s operating results for only five months in the period from January 9, 2006 (inception) to December 31, 2006.

Sales and Marketing Expense

Sales and marketing expense consists primarily of salaries, commissions and related benefits for employees associated with HUGHES Telematics’ automaker relationship and other marketing activities and Networkcar’s sales force and marketing staff, trade shows and other forms of advertising, and the amortization of certain intangibles assets acquired in connection with the acquisition of Networkcar. Sales and marketing expense for the year ended December 31, 2007 increased to $5.7 million from $1.3 million for the period from January 9, 2006 (inception) to December 31, 2006, an increase of $4.4 million. This increase relates primarily to a $2.4 million increase in compensation and benefits as the number of employees dedicated to sales and marketing activities increased in the year ended December 31, 2007 as HUGHES Telematics continued developing its relationship with Chrysler and Mercedes-Benz, pursued relationships with additional automakers and developed its consumer marketing and branding strategy in anticipation of the mid-2009 launch of services enabled by factory-installed hardware and a $1.1 million increase in outside research activities focused on the positioning of HUGHES Telematics products and services in the market place. Total headcount involved in sales and marketing activities increased from 15 as of December 31, 2006 to 33 as of December 31, 2007. Also contributing to the increase is the acquisition of Networkcar on August 1, 2006, which resulted in the inclusion of Networkcar’s operating results for only five months in the period from January 9, 2006 (inception) to December 31, 2006.

General and Administrative Expense

General and administrative expense consists primarily of facilities costs, finance, accounting, legal, human resources and other corporate costs, as well as the salaries and related employee benefits for those employees that support such functions. General and administrative expense for the year ended December 31,

2007 increased to $12.8 million from $4.1 million for the period from January 9, 2006 (inception) to December 31, 2006, an increase of $8.7 million. This increase relates primarily to a $4.6 million increase in compensation and benefits as total headcount involved in general and administrative activities increased from 29 as of December 31, 2006 to 41 as of December 31, 2007, as well as a $1.8 million increase in legal, accounting and other professional fees as HUGHES Telematics operations increased significantly in the year ended December 31, 2007. Also contributing to the increase is the acquisition of Networkcar on August 1, 2006, which resulted in the inclusion of Networkcar’s operating results for only five months in the period from January 9, 2006 (inception) to December 31, 2006.

Interest Income (Expense), Net

Interest expense, net for the year ended December 31, 2007 increased to $1.0 million from net interest income of less than $0.1 million for the period from January 9, 2006 (inception) to December 31, 2006. Interest expense, net for the year ended December 31, 2007 consisted of the $1.8 million of accretion on the Series A Preferred Stock, partially offset by $0.8 million of interest earned on cash and cash equivalents. Interest income, net for the period from January 9, 2006 (inception) to December 31, 2006 consisted of the $0.4 million of interest earned on cash, cash equivalents and short-term investments, mostly offset by $0.4 million of accretion on the Series A Preferred Stock.

Income Tax Benefit

For the year ended December 31, 2007 and for the period from January 9, 2006 (inception) to December 31, 2006, HUGHES Telematics recognized an income tax benefit of approximately $2.2 million and $2.3 million, respectively, relating to the reversal of its net deferred tax liability. As of December 31, 2007, HUGHES Telematics had a net deferred tax asset against which it had recorded a full valuation allowance.

Liquidity and Capital Resources

As of June 30, 2008, HUGHES Telematics had unrestricted cash and cash equivalents of approximately $30.0 million and an additional $11.5 million of restricted cash consisting of approximately $4.5 million supporting outstanding letters of credit and approximately $7.0 million being maintained in an escrow account for the benefit of the lenders of the senior secured term indebtedness. The amount required to be maintained in the escrow account will be reduced as HUGHES Telematics raises additional debt or equity capital. Accordingly, upon the issuance of an additional $15.0 million of senior secured term indebtedness on July 8, 2008, approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account to approximately $6.6 million. As HUGHES Telematics raises an additional $32.5 million of debt or equity financing, the remaining amount held in the escrow account will be released on a pro rata basis. Following the July 8, 2008 issuance of additional senior secured term indebtedness, HUGHES Telematics had outstanding long-term debt with an aggregate face amount of $67.5 million and capital lease obligations of approximately $8.1 million.

HUGHES Telematics expects its net losses and its negative cash flow to continue for the foreseeable future as it completes the development of its telematics system, makes payments under its various contracts and begins to incur marketing costs associated with the launch of service in automotive manufacturer vehicles in mid-2009. In the event that HUGHES Telematics is unable to complete the merger with Polaris or raise additional capital, there is substantial doubt about the ability of HUGHES Telematics to continue as a going concern. Assuming no Polaris stockholders properly elect to convert their Polaris common stock, it is estimated that through its merger with Polaris, HUGHES Telematics will receive net cash proceeds of approximately $138.9 million, which will be used to fund HUGHES Telematics’ operations. Assuming the maximum number of holders of Polaris common stock properly elect to convert their Polaris common stock into a pro rata share of the funds held in the trust account, HUGHES Telematics will receive net cash proceeds of approximately $93.8 million through the merger with Polaris. In either case, management believes that the combination of the cash on hand and the net cash proceeds to be received in connection with the merger with Polaris will allow HUGHES Telematics to continue operations beyond the next twelve months and remove the doubt about its ability to continue as a going concern. Additional capital may be required if HUGHES Telematics expedites the roll out of its planned service offerings, enters into relationships with additional automakers, grows its business through strategic acquisitions or expands into international markets.

Such additional capital may be provided by, among other things, the cash proceeds from the exercise of the outstanding Polaris warrants. Further, in light of the possibility that the Polaris shareholders fail to approve the contemplated merger, HUGHES Telematics is also pursuing a financing transaction for up to $75.0 million of additional capital. Such transaction, if consummated, is expected to close prior to the special meeting at which Polaris stockholders will vote on the merger proposal. There is no assurance that HUGHES Telematics will be successful in consummating any of the forgoing transactions to fund its operations.

Operating Activities

For the six months ended June 30, 2008, cash used in operating activities was approximately $21.1 million, consisting primarily of a net loss of $24.3 million and changes in operating assets and liabilities of $3.5 million, partially offset by $2.6 million of depreciation and amortization, $1.7 million of interest accrued on long-term debt which will be paid in kind with such accrued interest being added to the outstanding principal balance of the long-term debt, $1.4 million of non-cash interest expense related to the Series A Preferred Stock, $0.6 million of amortization of debt issuance costs and other discounts on the long-term debt and $0.2 million of share-based compensation expense. For the six months ended June 30, 2007, cash used in operating activities was approximately $6.9 million, consisting primarily of a net loss of $13.6 million, increased by a $0.9 million tax benefit related to the reversal of deferred tax liabilities, partially offset by $2.0 million of depreciation and amortization, $0.5 million of non-cash interest expense related to the Series A Preferred Stock and an increase in cash flows from operating assets and liabilities of $5.1 million.

For the year ended December 31, 2007, cash used in operating activities was approximately $23.6 million and was principally comprised of a net loss of $32.3 million, increased by a $2.2 million tax benefit related to the reversal of deferred tax liabilities, partially offset by $4.5 million of depreciation and amortization, $1.8 million of non-cash interest expense related to the Series A Preferred Stock and an increase in cash flows from operating assets and liabilities of $4.7 million. For the period from January 9, 2006 to December 31, 2006, cash used in operating activities was approximately $2.8 million and was principally comprised of a net loss of $3.8 million, increased by a $2.3 million tax benefit related to the reversal of deferred tax liabilities, partially offset by $1.5 million of depreciation and amortization, $0.4 million of non-cash interest expense related to the Series A Preferred Stock and an increase in cash flows from operating assets and liabilities of $1.4 million.

Investing Activities

For the six months ended June 30, 2008, cash used in investing activities was approximately $16.0 million, consisting primarily of the $7.0 million deposited into a restricted cash account for the benefit of the lenders of the senior secured term indebtedness, $3.5 million deposited into a restricted cash account to collateralize letters of credit that secure certain lease obligations, $3.6 million of capitalized software costs, $1.6 million of capital expenditures related to the factory-installed telematics initiative and $0.3 million of capital expenditures related to Networkcar’s operations. For the six months ended June 30, 2007, cash used in investing activities was approximately $2.7 million, consisting primarily of $1.4 million of capital expenditures related to the factory-installed telematics initiative, $1.0 million in capitalized software costs and $0.4 million of capital expenditures related to Networkcar’s operations.

For the year ended December 31, 2007, cash used in investing activities was approximately $5.1 million and resulted primarily from $3.4 million of capitalized software costs, $2.9 million of capital expenditures related to the factory-installed telematics initiative and $0.6 million of capital expenditures related to Networkcar’s operations, partially offset by the maturity of $1.8 million of short-term investments. For the period from January 9, 2006 to December 31, 2006, cash used in investing activities was approximately $27.0 million and resulted primarily from $24.7 million used to purchase Networkcar in August 2006, $1.8 million used for the purchase of short-term investments, $1.0 million deposited into a restricted cash account to collateralize a letter of credit that secures a real estate lease obligation, $0.6 million of capital expenditures related to the factory-installed telematics initiative and $0.5 million of capital expenditures related to Networkcar’s operations, partially offset by $1.7 million of cash held by Networkcar on the date of the acquisition.

Financing Activities

For the six months ended June 30, 2008, cash provided by financing activities was approximately $45.1 million, consisting primarily of $40.0 million from the issuance of the senior secured term indebtedness with detachable warrants and $12.5 million from the issuance of a senior subordinated unsecured note to Apollo, partially offset by $5.0 million used to redeem the outstanding shares of Series B Preferred Stock and $2.4 million of debt issuance costs related to the senior secured term indebtedness. For the six months ended June 30, 2007, cash provided by financing activities was approximately $15.0 million consisting entirely of the sale of Series A Preferred Stock and a warrant to Apollo.

For the year ended December 31, 2007, cash provided by financing activities was approximately $35.1 million and resulted primarily from $35.0 million from the sale of the Series A Preferred Stock and warrants to Apollo and $0.1 million from the exercise of stock options. For the period from January 9, 2006 to December 31, 2006, cash provided by financing activities was approximately $45.4 million, consisting primarily of $40.0 million from the sale of the Series A Preferred Stock and a warrant to Apollo, $5.0 million from the sale of Series B Redeemable Preferred Stock to a strategic partner and $0.4 million from the initial capitalization by Apollo.

Series A Redeemable Preferred Stock

In July 2006, the HUGHES Telematics issued and sold to Apollo, for an aggregate purchase price of $40.0 million, 4,000 shares of Series A Redeemable Preferred Stock (“Series A Preferred Stock”) and a warrant to purchase 200,000 shares of common stock at an exercise price of $50.00 per share. In June 2007, HUGHES Telematics issued and sold to Apollo, for an aggregate purchase price of $15.0 million, an additional 1,500 shares of Series A Preferred Stock and a warrant to purchase 150,000 shares of common stock at an exercise price of $100.00 per share. In November 2007, HUGHES Telematics issued and sold to Apollo, for an aggregate purchase price of $20.0 million, an additional 2,000 shares of Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $150.00 per share. The Series A Preferred Stock is non-voting, has a liquidation preference of $10,000 per share and is senior in priority to HUGHES Telematics’ common stock. In October 2013, HUGHES Telematics will be required to redeem the Series A Preferred Stock at a redemption price equal to $10,000 per share. In the event of a change of control, as defined in the certificate of designations, powers, preferences and rights, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, HUGHES Telematics is required to redeem all or any number of such holders’ shares of Series A Preferred Stock. The holders of at least a majority of the Series A Preferred Stock, generally voting together as a single class, must consent in order for HUGHES Telematics to take certain defined actions. Significant actions subject to protective provisions include the payment of dividends on capital stock of HUGHES Telematics and the redemption, repurchase or retirement of any capital stock of HUGHES Telematics.

Pursuant to the merger agreement, HUGHES Telematics and its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Accordingly, prior to the consummation of the merger, HUGHES Telematics expects to extinguish the outstanding shares of Series A Preferred Stock through (i) the exercise by Apollo of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.

Series B Redeemable Preferred Stock

In September 2006, HUGHES Telematics issued and sold to a strategic partner 1,000 shares of HUGHES Telematics’ Series B Redeemable Preferred Stock (“Series B Preferred Stock”) for a purchase price of $5.0 million. The Series B Preferred Stock was non-voting, had a liquidation preference of $5,000 per share and was senior in priority to each of HUGHES Telematics’ Series A Preferred Stock and common stock. The sale of the Series B Preferred Stock was in connection with a strategic relationship entered into by and between HUGHES Telematics and a strategic partner in September 2006, which, at that time, the parties agreed to further document in a detailed commercial agreement. Since the commercial agreement was not executed by March 31, 2007, the Series B Preferred Stock became redeemable by its terms at the option of either party for $5.0 million. In February 2008, the parties agreed that while discussions concerning the terms of a number of commercial arrangements was ongoing, the Series B Preferred Stock would be redeemed. HUGHES Telematics redeemed the outstanding shares of Series B Preferred Stock on March 26, 2008 for $5.0 million.

Senior Secured Term Indebtedness

On March 31, 2008, HUGHES Telematics entered into a credit agreement pursuant to which it issued, for aggregate consideration of $20.0 million, senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 25,870 shares of common stock at an exercise price of $0.01 per share (the “credit agreement”). HUGHES Telematics deposited $5.0 million of the proceeds into an escrow account which will be released to HUGHES Telematics on a pro rata basis as $67.5 million of new debt or equity capital is raised by HUGHES Telematics. If a balance remains in the escrow account on March 31, 2009, HUGHES Telematics will be required to make an offer to prepay outstanding term indebtedness with an aggregate principal amount equal to such remaining balance.

As additional consideration for services provided by Morgan Stanley Senior Funding, Inc., (the “lead arranger”) in connection with the issuance and syndication of the term indebtedness, HUGHES Telematics (i) issued a warrant to an affiliate of the lead arranger to purchase 9,689 shares of common stock at an exercise price of $0.01 per share and (ii) agreed to issue the lead arranger or its designated affiliate additional warrants to purchase up to 9,689 shares of common stock at an exercise price of $0.01 per share on a pro rata basis in connection with the issuance of up to $40.0 million of incremental senior secured term indebtedness under the credit agreement.

On April 9, 2008, HUGHES Telematics entered into an amended and restated credit agreement pursuant to which it issued, for an aggregate consideration of $20.0 million, additional senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 26,447 shares of common stock at an exercise price of $0.01 per share (the “amended and restated credit agreement”). HUGHES Telematics deposited approximately $2.0 million of the proceeds into the escrow account, bringing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $7.0 million. Pursuant to the agreement with the lead arranger, HUGHES Telematics issued an additional warrant to purchase 4,845 shares of common stock at an exercise price of $0.01 per share.

On July 8, 2008, HUGHES Telematics entered into an incremental loan commitment agreement pursuant to which it issued, for an aggregate consideration of $15.0 million, additional senior secured term indebtedness with a principal amount of $15.0 million and warrants to purchase 19,833 shares of common stock at an exercise price of $0.01 per share. As a result of this transaction, approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $6.6 million. Pursuant to the agreement with the lead arranger, HUGHES Telematics issued an additional warrant to purchase 3,633 shares of common stock at an exercise price of $0.01 per share.

The term indebtedness is guaranteed by all of HUGHES Telematics’ existing and future domestic subsidiaries and is secured by all of its tangible and intangible assets. At the election of HUGHES Telematics, the term indebtedness bears interest at (i) the Prime Lending Rate plus 10.00% or (ii) for Eurocurrency borrowings, 11.00% plus the greater of LIBOR or 3.00%. In accordance with an agreement between HUGHES Telematics and one of the senior secured note holders, the interest rate on term indebtedness with a principal amount of $5.0 million will have a fixed interest rate of 14.00% for the term of the debt. With respect to Eurocurrency borrowings, HUGHES Telematics may elect interest periods of one, two, three, or six months (or nine or twelve months if approved by each senior secured note holder), and interest is payable in arrears at the end of each interest period but, in any event, at least every three months. With respect to any interest period ending on or prior to March 31, 2010 and unless HUGHES Telematics elects at least three days prior to the beginning of any such interest period, the interest accrued on the term indebtedness will be paid in kind in arrears with such accrued interest being added to the outstanding principal balance of the term indebtedness. With respect to all interest periods ending after March 31, 2010, the accrued interest will be paid in cash in arrears. As of June 30, 2008, HUGHES Telematics had elected to convert all outstanding amounts of the term indebtedness to Eurocurrency borrowings which resulted in the term indebtedness bearing an interest rate of 14.00%.

The amended and restated credit agreement requires HUGHES Telematics to comply with certain negative covenants which include limitations on HUGHES Telematics’ ability to incur additional debt; create liens; pay dividends or make other distributions; make loans and investments; sell assets; redeem or repurchase capital stock or subordinated debt; engage in specified transactions with affiliates; consolidate or merge with or into, or sell substantially all of its assets to, another person; and enter into new lines of business. HUGHES Telematics may incur indebtedness beyond the specific limits allowed under the amended and restated credit agreement, provided it maintains a leverage ratio of 5.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The amended and restated credit agreement also contains other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy, insolvency and nonpayment of principal, interest or fees when due.

The warrants issued in connection with the issuance of the term indebtedness are exercisable upon the earlier to occur of (i) the repayment of the term indebtedness, (ii) a change of control as defined in the warrant agreement, (iii) a transaction or event causing or allowing the holders to sell the shares of common stock issuable upon exercise of the warrants pursuant to the co-sale agreement, dated March 31, 2008, as amended, by and among HUGHES Telematics, Apollo and the holders of the warrants. If not exercised prior to the earlier of (i) the date on which HUGHES Telematics becomes subject to the requirement to file reports under Section 13(a) or Section 15(d) of the Exchange Act, or (ii) March 31, 2013, the warrants will be automatically exercised on such date with no action required on the part of the holders (except the payment of the aggregate exercise price). In the event that the term indebtedness is prepaid in full prior to March 31, 2010, the number of shares for which each warrant is exercisable shall be reduced by 18.75%. As additional consideration for services provided by the lead arranger in connection with the issuance and syndication of the term indebtedness, HUGHES Telematics agreed to issue the lead arranger or its designated affiliate additional warrants to purchase a number of shares of common stock equal to the reduction in the number of shares of common stock issuable under the warrants held by Morgan Stanley Senior Funding, Inc. or its affiliates in the event the term indebtedness is prepaid in full by March 31, 2010. The number of shares for which each warrant is exercisable is subject to additional adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

In connection with the issuance of the term indebtedness, on March 31, 2008, Apollo agreed to extend the mandatory redemption date of the Series A Preferred Stock to October 1, 2013.

Senior Subordinated Unsecured Promissory Note

On March 31, 2008, HUGHES Telematics issued to Apollo a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, HUGHES Telematics recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between the fair value of the note using an estimated interest rate HUGHES Telematics would have paid an unrelated third party on a similar note and the value of the note using the 15.00% stated interest rate. HUGHES Telematics determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that HUGHES Telematics or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

Off-Balance Sheet Arrangements

HUGHES Telematics does not have any off-balance sheet arrangements. All subsidiaries in which HUGHES Telematics has a controlling financial interest are included in the consolidated financial statements, and HUGHES Telematics does not have any relationships with any special purpose entities.

Contractual Obligations

The following table sets forth the contractual payment obligations of HUGHES Telematics as of June 30, 2008 (in thousands):

		Payments Due By Period
	Total	Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Senior secured term indebtedness(1)(2)	$102,591	$—	$10,226	$92,365	$—
Senior subordinated promissory note	27,044	—	—	—	27,044
Series A Redeemable Preferred Stock(3)	75,000	—	—	—	75,000
Capital lease obligations	9,924	3,319	6,605	—	—
Operating lease obligations	1,605	764	841	—	—
Purchase obligations	59,875	13,700	32,675	13,500	—
Total	$276,039	$17,783	$50,347	$105,865	$102,044

(1)	In July 2008, HUGHES Telematics issued additional senior secured term indebtedness under its credit facility with an aggregate principal amount of $15.0 million. The payment obligations relating to such additional indebtedness have been reflected.
(2)	As the senior secured term indebtedness bears interest at a variable rate, the estimated interest payments were calculated based on the 14.00% interest rate in effect as of June 30, 2008.
(3)	The Series A Preferred Stock has a mandatory redemption date of October 1, 2013. Prior to the consummation of the merger, HUGHES Telematics expects to extinguish the outstanding shares of Series A Preferred Stock through (i) the exercise by Apollo of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

As of June 30, 2008, HUGHES Telematics had $41.5 million of cash, cash equivalents and restricted cash. This cash, cash equivalents and restricted cash is subject to market risk due to changes in interest rates. In accordance with its investment policy, HUGHES Telematics diversifies its investments among United States Treasury securities and other high credit quality debt instruments that it believes to be low risk. HUGHES Telematics is averse to principal loss and seeks to preserve its invested funds by limiting default risk and market risk.

HUGHES Telematics may suffer from fluctuating interest rates, which may adversely impact its consolidated results of operations and cash flows. HUGHES Telematics had outstanding debt with an aggregate face amount of $52.5 million as of June 30, 2008, which consisted primarily of variable rate borrowings of $40.0 million. As of June 30, 2008, the hypothetical impact of a one percentage point increase in interest rates related to HUGHES Telematics outstanding variable rate debt would be to increase annual interest expense by approximately $0.4 million. On July 8, 2008, HUGHES Telematics issued additional debt with an aggregate principal amount of $15.0 million, which included $10.0 million of variable rate borrowings.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). This standard defines fair value, establishes a framework for measuring fair value in accordance with GAAP and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In

February 2008, the FASB issued Staff Position No. 157-2 (“FSP 157-2”), which delays the effective date of SFAS 157 by one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Those assets and liabilities measured at fair value under SFAS 157 in the six months ended June 30, 2008 did not have a material impact on HUGHES Telematics’ consolidated financial statements. In accordance with FSP 157-2, HUGHES Telematics will measure the remaining assets and liabilities no later than the three months ended March 31, 2009. HUGHES Telematics is evaluating the impact the adoption of FSP 157-2 may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 was effective for HUGHES Telematics on January 1, 2008. HUGHES Telematics determined that the utilization of fair value reporting is not appropriate for HUGHES Telematics’ financial instruments for which fair value measurement is not required. Consequently, the adoption of SFAS 159 did not have a material impact on HUGHES Telematics’ financial position and results of operations.

In November 2007, the EITF issued Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 states that income statement classification of payments between parties in an arrangement should be based on a consideration of (a) the nature and terms of the arrangement, (b) the nature of the entities’ operations and (c) whether the parties’ payments are within the scope of other existing generally accepted accounting principles. EITF 07-1 was effective for HUGHES Telematics on January 1, 2008. The adoption of EITF 07-1 did not have a material impact on HUGHES Telematics’ financial position and results of operations.

In June 2008, the EITF issued Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”), which provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Under EITF 07-5, HUGHES Telematics, first, evaluates any contingent exercise provisions based on the guidance that was originally issued in EITF Issue No. 01-6 and, second, evaluates the instruments’ settlement provisions. EITF 07-5 is effective for fiscal periods beginning after December 15, 2008. HUGHES Telematics is evaluating the impact the adoption of EITF 07-5 may have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which revised the guidance contained in SFAS No. 141, Business Combinations. Significant revisions include: (i) all transactions costs related to a business combination are to be expensed when incurred; (ii) certain contingent assets and liabilities purchased in a business combination are to be measured at fair value; (iii) contingent consideration (earn-out arrangements) paid in connection with a business combination are to be measured at fair value depending on the structure of the arrangements; and (iv) subsequent material adjustments made to the purchase price allocation will be recorded back to the acquisition date, which will cause revision of previously issued financial statements when reporting comparative period financial information in subsequent financial statements. SFAS 141(R) will be prospectively applied for business combinations that have an acquisition date on or after January 1, 2009. HUGHES Telematics is evaluating the impact the adoption of SFAS 141(R) may have on its financial position and results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet presents the combined company’s financial position assuming that the merger occurred on June 30, 2008. The following unaudited pro forma condensed combined statements of operations presents the combined company’s results of operations for the year ended December 31, 2007 and the six months ended June 30, 2008 assuming the merger occurred on January 1, 2007. We are providing this unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the merger.

The unaudited pro forma condensed combined financial information is for illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HUGHES Telematics,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Polaris,” the consolidated financial statements of HUGHES Telematics and the related notes thereto and the consolidated financial statements of Polaris and the related notes thereto included elsewhere in this proxy statement. The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the merger, are factually supportable and are expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements do not purport to represent what the results of operations or financial condition of the combined company would actually have been had the merger in fact occurred as of such date or to project the combined company’s results of operations for any future period or as of any future date.

At the closing of the merger, all the outstanding shares of HUGHES Telematics common stock will be exchanged for the right to receive, in the aggregate, 43,895,112 shares of Polaris common stock. All options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the merger will be exchanged for options exercisable for an aggregate of 1,618,981 shares of Polaris common stock. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.

The merger will be accounted for under the purchase method of accounting as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by HUGHES Telematics for the net monetary assets of Polaris. The net monetary assets of Polaris will be recorded as of the closing date of the merger at their respective historical costs, which is considered to be the equivalent of fair value. No goodwill or intangible assets will be recorded as a result of the merger.

The determination of HUGHES Telematics as the accounting acquirer has been made based on consideration of all quantitative and qualitative factors of the merger, including significant consideration given to the fact that upon consummation of the merger:

•	assuming no Polaris stockholders exercise their conversion rights, the stockholders of HUGHES Telematics will control approximately 79% of the voting power of the combined company;
•	assuming no Polaris stockholders exercise their conversion rights, Apollo, currently the majority shareholder of HUGHES Telematics, will control approximately 67% of the voting power of the combined company while the remaining stockholders are anticipated to be a diverse group of investors, none of which are expected to own greater than 5% of Polaris;
•	the board of directors will be compromised of nine members: five individuals designated by Apollo, the current majority shareholder of HUGHES Telematics; the current Chief Executive Officer of HUGHES Telematics; the current Chief Executive Officer of Polaris; and two other individuals designated mutually by Polaris and Apollo;
•	the management of HUGHES Telematics will continue in all executive officer and other senior management positions of Polaris and, accordingly, will have day-to-day authority to carry out the business plan after the merger;

The following unaudited pro forma condensed financial information has been prepared using two different levels of approval of the merger by the Polaris stockholders, as follows:

•	Assuming No Exercise of Conversion Rights: This presentation assumes that none of the Polaris stockholders exercise their conversion rights; and
•	Assuming Maximum Exercise of Conversion Rights: This presentation assumes that 29.99% of the Polaris stockholders exercise their conversion rights.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

June 30, 2008
(In Thousands)

	HUGHES Telematics	Polaris	Pro Forma Adjustments (Assuming No Exercise of Conversion Rights)		Pro Forma (Assuming No Exercise of Conversion Rights)	Pro Forma Adjustments (Assuming Maximum Exercise of Conversion Rights)		Pro Forma (Assuming Maximum Exercise of Conversion Rights)
Assets
Current assets:
Cash and cash equivalents	$30,013	$83	$150,467	(1)	$173,850	$(45,000)	(10)	$128,850
			(6,750)	(2)
			(7,000)	(3)
			7,037	(4)
Restricted cash	7,037	—	(7,037)	(4)	—	—		—
Investments held in trust	—	150,467	(150,467)	(1)	—	—		—
Accounts receivable, net	3,969	—	—		3,969	—		3,969
Inventories	2,018	—	—		2,018	—		2,018
Prepaid expenses and other current assets	2,715	103	—		2,818	—		2,818
Total current assets	45,752	150,653	(13,750)		182,655	(45,000)		137,655
Restricted cash	4,450	—	—		4,450	—		4,450
Property and equipment, net	12,951	—	—		12,951	—		12,951
Capitalized software	7,260	—	—		7,260	—		7,260
Intangible assets, net	18,126	—	—		18,126	—		18,126
Goodwill	5,169	—	—		5,169	—		5,169
Other assets	9,483	225	—		9,708	—		9,708
Total assets	$103,191	$150,878	$(13,750)		$240,319	$(45,000)		$195,319
Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	$9,070	$—	$—		$9,070	$—		$9,070
Accrued liabilities	6,558	400	—		6,958	—		6,958
Deferred revenue	372	—	—		372	—		372
Current portion of capital lease obligations	1,775	—	—		1,775	—		1,775
Deferred underwriting fee	—	6,750	(6,750)	(2)	—	—		—
Other current liabilities	398	—	—		398	—		398
Total current liabilities	18,173	7,150	(6,750)		18,573	—		18,573
Series A Redeemable Preferred Stock	60,871	—	(60,871)	(5)	—	—		—
Long-term debt	45,784	—	—	(6)	45,784	—		45,784
Capital lease obligations	6,297	—	—		6,297	—		6,297
Deferred income taxes	162	—	—		162	—		162
Total liabilities	131,287	7,150	(67,621)		70,816	—		70,816

Common stock subject to possible conversion	—	45,000	(45,000)	(7)	—	—		—
Stockholders’ (deficit) equity:
Common stock	4	2	3	(8)	9	—		9
Additional paid in capital	32,320	98,404	(7,000)	(3)	229,914	(45,000)	(10)	184,914
			60,871	(5)
			45,000	(7)
			(3)	(8)
	—		322	(9)
Retained (deficit) earnings	(60,420)	322	(322)	(9)	(60,420)	—		(60,420)
Total stockholders’ (deficit) equity	(28,096)	98,728	98,871		169,503	(45,000)		124,503
	$103,191	$150,878	$(13,750)		$240,319	$(45,000)		$195,319

(1)	Adjustment reflects the release of Polaris’ restricted cash held in trust and the transfer of the balance to cash and cash equivalents, assuming no holders of Polaris common stock sold in its initial public offering exercise their right to convert their stock into a pro rata share of the trust account.
(2)	Adjustment reflects the payment of the deferred underwriting fee related to Polaris’ initial public offering.
(3)	Adjustment reflects the $7.0 million of estimated legal and other advisory fees and expenses incurred in connection with the merger.
(4)	Pursuant to HUGHES Telematics’ credit facility, a portion of the proceeds from the issuance of the senior secured term indebtedness are held in an escrow account and will be released to HUGHES Telematics as it raises additional debt or equity capital. Adjustment reflects the release of the funds held in the escrow account as the proceeds received in the merger exceed the remaining amount of capital required to be raised to satisfy the escrow condition stipulated in the credit facility.
(5)	HUGHES Telematics and its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Adjustment reflects the extinguishment of the outstanding shares of Series A Preferred Stock through (i) the exercise of outstanding warrants to purchase common stock of HUGHES Telematics using shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $55.0 million and (ii) the exchange of shares of HUGHES Telematics Series A Preferred Stock with an aggregate face value of $20.0 million for shares of HUGHES Telematics common stock.
(6)	In July 2008, HUGHES Telematics issued additional senior secured term indebtedness under its credit facility with an aggregate principal amount of $15.0 million. However, no adjustment has been reflected as the issuance of this indebtedness is not directly attributable to the merger.
(7)	Adjustment reflects the reclassification of the value of the Polaris common stock subject to conversion to stockholders’ equity assuming no holders of Polaris common stock sold in its initial public offering exercise their right to convert their common stock into a pro rata share of the trust account.
(8)	Following the merger and assuming no Polaris stockholders exercise their conversion rights, there will be 90,613,548 shares of Polaris common stock outstanding which is comprised of (i) the 18,750,000 shares of Polaris common stock currently outstanding, (ii) the 38,505,345 shares of Polaris common stock issued to the HUGHES Telematics stockholders upon consummation of the merger, (iii) the 5,389,767 shares of common stock which will be issued to HUGHES Telematics stockholders and be placed in escrow for 15 months following closing to indemnify Polaris for the payment of indemnification claims that may be made by Polaris under the merger agreement and (iv) the 27,968,436 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets. Adjustment reflects the issuance of Polaris common stock to the HUGHES Telematics stockholders.
(9)	Adjustment reflects the elimination Polaris’ historical retained earnings as a result of the merger.
(10)	Adjustment reflects the payment of cash to the maximum number of holders of Polaris common stock sold in its initial public offering exercising their right to convert their common stock into a pro rata share of the trust account.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Year Ended December 31, 2007
(In Thousands, Except Share Data)

	HUGHES Telematics	Polaris	Pro Forma Adjustments (Assuming No Exercise of Conversion Rights)		Pro Forma (Assuming No Exercise of Conversion Rights)	Pro Forma Adjustments (Assuming Maximum Exercise of Conversion Rights)		Pro Forma (Assuming Maximum Exercise of Conversion Rights)
Revenues
Hardware	$11,009	$—	$—		$11,009	$—		$11,009
Services	9,343	—	—		9,343	—		9,343
Total revenues	20,352	—	—		20,352	—		20,352
Operating costs and expenses:
Cost of hardware sold	7,767	—	—		7,767	—		7,767
Cost of services	4,102	—	—		4,102	—		4,102
Research and development	23,540	—	—		23,540	—		23,540
Sales and marketing	5,712	—	—		5,712	—		5,712
General and administrative	12,808	1	—		12,809	—		12,809
Total operating costs and expenses	53,929	1	—		53,930	—		53,930
Operating loss	(33,577)	(1)	—		(33,578)	—		(33,578)
Interest income	853	—	—		853	—		853
Interest expense	(1,811)	—	1,811	(1)	—	—		—
Loss before income taxes	(34,535)	(1)	1,811		(32,725)	—		(32,725)
Income tax benefit	2,202	—	—		2,202	—		2,202
Net loss	$(32,333)	$(1)	$1,811		$(30,523)	$—		$(30,523)
Basic and diluted loss per common share	$(86.74)	$—			$(0.53)			$(0.58)
Basic and diluted weighted average common shares outstanding	372,768	5,175,000		(2)	57,255,345	(4,499,999)	(3)	52,755,346

(1)	HUGHES Telematics and its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Accordingly, Apollo agreed to the extinguishment of the outstanding shares of Series A Preferred Stock through the exercise of outstanding warrants to purchase common stock and the exchange for shares of common stock. Adjustment reflects the elimination of the interest expense related to the Series A Preferred Stock.
(2)	The weighted average common shares outstanding for purposes of calculating both basic and diluted earnings per share is 57,255,345 shares which is comprised of (i) the 18,750,000 shares of Polaris common stock currently outstanding and (ii) the 38,505,345 shares of Polaris common stock issued to the HUGHES Telematics stockholders upon consummation of the merger. The calculation excludes (i) the 5,389,767 shares of common stock which will be issued to HUGHES Telematics stockholders and be placed in escrow for 15 months following closing to indemnify Polaris for the payment of indemnification claims that may be made by Polaris as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the merger agreement, (ii) the 27,968,436 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets, (iii) the 2,650,538 shares of Polaris common stock issuable upon the exercise of options issued in connection with the merger to holders of options to purchase shares of HUGHES Telematics common stock, (iv) the 19,500,000 shares of Polaris common stock issuable upon the exercise of the outstanding warrants and (v) any shares issuable to the HUGHES Telematics stockholders for the value of equity raised by HUGHES Telematics prior to closing or for a shortfall in the net working capital of Polaris below $138.0 million, in each case, if any. The shares of Polaris common stock issuable upon exercise of the stock options and the warrants have been excluded from the calculation as their effect would have been anti-dilutive.
(3)	Adjustment reflects the reduction in shares of common stock outstanding resulting from the maximum number of holders of Polaris common stock sold in its initial public offering exercising their right to convert their stock into a pro rata share of the trust account.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

Six Months Ended June 30, 2008
(In Thousands, Except Share Data)

	HUGHES Telematics	Polaris	Pro Forma Adjustments (Assuming No Exercise of Conversion Rights)		Pro Forma (Assuming No Exercise of Conversion Rights)	Pro Forma Adjustments (Assuming Maximum Exercise of Conversion Rights)		Pro Forma (Assuming Maximum Exercise of Conversion Rights)
Revenues:
Hardware	$5,835	$—	$—		$5,835	$—		$5,835
Services	7,140	—			7,140	—		7,140
Total revenues	12,975	—	—		12,975	—		12,975
Operating costs and expenses:
Cost of hardware sold	4,257	—	—		4,257	—		4,257
Cost of services	2,750	—	—		2,750	—		2,750
Research and development	15,198	—	—		15,198	—		15,198
Sales and marketing	3,333	—	—		3,333	—		3,333
General and administrative	8,566	721	—		9,287	—		9,287
Total operating costs and expenses	34,104	721	—		34,825	—		34,825
Operating (loss) income	(21,129)	(721)	—		(21,850)	—		(21,850)
Interest income	486	1,325	(121)	(1)	1,690	(397)	(5)	1,293
Interest expense	(3,751)	—	1,673	(2)	(2,078)	—		(2,078)
Other income	143	—	—		143	—		143
(Loss) Income before income taxes	(24,251)	604	1,552		(22,095)	(397)		(22,492)
Income tax (expense) benefit	—	(282)	168	(3)	(114)	—		(114)
Net (loss) income	$(24,251)	$322	$1,720		$(22,209)	$(397)		$(22,606)
Basic and diluted loss per common share	$(64.90)	$0.02			$(0.39)			$(0.43)
Basic and diluted weighted average common shares outstanding	373,680	17,759,959		(4)	57,255,345	(4,499,999)	(6)	52,755,346

(1)	Adjustment reflects the reduction of interest income due to the lower balance of cash and cash equivalents following payments of approximately $6.8 million for the deferred underwriting fee related to Polaris’ initial public offering and the $7.0 million of estimated legal and other advisory fees and expenses incurred in connection with the merger. The calculation assumes an average rate of return of 1.96%, approximately the rate of interest earned by Polaris on its investments.
(2)	HUGHES Telematics and its stockholders, including Apollo, agreed to reorganize the capital structure of HUGHES Telematics so that, immediately prior to the consummation of the merger, the only outstanding equity securities of HUGHES Telematics, other than the warrants issued in connection with the credit facility (which will be exercised in connection with the merger) and stock options, would be common stock. Accordingly, Apollo agreed to the extinguishment of the outstanding shares of Series A Preferred Stock through the exercise of outstanding warrants to purchase common stock and the exchange for shares of common stock. Adjustment reflects the elimination of the interest expense related to the Series A Preferred Stock.
(3)	For Federal income tax purposes, HUGHES Telematics generates a net operating loss which can be used to offset the net taxable income generated by Polaris. Adjustment reflects the reduction in Federal income tax expense related to the utilization of the HUGHES Telematics net operating losses.
(4)	The weighted average common shares outstanding for purposes of calculating both basic and diluted earnings per share is 57,255,345 shares which is comprised of (i) the 18,750,000 shares of Polaris common stock currently outstanding and (ii) the 38,505,345 shares of Polaris common stock issued to the HUGHES Telematics stockholders upon consummation of the merger. The calculation excludes (i) the 5,389,767 shares of common stock which will be issued to HUGHES Telematics stockholders and be placed in escrow for 15 months following closing to indemnify Polaris for the payment of indemnification claims that may be made by Polaris as a result of breaches of HUGHES Telematics’ covenants, representations or warranties in the merger agreement, (ii) the 27,968,436 earn-out shares issued to the HUGHES Telematics stockholders but held in escrow until achievement of the specified price targets, (iii) the 2,650,538 shares of Polaris common stock issuable upon the exercise of options issued in connection with the merger to holders of options to purchase shares of HUGHES Telematics common stock, (iv) the 19,500,000 shares of Polaris common stock issuable upon the exercise of the outstanding warrants and (v) any shares issuable to the HUGHES Telematics stockholders for the value of equity raised by HUGHES Telematics prior to closing or for a shortfall in the net working capital of Polaris below $138.0 million, in each case, if any. The shares of Polaris common stock issuable upon exercise of the stock options and the warrants have been excluded from the calculation as their effect would have been anti-dilutive.
(5)	Adjustment reflects the reduction of interest income due to the lower balance of cash and cash equivalents following payment of approximately $45.0 million assuming the maximum number of holders of Polaris common stock sold in its initial public offering exercising their right to convert their stock into a pro rata share of the trust account. The calculation assumes an average rate of return of 1.96%, approximately the rate of interest earned by Polaris on its investments.
(6)	Adjustment reflects the reduction in shares of common stock outstanding resulting from the maximum number of holders of Polaris common stock sold in its initial public offering exercising their right to convert their stock into a pro rata share of the trust account.

INFORMATION ABOUT POLARIS

General

Polaris was incorporated in Delaware on June 18, 2007 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with an operating business.

The registration statement for our initial public offering was declared effective on January 14, 2008. We consummated our initial public offering on January 17, 2008 with the sale of 15,000,000 units at a price of $10 per unit. Each unit consists of one share of Polaris common stock and one redeemable Polaris common stock purchase warrant. We received gross proceeds of $154.5 million, including $4.5 million of proceeds from the private placement sale of 4,500,000 insider warrants to our officers, directors and certain of our affiliates. The net proceeds were approximately $143.0 million.

Our management has broad discretion with respect to the specific application of the net proceeds of our initial public offering, although substantially all of the net proceeds of this initial public offering are intended to be generally applied toward consummating a business combination with an operating business. There is no assurance that we will be able to successfully effect a business combination with HUGHES Telematics or any other entity. Upon the closing of our initial public offering and the private placement, $150.0 million, including $6.8 million of the underwriters’ discounts and commissions, was held in a trust account and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of our first business combination and (ii) liquidation of Polaris.

The net proceeds not held in the trust account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Additionally, up to an aggregate of $1.8 million of interest earned on the trust account balance may be released to us to fund working capital requirements and additional funds may be released to fund tax obligations.

Fair Market Value of Target Business

Pursuant to our certificate of incorporation, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets (all of our assets, including the funds then held in the trust account, less our liabilities) at the time of such acquisition, although this may entail simultaneous acquisitions of several operating businesses. The fair market value of the target is to be determined by our board of directors based upon one or more standards generally accepted by the financial community (which may include actual and potential sales, earnings, cash flow and/or book value). If our board is not able to independently determine that the target business has a sufficient fair market value, we are to obtain an opinion from an unaffiliated, independent investment banking firm with respect to the satisfaction of such criteria. Our board of directors determined that this test was met in connection with our merger with HUGHES Telematics. Further, we have received an opinion from Duff & Phelps that this test has been met.

Stockholder Approval of a Business Combination and Conversion

Polaris, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. Our certificate of incorporation specifies that, in the event that stockholders owning 30% or more of the shares sold in our initial public offering vote against the business combination and exercise their conversion rights described below, the business combination will not be consummated. All of Polaris’ initial stockholders have agreed (1) to vote their initial shares of Polaris common stock in accordance with the vote of the majority of the shares voted by the public stockholders with respect to any business combination and (2) to vote all of their shares of Polaris common stock acquired in the initial public offering or in the aftermarket in favor of any business combination negotiated by the officers of Polaris. After consummation of a business combination, these voting safeguards will no longer be applicable.

With respect to a business combination which is approved and consummated, any public stockholder who voted against the business combination may have also elected that we convert his or her shares. The per share conversion price will equal the amount in the trust account, calculated as of two business days prior to the consummation of the proposed business combination, divided by the number of shares of Polaris common stock held by public stockholders at the consummation of our initial public offering. Public stockholders holding up to 4,499,999 shares sold in our initial public offering may seek conversion of their shares in the event of a business combination. Such public stockholders are entitled to receive their per share interest in the trust account computed without regard to the shares of Polaris common stock held by the initial stockholders prior to the consummation of our initial public offering. Accordingly, a portion of the net proceeds from our initial public offering (29.99% of the amount held in trust fund, including the deferred portion of the underwriters’ discount and commission) has been classified as Polaris common stock subject to possible conversion on our June 30, 2008 balance sheet.

Liquidation If No Business Combination

Our certificate of incorporation provides that Polaris will continue in existence only until January 11, 2010. If we have not completed a business combination by such date, our corporate existence will cease and we will dissolve and liquidate for the purposes of winding up our affairs.

Employees

We have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time devoted in any time period varies based on whether a target business has been selected for the business combination and the stage of the business combination process Polaris is in. Accordingly, once management locates a suitable target business to acquire (as it has with HUGHES Telematics), they will spend more time investigating such target business and negotiating and processing the business combination (and consequently spend more time on our affairs) than they would prior to locating a suitable target business. We presently expect our executive officers to each devote an average of approximately 10 hours per week to our business. We do not intend to have any full-time employees prior to the consummation of a business combination.

Properties

We maintain our principal executive offices at 2200 Fletcher Avenue, 4th floor, Fort Lee, New Jersey 07024. This office space is provided by Trivergance, LLC, an affiliate of our initial stockholders. Trivergance, LLC has agreed that, until we consummate the acquisition of a target business, it will make such office space, as well as certain office and secretarial services, available to us, as we may require from time to time. We agreed to pay Trivergance, LLC $7,500 per month for such services, which obligations commenced on January 11, 2008. We believe, based on rents and fees for similar services in the New Jersey metropolitan area, that the fee charged by Trivergance, LLC is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space, combined with the other office space otherwise available to our executive officers, adequate for our current operations.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent accountants. We have filed with the SEC a Form 10-Q covering the period ending June 30, 2008.

Legal Proceedings

There is no material litigation currently pending against us, our property or any members of our management team in their capacity as such.

Plan of Operations

The following discussion should be read in conjunction with our financial statements and related notes thereto included elsewhere in this proxy statement.

Net loss for the three months ended June 30, 2008 of $52,781 consisted of investment income on the trust fund of $563,626 and $643 in other interest income, offset by $4,275 for trustee fees, $22,500 for a monthly administrative services agreement, $26,593 for professional fees, $99,925 for operating costs, $411,200 for due diligence costs, $31,300 for franchise tax and $21,257 of income taxes.

Net income for the six months ended June 30, 2008 of $322,640 consisted of interest income of approximately $1.3 million offset by $51,108 for professional fees, $146,360 for operating costs, $45,000 for a monthly administrative services agreement, $7,769 for trustee fees, $411,200 for due diligence costs, $59,355 for franchise tax and $281,723 of income taxes.

Our net loss for the period from June 18, 2007 (inception) to December 31, 2007 of $673 consisted of interest income of $389 offset by $1,062 of formation costs.

We consummated our initial public offering on January 17, 2008. Gross proceeds from our initial public offering were $150.0 million. After deducting offering expenses of $10.5 million in underwriting discounts and commissions, of which approximately $6.8 million has been accrued and deferred and will not be payable unless and until we complete a business combination, and an additional $616,000 for a total of approximately $11.1 million of costs and expenses related to the offering, net proceeds were approximately $145.6 million. As of June 30, 2008, there was approximately $150.5 million held in trust. The remaining proceeds are available to be used to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

We have used the net proceeds of our initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select our target business, and structure, negotiate and consummate our business combination. At June 30, 2008, we had cash outside of the trust account of $82,519, prepaid expenses of $103,365, current liabilities of $201,114 and income taxes payable of $198,560, resulting in a working capital deficit, excluding the amounts in the trust account, of $213,790. Marc V. Byron and Lowell D. Kraff agreed, pursuant to agreements with us and Lazard Capital Markets, that, if we liquidate prior to the consummation of a business combination, they will be personally liable to pay certain debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of net proceeds of our initial public offering not held in the trust account.

We are obligated to pay to Trivergance LLC, an affiliate of our initial stockholders, a monthly fee of $7,500 for office space, as well as certain office and secretarial services. Through June 30, 2008, an aggregate of $45,000 has been incurred for such services. In addition, on July 12, 2007, we issued an aggregate $100,000 unsecured promissory note to Trivergance, LLC. The note was non-interest bearing and was payable on the earlier of the consummation of our initial public offering by us or July 12, 2008. The note was repaid from the net proceeds of our initial public offering. In addition, on July 31, 2007, Trivergance, LLC advanced $12,911 to us. No formal repayment arrangement was in place and no interest was due on the advance. The advance was repaid.

As indicated in our accompanying financial statements, such financial statements have been prepared assuming that we will continue as a going concern. As discussed elsewhere in this proxy statement, we are required to consummate a business combination by January 11, 2010. The possibility that our merger with HUGHES Telematics will not be consummated raises substantial doubt about our ability to continue as a going concern, and the financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Polaris reimburses its officers and directors for any out-of-pocket business expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations. From Polaris’ inception on June 18, 2007 through June 30, 2008, Polaris reimbursed its officers and directors in the aggregate amount of $48,481 for expenses incurred by them on its behalf, including travel, meals and entertainment and telephone.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF POLARIS

Overview

We were formed under the laws of the State of Delaware on June 18, 2007 in order to serve as a vehicle for the acquisition of an operating business. Our efforts to identify a prospective target business are not limited to a particular industry.

On January 17, 2008, we completed our initial public offering of 15,000,000 units at $10.00 per unit. In conjunction with the consummation of the initial public offering we sold an aggregate of 4,500,000 insider warrants to certain existing stockholders on a private placement basis at a price of $1.00 per warrant, for an aggregate price of $4.5 million. Lazard Capital Markets, LLC acted as representative of the underwriters in the offering. The total gross proceeds from the initial public offering, excluding the insider warrants sold on a private placement basis, amounted to $150.0 million. After the payment of offering expenses, the net proceeds to us amounted to $145.6 million. Each unit consists of one share of our common stock, $.0001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of common stock at an exercise price of $7.00 commencing the later of the completion of a business combination with a target business or January 11, 2009, and expiring on January 10, 2012, four years from the effective date of the initial public offering, or earlier upon redemption. The warrants will be redeemable by us in whole and not in part, at a price of $.01 per warrant, upon a minimum of 30 days’ notice at any time while the warrants are exercisable if, and only if, the last sales price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Results of Operations and Known Trends or Future Events

For the period from June 18, 2007 (inception) to June 30, 2008, we had net income of $321,967. Our income was all derived from interest on the net proceeds of our initial public offering. We incurred a total of approximately $1.0 million in formation and operating costs during the period from June 18, 2007 (inception) to June 30, 2008, including $7,769 for trustee fees, $1,062 for formation costs, $45,000 for administrative services, $51,108 for professional fees, $146,360 for operating costs, $411,200 for diligence costs, $59,355 for franchise taxes and 281,723 for income taxes.

All activity from June 18, 2007 (inception) through January 17, 2008 relates to our formation and our initial public offering described above. Since January 18, 2008, we have been searching for a target company to acquire. On June 13, 2008 we entered into a definitive agreement to enter into an initial business combination with HUGHES Telematics. We believe that we have sufficient funds available to complete our efforts to affect an initial business combination with an operating business within the required 24 months from the date of our final prospectus.

Merger Agreement with HUGHES Telematics

On June 13, 2008, we entered into a merger agreement with HUGHES Telematics. The transaction provides for a direct merger of HUGHES Telematics and Polaris, with Polaris being the surviving corporation in the merger. At the closing of the merger, all the outstanding shares of HUGHES Telematics common stock will be exchanged for the right to receive, in the aggregate, 43,895,112 shares of Polaris common stock. All options exercisable for HUGHES Telematics common stock issued and outstanding immediately prior to the merger will be exchanged for options exercisable for an aggregate of 1,618,981 shares of Polaris common stock. In addition, an aggregate of 27,968,436 earn-out shares will be issued into escrow and released to the HUGHES Telematics stockholders and earn-out options exercisable for an aggregate of 1,031,557 shares of Polaris common stock will be eligible to be exercised, according to their terms, by the HUGHES Telematics optionholders, each in three equal tranches, upon the trading share price of Polaris common stock reaching at least $20.00, $24.50 and $30.50 within certain measurement periods over the five-year period following the closing of the merger.

The number of shares of Polaris common stock received by HUGHES Telematics stockholders at the closing of the merger will be subject to possible adjustments, including the issuance of up to 7,500,000 additional shares of Polaris common stock for the value of up to $75.0 million of additional equity raised by

HUGHES Telematics prior to the closing of the merger, if any, and the issuance of additional shares of Polaris common stock for a shortfall in the net working capital of Polaris below $138.0 million.

Polaris and HUGHES Telematics plan to complete the merger as promptly as practicable after the special meeting, provided that:

•	Polaris stockholders have approved the merger proposal, the pre-closing certificate amendment proposal and the post-closing certificate amendment proposal;
•	holders of less than 30% of the shares of Polaris common stock issued in its initial public offering vote against the merger proposal and properly elect to have Polaris convert their shares for cash; and
•	the other conditions specified in the merger agreement described above under the section entitled “The Merger Agreement — Conditions to the Completion of the Merger” have been satisfied or waived.

If Polaris stockholder approval has not been obtained at that time, or any other conditions have not been satisfied or waived, the merger will be completed promptly after Polaris stockholder approval is obtained or the remaining conditions are satisfied or waived. The merger agreement may be terminated if the closing of the merger has not occurred before the earlier of (1) April 15, 2009 or (2) 70 days after the date this proxy statement was distributed to Polaris stockholders.

A copy of the merger agreement is included as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. See the section entitled “The Merger Agreement.”

Off-Balance Sheet Arrangements

Warrants issued in conjunction with our initial public offering are equity-linked derivatives and accordingly represent off-balance sheet arrangements. The warrants meet the scope exception in paragraph 11(a) of Financial Accounting Standards (“FAS”) 133 and are accordingly not accounted for as derivatives for purposes of FAS 133, but instead are accounted for as equity.

We have no other obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Other than as set forth above, we have not entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or other long-term liabilities.

Liquidity and Capital Resources

The net proceeds from our initial public offering and the sale of the insider warrants were placed in trust, except for $130,000 to fund our working capital requirements. As of October 1, 2008, we had cash of $          , of which $150.8 million was held in a trust account. Until our initial public offering, as described above, our only source of liquidity was the proceeds from the initial private sale of our stock and the subsequent loan made by Trivergance, LLC, an affiliate of Marc V. Byron, our chairman of the board and chief executive officer, Lowell D. Kraff, our president, and David Palmer and Jerry Stone, each a vice president of ours. We repaid this loan with the net proceeds of our initial public offering. Since our initial public offering, our only source of revenue has been from the interest earned on the proceeds held in the trust account. The proceeds from our initial public offering that were placed in a trust account were invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. The funds placed in trust have been earning interest at a rate of approximately 1.5%.

Subject to our stockholders’ approval of the proposals described in this proxy statement, we will use substantially all of the net proceeds of our initial public offering in connection with acquiring one or more target businesses, including identifying and evaluating prospective target businesses, selecting one or more target businesses, and structuring, negotiating and consummating the initial business combination. To the extent we use our capital stock in whole or in part as consideration for an initial business combination, the proceeds held in the trust account (less amounts paid to any public stockholders who properly exercise their conversion rights and deferred underwriting discounts and commissions paid to the underwriters) as well as any other net proceeds not expended prior to that time will be used to finance the operations of the target business or businesses. Such working capital funds could be used in a variety of ways including continuing or expanding the target business’ operations and for strategic acquisitions. Such funds could also be used to repay any operating expenses or finders’ fees which we had incurred prior to the completion of our initial business combination if the funds available to us outside of the trust account were insufficient to cover such expenses. We expect our primary liquidity requirements to include approximately $     for expenses for the due diligence and investigation of a target business or businesses; an aggregate of $     for office space, administrative services and support payable to Trivergance LLC, representing $7,500 per month until we consummate the acquisition of a target business; $     for legal and accounting fees relating to our SEC reporting obligations; and approximately $     for general working capital that will be used for miscellaneous expenses. However, if our estimate of the costs of undertaking in-depth due diligence and negotiating an initial business combination is less than the actual amount necessary to do so, or if interest payments are not available to fund the expenses at the time we incur them, we may be required to raise additional capital, the amount, availability and cost of which is currently unascertainable. Moreover, we may need to obtain additional financing either to consummate our initial business combination or because we become obligated to convert into cash a significant number of shares of public stockholders voting against our initial business combination, in which case we may issue additional securities or incur debt in connection with such business combination. Following our initial business combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

As of         , 2008, we have made withdrawals of the interest earned on the funds held in our trust account in the amount of $    . Corporation income tax estimates in the amount of $     were paid from these funds. Pursuant to the terms of our trust agreement governing our trust account, we are entitled to use up to $1.8 million of the earnings (plus additional monies needed to pay income and franchise tax liabilities) for working capital, provided, however, that the aggregate amount of all such distributions for working capital and tax payments shall not exceed the total earnings. Consequently, as of         , 2008, there was $    of interest earned which has not yet been distributed to our operating account, of which $     is available to be used for working capital and $     for income taxes. Our liabilities are all related to costs associated with operating as a public company and searching for an acquisition target.

We believe our working capital will continue to be sufficient to fund our operations until a target is acquired. We expect to earn approximately $674,000 in interest on the funds held in our trust account between October 6, 2008 and early January 2009, when we can expect to close the merger. We expect to expend approximately $970,000 during this period for non-deal-related expenses. Accordingly, we anticipate having $150.5 million in net working capital at the closing of the merger and do not expect to issue any additional shares of Polaris common stock to HUGHES Telematics stockholders to meet a net working capital shortfall.

Related Party Transactions

Our initial stockholders committed, pursuant to written subscription agreements with us and Lazard Capital Markets, to purchase the insider warrants (for a total purchase price of $4.5 million) from us. These purchases took place on a private placement basis simultaneously with the consummation of our initial public offering.

We issued an aggregate $100,000 unsecured promissory note to Trivergance, LLC on July 12, 2007. The note was non-interest bearing and was payable on the earlier of the consummation of our initial public offering by us or July 12, 2008. The note was repaid from the net proceeds of our initial public offering.

Trivergance, LLC advanced $12,911 to us. No formal repayment arrangement was in place and no interest was due on the advance. The advance was repaid.

We have agreed to pay up to $7,500 a month in total for office space and general and administrative services to Trivergance, LLC. Services commenced on the effective date of our initial public offering and will terminate upon the earlier of (i) the completion of a business combination or (ii) our liquidation.

Granite Creek Partners, L.L.C., an entity affiliated with Brian B. Boorstein, one of our directors, purchased from HUGHES Telematics on July 8, 2008, for aggregate consideration of $5.0 million, senior secured term indebtedness issued under HUGHES Telematics’ credit facility with a principal amount of $5.0 million and a warrant to purchase 6,611 shares of HUGHES Telematics common stock at an exercise price of $0.01 per share. As of July 8, 2008, HUGHES Telematics had outstanding senior secured indebtedness under the credit facility with an aggregate principal balance of $55.0 million.

TBR, an affiliate of our initial stockholders, entered into a Services Agreement & Statement of Work with HUGHES Telematics on September 26, 2008. Pursuant to this agreement, TBR began providing a marketing assessment and other research for HUGHES Telematics to aid in creating a world-class marketing and retention platform. HUGHES Telematics agreed to pay TBR a fee of $150,000 (toward which HUGHES Telematics has paid a $75,000 deposit to date), reasonable and customary travel expenses and certain other expenses incurred in connection with the engagement.

Quantitative and Qualitative Disclosures About Market Risk

As of          , 2008, our efforts were limited to organizational activities, activities relating to our initial public offering, activities involving searching for, conducting diligence upon, and negotiating with an acquisition target. We had neither engaged in any income-producing operations nor generated any revenues other than the interest earned on the proceeds of our initial public offering.

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices, and/or equity prices. Approximately $143.3 million of the net offering proceeds (which includes approximately $6.8 million of the proceeds attributable to the underwriters’ deferred discount from our initial public offering) has been placed in a trust account at Smith Barney, a division of Citigroup Global Markets Inc., with the Continental Stock Transfer & Trust Company as trustee. As of June 30, 2008, the balance of the trust account was approximately $150.5 million. The proceeds of our initial public offering held in trust have only been invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Thus, we are currently subject to market risk primarily through the effect of changes in interest rates on short-term government securities and other highly rated money-market instruments. As of         , 2008, the effective annualized interest rate payable on our investment was approximately   %. Assuming no other changes to our holdings as of         , 2008, a 1% decrease in the underlying interest rate payable on our investment as of December 31, 2007 would result in a decrease of approximately $     in the interest earned on our investment for the following 90-day period. Because we are required to invest in “government securities” or money market funds, as described above, we are unable to manage our exposure to changes in interest rates on short-term government securities and other highly rated money-marked instruments. We do not believe that the effect of other changes, such as foreign exchange rates, commodity prices, and/or equity prices currently pose significant market risk for us.

We have not engaged in any hedging activities since our inception. We do not currently expect to engage in any hedging activities.

PRICE RANGE OF POLARIS SECURITIES

Our equity securities trade on the American Stock Exchange. Each of our units consists of one share of common stock and one warrant and trades on the American Stock Exchange under the symbol “TKP.U.” On January 28, 2008, the warrants and common stock underlying our units began to trade separately on the American Stock Exchange under the symbols “TKP.WS” and “TKP,” respectively. Each warrant entitles the holder to purchase one share of Polaris common stock at a price of $7.00 commencing on the later of our consummation of a business combination and January 11, 2009, or earlier upon redemption, provided in each case that there is an effective registration statement covering the shares of Polaris common stock underlying the warrants in effect. The warrants expire on January 10, 2012, unless earlier redeemed.

The following table sets forth the high and low sales price of our units, common stock and warrants as reported on the American Stock Exchange since Polaris’s initial public offering on January 14, 2008. Prior to January 14, 2008, there was no established public trading market for our securities.

Quarter Ended	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
First Quarter (from January 14, 2008)	$10.05	$9.45	$9.15	$9.02	$0.85	$0.45
Second Quarter	$10.40	$9.55	$9.62	$9.07	$0.82	$0.40
Third Quarter	$10.30	$9.41	$9.55	$9.20	$0.75	$0.21

Holders of Common Equity

On , 2008, there was        holder of record of our units, approximately        holders of record of our warrants and approximately        holders of record of our common stock. Such numbers do not include beneficial owners holding shares, warrants or units through nominee names.

Dividends

Except for the 0.2-for-1 stock dividend that was effected on November 8, 2007, we have not paid any dividends on our common stock to date and we do not intend to pay cash dividends prior to the consummation of a business combination. After we complete our initial business combination, the payment of dividends will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends after a business combination will be within the discretion of our then-board of directors.

MANAGEMENT FOLLOWING THE MERGER

Following the closing of the merger, the board of directors and executive officers of Polaris will be as follows:

Name	Age	Position
Jeffrey A. Leddy	53	Chief Executive Officer, Director
Erik J. Goldman	48	President
Craig J. Kaufmann	32	Vice President Finance and Treasurer
Robert C. Lewis	43	General Counsel and Secretary
Keith J. Schneider	51	President, Networkcar
Andrew D. Africk	42	Director
Marc V. Byron	44	Director
Matthew H. Nord	29	Director
		Director
		Director
		Director
		Director
		Director

Jeffrey A. Leddy.  Mr. Leddy has been the Chief Executive Officer of HUGHES Telematics since December 2006 and has served on its Board of Directors since March 2006. Prior to his employment with HUGHES Telematics, from April 2003 through December 2006, Mr. Leddy served as Chief Executive Officer and President of SkyTerra Communications, Inc. (“SkyTerra”). Prior to serving as Chief Executive Officer and President, Mr. Leddy served as the President and Chief Operating Officer of SkyTerra since October 2002 and its Senior Vice President of Operations since June 2002. From September 1980 to December 2001, Mr. Leddy worked for EMS Technologies serving most recently as Vice President. Mr. Leddy currently serves on the board of directors of HUGHES Communications, Inc. and HUGHES Systique Corporation. Mr. Leddy also serves on the board of managers of HUGHES Network Systems, LLC.

Erik J. Goldman.  Mr. Goldman has been the President of HUGHES Telematics since July 2006. Prior to joining HUGHES Telematics, Mr. Goldman served as a Vice President of SkyTerra from March 2003 through June 2006, where his responsibilities included acquisition, development and corporate oversight of the organization’s portfolio companies in the wireless and satellite services industries. Prior to joining SkyTerra, Mr. Goldman consulted to a European Satellite Radio venture. From 1995 to December 2001, Mr. Goldman worked for Leo One Worldwide, most recently as Vice President of Technology and Business Development, where he led an extensive telematics effort. Previously, Mr. Goldman served as Director of Business Development for dbX Corporation, a telecom-focused investment and management group with active interests in cellular, paging and satellite businesses. Prior to joining dbX in 1991, Mr. Goldman served as a Member of Technical Staff of Mitre Corporation and as a Senior Communications Design Engineer of Raytheon Corporation.

Craig J. Kaufmann.  Mr. Kaufmann has been the Vice President Finance and Treasurer of HUGHES Telematics since December 2006. Prior to joining HUGHES Telematics, Mr. Kaufmann served as Controller and Treasurer of SkyTerra from April 2003 and served as its Director of Financial Reporting from November 2000. Prior to joining SkyTerra, Mr. Kaufmann was the Financial Reporting Manager of Kozmo.com from March 2000 to November 2000, and an associate at PricewaterhouseCoopers from August 1998 to March 2000.

Robert C. Lewis.  Mr. Lewis has been the General Counsel and Secretary of HUGHES Telematics since January 2007. From April 1998 to May 2008, Mr. Lewis was employed by SkyTerra serving as its Senior Vice President and General Counsel from July 2000 to April 2008, as its Vice President, General Counsel and Secretary from May 1998 to July 2000. Prior to joining SkyTerra, Mr. Lewis was an associate at the law firm of Fried, Frank, Harris, Shriver & Jacobson from October 1992.

Keith J. Schneider.  Mr. Schneider has been employed as President of HUGHES Telematics’ Networkcar subsidiary since April 2007. Prior to joining Networkcar, Mr. Schneider served as Vice President of indirect distribution for Sprint Nextel Communications (“Nextel”), where he was responsible for the strategic direction and implementation of key programs and policies supporting Nextel’s local and national third party indirect channels. Before assuming that position, he served as the area president of New England operations for Nextel, a $200 million business where he had full profit and loss responsibility and managed sales and distribution, marketing, finance, operations, human resources, service and repair. Mr. Schneider began his Nextel career as a general manager in Southern California, launching and building one of Nextel’s first and largest markets.

Andrew D. Africk.  Mr. Africk has been a director of HUGHES Telematics since January 2006. Mr. Africk is a senior partner of Apollo Advisors, L.P., which, together with its affiliates, acts as managing general partner of the Apollo Investment Funds, a series of private securities investment funds, where he has worked since 1992. Mr. Africk serves on the boards of directors of HUGHES Communications, Inc. and SOURCECORP, Incorporated. Mr. Africk also serves on the board of managers of HUGHES Network Systems, LLC.

Marc V. Byron.  Mr. Byron has served as chairman of the board and chief executive officer of Polaris since Polaris’ inception in June 2007. Mr. Byron co-founded Trivergance, LLC, a middle market merchant banking and investment firm, in June 2006, and has served as a Managing Member since its formation. Trivergance acted as a strategic and financial advisor in the $750 million transaction in which Sunterra Corporation went private. Since May 2003, Mr. Byron has also served as chairman of MG, LLC, d/b/a Tranzact, a marketing services firm that helps companies acquire customers and manage complex transactions by combining expertise in developing customer acquisition strategies with experience in applying technology. He has also served as an advisor to Apollo Management, L.P. on large marketing and media related transactions. In 1997, Mr. Byron founded Paradigm Direct and served as its chief executive officer until its sale to Mosaic Group, Inc., a Canadian marketing services firm. After the sale, Paradigm Direct changed its name to Mosaic Performance Solutions North America and Mr. Byron served as its chief executive officer until December 2001.

Matthew H. Nord.  Mr. Nord has been a director of HUGHES Telematics since December 2006 and is a principal of Apollo Advisors, L.P., where he has worked since 2003. Prior to that time, Mr. Nord was a member of the Investment Banking division of Salomon Smith Barney Inc. Mr. Nord serves on the board of directors of Affinion Group, Noranda Aluminum and SOURCECORP, Inc.

Shareholders’ Agreement

As a condition to the consummation of the merger, Polaris, Apollo and certain HUGHES Telematics stockholders will enter into a shareholders’ agreement. The parties to the shareholders’ agreement have agreed to vote for each other’s designees to Polaris’ board of directors until (a) with respect to the HUGHES Telematics stockholders, on the date when the HUGHES Telematics stockholders hold less than 10% of the outstanding Polaris common stock, and (b) with respect to all parties, on the date of a change of control of Polaris. These parties have agreed that the board of directors will be comprised of Mr. Leddy, five individuals designated by Apollo (Mr. Africk, Mr. Nord,                 ,                 , and               ), one individual designated by Polaris (Mr. Byron) and two other persons designated mutually by the board of directors and Apollo (               and                 ). Accordingly, Apollo will have significant control over the combined company and significant transactions after the merger. The shareholders’ agreement is generally described in the section entitled “Agreements Related to the Merger — Shareholders’ Agreement.”

Meetings and Committees of the Board of Directors

During the fiscal year ended December 31, 2007, our board of directors held one meeting. Although we do not have any formal policy regarding director attendance at annual stockholder meetings, we will attempt to schedule our annual meetings so that all our directors can attend. We expect our directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

After the completion of this offering, Apollo will own more than 50% of the total voting power of our common stock and we will be a “controlled company” under both the American Stock Exchange and NASDAQ corporate governance standards. As a controlled company, certain exemptions under both the American Stock Exchange and NASDAQ standards will free us from the obligation to comply with certain American Stock Exchange and NASDAQ corporate governance requirements, respectively, including the requirement to maintain a majority of independent directors on our board of directors and the requirements regarding the determination of compensation of executive officers and the nomination of directors by independent directors.

Committees

Audit Committee

Polaris has established an audit committee of the board of directors, consisting of Messrs. Moore, Boorstein and Oran. Mr. Moore serves as the chairman of our audit committee. Following the consummation of the merger, the audit committee will consist of             ,                and               , with            serving as chairman. The independent directors we appointed to our audit committee are independent members of our board of directors, as defined by the rules of the SEC and the listing standards of the American Stock Exchange. The audit committee’s duties, which are specified in our audit committee charter, include, but are not limited to:

•	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;
•	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•	discussing with management major risk assessment and risk management policies;
•	monitoring the independence of the independent auditor;
•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•	appointing or replacing the independent auditor;
•	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies.

The audit committee will at all times be composed exclusively of “independent directors” who, as required by the American Stock Exchange, are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

The board of directors has determined that Mr. Moore satisfies, and upon consummation of the merger,            will satisfy, the American Stock Exchange’s definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under applicable SEC rules and regulations. Our audit committee did not meet during fiscal 2007.

Nominating Committee

Polaris has established a nominating committee of the board of directors, consisting of Messrs. Boorstein and Moore. Each of Messrs. Boorstein and Moore is an independent director as defined by the listing standards of the American Stock Exchange. Mr. Boorstein serves as the chairman of our nominating committee. Following the consummation of the merger, the nominating committee will consist of             ,                and               , with                serving as chairman. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others. Our nominating committee did not meet in fiscal 2008.

The guidelines for selecting nominees, which are specified in the Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;
•	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons. We currently do not have a formal means by which stockholders can nominate a director for election. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominees must also provide a statement of consent to being considered for nomination.

Compensation Committee

Polaris does not currently have a compensation committee. The board of directors does not believe that any marked efficiencies or enhancements would presently be achieved by the creation of a separate compensation committee because it does not pay any of its executive officers a regular salary. The duties and responsibilities typically delegated to a compensation committee are included in the responsibilities of the entire board of directors.

After the merger is consummated, the combined company will establish a compensation committee of the board of directors, consisting of Mr. Africk,                and               .

Code of Ethics and Committee Charters

Polaris has approved a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics and our board committee charters as an exhibit to the registration statement in connection with our initial public offering. You may review these documents by accessing Polaris’ public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to Polaris in writing at 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024 or by telephone at (201) 242-3500.

POLARIS COMPENSATION DISCUSSION AND ANALYSIS

Polaris’ board of directors has not formed a compensation committee because it does not pay any of its executive officers a regular salary. The duties and responsibilities typically delegated to a compensation committee are included in the responsibilities of the entire board of directors. The foundation of Polaris’ compensation policy will be that compensation paid to executive officers should be aligned on a long- and short-term basis. The general compensation policy of the board of directors is that total compensation should be tied to individual performance and supplemented with awards tied Polaris’ performance in achieving financial and non-financial objectives. Upon the consummation of the merger with HUGHES Telematics, Polaris will commence paying its officers regular salaries. Polaris’ board of directors will form a compensation committee after the consummation of the merger.

Summary Compensation Table

Polaris did not pay any of its executive officers salary or compensation during fiscal 2007.

Grants of Plan-Based Awards

Polaris does not have an existing incentive plan for the grant of options or other awards.

Outstanding Equity Awards at Fiscal Year-End

Polaris does not have an existing incentive plan for the grant of options or other awards.

Option Exercises and Stock Vested

Polaris does not have an existing incentive plan for the grant of options or other awards.

Directors’ Compensation

Polaris did not pay any compensation to its directors during fiscal 2007.

Equity Compensation Plan

Polaris does not currently have any authorized or outstanding equity compensation plans.

Compensation Committee Interlocks and Insider Participation

Polaris’ board of directors has not established a compensation committee. In accordance with American Stock Exchange requirements, a majority of the independent directors of the board of directors will determine the compensation of the executive officers. Brian B. Boorstein, Stuart I. Oran and David L. Moore are the independent directors of the board of directors. Neither of them was, or has been, an officer or employee of Polaris, or has a relationship that would constitute an interlocking relationship with executive officers or directors of Polaris or another entity.

HUGHES TELEMATICS COMPENSATION DISCUSSION AND ANALYSIS

Historically, the board of directors of HUGHES Telematics has reviewed and approved the annual compensation for its executive officers. Following the consummation of the merger with Polaris, we expect the compensation committee of the combined company’s board of directors will be empowered to review and approve, or recommend for the approval of the full board of directors, such compensation.

Objectives of Compensation Program

The primary objective of the HUGHES Telematics compensation program, including the executive compensation program, is to attract and retain qualified management personnel who can work in HUGHES Telematics’ dynamic business environment. A further objective of the compensation program is to provide incentives and reward each member of management for his or her contribution to HUGHES Telematics. In addition, HUGHES Telematics strives to promote an ownership mentality among key leadership and members of the board of directors. Finally, HUGHES Telematics endeavors to ensure that the compensation program is perceived as fundamentally fair to all stakeholders. The future compensation program of the combined company will be based upon these objectives.

What the Compensation Program is Designed to Reward

The compensation program is, and will continue to be following consummation of the merger with Polaris, designed to reward each executive officer’s contribution to the success of HUGHES Telematics. In measuring the executive officers’ contribution, the compensation committee is expected to consider numerous subjective factors, rather than more traditional metrics, in light of the fluid and growing nature of HUGHES Telematics’ business.

Management currently provides to the board of HUGHES Telematics recommendations regarding most compensation matters. Following completion of the merger with Polaris, we expect that senior management will provide recommendations to the compensation committee. HUGHES Telematics does not currently engage any consultant related to executive and/or director compensation matters. This practice is expected to continue following the consummation of the merger.

Stock price performance is expected to be a factor in determining annual compensation; however, to the extent the price of the combined company’s common stock is subject to significant fluctuations due to a variety of factors outside of management’s control, the weight placed on stock performance may be lessened. It is not currently expected that there will be an exact formula for allocating between cash and non-cash compensation, though, to date, HUGHES Telematics has provided relatively little non-cash compensation, other than through stock option grants. Cash compensation is generally paid as earned. These practices are expected to continue following the consummation of the merger.

Elements of the Compensation Plan and How They Relate to the Objectives

Annual executive officer compensation currently consists of a base salary component and a discretionary annual bonus component. In the future, the compensation committee is expected to set total executive cash compensation sufficiently high to attract and retain a strong, motivated leadership team and recognize executive officers’ roles in accomplishing extraordinary transactions.

As set forth in the table below, with the headings “2007 Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End 2007,” each of the HUGHES Telematics executive officers set forth below has received stock option grants under the HUGHES Telematics 2006 Stock Incentive Plan. In connection with the closing of the merger with Polaris, we expect to adopt a new Equity Incentive Plan (the “Plan”). Stock options outstanding under the HUGHES Telematics 2006 Stock Incentive Plan will be exchanged in the merger for options exercisable for shares of Polaris common stock under the Plan. Future stock option grants and other equity awards under the Plan are expected to be designed to enhance retention by providing for a three-year time-based vesting schedule. In light of the current earn-out component of the merger consideration, as described in the section entitled “The Merger Agreement — Merger Consideration,” the named executive officers’ interest in stock performance metrics will be aligned with the interests of Polaris’ common stockholders, as increases in stock price will result in release of earn-out shares, and therefore the associated earn-out options.

How the Company Expects to Choose Amounts for Each Element of Compensation

Each executive’s current and prior compensation has been and is expected to be considered in setting future compensation. The elements of our compensation plan (e.g., base salary, bonus and stock options or restricted stock) are expected to be similar to the elements used by some companies. The exact base pay, option or stock grant, and bonus awarded by HUGHES Telematics in the past has been (and in the case of the combined company, in the future is expected to be) chosen in an effort to balance the competing objectives of fairness to all stakeholders and attracting and retaining executives and other senior managers. For additional information regarding the 2007 compensation of HUGHES Telematics’ executives who will be the named executive officers of the combined company, please see the 2007 Summary Compensation Table below.

Equity Incentive Plan Following Merger

The named executive officers will be eligible to participate in the Plan which is expected to be adopted and presented to stockholders for approval following consummation of the merger. The Plan is expected to provide for the grant of equity-based awards, including restricted common stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to the executive officers and other employees, advisors and consultants who are selected by the compensation committee for participation in the Plan. The Plan, including the number of shares subject to it and the mechanics of its administration, will be determined following the consummation of the merger.

Grant Policies

We expect that future annual stock option grants to executive officers, including the named executive officers, and other employees will coincide with the meeting of the compensation committee following year-end, at which discretionary bonuses are considered. Except in the case of new hires, we do not expect the compensation committee generally to grant options on other dates. The grant date will be established when the compensation committee approves the grant. The exercise price of an option granted under the Plan will not be less than the fair market value of the common stock on the date of grant, unless otherwise provided by the compensation committee. If at the time of any planned option grant date any member of the board of directors or executive team is aware of material non-public information, we would not generally make the planned stock option grant. In such event, as soon as practical after material information is made public, the compensation committee will have a specially called meeting and/or otherwise take all necessary steps to authorize a stock option grant. For additional information regarding the grants of stock options to HUGHES Telematics executives who will be our named executive officers, please see below.

Accounting and Tax Considerations

HUGHES Telematics has and we will comply with SFAS No. 123(R), Share Based Payments. Under this accounting pronouncement, HUGHES Telematics has and we will be required to value stock options grants periodically under the fair value method and expense those amounts in the income statement over the stock option’s vesting period.

We expect generally to structure our compensation program to comply with Code Sections 162(m) and 409A. Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

2007 Summary Compensation Table

The following table sets forth information concerning 2007 compensation for HUGHES Telematics’ principal executive officer, principal financial officer and its three other most highly compensated executive officers who were serving as executive officers as of December 31, 2007.

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation(3)	Total
Jeffrey A. Leddy	2007	$310,000	$175,000	$537,468	$1,048	$1,023,516
Chief Executive Officer
Erik J. Goldman	2007	225,000	225,000	403,101	10,878	863,979
President
Craig J. Kaufmann	2007	165,000	75,000	72,134	5,444	317,578
Vice President Finance and Treasurer
Robert C. Lewis(4)	2007	89,490	25,000	72,037	8,142	194,669
General Counsel and Secretary
Keith J. Schneider(5)	2007	173,077	91,146	31,892	287	296,402
President, Networkcar

(1)	Bonuses for services provided in the year ended December 31, 2007 were granted in April 2008 and are reflected in 2007.
(2)	The amount shown in this column represents the grant date fair value determined pursuant to SFAS No. 123(R), except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuation under SFAS No. 123(R), see Note 7 to HUGHES Telematics’ consolidated financial statements for the year ended December 31, 2007 on page F-60 of this proxy statement.
(3)	Other compensation for Mr. Leddy includes $358 of matching contributions to the HUGHES Telematics 401(k) plan, $690 for group term life insurance coverage in excess of $50,000 and $2,799 for reimbursements under a supplemental medical reimbursement insurance plan. Other compensation for Mr. Goldman includes $6,490 of matching contributions to the HUGHES Telematics 401(k) plan, $450 for group term life insurance coverage in excess of $50,000 and $3,937 for reimbursements under a supplemental medical reimbursement insurance plan. Other compensation for Mr. Kaufmann includes $4,760 of matching contributions to the HUGHES Telematics 401(k) plan, $240 for group term life insurance coverage in excess of $50,000 and $444 for reimbursements under a supplemental medical reimbursement insurance plan. Other compensation for Mr. Lewis includes $2,481 of matching contributions to the HUGHES Telematics 401(k) plan, $164 for group term life insurance coverage in excess of $50,000 and $5,497 for reimbursements under a supplemental medical reimbursement insurance plan. Other compensation for Mr. Schneider includes group term life insurance coverage in excess of $50,000.
(4)	Mr. Lewis was named Secretary in July 2006 but was not entitled to compensation for his services until he became a part-time employee of HUGHES Telematics in February 2007. Mr. Lewis became a full-time employee in May 2008.
(5)	Mr. Schneider was named President of Networkcar on April 9, 2007. His salary in 2007 reflects a partial year.

2007 Grants of Plan Based Awards

In connection with the merger, each of HUGHES Telematics named executive officers will exchange HUGHES Telematics stock options for options exercisable for shares of Polaris common stock under the Plan. The following table summarizes equity awards granted to HUGHES Telematics’ named executive officers during the year ended December 31, 2007 on an as exchanged basis reflecting the exchange ratio in effect as of October 15, 2008.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(1)
Jeffrey A. Leddy	11/30/07	551,193	$2.18	$537,468
Erik J. Goldman	11/30/07	413,395	2.18	403,101
Craig J. Kaufmann	1/8/07	82,679	1.46	31,824
	11/30/07	41,339	2.18	40,310
Robert C. Lewis	3/9/07	82,679	1.46	31,763
	11/30/07	41,339	2.18	40,310
Keith J. Schneider	4/11/07	82,679	1.46	31,892

(1)	The amount shown in this column represents the grant date fair value determined pursuant to SFAS No. 123(R), except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuation under SFAS No. 123(R), see Note 7 to HUGHES Telematics’ consolidated financial statements for the year ended December 31, 2007 on page F-60 of this proxy statement.

Employment Agreements

Our named executive officers other than Mr. Schneider are at-will employees. We have not entered into agreements with them that provide for any material element of compensation, rather, such agreements provide for participation in our standard employee benefit plans and contain restrictive covenants concerning our confidential information.

Keith J. Schneider.  Effective March 23, 2007, Networkcar entered into a letter agreement with Keith J. Schneider concerning his employment. In addition to providing for a base salary of $250,000 per annum, Mr. Schneider’s letter agreement provides that he is eligible to receive a bonus following the end of each full calendar year during his employment, based upon achievement against both objective and subjective goals established by the board of directors of Networkcar in its sole discretion (following consultation with him), in an amount equal to up to 50% of his salary. Mr. Schneider’s actual bonus for 2007 was pro-rated as he commenced employment with Networkcar in April 2007. Mr. Schneider’s letter agreement provides that the board of directors of Networkcar may consider granting an additional annual bonus if Mr. Schneider significantly exceeds the goals previously set. Mr. Schneider’s letter agreement also provides that Networkcar will reimburse him in an amount up to $140,000 for his reasonable out-of-pocket moving and relocation expenses, and closing costs associated with the sale of his Virginia residence, upon presentation of documentation satisfactory to Networkcar. Information concerning the termination provisions of Mr. Schneider’s letter agreement is set forth below, at “Potential Payments Upon Termination or Change-in-Control.”

Outstanding Equity Awards at Fiscal Year-End 2007

In connection with the merger, each of HUGHES Telematics named executive officers will exchange HUGHES Telematics stock options for options exercisable for shares of Polaris common stock under the Plan. The following table summarizes the outstanding equity award holdings of HUGHES Telematics’ named executive officers as of December 31, 2007 on an as exchanged basis reflecting the exchange ratio in effect as of October 15, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Jeffrey A. Leddy	252,507	298,686	$2.18	11/30/17
Erik J. Goldman	189,380	224,015	2.18	11/30/17
Craig J. Kaufmann	16,833	31,396	1.46	1/8/17
	18,938	22,401	2.18	11/30/17
Robert C. Lewis	16,833	31,396	1.46	3/9/17
	18,938	22,401	2.18	11/30/17
Keith J. Schneider	25,250	57,429	1.46	4/11/17
(1)	Between 50% and 75% of each of the named executive officers’ options vest annually over three years from the date of grant. The remaining 25% to 50% are subject to certain performance vesting criteria, which for Messrs. Leddy, Goldman, Kaufmann and Lewis related to execution of an additional agreement with automakers, and for Mr. Schneider related to achievement of certain EBITDA targets. All performance based criteria are expected to be eliminated in lieu of time vesting criteria in connection with the exchange for options exercisable for Polaris common stock.

Option Exercises

In connection with the merger, all outstanding shares of HUGHES Telematics common stock will be exchanged for shares of Polaris common stock. The following table shows the stock options exercised by HUGHES Telematics’ named executive officers during the year ended December 31, 2007 on an as exchanged basis reflecting the exchange ratio in effect as of October 15, 2008.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)
Jeffrey A. Leddy	—		—
Erik J. Goldman	—		—
Craig J. Kaufmann	34,450	(1)	—
Robert C. Lewis	34,450	(1)	—
Keith J. Schneider	—		—

(1)	Includes 21,043 shares of Polaris common stock to be received upon consummation of the merger and 13,407 earn-out shares.

Pension Benefits and Non-qualified Deferred Compensation

None of HUGHES Telematics’ named executive officers participates in or has an account balance in qualified or non-qualified defined benefit pension plans or non-qualified defined contribution plans sponsored by HUGHES Telematics.

Potential Payments Upon Termination or Change-in-Control

HUGHES Telematics has entered into an employment agreement with Keith J. Schneider that provides for severance payments to be made in the event that Mr. Schneider’s employment is terminated by us without “cause” or if Mr. Schneider terminates his employment with us for “good reason” (both terms as defined in the agreement). In this event, Mr. Schneider would be entitled to severance pay equal to one year’s base salary and bonus, subject to Mr. Schneider’s execution and non-revocation of a release of claims in favor of HUGHES Telematics and its affiliates, and his agreement to make himself available for consultation and transition services for a 90-day period following such termination of employment. If Mr. Schneider’s employment with HUGHES Telematics had been terminated under qualifying circumstances on December 31, 2007, he would have been entitled to severance pay having an aggregate value not exceeding $344,000. Other material terms of Mr. Schneider’s employment agreement with us are set forth above, at “Employment Agreements.”

None of HUGHES Telematics’ named executive officers is entitled to payment upon a change of control.

2007 Director Compensation

Our directors do not currently receive cash compensation. Following the merger with Polaris, we expect the board of directors to adopt a compensation program that is appropriate and competitive with those offered by similarly situated public companies. We would expect any director compensation program to include a cash component. The following table sets forth a summary of the compensation paid to each of HUGHES Telematics’ non-employee directors for the year ended December 31, 2007.

Name	Option Awards(1)	Total
Andrew D. Africk	$67,184	$67,184
Matthew H. Nord	67,184	67,184

(1)	The amount shown in this column represents the grant date fair value determined pursuant to SFAS No. 123(R), except that in accordance with the rules of the SEC, these figures do not include estimates of forfeitures related to service-based vesting conditions. For a discussion of the assumptions used in the valuation under SFAS No. 123(R), see Note 7 to HUGHES Telematics’ consolidated financial statements for the year ended December 31, 2007 on page F-60 of this proxy statement.

POLARIS CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In June 2007, we issued 4,312,500 shares of our common stock to the individuals set forth below for an aggregate of $25,000 in cash, for a purchase price of approximately $0.006 per share, as follows:

Name	Number of Shares	Relationship to Us
Byron Business Ventures XX, LLC(1)	1,488,700	Stockholder
Praesumo Partners, LLC(2)	1,488,700	Stockholder
Moore Holdings, LLC(3)	349,916	Stockholder
Vinco Vincere Vici Victum LLC(4)	257,175	Stockholder
David F. Palmer	257,175	Vice President
Meritage Farms LLC	194,792	Stockholder
Cloobeck Companies, LLC	119,792	Stockholder
Granite Creek Partners, L.L.C.(5)	92,500	Stockholder
Roxbury Capital Group LLC Incentive Savings Plan(6)	63,750	Stockholder

(1)	This entity is controlled by Marc V. Byron, our chairman of the board and chief executive officer.
(2)	This entity is controlled by Lowell D. Kraff, our president and a director of ours.
(3)	This entity is controlled by David L. Moore, a director of ours.
(4)	This entity is controlled by Jerry Stone, a vice president of ours.
(5)	This entity is controlled by Brian B. Boorstein, a director of ours.
(6)	Stuart I. Oran, a director of ours, is sole trustee and beneficiary of this entity.

On November 8, 2007, our board of directors authorized a stock dividend of 0.2 shares of Polaris common stock for each outstanding share of Polaris common stock, effectively lowering the purchase price to approximately $0.005 per share. Thereafter, our initial stockholders transferred an aggregate of 1,190,540 shares to Hartz Capital Investments, LLC (f/k/a) Alerion Equities, LLC) and 211,617 shares to Odessa, LLC. On January 11, 2008, our initial stockholders contributed back to our capital, at no cost to us, an aggregate of 862,500 shares of common stock.

Our initial stockholders forfeited 562,500 shares of Polaris common stock to us in April 2008 in order to maintain their 20% ownership of outstanding Polaris common stock after our initial public offering because the underwriters did not exercise their overallotment option.

The holders of the majority of these shares will be entitled to make up to two demands that we register these shares pursuant to an agreement signed January 11, 2008. The holders of the majority of these shares may elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements. As described under “Agreements Related to the Merger —  Shareholders’ Agreement,” these registration rights will be replaced with those under the shareholders’ agreement after the closing.

Our initial stockholders, pursuant to written subscription agreements with us and Lazard Capital Markets, purchased 4.5 million insider warrants (for a total purchase price of $4.5 million) from us. These purchases took place on a private placement basis simultaneously with the consummation of our initial public offering. Graubard Miller, our counsel in connection with the initial public offering, deposited the purchase price into the trust fund simultaneously with the consummation of our initial public offering. The insider warrants are identical to the warrants underlying the units offered by in our initial public offering except that if we call the warrants for redemption, the insider warrants will be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. If the holders take advantage of this option, they would pay the exercise price by surrendering their insider warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the insider warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value”

(defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants.

The purchasers have agreed that the insider warrants will not be sold or transferred by them until 45 days after we have completed a business combination. Accordingly, the insider warrants will be placed in escrow and will not be released until 45 days after the completion of a business combination.

The holders of the majority of these insider warrants (or underlying shares) will be entitled to demand that we register these securities pursuant to an agreement to be signed on January 11, 2008. The holders of the majority of these securities may elect to exercise these registration rights at any time after we consummate a business combination. In addition, these holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements. As described under “Agreements Related to the Merger — Shareholders’ Agreement,” these registration rights will be replaced with those under the shareholders’ agreement after the closing of the merger.

Trivergance, LLC, an affiliate of Messrs. Byron, Kraff, Palmer and Stone, has agreed that, until the earlier of (i) when we consummate the acquisition of a target business and (ii) our liquidation, it will make available to us a small amount of office space and certain office and secretarial services, as we may require from time to time. We have agreed to pay Trivergance, LLC $7,500 per month for these services. Messrs. Byron, Kraff, Palmer and Stone are the partner, partner, managing director and managing director of Trivergance, LLC and, as a result, will benefit from the transaction to the extent of their interest in Trivergance, LLC. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Byron, Kraff, Palmer or Stone compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New Jersey metropolitan area, that the fee charged by Trivergance, LLC is at least as favorable as we could have obtained from an unaffiliated person.

We issued an aggregate $100,000 unsecured promissory note to Trivergance, LLC on July 12, 2007. The note was non-interest bearing and was payable on the earlier of the consummation of our initial public offering us or July 12, 2008. The note was repaid from the net proceeds of our initial public offering.

Trivergance, LLC advanced $12,911 to us. No formal repayment arrangement was in place and no interest was due on the advance. The advance was repaid.

Pursuant to letter agreements which the initial stockholders have entered into with us and the underwriters, the initial stockholders have waived their right to receive distributions with respect to their initial shares upon the our liquidation.

We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee and any reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our initial stockholders, officers or directors who owned our common stock prior to our initial public offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our disinterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested

“independent” directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Granite Creek Partners, L.L.C., an entity affiliated with Brian B. Boorstein, one of our directors, purchased from HUGHES Telematics on July 8, 2008, for aggregate consideration of $5.0 million, senior secured term indebtedness issued under HUGHES Telematics’ credit facility with a principal amount of $5.0 million and a warrant to purchase 6,611 shares of HUGHES Telematics common stock at an exercise price of $0.01 per share. As of July 8, 2008, HUGHES Telematics had outstanding senior secured term indebtedness under the credit facility with an aggregate principal balance of $55.0 million. The proceeds from the issuance of senior secured term indebtedness have been used for HUGHES Telematics’ general corporate purposes and to pay fees and expenses related to the issuance of the term indebtedness. The term indebtedness is guaranteed by all of HUGHES Telematics’ existing and future domestic subsidiaries and is secured by all of its tangible and intangible assets. While the credit facility bears interest at a variable rate equal to 11% plus the greater of the LIBOR or 3%, as Granite Creek Partners, L.L.C. is a Small Business Investment Company under the U.S. Small Business Administration, the parties agreed to fix the interest rate for the $5.0 million note held by Granite Creek Partners, L.L.C. at 14% for the term of the credit facility in order to comply with U.S. Small Business Administration rules. HUGHES Telematics may elect to pay the interest accrued on the senior secured term indebtedness until March 31, 2010 in kind (i.e., with such accrued interest being added to the outstanding principal balance of the term indebtedness). After March 31, 2010 and until the March 31, 2013 maturity date of the senior secured term indebtedness, the accrued interest will be paid in cash in arrears. HUGHES Telematics may voluntarily prepay amounts outstanding under the credit facility anytime after March 31, 2010 at a redemption price starting at 103% of the outstanding principal amount of the term indebtedness and declining to par after March 31, 2012.

The warrants issued to Granite Creek Partners, L.L.C. in connection with the purchase of the term indebtedness are exercisable upon the earlier to occur of (i) the repayment of the term indebtedness, (ii) a change of control as defined in the warrant agreement, (iii) a transaction or event causing or allowing the holders to sell the shares of common stock issuable upon exercise of the warrants pursuant to the co-sale agreement, dated March 31, 2008, as amended, by and among HUGHES Telematics, Apollo and the holders of the warrants. If not exercised prior to the earlier of (i) the date on which HUGHES Telematics becomes subject to the requirement to file reports under Section 13(a) or Section 15(d) of the Exchange Act or (ii) March 31, 2013, the warrants will be automatically exercised on such date with no action required on the part of the holders (except the payment of the aggregate exercise price). In the event that the term indebtedness is prepaid in full prior to March 31, 2010, the number of shares for which the warrant issued to Granite Creek Partners, L.L.C. is exercisable shall be reduced by 1,240 shares.

TBR, an affiliate of our initial stockholders, entered into a Services Agreement & Statement of Work with HUGHES Telematics on September 26, 2008. Pursuant to this agreement, TBR began providing a marketing assessment and other research for HUGHES Telematics to aid in creating a world-class marketing and retention platform. HUGHES Telematics agreed to pay TBR a fee of $150,000 (toward which HUGHES Telematics has paid a $75,000 deposit to date), reasonable and customary travel expenses and certain other expenses incurred in connection with the engagement.

DESCRIPTION OF POLARIS CAPITAL STOCK AND SECURITIES

General

Polaris is currently authorized to issue up to 55,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of         , 2008, 18,750,000 shares of common stock are outstanding, held by        record stockholders. No shares of preferred stock are currently outstanding.

If the merger with HUGHES Telematics is approved by Polaris stockholders, Polaris will be authorized to issue up to 155,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, There will be 62,645,112 shares of common stock outstanding immediately following completion of the merger, not including the earn-out shares issued into escrow and assuming (1) no issuances of additional shares of Polaris common stock to HUGHES Telematics stockholders to account for the net proceeds received by HUGHES Telematics for equity issued prior to the mailing of this proxy statement, (2) no issuances of additional shares of Polaris common stock to HUGHES Telematics stockholders to account for a shortfall in the net working capital of Polaris, (3) no election of conversion of shares by Polaris stockholders (as discussed below) and (4) no exercise of warrants by Polaris stockholders.

Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants started separately trading on January 28, 2008.

Common Stock

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with the stockholder vote required to approve our initial business combination, each of our initial stockholders has agreed to vote his Polaris common stock obtained prior to our initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders, who vote at the special or annual meeting called for the purpose of approving a business combination. In addition, our initial stockholders have agreed to vote all of their shares of Polaris common stock acquired in the initial public offering or in the aftermarket in favor of any business combination negotiated by the officers of Polaris.

Polaris’ certificate of incorporation specifies that we may proceed with an initial business combination only if (i) a majority of the shares of Polaris common stock voted by the public stockholders present and entitled to vote at the special meeting in person or by proxy are voted in favor of the merger with HUGHES Telematics and (ii) public stockholders owning less than 30% of the shares sold in our initial public offering exercise their conversion rights discussed below. Because of the structure of the merger with HUGHES Telematics, the DGCL imposes a further requirement that Polaris obtain the affirmative vote of a majority of the shares of Polaris common stock outstanding as of the record date in order proceed with the merger.

Polaris’ board of directors is currently divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

If Polaris is forced to liquidate its trust account because it has not consummated a business combination by January 11, 2010, Polaris’ public stockholders are entitled to share ratably in the trust account, inclusive of any interest not previously released to us to fund working capital requirements and of any income taxes due on such interest, which income taxes, if any, shall be paid from the trust fund and any net assets remaining available for distribution to them after payment of liabilities. Our initial stockholders have waived their respective rights to participate in any liquidation distribution occurring upon our failure to consummate a business combination but only with respect to the shares of common stock owned by them prior to our initial public offering.

Polaris stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account plus any interest earned thereon, net of income taxes payable on such interest, calculated as of two business days prior to the consummation of the initial business combination, and net of interest income of up to $1.8 million on the trust account balance previously released to us to fund our working capital requirements, if they vote against our initial business combination and properly elect conversion, and if our initial business combination is approved and completed. Public stockholders who convert their stock into their pro rata share of the trust account still have the right to exercise the warrants that they received as part of the units.

The holders of Polaris common stock issued and outstanding prior to our initial public offering, as well as the holders of the insider warrants (and the underlying securities), are entitled to registration rights pursuant to an agreement signed in connection with our initial public offering. Upon the completion of our initial business combination, this agreement shall be replaced by the registration rights provisions of the shareholders’ agreement, described above under “Agreements Related to the Merger — Shareholders’ Agreement.”

Preferred Stock

Polaris’ amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock were issued or registered in our initial public offering. Accordingly, Polaris’ board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. However, Polaris’ underwriting agreement entered into in connection with its initial public offering prohibits it, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. We do not intend to issue any preferred stock to effect the merger proposal. If Polaris stockholders do not approve the merger proposal, we may issue some or all of the preferred stock to effect a different business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Polaris currently has 19,500,000 warrants outstanding. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $7.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and
•	January 11, 2009.

The warrants will expire on January 11, 2012 at 5:00 p.m., New York City time. Polaris may call the warrants for redemption (including the insider warrants):

•	in whole and not in part;
•	at a price of $0.01 per warrant at any time while the warrants are exercisable (which will occur only if a registration statement relating to the common stock issuable upon exercise of the warrants is effective and current);
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•	if, and only if, the last reported sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then prevailing common stock price and the warrant exercise price so that if the stock price declines as a result of our redemption call, the redemption will not cause the stock price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, we have agreed to allow our initial stockholders and their affiliates to exercise the insider warrants on a cashless basis. If the holders take advantage of this option, they would pay the exercise price by surrendering their insider warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the insider warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of warrants. The reason that we have agreed that the insider warrants will be exercisable on a cashless basis so long as they are held by the purchasers or their affiliates is because it is not known at this time whether they will be affiliated with us following a business combination. If they are, their ability to sell our securities in the open market will be significantly limited. If they remain insiders, we will have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time, an insider cannot trade in our securities if he is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Polaris.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of shares of common stock issuable on exercise of the warrants will not be adjusted for issuances of common stock at a price below their respective exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. Notwithstanding the foregoing, the insider warrants may be exercisable for unregistered shares of common stock even if the prospectus relating to the common stock issuable upon exercise of the warrants is not current.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Simultaneously with our initial public offering, our initial stockholders purchased an aggregate of 4,500,000 warrants from us at a price of $1.00 per warrant, which we refer to as the insider warrants. The insider warrants are identical to the warrants included in the units sold in the initial public offering, except that if we call the warrants for redemption, the insider warrants will be exercisable on a cashless basis so long as such warrants are held by the purchasers or their affiliates. The purchasers of the insider warrants have agreed not to sell or otherwise transfer any of the insider warrants until the date that is 45 days after the date we complete a business combination. Accordingly, the insider warrants will be placed in escrow maintained by Continental Stock Transfer & Trust Company and will not be released until 45 days after the completion of a business combination.

The insider warrants will become worthless if Polaris does not consummate a business combination. The personal and financial interests of Polaris’ officers, directors and other affiliates may influence their motivation in identifying and selecting a target business and completing a business combination in a timely manner. Consequently, Polaris’ officers and directors’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders’ best interest.

Transfer Agent and Warrant Agent

Polaris’ transfer agent for its securities and warrant agent for its warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

BENEFICIAL OWNERSHIP OF SECURITIES

The table below sets forth the actual beneficial ownership as of October 13, 2008 and the projected beneficial ownership of our common stock immediately after the completion of the merger. The table sets forth the actual and projected beneficial ownership of our common stock by the following individuals or entities:

•	each person who will beneficially own more than 5% of the outstanding shares of our capital stock immediately before or after the consummation of the merger;
•	the individuals who will be our directors and executive officers following the consummation of the merger;
•	our directors and executive officers as a group following the consummation of the merger;
•	the individuals who are our current directors and executive officers; and
•	our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table is expected to have sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws. The beneficial ownership percentages below assume that none of our stockholders properly elect to convert their shares into cash. To the extent that our stockholders properly elect such conversion, the beneficial ownership percentages of our initial stockholders and HUGHES Telematics stockholders will increase and the beneficial ownership percentages of our public stockholders will decrease. The beneficial ownership percentages below also assume that we are not required to issue additional shares of our common stock to cover additional equity raised by HUGHES Telematics prior the closing of the proposed merger or to cover a shortfall in our net working capital below $138.0 million at the closing of the merger. To the extent we must make such additional share issuances, the beneficial ownership percentages of HUGHES Telematics stockholders will increase and the beneficial ownership percentages of our initial stockholders and public stockholders will decrease.

As of October 13, 2008, 18,750,000 shares of Polaris common stock were issued and outstanding. The percentage of beneficial ownership after the merger without including earn-out shares set forth below gives effect to the issuance of 43,895,112 shares of Polaris common stock in the merger and is based on 62,645,112 shares of our capital stock estimated to be outstanding immediately following completion of the merger assuming no exercise of outstanding Polaris warrants (other than, in the case of each individual listed in the table below, warrants held by that individual that will be exercisable for our common stock upon the consummation of the merger), and does not include earn-out shares issued into escrow and to be released to HUGHES Telematics stockholders contingent upon the common stock meeting specified share price targets over the five-year period following the closing of the merger. Note that these beneficial ownership percentages do not reflect the voting power beneficially owned by these individuals because, after the closing of the merger, HUGHES Telematics stockholders may vote their earn-out shares held in escrow without restriction, which will have the effect of increasing the voting power held by HUGHES Telematics stockholders and decreasing the voting power held by our initial stockholders and public stockholders.

The percentage of beneficial ownership after the merger including earn-out shares set forth below gives effect to the issuance of 43,895,112 shares of Polaris common stock in the merger and 27,968,436 earn-out shares, and is based on 90,613,548 shares of our capital stock expected to be outstanding immediately following completion of the merger assuming no exercise of outstanding Polaris warrants (other than, in the case of each individual listed in the table below, warrants held by that individual that will be exercisable for our common stock upon the consummation of the merger).

	Beneficial Ownership of Polaris Common Stock on October 13, 2008			Beneficial Ownership of the Combined Company After the Merger (Without Including Earn-out Shares)			Beneficial Ownership of the Combined Company After the Merger (Including Earn-out Shares)
Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Common Stock
Communications Investors, LLC(2)	0		0.0%	36,993,391		59.1%	60,564,292		66.8%
Wellington Management Company, LLP(3)	2,314,300	(4)	12.3%	2,314,300	(4)	3.7%	2,314,300	(4)	2.6%
Israel Englander(5)	1,422,700	(6)	7.6%	2,845,400	(7)	4.4%	2,845,400	(7)	3.1%
Marc V. Byron	999,078	(8)	5.3%	1,899,708	(9)	3.0%	1,899,708	(9)	2.1%
Lowell D. Kraff	999,078	(10)	5.3%	1,899,708	(11)	3.0%	1,899,708	(11)	2.1%
David L. Moore	238,531	(12)	1.3%	598,531	(13)	1.0%	598,531	(13)	0.7%
David F. Palmer	174,758		0.9%	174,758		0.3%	174,758		0.2%
Jerry Stone	174,758	(14)	0.9%	174,758	(14)	0.3%	174,758	(14)	0.2%
Brian B. Boorstein	61,565	(15)	0.3%	447,784	(16)	0.7%	625,057	(16)	0.7%
Stuart I. Oran	43,565	(17)	0.2%	97,565	(18)	0.2%	97,565	(18)	0.1%
Jeffrey A. Leddy	0		0.0%	336,677	(19)	0.5%	551,193	(20)	0.6%
Erik J. Goldman	0		0.0%	315,635	(21)	0.5%	516,744	(22)	0.6%
Craig J. Kaufmann	0		0.0%	35,772	(23)	0.1%	58,564	(24)	0.1%
Robert C. Lewis	0		0.0%	35,772	(25)	0.1%	58,564	(26)	0.1%
Keith J. Schneider	0		0.0%	8,417	(27)	0.0%	13,780	(28)	0.0%
Andrew D. Africk	0		0.0%	37,003,912	(29)	59.1%	60,581,517	(30)	66.8%
Matthew H. Nord	0		0.0%	37,003,912	(31)	59.1%	60,581,517	(32)	66.8%
All directors and executive officers after the merger as a group (13 individuals)	999,078	(33)	5.3%	39,645,784	(34)	62.2	63,696,665	(35)	69.3%
All current directors and executive officers as a group (7 individuals)	2,691,333	(36)	14.4%	5,291,552	(37)	8.1%	5,468,825	(37)	5.8%

(1)	Unless otherwise indicated, the business address of the individuals who are our current officers and directors is 2200 Fletcher Avenue, 4th Floor, Fort Lee, New Jersey 07024. The business address of the individuals who will be our officers and directors after the merger (other than Marc V. Byron) is 41 Perimeter Center East, Suite 400, Atlanta, Georgia 30346.
(2)	The business address of Communication Investors, LLC is One Manhattanville Road, Purchase, NY 10577. The manager of Communications Investors, LLC is Apollo Management V, L.P. (“Management V”). AIF V Management, LLC (“Management V GP”) is the general partner of Management V, and Apollo Management L.P. (“Management”), an SEC registered investment adviser, is the sole member and manager of Management V GP. Apollo Management GP, LLC (“Management GP”) is the general partner of Management. Apollo Management Holdings, L.P. (“Management Holdings”) is the sole member and manager of Management GP, and the general partner of Management Holdings is Apollo Management Holdings GP, LLC (“Management Holdings GP”). Leon Black, Joshua Harris and Marc Rowan constitute the Board of Managers of Management Holdings GP, and as such may be deemed to exercise the voting and/or dispositive powers with respect to the shares owned by Communications Investors, LLC.
(3)	According to the Schedule 13G filed with the SEC on July 10, 2008, the business address of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.
(4)	This information was derived from the Schedule 13G filed with the SEC on July 10, 2008.

(5)	The business address of Israel Englander is c/o Millennium Management LLC, 666 Fifth Avenue, New York, New York 10103.
(6)	Represents 1,422,700 shares of common stock held by Millenco LLC, which shares are a constituent part of 1,422,700 Polaris units held by Millenco LLC. Millennium Management LLC is the manager of Millenco LLC and consequently may be deemed to have shared voting control and investment discretion over securities owned by Millenco LLC. Israel A. Englander is the management member of Millennium Management LLC and may be deemed to have shared voting control and investment discretion over securities deemed to be beneficially owned by Millennium Management LLC. Does not include 1,422,700 shares of common stock issuable upon exercise of warrants held by Mr. Englander that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008. This information was derived from the Schedule 13G filed with the SEC on February 19, 2008.
(7)	Includes the shares in footnote (6) as well as 1,422,700 shares of common stock issuable upon the exercise of warrants that will be exercisable upon consummation of the merger.
(8)	Represents shares held by Byron Business Ventures XX, LLC, an entity controlled by Mr. Byron. Does not include 900,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Byron that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(9)	Includes the shares in footnote (8) as well as 900,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger.
(10)	Represents shares held by Praesumo Partners, LLC, an entity controlled by Mr. Kraff. Does not include 900,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Kraff that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(11)	Includes the shares in footnote (10) as well as 900,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger.
(12)	Represents shares held by Moore Holdings, LLC, an entity controlled by Mr. Moore. Does not include 360,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Moore that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(13)	Includes the shares in footnote (12) as well as 360,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger.
(14)	Represents shares held by Vinco Vincere Vici Victum LLC, an entity controlled by Mr. Stone.
(15)	Represents shares held by Granite Creek Partners, L.L.C., an entity controlled by Mr. Boorstein. Does not include 108,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Boorstein that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(16)	Includes the shares in footnote (15) as well as 108,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger and shares of Polaris common stock that may be received by Granite Creek Partners, L.L.C. as a result of the merger due to its ownership of warrants to purchase 6,611 shares of HUGHES Telematics common stock.
(17)	Represents shares held by Roxbury Capital Group LLC Incentive Savings Plan, of which Mr. Oran is sole trustee and beneficiary. Does not include 54,000 shares of common stock issuable upon exercise of insider warrants held by Mr. Oran that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(18)	Includes the shares in footnote (17) as well as 54,000 shares of common stock issuable upon exercise of insider warrants that will be exercisable upon consummation of the merger.
(19)	Includes (i) 168,338 shares of Polaris common stock to be received by Mr. Leddy as merger consideration in exchange for shares of HUGHES Telematics common stock currently held, (ii) 84,170 shares of Polaris common stock to be received by the Jeffrey A. Leddy Grantor Retained Annuity Trust as merger consideration in exchange for shares of HUGHES Telematics common stock currently held and (iii) 84,169 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Leddy that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Leddy that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.

(20)	Includes (i) the shares of Polaris common stock in footnote (19) above, (ii) 107,259 shares of Polaris common stock to be received by Mr. Leddy as earn-out shares in connection with the merger, (iii) 53,628 shares of Polaris common stock to be received by the Jeffrey A. Leddy Grantor Retained Annuity Trust as earn-out shares in connection with the merger, and (iv) 53,629 shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Leddy in connection with the merger that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of October 13, 2008.
(21)	Includes 252,508 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held and 63,127 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(22)	Includes (i) the shares of Polaris common stock in footnote (21) above, (ii) shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 40,222 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger.
(23)	Includes 21,043 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held as a result of an earlier option exercise and 14,729 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(24)	Includes (i) the shares of Polaris common stock in footnote (23) above, (ii) 13,407 shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 9,385 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of October 13, 2008.
(25)	Includes 21,043 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held as a result of an earlier option exercise and 14,729 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(26)	Includes (i) the shares of Polaris common stock in footnote (25) above, (ii) 13,407 shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 9,385 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of October 13, 2008.
(27)	Includes shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(28)	Includes the shares of Polaris common stock in footnote (27) above and 5,363 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger which may not become exercisable within 60 days of October 13, 2008.
(29)	Includes 36,993,391 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held by Communications Investors, LLC and 10,521 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Africk that are exercisable within 60 days of October 13, 2008. Communications Investors, LLC is an affiliate of Apollo Advisors, L.P., of which Mr. Africk is a senior partner. Does not include shares of Polaris common stock issuable upon exercise of options to be received by Mr. Africk in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(30)	Includes (i) the shares of Polaris common stock in footnote (29), (ii) 23,570,901 shares of Polaris common stock to be received by Communications Investors, LLC as earn-out shares in connection with the merger and (iii) 6,704 shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Africk in connection with the merger that are exercisable within 60 days of October 13, 2008. Communications Investors, LLC is an affiliate of Apollo Advisors, L.P., of which Mr. Africk is a senior partner. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Africk in connection with the merger which may not become exercisable within 60 days of October 13, 2008.
(31)	Includes (i) 36,993,391 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held by Communications Investors, LLC and (ii) 10,521 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held by Mr. Nord that are exercisable within 60 days of October 13, 2008. Communications Investors, LLC is an affiliate of Apollo Advisors, L.P., of which Mr. Nord serves as a principal. Does not include shares of Polaris common stock issuable upon exercise of options to be received by Mr. Nord in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(32)	Includes (i) the shares of Polaris common stock in footnote (31), (ii) 23,570,901 shares of Polaris common stock to be received by Communications Investors, LLC as earn-out shares in connection with the merger and (iii) 6,704 shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Nord in connection with the merger that are exercisable within 60 days of October 13, 2008. Communications Investors, LLC is an affiliate of Apollo Advisors, L.P., of which Mr. Nord serves as a principal. Does not include shares of Polaris common stock issuable upon exercise of earn-out options to be received by Mr. Nord in connection with the merger which may not become exercisable within 60 days of October 13, 2008.
(33)	Does not include 900,000 shares of common stock issuable upon the exercise of insider warrants that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(34)	Includes (i) the shares of Polaris common stock in footnote (33), (ii) 900,000 shares of common stock issuable upon the exercise of insider warrants that will be exercisable upon consummation of the merger, (iii) 37,540,493 shares of Polaris common stock to be received as merger consideration in exchange for shares of HUGHES Telematics common stock currently held and (iv) 206,213 shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(35)	Includes (i) the shares of Polaris common stock in footnote (34), (ii) 23,919,489 shares of Polaris common stock to be received as earn-out shares in connection with the merger and (iii) 131,392 shares of Polaris common stock issuable upon exercise of earn-out options to be received in connection with the merger that are exercisable within 60 days of October 13, 2008. Does not include shares of Polaris common stock issuable upon exercise of options to be received in exchange for options to purchase shares of HUGHES Telematics common stock currently held that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.
(36)	Does not include 2,322,000 shares of common stock issuable upon the exercise of insider warrants that are not currently exercisable and may not become exercisable within 60 days of October 13, 2008.

(37)	Includes 2,322,000 shares of common stock issuable upon the exercise of insider warrants that will be exercisable upon consummation of the merger and shares of Polaris common stock that may be received by Granite Greek Partners, L.L.C. as a result of the merger due to its ownership of warrants to purchase 6,611 shares of HUGHES Telematics common stock.

In connection with the vote required for our initial business combination, each of our initial stockholders has agreed to vote the shares of common stock acquired by it before our initial public offering in accordance with the majority of the shares of common stock voted by the public stockholders. Each of our initial stockholders has also agreed to vote any shares acquired by it in or after our initial public offering in favor of our initial business combination. Therefore, if such entity acquires shares in or after our initial public offering, it must vote such shares in favor of the proposed business combination and has, as a result, waived the right to exercise conversion rights for those shares in the event that our initial business combination is approved by a majority of our public stockholders.

STOCKHOLDER PROPOSALS

We are not anticipating holding any meeting of stockholders during 2008 other than the special meeting. Stockholders may present proposals for action at an annual meeting of stockholders only if they comply with the proxy rules under the Exchange Act, applicable Delaware law and our bylaws. We have not yet established a date for our next annual meeting of stockholders.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Representatives of Polaris’ independent registered public accounting firm, McGladrey & Pullen, LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions. Polaris’ former independent registered public accounting firm, Goldstein Golub Kessler LLP (“GGK”) resigned as our independent registered public accounting firm on January 31, 2008 after certain of the partners of GGK became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement. McGladrey & Pullen, LLP was subsequently engaged as Polaris’ new independent registered public accounting firm.

The consolidated financial statements of HUGHES Telematics at December 31, 2007 and 2006, the year ended December 31, 2007 and the period from January 9, 2006 (inception) to December 31, 2006 included in this proxy statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Polaris and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Polaris’ annual report to stockholders and proxy statement unless Polaris has received contrary instructions from one or more of the stockholders. Upon written or oral request, Polaris will deliver a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Polaris deliver single copies of such documents in the future. Stockholders may notify Polaris of their requests by calling or writing Innisfree M&A Incorporated, Polaris’ proxy solicitor, at 501 Madison Avenue, 20th Floor, New York, New York 10022, telephone number (888) 750-5834.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act.

You may read and copy reports, proxy and information statements and other information filed by us with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We file our reports, proxy and information statements and other information electronically with the SEC. You may access information on Polaris at the SEC web site containing reports, proxy and information statements and other information at http://www.sec.gov.

Information and statements contained in this proxy statement, or any annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed with this proxy statement.

All information contained in this proxy statement relating to Polaris has been supplied by Polaris, and all information relating to HUGHES Telematics, HUGHES Telematics stockholders, Apollo and their affiliates has been supplied by HUGHES Telematics. Information supply by either of Polaris or HUGHES Telematics does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement, or if you have questions about the merger, you should contact Polaris at (201) 242-3500. You may access our web site at http://www.polarisacq.com/.

FINANCIAL STATEMENTS

Page
Polaris Acquisition Corp. Interim Financial Statements
Condensed Balance Sheets as of June 30, 2008 (Unaudited) and December 31, 2007	F-2
Condensed Statements of Operations (Unaudited) for the Three Months and Six Months Ended June 30, 2008, and the Period from June 18, 2007 (Inception) to June 30, 2007 and June 30, 2008	F-3
Condensed Statement of Stockholders’ Equity (Unaudited) for the Period from June 18, 2007 (Inception) to June 30, 2008	F-4
Condensed Statements of Cash Flows (Unaudited) for the Three Months and Six Months Ended June 30, 2008, and the Period from June 18, 2007 (Inception) to June 30, 2007 and June 30, 2008	F-5
Notes to Unaudited Condensed Financial Statements	F-6
Polaris Acquisition Corp. Financial Statements
Report of Independent Registered Public Accounting Firm	F-12
Balance Sheets as of December 31, 2007	F-13
Statements of Operations for the Period from June 18, 2007 (Inception) to December 31, 2007	F-14
Statements of Stockholders’ Equity for the Period from June 18, 2007 (Inception) to December 31, 2007	F-15
Statements of Cash Flows for the Period from June 18, 2007 (Inception) to December 31, 2007	F-16
Notes to Financial Statements	F-17
HUGHES Telematics, Inc. Interim Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2008 (Unaudited) and December 31, 2007	F-21
Condensed Consolidated Statements of Operations (Unaudited) for the Six Months Ended June 30, 2008 and June 30, 2007	F-22
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Six Months Ended June 30, 2008 and June 30, 2007	F-23
Condensed Consolidated Statement of Changes in Stockholders’ Deficit (Unaudited) for the Period from December 31, 2007 to June 30, 2008	F-24
Notes to Unaudited Condensed Consolidated Financial Statements (Unaudited)	F-25
HUGHES Telematics, Inc. Financial Statements
Report of Independent Registered Public Accounting Firm	F-42
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-43
Consolidated Statements of Operations for the Year Ended December 31, 2007 and the Period from January 9, 2006 (Inception) to December 31, 2006	F-44
Consolidated Statements of Cash Flows for the Year Ended December 31, 2007 and the Period from January 9, 2006 (Inception) to December 31, 2006	F-45
Consolidated Statements of Changes In Stockholders’ (Deficit) Equity for the Year Ended December 31, 2007 and the Period from January 9, 2006 (Inception) to December 31, 2006	F-46
Notes to Consolidated Financial Statements	F-47

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash	$82,519	$12,801
Investments Held in Trust	150,466,762	—
Prepaid Expenses	103,365	—
Total Current Assets	150,652,646	12,801
Deferred Tax Asset	224,686	—
Deferred Offering Costs	—	175,802
Total Assets	$150,877,332	$188,603
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accrued Operating Expenses	$201,114	$—
Income Taxes Payable	198,560	—
Accrued Offering Costs	—	51,365
Due to Affiliate	—	12,911
Note Payable to Affiliate	—	100,000
Deferred Underwriting Fee	6,750,000	—
Total Liabilities	7,149,674	164,276
Common Stock, subject to possible conversion of 4,499,999 shares at conversion value	44,999,990	—
Commitments (Note 5)
Stockholders' Equity
Preferred stock, $.0001 par value authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $.0001 par value authorized 55,000,000 shares issued and outstanding 18,750,000 shares (which includes 4,499,999 shares subject to possible conversion)	1,875	518
Additional Paid-in Capital	98,403,826	24,482
Income/(Deficit) Accumulated during the Development Stage	321,967	(673)
Total Stockholders' Equity	98,727,668	24,327
Total Liabilities and Stockholders' Equity	$150,877,332	$188,603

See Notes to Unaudited Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended June 30, 2008	Period from June 18, 2007 (Inception) to June 30, 2007	For the Six Months Ended June 30, 2008	Period from June 18, 2007 (Inception) to June 30, 2008
Formation Costs	$—	$1,062	$—	$1,062
Trustee Fees	4,275	—	7,769	7,769
Administrative Fees	22,500	—	45,000	45,000
Professional Fees	26,593	—	51,108	51,108
Operating Costs	99,925	—	146,360	146,360
Due Diligence Costs	411,200	—	411,200	411,200
Delaware Franchise Taxes	31,300	—	59,355	59,355
Operating Loss	(595,793)	(1,062)	(720,792)	(721,854)
Interest Income	564,269	—	1,325,155	1,325,544
Income (Loss) Before Provision for Income Taxes	(31,524)	(1,062)	604,363	603,690
Provision for Income Taxes	21,257	—	281,723	281,723
Net Income (Loss)	$(52,781)	$(1,062)	$322,640	$321,967
Weighted average shares outstanding, basic and diluted	18,892,170	5,175,000	17,759,959	11,218,437
Basic and diluted net income per share	$—	$—	$0.02	$0.03

See Notes to Unaudited Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS' EQUITY
For the Period from June 18, 2007 (Inception) to June 30, 2008

	Common Stock		Additional Paid-in Capital	Income/(Deficit) Accumulated during the Development Stage	Total Stockholders' Equity
	Shares	Amount
Issuance of Units to Founders on June 18, 2007 at approximately $0.005 per share	5,175,000	$518	$24,482	$—	$25,000
Net Loss	—	—	—	(673)	(673)
Balance at December 31, 2007	5,175,000	518	24,482	(673)	24,327
Contribution of shares to capital on January 11, 2008	(862,500)	(87)	87	—	—
Sale of 4,500,000 Private Placement Warrants at $1 per warrant		—	4,500,000	—	4,500,000
Sale of 15,000,000 units on January 17, 2008 at $10 per unit through public offering (net of underwriter's discount and offering expenses) including 4,499,999 shares subject to possible conversion	15,000,000	1,500	138,879,191	—	138,880,691
Proceeds subject to possible conversion	—	—	(44,999,990)	—	(44,999,990)
Unaudited:
Forfeited Founders shares on April 23, 2008	(562,500)	(56)	56	—
Net Income	—	—	—	322,640	322,640
Balance at June 30, 2008	18,750,000	$1,875	$98,403,826	$321,967	$98,727,668

See Notes to Unaudited Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30, 2008	Period from June 18, 2007 (Inception) to June 30, 2007	Period from June 18, 2007 (Inception) to June 30, 2008
Cash Flows from Operating Activities
Net Income (Loss)	$322,640	$(1,062)	$321,967
Adjustments to reconcile net income to net cash used in operating activities
Increase in accrued operating expenses	201,114	1,062	201,114
Increase in income taxes payables	198,560	—	198,560
Increase in prepaid expenses	(103,365)	—	(103,365)
Interest earned on trust	(1,323,762)	—	(1,323,762)
Increase in deferred tax asset	(224,686)	—	(224,686)
Net Cash Used in Operating Activities	(929,499)	—	(930,172)
Cash Flows from Investing Activities
Investments placed in trust	(150,000,000)	—	(150,000,000)
Disbursements from trust	857,000	—	857,000
Net Cash Used in Investing Activities	(149,143,000)	—	(149,143,000)
Cash Flows from Financing Activities
Proceeds from sale of units to public	150,000,000	—	150,000,000
Proceeds from private placement of warrants	4,500,000	—	4,500,000
Proceeds from sale of units to Founders	—	25,000	25,000
Proceeds from notes payable to affiliates of Founders	—	—	100,000
Payment of notes payable Founders	(100,000)	—	(100,000)
Proceeds from due to affiliates	—	—	12,911
Payment of due to affiliates	(12,911)	—	(12,911)
Payment of offering costs	(4,244,872)		(4,369,309)
Common Stock Subscription Receivable	—	(25,000)	—
Net Cash Provided by Financing Activities	150,142,217	—	150,155,691
Net Increase in Cash	69,718	—	82,519
Cash at Beginning of Period	12,801	—	—
Cash at End of Period	$82,519	$—	$82,519
Supplemental Disclosure of Noncash Financing Activities
Accrual of deferred offering costs	$—	$—	$—
Accrual of deferred underwriting fee	$6,750,000	$—	$6,750,000

See Notes to Unaudited Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The financial statements of Polaris Acquisition Corp. (the “Company”) at June 30, 2008, for the six months ended June 30, 2008, for the period June 18, 2007 (inception) to June 30, 2007 and for the period from June 18, 2007 (inception) to June 30, 2008 (cumulative), are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2008 and the results of its operations and its cash flows for the six months ended June 30, 2008, for the period June 18, 2007 (inception) to June 30, 2007 and for the period from June 18, 2007 (inception) to June 30, 2008. Operating results for the interim periods are not necessarily indicative of the results to be expected for a full fiscal year. The December 31, 2007 balance sheet has been derived from the audited financial statements.

The statements and related notes have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles may be omitted pursuant to such rules and regulations.

Note 2. Organization and Business Operations

Polaris Acquisition Corp. (the “Company”) was incorporated in Delaware on June 18, 2007 for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with an operating business.

The registration statement for the Company's Offering (as described in Note 3) was declared effective on January 14, 2008. The Company consummated the Offering on January 17, 2008, and received gross proceeds of approximately $154,500,000, including $4,500,000 of proceeds from the private placement (“the Private Placement”) sale of 4,500,000 sponsors’ warrants to certain affiliates of the Company. The net proceeds were approximately $143,381,000.

The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering and Private Placement, $150,000,000, including $6,750,000 of the underwriters' discounts and commissions (as described in Note 3), is being held in a trust account (“Trust Account”) and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 until the earlier of (i) the consummation of its first Business Combination and (ii) liquidation of the Company.

The Placing of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, providers of financing, prospect target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or that such agreements, if executed, will insure that no claims are filed against the Trust. Two of the Company's affiliates have agreed that they will be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors, providers of financing, service providers or other entities that are owed money by the Company for services rendered to or contracted for or products sold to the Company. There can be no assurance that they will be able to satisfy those obligations. The net proceeds not held in the Trust Account may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2. Organization and Business Operations – (continued)

administrative expenses. Additionally, up to an aggregate of 1,800,000 of interest earned on the Trust Account balance may be released to the Company to fund working capital requirements and additional funds may be released to fund tax obligations.

The Company, after signing a definitive agreement for the acquisition of a target business, is required to submit such transaction for stockholder approval. In the event that stockholders owning 30% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company's stockholders prior to the Offering (“Founders”), have agreed to vote their founding shares of common stock in accordance with the vote of the majority of the shares voted by all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his or her shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 4,499,999 shares sold in the Offering may seek conversion of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares of common stock held by the Founders prior to the consummation of the Offering. Accordingly, a portion of the net proceeds from the Offering (29.99% of the amount held in Trust Fund, including the deferred portion of the underwriters' discount and commission) has been classified as common stock subject to possible conversion on the accompanying June 30, 2008 balance sheet.

The Company's Certificate of Incorporation provides that the Company will continue in existence only until 24 months from the Effective Date of the Offering. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 3).

Concentration of Credit Risk

The Company maintains cash in a bank deposit account which, at times, exceeds federally insured (FDIC) limits. The Company has not experienced any losses on this account.

Deferred Income Taxes

Deferred income taxes are provided for the differences between bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

Income Per Common Share

Income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The effect of the 15,000,000 outstanding warrants issued in connection with the Offering, the 4,500,000 outstanding warrants issued in connection with the Founders' initial unit purchase and the 4,500,000 outstanding warrants issued in connection with the Private Placement has not been considered in diluted income per share calculations since the warrants cannot be exercised until the later of the Company’s initial business combination or January 11, 2009.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 2. Organization and Business Operations – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The fair values of the Company's assets and liabilities that qualify as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheet at June 30, 2008.

The Company accounts for derivative instruments, if any, in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” as amended (“SFAS 133”), which establishes accounting and reporting standards of derivative instruments.

New Accounting Pronouncements

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material effect on the Company's financial condition or results of operations.

The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

Note 3. Initial Public Offering

On January 17, 2008 the Company sold 15,000,000 units (“Units”) in the Offering at a price of $10 per Unit. Each Unit consists of one share of the Company's common stock and one Redeemable Common Stock Purchase Warrant (“Warrants”). Each Warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00 commencing at the later of the completion of a Business Combination and January 11, 2009, and expiring on January 10, 2012, four years from the effective date of the Offering. The Company may redeem all of the Warrants, at a price of $.01 per Warrant upon 30 days' notice while the Warrants are exercisable, only in the event that the last sale price of the Company’s common stock is equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants to be sold and issued in the Offering, the Company is required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration statement is not effective at the time of exercise, the Warrant holders shall not be entitled to exercise their Warrants and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company entered into an agreement with the underwriters of the Offering (the “Underwriting Agreement”). The Underwriting Agreement requires the Company to pay 2.5% of the gross proceeds of the Offering as an underwriting discount plus an additional 4.5% of the gross proceeds of the Offering only upon

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 3. Initial Public Offering – (continued)

consummation of a Business Combination. The Company paid an underwriting discount of 2.5% of the gross proceeds of the Offering ($3,750,000) in connection with the consummation of the Offering and has placed 4.5% of the gross proceeds of the Offering ($6,750,000) in the Trust Account. The Company did not have to pay any discount related to the Sponsors' Warrants sold on a private basis. The underwriters have waived their right to receive payment of the 4.5% of the gross proceeds for the Offering upon the Company's liquidation if the Company is unable to complete a Business Combination.

Pursuant to purchase agreements, certain of the Initial Stockholders have purchased from the Company, in the aggregate, 4,500,000 warrants for $4,500,000 (the Sponsors' Warrants). The purchase and issuance of the Sponsors' Warrants occurred simultaneously with the consummation of the Offering on a private placement basis. All of the proceeds the Company received from these purchases were placed in the Trust Account. The Sponsors' Warrants are identical to the Warrants included in the Units being offered in the Offering except that if the Company calls the warrants for redemption, the Sponsors' Warrants will be exercisable on a cashless basis so long as such warrants are held by the initial purchasers or their affiliates. The Sponsors' Warrants may not be sold or transferred until 45 days after the consummation of a Business Combinations. The purchase price of the Sponsors' Warrants has been determined to be the fair value of such warrants as of the purchase date.

Note 4. Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate $100,000 unsecured promissory note to an affiliated company on July 12, 2007. The note was non-interest bearing and was payable on the earlier of the consummation of the Offering by the Company or July 12, 2008. The note was repaid from the net proceeds of the Offering.

An affiliated company advanced $12,911. No formal repayment arrangement was in place and no interest was due on the advance. The advance was repaid.

The Company has entered into an administrative service agreement with an affiliated company as more fully described in Note 5 below.

Note 5. Commitments

Plan of Merger

On June 13, 2008, Polaris Acquisition Corp. (“Polaris”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it has agreed to merge (the “Merger”) with Hughes Telematics, Inc. (“HTI”).

At the closing of the Merger, all the outstanding shares of HTI common stock shall be converted into the right to receive, in the aggregate, approximately 45 million shares of Polaris common stock. In addition, holders of Polaris common stock shall be entitled to receive an aggregate of approximately 29 million “earnout” shares of Polaris common stock, in three tranches, which will be issued into escrow at the closing of the Merger and released to HTI shareholders upon the achievement of certain share price targets over the five-year period following closing. Outstanding options exercisable for shares of HTI common stock will roll over in the Merger to become options exercisable for shares of Polaris common stock.

The number of shares of Polaris common stock received by HTI shareholders at the closing will be subject to possible adjustments, including the issuance of additional shares of Polaris common stock for the value of equity raised by HTI prior to closing, if any, and for a cash shortfall in the trust account of Polaris below an agreed upon amount.

The obligations of HTI and Polaris to complete the Merger are subject to the satisfaction or waiver by the other party at or prior to the closing date of various customary conditions, including (i) the receipt of all required regulatory approvals and consents, (ii) the approval of the Merger by Polaris’ stockholders,

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 5. Commitments – (continued)

(iii) subject to certain exceptions and materiality thresholds, the accuracy of the representations and warranties of the other party and (iv) compliance of the other party with its covenants, subject to specified materiality thresholds.

Other Commitments

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliated company. Services will commence on the effective date of the offering and will terminate upon the earlier of (i) the completion of the Business Combination, or (ii) the Company's liquidation. The Company has incurred $45,000 related to this agreement which is included in Administrative and General Expenses.

Pursuant to letter agreements which the Founders have entered into with the Company and the underwriters, the Founders have waived their right to receive distributions with respect to their founding shares upon the Company's liquidation.

Note 6. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

The agreement with the underwriters prohibits the Company, prior to a Business Combination, from issuing preferred stock which participates in the proceeds of the Trust Account or which votes as a class with the Common Stock on a Business Combination.

Note 7. Common Stock

On June 18, 2007, 4,312,500 shares of common stock were issued to nine (9) stockholders (initial stockholders). Such shares were purchased at an average purchase price of approximately $0.006 per share. Effective November 8, 2007, the Company's Board of Directors authorized a stock dividend of 0.2 share of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction. In January, 2008, the initial stockholders contributed an aggregate of 862,500 shares back to capital. The over-allotment option was not exercised and the initial stockholders forfeited 562,500 shares on April 23, 2008 to maintain a 20% ownership of the common shares after the offering.

Note 8. Income Taxes

The provision for income taxes for the six months ended June 30, 2008 consists of the following:

Current:
Federal	$392,487
State	113,922
Total Current	506,409
Deferred:
Federal	(224,686)
State	—
Total Deferred	(224,686)
$281,723

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

Note 8. Income Taxes – (continued)

As of June 30, 2008, the tax effect of temporary differences that give rise to the net deferred tax asset is as follows:

Expense deferred for income tax purposes	$264,057
Valuation allowance	(39,371)
$224,686

The Company has recorded a valuation allowance against the state deferred tax asset since it cannot determine realizability for tax purposes and therefore cannot conclude that the deferred tax asset is more likely than not recoverable at this time.

A reconciliation of income taxes at the statutory federal income tax rate to net income taxes included in the accompanying statements of operations for the six months ended June 30, 2008 is as follows:

Statutory U.S. federal rate	34.00%
State income taxes, net of federal effect	5.96%
Non-deductible expenses	—%
Valuation allowance	6.64%
Effective Tax Rate	46.60%

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Polaris Acquisition Corp.

We have audited the accompanying balance sheet of Polaris Acquisition Corp. (a corporation in the development stage) as of December 31, 2007, and the related statements of operations, stockholders’ equity and cash flows for the period from June 18, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polaris Acquisition Corp. as of December 31, 2007, and the results of its operations and its cash flows for the period from June 18, 2007 (inception) to December 31, 2007 in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming Polaris Acquisition Corp. will continue as a going concern. The Company has a net loss, working capital deficiency, and has no operations. This raises substantial doubt about the Company’s ability to continue as a going concern. As discussed in Note 1, the Company is in the process of raising capital through a Proposed Offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP
New York, New York
January 7, 2008, except for the third and fourth paragraphs of Note 1, the first and third paragraphs of Note 3, the second paragraph of Note 5, and Note 6, as to which the date is January 11, 2008.

POLARIS ACQUISITIONS CORP
(A Corporation in the Development Stage)

BALANCE SHEET
December 31, 2007

ASSETS
Current Asset - Cash	$12,801
Deferred Offering Costs	175,802
Total Assets	$188,603
LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accrued Offering Costs	$51,365
Due to Affiliate	12,911
Note Payable to Affiliate	100,000
Total Current Liabilities	164,276
Commitments
Stockholders’ Equity
Preferred Stock, $0.0001 par value, 1,000,000 shares authorized; none issued and outstanding	—
Common Stock, $0.0001 par value, 55,000,000 shares authorized; 5,175,000 shares issued and outstanding	518
Additional Paid-in Capital	24,482
Deficit Accumulated during the Development Stage	(673)
Total Stockholders’ Equity	24,327
Total Liabilities and Stockholders' Equity	$188,603

See Notes To Financial Statements.

POLARIS ACQUISITIONS CORP
(A Corporation in the Development Stage)

STATEMENT OF OPERATIONS
For the Period from June 18, 2007 (Inception) to December 31, 2007

Formation Costs	$1,062
Interest Income	389
Net Loss	$(673)
Basic and Diluted Net Loss Per Share	$—
Weighted Average Shares Outstanding - Basic and Diluted	5,175,000

See Notes To Financial Statements.

POLARIS ACQUISITIONS CORP.
(A Corporation in the Development Stage)

STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from June 18, 2007 (Inception) to December 31, 2007

	Common Stock (Par Value)		Additional Paid-in Capital	Deficit Accumulated during the Development Stage	Stockholders’ Equity
	Shares	Amount
Issuance of Common Stock on June 18, 2007 at $0.005 per share	5,175,000	$518	$24,482	$—	$25,000
Net Loss	—	—	—	(673)	(673)
Balances at December 31, 2007	5,175,000	$518	$24,482	$(673)	$24,327

See Notes To Financial Statements.

POLARIS ACQUISITIONS CORP
(A Corporation in the Development Stage)

STATEMENT OF CASH FLOWS
For the Period from June 18, 2007 (Inception) to December 31, 2007

Cash Flows from Operating Activities:
Net Loss	$(673)
Net Cash Used by Operating Activities	(673)
Cash Flows from Financing Activities:
Proceeds from Note Payable to Affiliate	100,000
Proceeds from Due to Affiliate	12,911
Proceeds from Sale of Stock	25,000
Deferred Offering Costs Paid	(124,437)
Net Cash Provided by Financing Activities	13,474
Net Increase in Cash	12,801
Cash at Beginning of Period	—
Cash at End of Period	$12,801
Supplemental Schedule of Non-Cash Financing Activities:
Accrual of Deferred Offering Costs	$51,365

See Notes To Financial Statements.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Nature of Business Operations

Polaris Acquisition Corp. (the “Company”) is a blank check company incorporated on June 18, 2007 for the purpose of effecting a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination with one or more existing operating businesses.

At December 31, 2007, the Company had not commenced any operations. All activity through December 31, 2007 relates to the Company’s formation and the proposed public offering described below. The Company has been in the development stage since its inception as it has not yet commenced operations and has a net loss and working capital deficiency. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed public offering (“Proposed Offering”) which is discussed in Note 3. The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Proposed Offering, although substantially all of the net proceeds of the Proposed Offering are intended to be applied toward effecting a merger, capital stock exchange, stock purchase, asset acquisitions or other similar business combination. As used herein, a “Business Combination” shall mean the acquisition of one or more businesses that at the time of the Company’s initial business combination has a fair market value of at least 80.0% of the Company’s assets held in the trust account excluding the deferred underwriting discounts and commissions from the proposed offering of $6.8 million (approximately $7.8 million if the over-allotment option is exercised in full) and taxes payable.

Upon closing of the Proposed Offering, 100% of the proceeds ($150 million, or approximately $171.9 million if the over-allotment option is exercised in full) of this offering will be placed in a trust account invested until the earlier of (i) the consummation of the Company’s first Business Combination or (ii) the liquidation of the Company. The proceeds in the trust account include the deferred underwriting discount of $6.8 million (approximately $7.8 million if the over-allotment option is exercised in full) that will be released to the underwriters on completion of a Business Combination Interest (net of taxes) earned on assets held in the trust account will remain in the trust account. However, up to $1.8 million of the interest earned on the trust account may be released to the Company to cover a portion of the Company’s operating expenses, as well as any amounts necessary to pay for the Company’s tax obligations.

The Company will seek stockholder approval before it will effect any Business Combination. “Public Stockholders” is defined as the holders of common stock sold as part of the units in the Proposed Offering or in the aftermarket. The Company will proceed with a Business Combination only if a majority of the shares of the Stockholders owning less than 30% of the shares sold in the Public Offering vote against the Business Combination and exercise their right to convert their shares into a pro rata share of the aggregate amount then on deposit in the trust account and a majority of the outstanding shares of the Company’s common stock vote in favor of an amendment to the Company’s amended and restated certificate of incorporation to provide for its perpetual existence.

Public Stockholders voting against a Business Combination will be entitled to convert their stock into a pro rata share of the total amount on deposit in the trust account including the deferred underwriter’s discount, and including any interest earned on their portion of the trust account, net of up to $1.8 million of the interest earned on the trust account which may be released to the Company to cover a portion of the Company’s operating expenses and income taxes payable thereon if a Business Combination is approved and completed. Public Stockholders who convert their stock into their share of the trust account will continue to have the right to exercise any warrants they may hold.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies

Cash and Cash Equivalents

Cash includes currency on hand and demand deposits with banks or other financial institutions, as well as deposits in transit. Cash equivalents represent short-term, highly liquid investments that are (a) readily convertible to known amounts of cash and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

Loss Per Common Share

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times exceeds the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are provided for the differences between the bases of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company has recorded a deferred tax asset for the tax effect of temporary differences of $229. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company has recorded a full valuation allowance at December 31, 2007. The effective tax rate differs from the statutory rate of 34% due to the increase in the valuation allowance.

Deferred Offering Costs

Deferred offering costs consist of costs incurred through the balance sheet date that are related to the Proposed Offering that will be charged to capital upon completion of the Proposed Offering or charged to expense if the Proposed Offering is not completed as follows; legal and professional fees of $67,253, underwriting fees of $37,500, filing and registration fees of $52,937 and other costs of $18,112.

Recently Issued Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, accounting pronouncements if currently adopted would have a material effect on the accompanying financial statements.

Note 3 — Proposed Public Offering

The Proposed Offering calls for the Company to offer for public sale 15,000,000 units (“Units”) at a price of $10.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant. Each warrant will entitle the holder to purchase from the Company one share of common stock at an exercise price of $7.00, commencing the later of the completion of a Business Combination or one

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 3 — Proposed Public Offering  – (continued)

year from the date of this prospectus and expiring four years from the date of this prospectus, unless earlier redeemed. The warrants will be redeemable at the Company’s option, at a price of $0.01 per warrant upon 30 days written notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the warrants to be sold and issued in the Proposed Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such warrant shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed.

The Company will pay the underwriters in the Proposed Offering an underwriting discount of 7% of the gross proceeds of the Proposed Offering. However, the underwriters have agreed that 4.5% of the underwriting discounts will not be payable unless and until the Company completes a Business Combination and have waived their right to receive such payment upon the Company’s liquidation if it is unable to complete a Business Combination.

In January 2008, the Company and the underwriters amended certain terms of the offering. All disclosures herein reflect the amended terms.

Note 4 — Note Payable to Affiliate and Related Party Transactions

The Company issued an aggregate $100,000 unsecured promissory note to an affiliated company on July 12, 2007. The note is non-interest bearing and is payable on the earlier of the consummation of the offering by the Company or July 12, 2008.

An affiliated company advanced $12,911. No formal repayment arrangement is in place and no interest is due on the advance.

The Company has entered into an administrative service agreement with an affiliated company as more fully described in Note 5 below.

Note 5 — Commitments

The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliated company. Services will commence on the effective date of the offering and will terminate upon the earlier of (i) the completion of the Business Combination, or (ii) the Company’s liquidation.

Certain initial stockholders have agreed to acquire warrants to purchase 4,500,000 shares of common stock from the Company at a price of $1.00 per warrant for a total of $4,500,000 in a private placement prior to the completion of this offering. We believe that the purchase price of the private placement warrants approximates the fair value of such warrants. The initial stockholders have further agreed that they will not sell or transfer these warrants until after the Company consummates a Business Combination.

The Company has agreed to pay legal fees for the Proposed Offering (IPO) of $300,000. The fees are due upon the consummation of the IPO. As of December 31, 2007, $25,000 has been paid against this liability.

POLARIS ACQUISITION CORP.
(A Corporation in the Development Stage)

NOTES TO FINANCIAL STATEMENTS

Note 6 — Common Stock

On June 18, 2007, 4,312,500 shares of common stock were issued to nine (9) stockholders (initial stockholders). Such shares were purchased at an average purchase price of approximately $0.006 per share. Effective November 8, 2007, the Company’s Board of Directors authorized a stock dividend of 0.2 share of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction. In January 2008, the initial stockholders contributed an aggregate of 862,500 shares back to capital. If the over-allotment option is not exercised in full, the initial stockholders will forfeit the number of shares necessary to cause the initial stockholders to maintain a 20% ownership of the common shares after the Proposed Offering. The initial stockholders will forfeit 562,500 shares to the extent that the underwriters’ over-allotment is not exercised.

Note 7 — Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

Until February 5, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

HUGHES TELEMATICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)
(Unaudited)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$30,013	$22,017
Restricted cash	7,037	—
Accounts receivable, net	3,969	3,911
Inventories	2,018	2,758
Prepaid expenses	1,869	387
Deferred income taxes	162	412
Other current assets	684	45
Total current assets	45,752	29,530
Restricted cash	4,450	997
Property and equipment, net	12,951	3,884
Capitalized software	7,260	3,412
Intangible assets, net	18,126	19,833
Goodwill	5,169	5,169
Other assets	9,483	107
Total assets	$103,191	$62,932
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,070	$7,959
Accrued liabilities	6,558	4,191
Deferred revenue	372	449
Current portion of capital lease obligations	1,775	—
Series B Redeemable Preferred Stock (Note 7)	—	5,000
Other current liabilities	398	767
Total current liabilities	18,173	18,366
Series A Redeemable Preferred Stock (Note 7)	60,871	57,017
Long-term debt	45,784	—
Capital lease obligations	6,297	—
Deferred income taxes	162	412
Total liabilities	131,287	75,795
Commitments and contingencies (Note 9)
Stockholders’ deficit:
Preferred stock, $0.01 par value. Authorized 100,000 shares	—	—
Common stock, $0.01 par value. Authorized 1,500,000 shares; issued and outstanding 373,680 shares at June 30, 2008 and December 31, 2007	4	4
Additional paid-in capital	32,320	23,302
Accumulated deficit	(60,420)	(36,169)
Total stockholders’ deficit	(28,096)	(12,863)
Total liabilities and stockholders’ deficit	$103,191	$62,932

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HUGHES TELEMATICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Share Data)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Revenues:
Hardware	$5,835	$5,584
Services	7,140	3,956
Total revenues	12,975	9,540
Costs and expenses:
Cost of hardware sold	4,257	3,994
Cost of services	2,750	1,861
Research and development	15,198	10,071
Sales and marketing	3,333	2,390
General and administrative	8,566	5,645
Total costs and expenses	34,104	23,961
Loss from operations	(21,129)	(14,421)
Interest income	486	402
Interest expense	(3,751)	(525)
Other income	143	—
Loss before income taxes	(24,251)	(14,544)
Income tax benefit	—	927
Net loss	$(24,251)	$(13,617)
Basic and diluted loss per share	$(64.90)	$(36.54)
Basic and diluted weighted average common shares outstanding	373,680	372,680

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HUGHES TELEMATICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(24,251)	$(13,617)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,616	1,968
Interest expense on Series A Redeemable Preferred Stock	1,434	525
Accrued interest on long-term debt	1,745	—
Amortization of debt issuance costs and discounts on long-term debt	572	—
Share-based compensation expense	243	18
Deferred income taxes	—	(927)
Changes in assets and liabilities:
Accounts receivable, net	(58)	(139)
Inventories	740	(783)
Prepaid expenses and other assets	(5,993)	143
Accounts payable and accrued liabilities	1,882	6,003
Deferred revenue	(77)	(80)
Net cash used in operating activities	(21,147)	(6,889)
Cash flows from investing activities:
Purchases of property and equipment	(1,950)	(1,763)
Increase in capitalized software	(3,551)	(972)
Increase in restricted cash	(10,490)	—
Net cash used in investing activities	(15,991)	(2,735)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	52,500	—
Proceeds from issuance of Series A Redeemable Preferred Stock and warrant	—	15,000
Payments of debt issuance costs	(2,366)	—
Redemption of Series B Redeemable Preferred Stock	(5,000)	—
Net cash provided by financing activities	45,134	15,000
Net increase in cash and cash equivalents	7,996	5,376
Cash and cash equivalents, beginning of period	22,017	15,588
Cash and cash equivalents, end of period	$30,013	$20,964
Supplemental disclosure of non-cash investing activities:
Property and equipment acquired by capital lease obligation	$8,026	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HUGHES TELEMATICS, INC.

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
(In Thousands, Except Share Data)
(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2007	373,680	$4	$23,302	$(36,169)	$(12,863)
Issuance of warrants in connection with senior secured term indebtedness	—	—	6,481	—	6,481
Issuance of warrants as debt issuance cost	—	—	2,162	—	2,162
Deemed capital contribution from a related party (See Note 8)	—	—	2,381	—	2,381
Extension of mandatory redemption date of Series A Redeemable Preferred Stock	—	—	(2,249)	—	(2,249)
Redemption of Series B Redeemable Preferred Stock	—	—	—	—	—
Share-based compensation expense	—	—	243	—	243
Net loss	—	—	—	(24,251)	(24,251)
Balance, June 30, 2008	373,680	$4	$32,320	$(60,420)	$(28,096)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1) Description of Business

HUGHES Telematics, Inc. (the “Company”) is developing a factory-installed, end-to-end telematics solution which is being marketed to automakers. The Company’s technology allows for two-way communications with a vehicle which supports numerous applications including safety and security services, remote vehicle diagnostics, remote emissions monitoring and other location-based services. Following the acquisition of Networkcar, Inc. (“Networkcar”) on August 1, 2006, the Company also provides an aftermarket wireless fleet management solution targeted to the local fleet market.

(2) Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Networkcar. These unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) for interim financial information and with the instructions in Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, the accompanying condensed consolidated financial statements contain all adjustments, consisting only of those of a normal recurring nature, necessary for a fair presentation of the Company’s financial position, results of operations and cash flows at the dates and for the periods indicated. While the Company believes that the disclosures presented are adequate to make the information not misleading, these condensed consolidated financial statements should be read in conjunction with the audited financial statements and related notes for the year ended December 31, 2007. The results of the six months ended June 30, 2008 are not necessarily indicative of the results to be expected for the full year. All intercompany accounts are eliminated upon consolidation. Certain prior-period amounts have been reclassified to conform to the current-period presentation.

As of June 30, 2008, the Company had cash and cash equivalents of approximately $30.0 million and an accumulated deficit of approximately $60.4 million. Management believes that cash on hand and a combination of any of the cash to be received in connection with the merger with Polaris Acquisition Corp. (“Polaris”) (see Note 3); the additional $15.0 million of senior, secured term indebtedness issued in July 2008 (see Note 5); future potential financing from Communications Investors, LLC, an affiliate of Apollo Advisors V, L.P. (“Apollo”); and other financing transactions being pursued will allow the Company to continue operations beyond June 30, 2009. There is no assurance that the Company will be successful in consummating any of the forgoing to fund its operations. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(3) Merger Agreement with Polaris Acquisition Corp.

On June 13, 2008, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which it has agreed to merge (the “Merger”) with Polaris. At the closing of the Merger, all the outstanding shares of the Company’s common stock shall be exchanged for the right to receive, in the aggregate, approximately 45,000,000 shares of Polaris common stock. In addition, holders of the Company’s common stock shall be entitled to receive an aggregate of 29,000,000 additional shares of the Polaris common stock, in three tranches, which will be issued into escrow at the closing of the Merger and released to the Company’s shareholders upon the achievement of certain share price targets over the five-year period following closing. Outstanding options exercisable for shares of the Company’s common stock will be exchanged in the Merger for options to purchase shares of Polaris common stock.

Upon consummation of the Merger and assuming no Polaris stockholders exercise their right to convert their common stock into a pro rata share of the Polaris trust account, then the Company will have access to approximately $138.9 million of the cash and cash equivalents currently held in the Polaris trust account. The number of shares of Polaris common stock received by the Company’s stockholders at the closing of the Merger will be subject to possible adjustments, including the issuance of additional shares of Polaris common

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(3) Merger Agreement with Polaris Acquisition Corp.  – (continued)

stock for the value of equity raised by the Company prior to the closing of the Merger, if any, and for a shortfall in the net working capital of Polaris below $138.0 million at the closing of the Merger.

Pursuant to the Merger Agreement, the Company and its stockholders, including Apollo, agreed to reorganize the capital structure of the Company so that, immediately prior to the consummation of the Merger, the only outstanding equity securities of the Company, other than the warrants issued in connection with the Company’s Credit Agreement (which will be exercised in connection with the Merger) and stock options, would be common stock.

The obligations of the Company and Polaris to complete the Merger are subject to the satisfaction or waiver by the other party, at or prior to the closing date, of various customary conditions, including (i) the receipt of all required regulatory approvals and consents, (ii) the approval of the Merger by Polaris’ stockholders, (ii) subject to certain exceptions and materiality thresholds, the accuracy of the representations and warranties of the other party and (iv) compliance of the other party with its covenants, subject to specified materiality thresholds.

(4) Summary of Significant Accounting Policies

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies investments in such short-term debt securities as held to maturity. The cost of these securities is adjusted for amortization of premiums and accretion of discounts to maturity over the contractual life of the security. The Company held no short-term investments as of June 30, 2008 and December 31, 2007.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists primarily of trade receivables from customers and are generally due within 30 days of the invoice date. The Company estimates uncollectible accounts receivable based on specific troubled accounts or other currently available evidence. The specific allowances are re-evaluated and adjusted as additional information regarding collectability is received. After all reasonable attempts to collect the receivable have been exhausted, the account is written off against the allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Inventories consisted of the following:

	June 30, 2008	December 31, 2007
	(In Thousands)
Raw material components	$1,466	$1,357
Finished goods	552	1,401
Total	$2,018	$2,758

Restricted Cash

To secure certain lease obligations, the Company must maintain letters of credit in an aggregate amount of approximately $4.5 million. The agreement governing the letters of credit requires the Company to

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(4) Summary of Significant Accounting Policies – (continued)

maintain a restricted cash account which holds collateral equal to no less than the aggregate face amount of the outstanding letters of credit. As of June 30, 2008 and December 31, 2007, the Company had approximately $4.5 million and $1.0 million, respectively, in the restricted cash account.

Pursuant to a Credit Agreement (see Note 5), the Company is required to maintain an escrow account for the benefit of the lenders of the senior secured term indebtedness. Following the first issuance of senior secured term indebtedness in March 2008, the Company was required to maintain a balance in the escrow account of no less than 25% of the outstanding principal balance of the senior secured term indebtedness. The 25% coverage is reduced on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company after March 2008. If a balance remains in the escrow account on March 31, 2009, the Company will be required to make an offer to prepay outstanding term indebtedness with an aggregate principal amount equal to such remaining balance. As of June 30, 2008, the amount held in the escrow account was approximately $7.0 million. Upon the issuance of an additional $15.0 million of senior secured term indebtedness on July 8, 2008 (see Note 11), approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account to approximately $6.6 million. As the Company raises an additional $32.5 million of debt or equity financing, the remaining amount held in the escrow account will be released on a pro rata basis.

Restricted cash balances which are expected to be restricted for more than one year have been classified as non-current assets on the accompanying condensed consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at original acquisition cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter. Repair and maintenance costs are expensed as incurred. Depreciation expense was $0.9 million and $0.3 million for the six months ended June 30, 2008 and 2007, respectively.

Capitalized Software

Software development costs are capitalized in accordance with the AICPA’s Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Costs capitalized include direct labor, outside services, materials, software licenses and capitalized interest. For the six months ended June 30, 2008 and 2007, the Company capitalized $3.8 million and $1.0 million, respectively, of software development costs. Amortization will begin when the software is ready for its intended use and will be recognized over the expected useful life of the software, but not to exceed five years.

Goodwill and Intangibles

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and identified intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The Company’s annual goodwill impairment analysis indicated that there was no goodwill impairment for the year ended December 31, 2007. The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis, which approximates the projected utility of such assets based on the available information. Amortization expense was $1.7 million in each of the six month periods ended June 30, 2008 and 2007.

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(4) Summary of Significant Accounting Policies – (continued)

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Debt Issuance Costs

Costs associated with the issuance of debt are deferred and amortized to interest expense, using the effective interest method, over the term of the respective debt.

Revenue Recognition

The Company earns revenue through the sale of Networkcar’s products and services. Hardware sales consist principally of revenues from the sale of Networkcar’s telematics device, primarily to resellers. Shipping and handling costs for hardware shipped to resellers are classified as cost of hardware sold. The Company has determined that the sale of Networkcar’s hardware and its services constitutes a revenue arrangement with multiple deliverables in accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. The Company accounts for the sale of hardware and the accompanying service as separate units of accounting. Revenue is recognized on sales of hardware when shipped to resellers or other customers and collection is considered probable. Consideration received for the monitoring and tracking services are recognized as service revenue when earned. Prepaid service fees are recorded as deferred revenue and are recognized as revenue when earned.

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services (see Note 9). In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue.

Research and Development

The Company incurs research and development costs in the course of developing its products and services. Such costs are expensed as incurred.

Share-Based Compensation

The Company records expense for share-based compensation awards based on the fair value recognition provisions contained in SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). The fair value of stock option awards is determined using an option pricing model that is based on established principles of financial economic theory. Assumptions regarding volatility, expected term, dividend yield and risk-free rate are required for valuation of stock option awards (see Note 7).

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(4) Summary of Significant Accounting Policies – (continued)

amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of June 30, 2008 and December 31, 2007, the Company recorded a full valuation allowance against its net deferred tax asset.

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies) accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Management considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The adoption of FIN 48 did not result in an increase or decrease to the Company’s accrual for uncertain tax positions and no adjustment was recorded to 2007 beginning retained earnings. In addition, the adoption of FIN 48 did not result in an accrual for the year ended December 31, 2007 or in the six months ended June 30, 2008 for uncertain tax positions taken in current or prior years, settlements with the taxing authorities or a lapse of the applicable statute of limitations. There are no uncertain tax positions as of December 31, 2007 or June 30, 2008 that, if recognized, would significantly affect the effective tax rate, and there are no uncertain tax positions for which it is reasonably possible that the total amounts of the unrecognized tax benefits will significantly change in the next twelve months. The Company may be subject to examination by the U.S. federal and various state tax jurisdictions for the 2005, 2006 and 2007 tax years. Under the terms of the purchase agreement between the Company and the former parent company of Networkcar, the former parent company agreed to indemnify the Company for any taxes imposed on Networkcar for periods prior to August 1, 2006. The Company will include interest and penalties related to its tax contingencies in income tax expense. No interest or penalties have been recognized during either of the six month periods ended June 30, 2008 or 2007.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. The Company’s comprehensive loss for each of the six months ended June 30, 2008 and 2007 equaled the Company’s net loss.

Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution from the exercise or conversion of securities into common stock. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method.

During all periods presented, the Company had potential common shares, including shares issuable upon the exercise of outstanding stock options and warrants, which could potentially dilute basic loss per share in the future, but were excluded in the computation of diluted loss per share in such periods, as their effect

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(4) Summary of Significant Accounting Policies – (continued)

would have been antidilutive. Potential common shares issuable upon the exercise of outstanding stock options and warrants but excluded from the calculation of diluted loss per share were 655,321 shares and 360,680 shares for the six months ended June 30, 2008 and 2007, respectively.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires the use of management estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, accounts receivable, accounts payable, letters of credit, the Series A Redeemable Preferred Stock (the “Series A Preferred Stock”), the Series B Redeemable Preferred Stock (the “Series B Preferred Stock”) and long-term debt. The Company discloses the estimated fair values for all financial instruments for which it is practicable to estimate fair value. As of June 30, 2008 and December 31, 2007, the fair value of these instruments, other than the Series A Preferred Stock and long-term debt, approximates book value due to their short-term duration.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents and accounts receivable. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with various high credit quality financial institutions.

The Company generates revenues principally from customers located in the United States. For the six months ended June 30, 2008, one customer individually accounted for more than 10% of the Company’s revenues. No customers individually accounted for more than 10% of the Company’s revenues for the six months ended June 30, 2007.

The Company’s significant customers, as measured by percentage of total revenues, were as follows:

	Six Months Ended June 30,
	2008	2007
Customer A	11.8%	—

At June 30, 2008 and December 31, 2007, one and two customers, respectively, individually accounted for more than 10% of the Company’s total accounts receivable balance. Combined, these customers accounted for $0.8 million of the Company’s total accounts receivable balance at June 30, 2008 and $1.2 million of the Company’s total accounts receivable balance at December 31, 2007.

The Company’s significant customers, as measured by percentage of total accounts receivable, were as follows:

	June 30, 2008	December 31, 2007
Customer A	17.4%	13.9%
Customer B	—	12.0%

Recently Issued Accounting Standards

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 157, Fair Value Measurements (“SFAS 157”). This standard defines fair

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(4) Summary of Significant Accounting Policies – (continued)

value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued Staff Position No. 157-2 (“FSP 157-2”) which delays the effective date of SFAS 157 by one year for all nonfinancial assets and nonfinancial liabilities, except those recognized or disclosed at fair value in the financial statements on a recurring basis. Those assets and liabilities measured at fair value under SFAS 157 in the six months ended June 30, 2008 did not have a material impact on the Company’s condensed consolidated financial statements. In accordance with FSP 157-2, the Company will measure the remaining assets and liabilities no later than the three months ended March 31, 2009. The Company is evaluating the impact the adoption of FSP 157-2 may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 was effective for the Company on January 1, 2008. The Company determined that the utilization of fair value reporting is not appropriate for the Company’s financial instruments for which fair value measurement is not required. Consequently, the adoption of SFAS 159 did not have a material impact on the Company’s financial position and results of operations.

In November 2007, the EITF issued Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 states that income statement classification of payments between parties in an arrangement should be based on a consideration of (a) the nature and terms of the arrangement, (b) the nature of the entities’ operations and (c) whether the parties’ payments are within the scope of other existing generally accepted accounting principles. EITF 07-1 was effective for the Company on January 1, 2008. The adoption of EITF 07-1 did not have a material impact on the Company’s financial position and results of operations.

In June 2008, the EITF issued Issue No. 07-5, Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock (“EITF 07-5”), which provides guidance on determining what types of instruments or embedded features in an instrument held by a reporting entity can be considered indexed to its own stock. Under EITF 07-5, the Company first evaluates any contingent exercise provisions based on the guidance that was originally issued in EITF Issue No. 01-6, and second, evaluates the instruments’ settlement provisions. EITF 07-5 is effective for fiscal periods beginning after December 15, 2008. The Company is evaluating the impact the adoption of EITF 07-5 may have on the its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which revised the guidance contained in SFAS No. 141, Business Combinations. Significant revisions include: (i) all transactions costs related to a business combination are to be expensed when incurred; (ii) certain contingent assets and liabilities purchased in a business combination are to be measured at fair value; (iii) contingent consideration (earn-out arrangements) paid in connection with a business combination are to be measured at fair value depending on the structure of the arrangements; and (iv) subsequent material adjustments made to the purchase price allocation will be recorded back to the acquisition date, which will cause revision of previously issued financial statements when reporting comparative period financial information in subsequent financial statements. SFAS 141(R) will be prospectively applied for business combinations that have an acquisition date on or after January 1, 2009. The Company is evaluating the impact the adoption of SFAS 141(R) may have on its financial position and results of operations.

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(5) Long-Term Debt

The components of long-term debt were as follows:

	June 30, 2008	December 31, 2007
	(In Thousands)
Senior secured term indebtedness	$35,094	$—
Senior subordinated unsecured promissory note	10,690	—
Total long-term debt	$45,784	$—

Senior Secured Term Indebtedness

On March 31, 2008, the Company entered into a Credit Agreement pursuant to which it issued, for aggregate consideration of $20.0 million, senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 25,870 shares of common stock at an exercise price of $0.01 per share. The Company deposited $5.0 million of the proceeds into an escrow account which will be released to the Company on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company. If a balance remains in the escrow account on March 31, 2009, the Company will be required to make an offer to prepay outstanding term indebtedness with an aggregate principal amount equal to such remaining balance.

As additional consideration for services provided by Morgan Stanley Senior Funding, Inc. (the “Lead Arranger”) in connection with the issuance and syndication of the term indebtedness, the Company (i) issued a warrant to an affiliate of the Lead Arranger to purchase 9,689 shares of common stock at an exercise price of $0.01 per share and (ii) agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase up to 9,689 shares of common stock at an exercise price of $0.01 per share on a pro rata basis in connection with the issuance of up to $40.0 million of incremental senior, secured term indebtedness under the Credit Agreement.

On April 9, 2008, the Company entered into an Amended and Restated Credit Agreement pursuant to which it issued, for an aggregate consideration of $20.0 million, additional senior secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 26,447 shares of common stock at an exercise price of $0.01 per share. The Company deposited approximately $2.0 million of the proceeds into the escrow account, bringing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $7.0 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 4,845 shares of common stock at an exercise price of $0.01 per share.

On July 8, 2008, the Company entered into an Incremental Loan Commitment Agreement pursuant to which it issued, for an aggregate consideration of $15.0 million, additional senior secured term indebtedness with a principal amount of $15.0 million and warrants to purchase 19,833 shares of common stock at an exercise price of $0.01 per share. As a result of this transaction, approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all senior secured note holders to approximately $6.6 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 3,633 shares of common stock at an exercise price of $0.01 per share (see Note 11).

The term indebtedness is guaranteed by all of the Company’s existing and future domestic subsidiaries and is secured by all of its tangible and intangible assets. At the election of the Company, the term indebtedness bears interest at (i) the Prime Lending Rate plus 10.00% or (ii) for Eurocurrency borrowings, 11.00% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 3.00%. In accordance with an agreement between the Company and one of the senior secured note holders, the interest rate on term indebtedness with a principal amount of $5.0 million will have a fixed interest rate of 14.00% for the term of the debt. With respect to Eurocurrency borrowings, the Company may elect interest periods of one, two, three,

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(5) Long-Term Debt  – (continued)

or six months (or nine or twelve months if approved by each senior secured note holder), and interest is payable in arrears at the end of each interest period but, in any event, at least every three months. With respect to any interest period ending on or prior to March 31, 2010 and unless the Company elects at least three days prior to the beginning of any such interest period, the interest accrued on the term indebtedness will be paid in kind in arrears with such accrued interest being added to the outstanding principal balance of the term indebtedness. With respect to all interest periods ending after March 31, 2010, the accrued interest will be paid in cash in arrears. As of June 30, 2008, the Company had elected to convert all outstanding amounts of the term indebtedness to Eurocurrency borrowings which resulted in the term indebtedness bearing an interest rate of 14.00%.

The Amended and Restated Credit Agreement governing the term indebtedness requires the Company to comply with certain negative covenants which include limitations on the Company’s ability to incur additional debt; create liens; pay dividends or make other distributions; make loans and investments; sell assets; redeem or repurchase capital stock or subordinated debt; engage in specified transactions with affiliates; consolidate or merge with or into, or sell substantially all of its assets to, another person; and enter into new lines of business. The Company may incur indebtedness beyond the specific limits allowed under the Amended and Restated Credit Agreement, provided it maintains a leverage ratio of 5.0 to 1.0. Noncompliance with any of the covenants without cure or waiver would constitute an event of default. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Amended and Restated Credit Agreement also contains other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due.

The warrants issued in connection with the issuance of the term indebtedness are exercisable upon the earlier to occur of (i) the repayment of the term indebtedness, (ii) a change of control as defined in the warrant agreement, (iii) a transaction or event causing or allowing the holders to sell the shares of common stock issuable upon exercise of the warrants pursuant to the Co-Sale Agreement, dated March 31, 2008, as amended, by and among the Company, Apollo and the holders of the warrants. If not exercised prior to the earlier of (i) the date on which the Company becomes subject to the requirement to file reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) March 31, 2013, the warrants will be automatically exercised on such date with no action required on the part of the holders (except the payment of the aggregate exercise price). In the event that the term indebtedness is prepaid in full prior to March 31, 2010, the number of shares for which each warrant is exercisable shall be reduced by 18.75%. As additional consideration for services provided by the Lead Arranger in connection with the issuance and syndication of the term indebtedness, the Company agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase a number of shares of common stock equal to the reduction in the number of shares of common stock issuable under the warrants held by Morgan Stanley Senior Funding, Inc. or its affiliates in the event the term indebtedness is prepaid in full by March 31, 2010. The number of shares for which each warrant is exercisable is subject to additional adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

In accordance with Accounting Principles Board Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, as of each issuance date, the Company ascribed value to the senior secured term indebtedness and the related warrants based on their relative fair values. As such, $16.7 million and $16.7 million was allocated to the senior secured term indebtedness and $3.3 million and $3.3 million was allocated to the warrants on the March 31, 2008 and April 9, 2008 issuance dates, respectively. The resulting discount from the face value of the senior secured term indebtedness will be amortized as additional interest expense over the term of the senior secured term indebtedness using the effective interest rate method.

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(5) Long-Term Debt  – (continued)

Senior Subordinated Unsecured Promissory Note

On March 31, 2008, the Company issued to Apollo a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15.00% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and the value of the note using the 15.00% stated interest rate. The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

(6) Capital Lease Obligations

The Company leases certain equipment under capital lease arrangements expiring at various times through 2011. The assets and liabilities under capital leases are recorded at the lower of the present values of the minimum lease payments or the fair values of the assets. The interest rates pertaining to these capital leases range from 7.25% to 11.00% (average interest rate is 8.18%). One of the lease arrangements is between the Company and Hughes Network Systems, LLC (“HNS”), a related party (see Note 8).

Minimum future lease payments under these capital leases are:

	June 30, 2008	December 31, 2007
Total future minimum lease payments	$8,754	$—
Less: amounts representing interest	(682)	—
Net minimum lease payments	8,072	—
Current portion	(1,775)	—
Long-term portion	$6,297	$—

(7) Stockholders’ Equity

Common Stock

On July 21, 2006, the Company sold an aggregate of 12,000 shares of its common stock for nominal consideration to two individuals who later became the Chief Executive Officer of the Company and the President of the Company to whom it had previously agreed to sell such equity.

On July 31, 2006, the Company issued 60,680 shares of its common stock to the shareholders of SecureTnet International, LLC as consideration for the contribution of intellectual property, including technical “know-how” related to the development of an end-to-end telematics solution.

As of June 30, 2008, Apollo owned approximately 83% of Company’s outstanding common stock on a fully diluted basis.

Series A Redeemable Preferred Stock

On July 28, 2006, the Company issued and sold to Apollo, for an aggregate purchase price of $40.0 million, 4,000 shares of the Company’s Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $50.00 per share. On June 19, 2007, the Company issued and sold to Apollo, for an aggregate purchase price of $15.0 million, an additional 1,500 shares of Series A

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(7) Stockholders’ Equity  – (continued)

Preferred Stock and a warrant to purchase 150,000 shares of common stock at an exercise price of $100.00 per share. On November 29, 2007, the Company issued and sold to Apollo, for an aggregate purchase price of $20.0 million, an additional 2,000 shares of Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $150.00 per share. The Series A Preferred Stock is non-voting, has a liquidation preference of $10,000 per share and is senior in priority to the Company’s common stock. As of each of June 30, 2008 and December 31, 2007, there were 7,500 shares of Series A Preferred Stock outstanding, and the aggregate liquidation preference of the Series A Preferred Stock was $75.0 million. On July 28, 2011, the Company will be required to redeem the Series A Preferred Stock at a redemption price equal to $10,000 per share. In the event of a change of control, as defined, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, the Company is required to redeem all or any number of such holders’ shares of Series A Preferred Stock. The holders of at least a majority of the Series A Preferred Stock, generally voting together as a single class, must consent in order for the Company to take certain defined actions. Significant actions subject to protective provisions include the payment of dividends on capital stock of the Company and the redemption, repurchase or retirement of any capital stock of the Company.

The warrants are currently exercisable and expire ten years after the date of issuance. The holder of each warrant has the option to pay the exercise price of the warrant in cash, surrendering Company common stock or Series A Preferred Stock previously acquired, or instructing the Company to withhold a number of Company shares with an aggregate fair value equal to the aggregate exercise price. The exercise price and the number of shares for which each warrant is exercisable for is subject to adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

As of each sale date, the Company ascribed value to the Series A Preferred Stock and the warrant based on their relative fair values. As such, $34.9 million, $8.2 million and $11.7 million was allocated to Series A Preferred Stock and $5.1 million, $6.8 million and $8.3 million was allocated to the warrants on the July 28, 2006, June 19, 2007 and November 29, 2007 sale dates, respectively. The Series A Preferred Stock is accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), with the accretion of the book value of the Series A Preferred Stock up to the $75.0 million redemption amount being recorded as interest expense on the accompanying condensed consolidated statements of operations.

In connection with the issuance of the term indebtedness, on March 31, 2008, Apollo agreed to extend the mandatory redemption date of the Series A Preferred Stock to October 1, 2013. In accordance with EITF Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, this extension was deemed to be an extinguishment and reissuance of the Series A Preferred Stock, and accordingly, the Company recorded approximately $2.2 million as a decrease to additional paid in capital for the difference between the fair value of the Series A Preferred Stock following the extension and the book value prior to the extension.

Series B Redeemable Preferred Stock

On September 29, 2006, the Company issued and sold to a strategic partner 1,000 shares of the Company’s Series B Preferred Stock for a purchase price of $5.0 million. The Series B Preferred Stock was non-voting, had a liquidation preference of $5,000 per share and was senior in priority to each of the Company’s Series A Preferred Stock and the Company’s common stock. There were no shares of Series B Preferred Stock outstanding as of June 30, 2008. As of December 31, 2007, there were 1,000 shares of Series B Preferred Stock, outstanding, and the liquidation preference of the Series B Preferred Stock was $5.0 million. The sale of the Series B Preferred Stock was in connection with a strategic relationship entered into by and between the Company and the strategic partner in September 2006 that the parties agreed to further document in a detailed commercial agreement. Since the commercial agreement was not executed by

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(7) Stockholders’ Equity  – (continued)

March 31, 2007, the Series B Preferred Stock became redeemable by its terms at the option of either party for $5.0 million. Accordingly, the Series B Preferred Stock has been reflected on the accompanying condensed consolidated balance sheets as a liability in accordance with SFAS 150. The Company redeemed the outstanding shares of Series B Preferred Stock on March 26, 2008 for $5.0 million.

Share-Based Compensation

The Company’s 2006 Stock Incentive Plan (“Plan”) provides for share-based compensation awards, including incentive stock options, non-qualified stock options and share awards, to the Company’s officers, employees, non-employee directors and non-employee consultants. There are 50,000 shares of common stock authorized for issuance under the Plan. The Plan is administered by the Company’s Board of Directors which determines eligibility, amount, and other terms and conditions of awards. Options awarded under the Plan generally have a term of ten years and an exercise price equal to or greater than the fair value of the underlying shares of common stock on the date of grant. Generally, half of each award vests in equal parts over a period of three years of continued employment or service to the Company. The remaining half of each award vests upon the achievement of certain pre-established performance goals set by the Company’s Board of Directors. In the event an option holder’s service to the Company is terminated for either (i) other than good reason, as defined in the Plan, before the fifth anniversary of the holder’s service to the Company or (ii) cause, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the lesser of the fair market value of the stock on the date of termination or the exercise price of the stock option. In the event an option holder’s service to the Company is terminated for any of (i) good reason, as defined in the Plan, (ii) other than cause or (iii) following the fifth anniversary of such holder’s service to the Company, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the fair market value of the stock on the date of termination.

In accordance with SFAS 123(R), the Company records compensation expense for all share-based awards issued. For the six months ended June 30, 2008 and 2007, the Company recorded approximately $0.2 million and less than $0.1 million compensation expense, respectively, related to stock option grants. Such compensation expense is included in research and development, sales and marketing and general and administrative expense in the accompanying condensed consolidated statements of operations. For awards outstanding as of June 30, 2008, the Company expects to recognize approximately $1.5 million of expense related to stock option awards on a straight-line basis over the remaining average service period of approximately 3.4 years.

The fair value of each award is estimated on the grant date using the Black-Scholes option pricing model. For the six months ended June 30, 2008 and 2007, the weighted average grant-date fair value of options awarded was $77.50 and $26.52 per share, respectively, and was based on the following assumptions:

	Six Months Ended June 30,
	2008	2007
Risk free rate	3.8 – 3.9%	4.6 – 4.7%
Expected term (years)	10.0	10.0
Expected volatility	62.2 – 63.7%	64.0%
Dividend yield	0.0%	0.0%

The risk-free interest rate assumption is based upon the grant date closing rate for United States treasury notes that have a life which approximates the expected term of the option. The expected term is based upon the contractual term of each employee stock option grant as the repurchase feature of the Plan encourages a longer holding period and the Company does not have sufficient operating history to estimate a term shorter than the contractual term. The expected volatility is based on the average historical volatility of comparable

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(7) Stockholders’ Equity  – (continued)

guideline companies. The dividend yield assumption is based on the Company’s expectation that it will not pay dividends for the foreseeable future. Due to the Company’s limited operating history, forfeitures are estimated based on actual terminations.

The following table reflects stock option activity:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
			(In Thousands)
Outstanding at December 31, 2007	32,570	$127.17
Granted	8,180	$150.00
Forfeited	(2,280)	$100.00
Exercised	—	$—
Outstanding at June 30, 2008	38,470	$133.64	$8,234
Exercisable at June 30, 2008	2,341		$578

The following table provides information about stock options that are outstanding and exercisable as of June 30, 2008:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)
$100.00	12,590	$100.00	8.8	2,303	$100.00	8.6
$150.00	25,880	$150.00	9.5	38	$150.00	9.5

(8) Related Party Transactions

Hughes Network Systems

In July 2006, HNS, a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI”) and an affiliate of Apollo, granted a limited license to the Company allowing the Company to use the HUGHES trademark. The license is limited in that the Company may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the Telematics name. As partial consideration for the license, the agreement provides that HNS will be the Company’s preferred engineering services provider. The license is royalty-free, except that the Company has agreed to commence paying a royalty to HNS in the event the Company no longer has a commercial or affiliated relationship with HNS. As contemplated by the license terms and while the definitive agreement governing the relationship was being negotiated, HNS provided engineering development services to the Company pursuant to an Authorization to Proceed. In January 2008, the Company and HNS executed a definitive agreement pursuant to which HNS is continuing to provide the Company with engineering development and manufacturing services. For the six months ended June 30, 2008 and 2007, HNS provided approximately $12.7 million and $8.4 million of services, respectively, to the Company. As of June 30, 2008 and December 31, 2007, the Company had an outstanding balance, not including the equipment financing discussed below, of approximately $6.5 million and $4.9 million, respectively, payable to HNS.

In June 2008, the Company and HNS entered into an arrangement pursuant to which HNS purchased, on behalf of the Company, certain production equipment for an aggregate amount of approximately $2.0 million. Starting in June 2009, the Company will pay HNS at a rate of $4.94 per telematics hardware device manufactured using the equipment; provided that (i) the Company will pay HNS a minimum of $0.2 million

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(8) Related Party Transactions  – (continued)

under this arrangement by December 31, 2009 and (ii) the Company shall have paid HNS the balance of the amount owed under this arrangement plus all accrued interest by December 31, 2010. Interest will accrue on the outstanding balance at a rate of 11.00% per annum. The Company may pay the balance of the amount owed plus accrued interest in full at any time, and at the time the balance is paid in full, the Company will have the option to purchase the production test equipment from HNS for $1.00. As of June 30, 2008, the Company had an outstanding balance related to the equipment financing of approximately $2.0 million which is reflected in long-term debt on the accompanying condensed consolidated balance sheets.

Two members of the Company’s board of directors, the Chief Executive Officer and another board member who is affiliated with Apollo, are both members of the Board of Managers of HNS and the Board of Directors of HCI.

Apollo

On March 31, 2008, the Company issued to Apollo, the Company’s controlling shareholder (see Note 7), a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013 (see Note 5). The note bears interest at a rate of 15% per annum which is compounded and added to the principal amount annually and is payable at maturity. In connection with the issuance of the note, the Company recorded a deemed capital contribution from Apollo of approximately $2.4 million related to the difference between the fair value of the note using an estimated interest rate the Company would have paid an unrelated third party on a similar note and the value of the note using the 15.00% stated interest rate. The Company determined the estimated fair value amount by using available market information and commonly accepted valuation methodologies. However, considerable judgment is required in interpreting market data to develop estimates of fair value. Accordingly, the fair value estimates presented herein is not necessarily indicative of the amount that the Company or holders of the instruments could realize in a current market exchange. The use of different assumptions and/or estimation methodologies may have a material effect on the estimated fair value.

(9) Commitments and Contingencies

Technology Upgrade Program

Prior to its acquisition by the Company, Networkcar sold products which utilized a wireless network which the network operator informed the Company of its intent to decommission the network and use for other purposes. Consequently, Networkcar initiated an upgrade program through which customers may exchange certain of these products which were purchased between April 2002 and July 2006 for the current version of Networkcar’s hardware which operates on a different wireless network. During 2007, the network operator informed the Company that they had decided not to decommission the network. However, due to inconsistent coverage within the network coverage area, the Company continued with the upgrade program. Networkcar expects to complete the program by the end of 2008. The estimated cost of the upgrade program was approximately $2.7 million and was recorded as a liability in the Company’s purchase price allocation for the Networkcar acquisition. The remaining liability as of June 30, 2008 and December 31, 2007 was approximately $0.5 million and $0.8 million, respectively, and is included in accrued expenses in the accompanying condensed consolidated balance sheets. During the year ended December 31, 2007, the Company reassessed the estimated remaining cost of the upgrade program and, as a result, reduced the liability by approximately $0.4 million. This reduction was recorded as a decrease in cost of hardware sold.

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(9) Commitments and Contingencies  – (continued)

Changes in the remaining liability related to the technology upgrade program were as follows:

	June 30, 2008	December 31, 2007
	(In Thousands)
Balance at beginning of period	$816	$2,178
Costs incurred	(346)	(922)
Reduction in the estimated cost to complete the program	—	(440)
Balance at end of period	$470	$816

Warranty Liability

The Company warrants its hardware to be free of defects in materials and workmanship and to substantially conform to the specifications for such hardware. The Company estimates its future warranty obligations by considering historical product return experience and related costs. As of June 30, 2008 and December 31, 2007, the Company’s estimated warranty liability was approximately $0.1 million and $0.2 million, respectively.

Changes in accrued warranty liability costs were as follows:

	June 30, 2008	December 31, 2007
	(In Thousands)
Balance at beginning of period	$156	$21
Warranty cost accrual	381	733
Warranty costs incurred	(421)	(598)
Balance at end of period	$116	$156

Contractual Payment Obligations

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services, up to an aggregate of $29.0 million between the two companies. The Company committed to pay $4.0 million of this amount on the first business day following each of January 1, 2008, January 1, 2009 and January 1, 2010. The remaining balance will be paid as the automaker incurs certain actual costs and are expected to be paid in full by December 31, 2011. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement. During the year ended December 31, 2007, no payments were made under these agreements. On January 3, 2008, the Company paid $4.0 million under one of the agreements which is included in other assets on the accompanying condensed consolidated balance sheets.

In April 2008, the Company entered into a software license agreement pursuant to which it agreed to pay the software provider, in installments and upon certain conditions set forth below, an aggregate of $5.5 million in exchange for licenses to use its software in the Company’s service offerings enabled by the factory-installed hardware. Upon execution of the agreement, the Company paid the software provider $1.0 million for an initial amount of licenses. In addition, within three business days of the date on which the Company completes a financing resulting in net proceeds in excess of $15.0 million, the Company is required to pay the software supplier an additional $2.5 million as prepaid royalties for additional licenses. Finally, within three business days of the date on which the Company completes an additional financing resulting in net proceeds

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(9) Commitments and Contingencies  – (continued)

in excess of an additional $15.0 million, the Company is required to pay the software provider an additional $2.0 million as prepaid royalties for additional licenses. In addition, the Company has the option to acquire additional licenses on terms and conditions set forth in the agreement. Pursuant to the license agreement, the software supplier also agreed not to license its software to certain automotive manufacturers, other than through the Company. During the six months ended June 30, 2008, the Company paid the software provider an aggregate of $1.1 million for prepaid loyalties for licenses. Such amount has been reflected in other noncurrent assets on the accompanying condensed consolidated balance sheet. In July 2008, the Company paid the software provider an additional $1.0 million as partial payment of the $2.5 million in prepaid royalties.

In April 2008, the Company entered into an amended agreement with a supplier pursuant to which the Company committed to purchase services in an aggregate amount of no less than $3.0 million in the year ended December 31, 2008, $6.0 million in the years ended December 31, 2009, and $9.0 million in the years ended December 31, 2010, 2011 and 2012. If it becomes probable that the anticipated services to be purchased under this agreement will be below the contractual minimums, the Company will record a liability for such anticipated shortfall. As of June 30, 2008, the Company expects to meet the contractual minimums and, accordingly, has not recorded a liability for an anticipated shortfall under this agreement.

Litigation and Claims

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

(10) Segment Information

The Company presents its segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. Accordingly, the Company’s operations have been classified into two business segments: (i) HUGHES Telematics and (ii) Networkcar. The HUGHES Telematics segment is developing the factory-installed, end-to-end telematics solution which is being marketed to automakers and includes our corporate expenses. The Networkcar segment provides an aftermarket wireless fleet management solution targeted to the local fleet market. For each period presented, all reported revenues were attributable to Networkcar.

The following table presents certain financial information on the Company’s reportable segments:

	Six Months Ended June 30,
	2008	2007
	(In Thousands)
Revenues:
HUGHES Telematics	$—	$—
Networkcar	12,975	9,540
Total	$12,975	$9,540
Loss from operations:
HUGHES Telematics	$(20,312)	$(12,425)
Networkcar	(817)	(1,996)
Total	$(21,129)	$(14,421)

HUGHES TELEMATICS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(10) Segment Information  – (continued)

	June 30, 2008	December 31, 2007
	(In Thousands)
Total assets:
HUGHES Telematics	$84,691	$42,580
Networkcar	18,500	20,352
Total	$103,191	$62,932

As of each of June 30, 2008 and December 31, 2007, the Company included the $5.2 million of goodwill in the total assets of the Networkcar segment.

(11) Subsequent Events

On July 8, 2008, the Company entered into an Incremental Loan Commitment Agreement pursuant to which, under the Amended and Restated Credit Agreement, it issued, for an aggregate consideration of $15.0 million, additional senior secured term indebtedness with a principal amount of $15.0 million and warrants to purchase 19,833 shares of common stock at an exercise price of $0.01 per share. As a result of this transaction, approximately $0.4 million was released from the escrow account, reducing the total amount held in the escrow account for the benefit of all note holders to approximately $6.6 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 3,633 shares of common stock at an exercise price of $0.01 per share.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
HUGHES Telematics, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ (deficit) equity and cash flows present fairly, in all material respects, the financial position of HUGHES Telematics, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the period from January 9, 2006 (Inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, in 2007 the Company adopted a new accounting standard that required it to change the manner in which it accounts for uncertain tax positions.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP

Atlanta, GA
June 13, 2008, except for Notes 2 and 10,
as to which the date is August 22, 2008

HUGHES TELEMATICS, INC.

CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Data)

	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$22,017	$15,588
Short-term investments	—	1,800
Accounts receivable, net of allowance of $696 and $532, respectively	3,911	3,758
Inventories	2,758	777
Prepaid expenses	387	225
Deferred income taxes	412	1,281
Other current assets	45	272
Total current assets	29,530	23,701
Restricted cash	997	997
Property and equipment, net	3,884	1,427
Capitalized software	3,412	—
Intangible assets, net	19,833	23,247
Goodwill	5,169	5,169
Other assets	107	107
Total assets	$62,932	$54,648
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$7,959	$2,827
Accrued liabilities	4,958	3,303
Deferred revenue	449	512
Series B Redeemable Preferred Stock (Note 7)	5,000	5,000
Total current liabilities	18,366	11,642
Deferred income taxes	412	3,483
Series A Redeemable Preferred Stock (Note 7)	57,017	35,273
Total liabilities	75,795	50,398
Commitments and contingencies (Note 9)
Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value. Authorized 100,000 shares	—	—
Common stock, $0.01 par value. Authorized 1,500,000 shares; issued and outstanding 373,680 shares at December 31, 2007 and 372,680 shares at December 31, 2006	4	4
Additional paid-in capital	23,302	8,082
Accumulated deficit	(36,169)	(3,836)
Total stockholders’ (deficit) equity	(12,863)	4,250
Total liabilities and stockholders’ (deficit) equity	$62,932	$54,648

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except per Share Data)

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
Revenues:
Hardware	$11,009	$5,050
Services	9,343	1,863
Total revenues	20,352	6,913
Costs and expenses:
Cost of hardware sold	7,767	3,275
Cost of services	4,102	1,251
Research and development	23,540	3,129
Sales and marketing	5,712	1,257
General and administrative	12,808	4,137
Total costs and expenses	53,929	13,049
Loss from operations	(33,577)	(6,136)
Interest income	853	441
Interest expense	(1,811)	(409)
Loss before income taxes	(34,535)	(6,104)
Income tax benefit	2,202	2,268
Net loss	$(32,333)	$(3,836)
Basic and diluted loss per share	$(86.74)	$(11.57)
Basic and diluted weighted average common shares outstanding	372,768	331,688

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
Cash flows from operating activities:
Net loss	$(32,333)	$(3,836)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,454	1,525
Interest expense on Series A Redeemable Preferred Stock	1,811	409
Share-based compensation expense	53	1
Deferred income taxes	(2,202)	(2,268)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(153)	(1,876)
Inventories	(1,981)	190
Prepaid expenses and other assets	65	(246)
Accounts payable and accrued liabilities	6,787	2,801
Deferred revenue	(63)	512
Net cash used in operating activities	(23,562)	(2,788)
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(23,094)
Purchases of short-term investments	—	(1,800)
Maturities of short-term investments	1,800	—
Purchases of property and equipment	(3,497)	(1,083)
Increase in capitalized software	(3,412)	—
Increase in restricted cash	—	(997)
Net cash used in investing activities	(5,109)	(26,974)
Cash flows from financing activities:
Proceeds from issuance of Series A Redeemable Preferred Stock and warrants	35,000	40,000
Proceeds from issuance of Series B Redeemable Preferred Stock	—	5,000
Proceeds from exercise of stock options	100	—
Proceeds from issuance of common stock	—	350
Net cash provided by financing activities	35,100	45,350
Net increase in cash and cash equivalents	6,429	15,588
Cash and cash equivalents, beginning of period	15,588	—
Cash and cash equivalents, end of period	$22,017	$15,588

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(In Thousands, Except Share Data)

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance, January 9, 2006 (inception)	—	$—	$—	$—	$—
Initial capitalization	300,000	3	347	—	350
Issuance of common stock to executive officers	12,000	—	—	—	—
Issuance of common stock to acquire assets of SecureTnet International, LLC	60,680	1	2,597	—	2,598
Issuance of Series A Redeemable Preferred Stock and warrant	—	—	5,137	—	5,137
Issuance of Series B Redeemable Preferred Stock	—	—	—	—	—
Share-based compensation expense	—	—	1	—	1
Net loss	—	—	—	(3,836)	(3,836)
Balance, December 31, 2006	372,680	4	8,082	(3,836)	4,250
Issuance of common stock in connection with the exercise of stock options	1,000	—	100	—	100
Issuance of Series A Redeemable Preferred Stock and warrants	—	—	15,067	—	15,067
Share-based compensation expense	—	—	53	—	53
Net loss	—	—	—	(32,333)	(32,333)
Balance, December 31, 2007	373,680	$4	$23,302	$(36,169)	$(12,863)

The accompanying notes are an integral part of these consolidated financial statements.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization, Basis of Presentation and Business

HUGHES Telematics, Inc. (the “Company”) is developing an embedded, end-to-end telematics solution which is being marketed to automakers. The Company’s technology allows for two-way communications with a vehicle which supports numerous applications including safety and security services, remote vehicle diagnostics, remote emissions monitoring and other location-based services. Following the acquisition of Networkcar, Inc. (“Networkcar”) on August 1, 2006, the Company also provides an aftermarket wireless fleet management solution targeted to the local fleet market.

The Company was incorporated under the General Corporation Law of the State of Delaware on January 9, 2006. On July 21, 2006, the Company filed an Amended and Restated Certificate of Incorporation that increased its authorized shares to 1,100,000 shares, consisting of 1,000,000 shares of common stock, par value $0.01 per share, and 100,000 shares preferred stock, par value $0.01 per share. On July 28, 2006, the Company filed an Amendment to the Amended and Restated Certificate of Incorporation that effected a 3,000 for one stock split of its common stock. All common stock share amounts in these consolidated financial statements reflect such stock split. On July 19, 2007, the Company filed an Amendment to the Amended and Restated Certificate of Incorporation that increased its authorized shares to 1,600,000 shares, consisting of 1,500,000 shares of common stock, par value $0.01 per share, and 100,000 shares preferred stock, par value $0.01 per share.

The Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiary Networkcar following the acquisition of Networkcar. All intercompany balances and transactions have been eliminated.

During the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, the Company incurred a net loss of approximately $32.3 million and $3.8 million, respectively, and used cash in operations of approximately $23.6 million and $2.8 million, respectively. As of December 31, 2007, the Company had cash and cash equivalents of approximately $22.0 million and an accumulated deficit of approximately $36.2 million. Management believes that the combination of cash on hand; the aggregate of $40.0 million of senior, secured term indebtedness issued by the Company in March and April 2008 (see Note 11); the $12.5 million senior subordinated unsecured promissory note issued to Communications Investors, LLC, an affiliate of Apollo Advisors V, L.P., (“Apollo”) in March 2008 (see Note 11); future potential financing from Apollo; and other financing transactions being pursued will allow the Company to continue operations beyond December 31, 2008. There is no assurance that the Company will be successful in obtaining additional financing to fund its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

(2) Summary of Significant Accounting Policies

Cash, Cash Equivalents and Short-Term Investments

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company considers all debt securities with maturities of more than three months but less than one year as short-term investments and classifies investments in such short-term debt securities as held to maturity. The cost of these securities is adjusted for amortization of premiums and accretion of discounts to maturity over the contractual life of the security. As of December 31, 2006, all short-term investments consisted of government agency securities, and the amortized cost of such securities approximated fair value. The Company held no short-term investments as of December 31, 2007.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists primarily of trade receivables from customers and are generally due within 30 days of the invoice date. The Company estimates uncollectible accounts receivable based on specific troubled accounts or other currently available evidence. The specific allowances are re-evaluated and adjusted

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

as additional information regarding collectability is received. After all reasonable attempts to collect the receivable have been exhausted, the account is written off against the allowance.

Inventories

Inventories are stated at the lower of cost (first-in, first-out basis) or market. The Company periodically assesses the market value of its inventory, based on sales trends and forecasts and technological changes, and records a charge to current-period income when such factors indicate that a reduction in net realizable value has occurred.

Restricted Cash

To secure a real estate lease obligation, the Company must maintain a letter of credit in an amount equal to the lesser of approximately $1.0 million or the remaining obligation under the lease. The agreement governing the letter of credit requires the Company to maintain a restricted cash account for 105% of the amount of the letter of credit. As of December 31, 2007 and 2006, the Company had approximately $1.0 million in the restricted cash account. Restricted cash balances which are expected to be restricted for more than one year have been classified as non-current assets on the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment are recorded at original acquisition cost and depreciated over their estimated useful lives using the straight-line method. Leasehold improvements are amortized on a straight-line basis over the term of the lease or the estimated useful life of the improvement, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Capitalized Software

Software development costs are capitalized in accordance with the AICPA’s Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (“SOP 98-1”). SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize them over the software’s estimated useful life. Costs capitalized include direct labor, outside services and materials. During the year ended December 31, 2007, the Company capitalized approximately $3.4 million of software development costs. Amortization will begin when the software is ready for its intended use and will be recognized over the expected useful life of the software, but not to exceed five years.

Goodwill and Intangibles

The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and identifiable intangible assets acquired. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill and identified intangible assets with an indefinite life are not amortized but are tested for impairment at least annually or whenever changes in circumstances indicate that the carrying value may not be recoverable. The Company’s annual goodwill impairment analysis indicated that there was no goodwill impairment for the year ended December 31, 2007. The Company amortizes the identified intangible assets with a finite life over their respective useful lives on a straight-line basis.

Impairment of Long-Lived Assets

Long-lived assets and identifiable intangibles with finite useful lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

asset to future net undiscounted cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets.

Revenue Recognition

The Company earns revenue through the sale of Networkcar’s products and services. Hardware sales consist principally of revenues from the sale of Networkcar’s telematics device, primarily to resellers. Shipping and handling costs for hardware shipped to resellers are classified as cost of hardware sold. The Company has determined that the sale of Networkcar’s hardware and its services constitutes a revenue arrangement with multiple deliverables in accordance with EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Element Deliverables. The Company accounts for the sale of hardware and the accompanying service as separate units of accounting. Revenue is recognized on sales of hardware when shipped to customers and collection is considered probable. Consideration received for the monitoring and tracking services are recognized as service revenue when earned. Prepaid service fees are recorded as deferred revenue and are recognized as revenue when earned.

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services (see Note 9). In accordance with Emerging Issues Task Force (“EITF”) Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement.

Research and Development

The Company incurs research and development costs in the course of developing its product for automakers. Such costs are expensed as incurred.

Share-Based Compensation

The Company records expense for share-based compensation awards based on the fair value recognition provisions contained in SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”). The fair value of stock option awards is determined using an option pricing model that is based on established principles of financial economic theory. Assumptions regarding volatility, expected term, dividend yield and risk-free rate are required for valuation of stock option awards (see Note 7).

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of December 31, 2007, the Company recorded a full valuation allowance against its net deferred tax asset. As of December 31, 2006, the Company’s deferred tax liabilities exceeded the sum of deferred tax assets and available net operating loss and tax credit carryforwards, and accordingly, the Company did not record a valuation allowance against its deferred tax assets.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

Effective January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”). FIN 48 contains a two-step approach to recognizing and measuring uncertain tax positions (tax contingencies) accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. Management considers many factors when evaluating and estimating the Company’s tax positions and tax benefits, which may require periodic adjustments and which may not accurately forecast actual outcomes. The adoption of FIN 48 did not result in an increase or decrease to the Company’s accrual for uncertain tax positions and no adjustment was recorded to 2007 beginning retained earnings. In addition, the adoption of FIN 48 did not result in an accrual for the year ended December 31, 2007 for uncertain tax positions taken in current or prior years, settlements with the taxing authorities or a lapse of the applicable statute of limitations. There are no uncertain tax positions as of December 31, 2007 that, if recognized, would significantly affect the effective tax rate, and there are no uncertain tax positions for which it is reasonably possible that the total amounts of the unrecognized tax benefits will significantly change in the next twelve months. The Company may be subject to examination by the U.S. federal and various state tax jurisdictions for the 2005, 2006 and 2007 tax years. Under the terms of the purchase agreement between the Company and the former parent company of Networkcar, the former parent company agreed to indemnify the Company for any taxes imposed on Networkcar for periods prior to the August 1, 2006 acquisition. The Company will include interest and penalties related to its tax contingencies in income tax expense. No interest or penalties have been recognized during the year ended December 31, 2007.

Comprehensive Loss

Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from nonowner sources. The Company’s comprehensive loss for the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006 equaled the Company’s net loss.

Loss per Share

Basic loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution from the exercise or conversion of securities into common stock. The potential dilutive effect of outstanding stock options and warrants is calculated using the “treasury stock” method.

During all periods presented, the Company had potential common shares, including shares issuable upon the exercise of outstanding stock options and warrants, which could potentially dilute basic loss per share in the future, but were excluded in the computation of diluted loss per share in such periods, as their effect would have been antidilutive. Potential common shares issuable upon the exercise of outstanding stock options and warrants but excluded from the calculation of diluted loss per share were 582,570 shares and 206,900 shares for the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, respectively.

Use of Estimates

The preparation of these consolidated financial statements in conformity with U.S. generally accepted accounting principles requires the use of management estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

Fair Value of Financial Instruments

The Company’s financial instruments include cash, cash equivalents, short-term investments, accounts receivable, accounts payable, a letter of credit, the Series A Redeemable Preferred Stock (the “Series A Preferred Stock”) and the Series B Redeemable Preferred Stock (the “Series B Preferred Stock”). The Company discloses the estimated fair values for all financial instruments for which it is practicable to estimate fair value. As of December 31, 2007 and 2006, the fair value of these instruments, other than the Series A Preferred Stock, approximates book value due to their short-term duration.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, short-term investments and accounts receivable. Although the Company maintains cash balances at financial institutions that exceed federally insured limits, these balances are placed with various high credit quality financial institutions.

The Company generates revenues principally from customers located in the United States. For the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, one and two customers, respectively, individually accounted for more than 10% of the Company’s revenues. Combined, these customers accounted for approximately $2.1 million of total revenues for the year ended December 31, 2007 and $1.7 million of total revenues for the period from January 9, 2006 to December 31, 2006.

The Company’s significant customers, as measured by percentage of total revenues, were as follows:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
Customer A	10.3%	—
Customer B	—	13.4%
Customer C	—	11.7%

At December 31, 2007 and 2006, two and one customers, respectively, individually accounted for over 10% of the Company’s total accounts receivable balance. Combined, these customers accounted for $1.2 million of the Company’s total accounts receivable balance at December 31, 2007 and $0.9 million of the Company’s total accounts receivable balance at December 31, 2006.

The Company’s significant customers, as measured by percentage of total accounts receivable, were as follows:

	December 31,
	2007	2006
Customer A	13.9%	—
Customer C	—	20.7%
Customer D	12.0%	—

Revisions

Certain revisions have been made to the Company’s previously issued financial statements as of and for the year ended December 31, 2007 and as of December 31, 2006 and for the period from January 9, 2006 to December 31, 2006. These revisions relate to certain operating costs and expenses which were previously reported in the statements of operations as general and administrative expenses. The Company believes these costs and expenses are appropriately classified as a cost of services, research and development expenses or sales and marketing expenses. The Company has also reclassified depreciation and amortization expense to the

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

functional expense line items for which the underlying assets relate in the statements of operations to conform to the current period presentation in 2008. These revisions had no effect on the Company’s financial position, total operating expenses, net loss or cash flows for the periods presented.

The following is a summary of the impact of the revisions of the operating costs and expenses on the accompanying consolidated statements of operations:

	Year Ended December 31, 2007			January 9, 2006 (Inception) to December 31, 2006
	As Reported	Increase (Decrease)	As Revised	As Reported	Increase (Decrease)	As Revised
	(In Thousands)
Costs and expenses:
Cost of hardware	$7,767	$—	$7,767	$3,275	$—	$3,275
Cost of services	3,442	660	4,102	1,130	121	1,251
Research and development expense	16,662	6,878	23,540	1,611	1,518	3,129
Sales and marketing expense	3,460	2,252	5,712	1,174	83	1,257
General and administrative expense	19,484	(6,676)	12,808	4,892	(755)	4,137
Depreciation and amortization expense	3,114	(3,114)	—	967	(967)	—
Total costs and expenses	$53,929	$—	$53,929	$13,049	$—	$13,049

Recently Issued Accounting Standards

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which addresses how companies should measure fair value when required to use a fair value measure for recognition and disclosure under generally accepted accounting principles. SFAS 157 gives fair value a common definition to be used consistently throughout the accounting literature and will make measurement of fair value more comparable and consistent. In February 2008, the FASB issued Staff Position No. 157-2 to defer the effective date of SFAS 157 for all nonfinancial assets and liabilities, except those items recognized or disclosed at fair value on an annual or more frequently recurring basis, until fiscal years beginning after November 15, 2008. The Company is evaluating the impact the adoption of SFAS 157 may have on its financial position and results of operations.

In September 2006, the EITF issued Issue No. 06-1, Accounting for Consideration Given by a Service Provider to Manufacturers or Resellers of Specialized Equipment Necessary for an End-Customer to Receive a Service from the Service Provider (“EITF 06-1”). The EITF concluded that if consideration given by a service provider to a third-party manufacturer or a reseller that is not the service provider’s customer can be linked contractually to the benefit received by the service provider’s customer, a service provider should account for the consideration in accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), which states that such consideration is to be accounted for as a reduction of revenue. EITF 06-1 is effective for the Company on January 1, 2008. The Company is currently evaluating the impact of the adoption of EITF 06-1 may have on its financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115 (“SFAS 159”). Under this standard, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. SFAS 159 is effective for the Company on January 1, 2008. The Company determined that the utilization of fair value reporting is not appropriate for the Company’s financial instruments for which fair value measurement is not required. Consequently, the adoption of SFAS 159 is not expected to have a material impact on the Company’s financial position and results of operations.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(2) Summary of Significant Accounting Policies  – (continued)

In November 2007, the EITF issued Issue No. 07-1, Accounting for Collaborative Arrangements (“EITF 07-1”). EITF 07-1 states that income statement classification of payments between parties in an arrangement should be based on a consideration of (a) the nature and terms of the arrangement, (b) the nature of the entities’ operations and (c) whether the parties’ payments are within the scope of other existing generally accepted accounting principles. EITF 07-1 is effective for the Company on January 1, 2008. The Company is evaluating the impact the adoption of EITF 07-1 may have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141(R)”), which revised the guidance contained in SFAS No. 141, Business Combinations. Significant revisions include: (i) all transactions costs related to a business combination are to be expensed when incurred; (ii) certain contingent assets and liabilities purchased in a business combination are to be measured at fair value; (iii) contingent consideration (earn-out arrangements) paid in connection with a business combination are to be measured at fair value depending on the structure of the arrangements; and (iv) subsequent material adjustments made to the purchase price allocation will be recorded back to the acquisition date, which will cause revision of previously issued financial statements when reporting comparative period financial information in subsequent financial statements. SFAS 141(R) will be prospectively applied for business combinations that have an acquisition date on or after January 1, 2009. The Company is evaluating the impact the adoption of SFAS 141(R) may have on its financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements (“SFAS 160”). SFAS 160 changed the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS 160 is effective for the Company on January 1, 2009. The Company is evaluating the impact the adoption of SFAS 160 may have on its financial position and results of operations.

(3) Acquisition of Networkcar

On August 1, 2006, the Company purchased all of the outstanding common stock of Networkcar, a provider of hardware and services for remotely monitoring the performance and location of fleet vehicles, and certain intellectual property related to the provision of telematics services for approximately $24.7 million of cash, including approximately $0.3 million of legal and advisory fees incurred in connection with the transaction. The Company will pay up to an additional $5.0 million of cash if certain sales targets are achieved from 2008 to 2010. The acquisition of Networkcar gave the Company immediate access to the growing fleet telematics market and provided the Company an intellectual property portfolio which consists of patents covering certain of the Company’s planned service offerings. The results of Networkcar’s operations are included in the Company’s results of operations for the period beginning August 1, 2006.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(3) Acquisition of Networkcar  – (continued)

The acquisition of Networkcar has been accounted for in accordance with SFAS No. 141, Business Combinations. The $24.7 million purchase price has been allocated to the acquired assets and liabilities based on their fair value. If the certain sales targets are achieved from 2008 to 2010 and the Company pays additional consideration, such amount will be recorded as an increase in goodwill. The following table presents the initial purchase price allocation:

August 1, 2006
(In Thousands)
Cash	$1,699
Accounts receivable	1,882
Inventories	967
Other current assets	358
Property and equipment	447
Intangible assets:
Intellectual property	11,400
Existing technology	6,700
Trade name	1,100
Distributor relationships	1,000
Goodwill	5,169
Total assets acquired	30,722
Accounts payable and accrued liabilities	671
Technology upgrade program	2,658
Deferred income taxes	2,682
Total liabilities acquired	6,011
Net assets acquired	$24,711

The following unaudited pro forma information is presented as if the Company had completed the acquisition of Networkcar as of January 9, 2006. The pro forma information is not necessarily indicative of what the results of operations would have been had the acquisitions taken place at those dates or of the future results of operations.

January 9, 2006 (Inception) to December 31, 2006
(In Thousands, Except per Share Data)
Revenues	$12,774
Net loss	$(7,470)
Loss per share – basic and diluted	$(22.52)

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(4) Supplemental Balance Sheet Information

Inventories

Inventories consisted of the following:

	December 31,
	2007	2006
	(In Thousands)
Raw material components	$1,357	$486
Finished goods	1,401	291
Total	$2,758	$777

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and consisted of the following:

	Estimated Useful Lives (Years)	December 31,
		2007	2006
		(In Thousands)
Computer equipment and software	3 to 5	$3,705	$910
Machinery and equipment	2 to 5	1,268	28
Furniture and fixtures	5 to 7	50	50
Leasehold improvements	1 to 2	4	—
Construction in process		—	542
		5,027	1,530
Less accumulated depreciation		(1,143)	(103)
Property and equipment, net		$3,884	$1,427

Depreciation expense for the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006 was approximately $1.0 million and $0.1 million, respectively.

Accrued Liabilities

Accrued liabilities consisted of the following:

	December 31,
	2007	2006
	(In Thousands)
Accrued compensation and benefits	$1,903	$438
Technology upgrade program (see Note 9)	816	2,178
Accrued inventory purchases	713	159
Accrued research and development costs	678	—
Other accrued expenses	848	528
	$4,958	$3,303

(5) Goodwill and Acquired Intangible Assets

On August 1, 2006, the Company acquired Networkcar and recorded goodwill of approximately $5.2 million resulting from the allocation of the purchase price.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(5) Goodwill and Acquired Intangible Assets  – (continued)

Intangible assets and the related accumulated amortization were as follows:

	Estimated Useful Lives (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
			(In Thousands)
As of December 31, 2007:
Intellectual property	5 to 15	$15,869	$(2,343)	$13,526
Existing technology	5	6,700	(1,898)	4,802
Trade name	5	1,100	(312)	788
Distributor relationships	5	1,000	(283)	717
Total		$24,669	$(4,836)	$19,833
As of December 31, 2006:
Intellectual property	5 to 15	$15,869	$(689)	$15,180
Existing technology	5	6,700	(558)	6,142
Trade name	5	1,100	(92)	1,008
Distributor relationships	5	1,000	(83)	917
Total		$24,669	$(1,422)	$23,247

Intellectual property consists of the patent portfolio acquired in connection with the purchase of Networkcar (see Note 3) and “know-how” acquired in connection with the issuance of common stock to the shareholders of SecureTnet International, LLC (see Note 7). The existing technology, trade name and distributor relationships intangible assets were acquired in connection with the purchase of Networkcar. Amortization of existing technology is included in the cost of hardware sold in the accompanying consolidated statements of operations. For the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, amortization expense was approximately $3.4 million and $1.4 million, respectively, related to the above intangible assets.

The estimated future amortization of intangible assets as of December 31, 2007 is as follows (in thousands):

Year Ending December 31:
2008	$3,414
2009	3,414
2010	3,414
2011	2,308
2012	760
Thereafter	6,523
Total	$19,833

(6) Income Taxes

The Company and its eligible subsidiaries file a consolidated Federal income tax return. For Federal income tax purposes, the Company has unused net operating loss (“NOL”) carryforwards of approximately $20.1 million expiring in 2021 through 2027 and unused tax credits of approximately $1.2 million expiring in 2018 through 2022. Due to the Company’s acquisition of Networkcar, approximately $2.0 million of the NOL carryforwards and approximately $0.3 million of unused tax credits are subject to an annual limitation in accordance with Internal Revenue Code Sections 382 and 383, respectively. After 2010, all of Networkcar’s NOL carryforwards and unused tax credits will be available to offset future taxable income of the Company

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Income Taxes  – (continued)

and its subsidiaries unless subject to other limitation. The Company and Networkcar also have NOL carryforwards available to offset future taxable income in certain states where income tax returns are filed. The amounts available vary by state due to apportionment of losses to each state, and the expiration of the state NOL carryforwards vary in accordance with applicable state laws.

The tax effect of temporary differences that give rise to significant portions of the net deferred tax liability are as follows:

	December 31,
	2007	2006
	(In Thousands)
Deferred tax assets:
Net operating loss and credit carryforwards	$9,243	$3,018
Capitalized software	6,294	—
Accrued expenses	818	879
Bad debt allowance	279	213
Inventory reserves and capitalization	227	188
Other	244	1
Total gross deferred tax assets	17,105	4,299
Less: valuation allowance	(11,784)	—
Total deferred tax assets	5,321	4,299
Deferred tax liabilities:
Acquired intangible assets	5,321	6,494
Other	—	7
Total deferred tax liabilities	5,321	6,501
Net deferred tax asset (liability)	$—	$(2,202)

The $2.2 million net deferred tax liability as of December 31, 2006 consists of $1.3 million of net current deferred tax assets and $3.5 million of net non-current deferred tax liabilities and is presented accordingly on the accompanying consolidated balance sheets.

In assessing the need to record a valuation allowance against the Company’s deferred tax assets, management considers, based upon all available evidence, whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Due to the Company’s early stage and its operating losses, there is uncertainty with respect to whether the Company will ultimately realize its deferred tax assets. Accordingly, as of December 31, 2007, the Company recorded a full valuation allowance against its net deferred tax asset. As of December 31, 2006, the Company’s deferred tax liabilities exceeded the sum of deferred tax assets and available net operating loss and tax credit carryforwards, and accordingly, the Company did not record a valuation allowance against its deferred tax assets.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(6) Income Taxes  – (continued)

For the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, the Company’s loss before income taxes was approximately $34.5 million and $6.1 million, respectively. The income tax benefit consists of the following:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Current benefit:
Federal	$—	$—
State	—	—
Total current benefit	—	—
Deferred benefit:
Federal	1,726	1,832
State	476	436
Total deferred benefit	2,202	2,268
Total income tax benefit	$2,202	$2,268

The income tax benefit differs from the amount computed by applying the Federal statutory rate of 35% to the Company’s loss before income taxes as follows:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Income tax benefit at Federal statutory rate	$12,087	$2,136
State taxes, net of Federal benefit	1,630	284
Change in valuation allowance	(11,784)	—
Research tax credits	944	—
Interest on Series A Preferred Stock	(634)	(143)
Permanent differences	(41)	(9)
	$2,202	$2,268

(7) Stockholders’ Equity

Common Stock

On July 21, 2006, the Company sold an aggregate of 12,000 shares of its common stock for nominal consideration to two individuals who later became the Chief Executive Officer of the Company and the President of the Company to whom it had previously agreed to sell such equity.

On July 31, 2006, the Company issued 60,680 shares of its common stock to the shareholders of SecureTnet International, LLC as consideration for the contribution of intellectual property, including technical “know-how” related to the development of an end-to-end telematics solution.

As of December 31, 2007, Apollo owned approximately 89% of the Company’s outstanding common stock on a fully diluted basis.

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Stockholders’ Equity  – (continued)

Series A Redeemable Preferred Stock

On July 28, 2006, the Company issued and sold to Apollo, for an aggregate purchase price of $40.0 million, 4,000 shares of the Company’s Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $50.00 per share. On June 19, 2007, the Company issued and sold to Apollo, for an aggregate purchase price of $15.0 million, an additional 1,500 shares of Series A Preferred Stock and a warrant to purchase 150,000 shares of common stock at an exercise price of $100.00 per share. On November 29, 2007, the Company issued and sold to Apollo, for an aggregate purchase price of $20.0 million, an additional 2,000 shares of Series A Preferred Stock and a warrant to purchase 200,000 shares of common stock at an exercise price of $150.00 per share. The Series A Preferred Stock is non-voting, has a liquidation preference of $10,000 per share and is senior in priority to the Company’s common stock. As of each of December 31, 2007 and 2006, there were 7,500 shares and 4,000 shares, respectively, of Series A Preferred Stock outstanding, and the aggregate liquidation preference of the Series A Preferred Stock was $75.0 million and $40.0 million, respectively. On July 28, 2011, the Company will be required to redeem the Series A Preferred Stock at a redemption price equal to $10,000 per share. In the event of a change of control, as defined, at the option of the holders of the majority of the then outstanding shares of the Series A Preferred Stock, the Company is required to redeem all or any number of such holders’ shares of Series A Preferred Stock. The holders of at least a majority of the Series A Preferred Stock, generally voting together as a single class, must consent in order for the Company to take certain defined actions. Significant actions subject to protective provisions include the payment of dividends on capital stock of the Company and the redemption, repurchase or retirement of any capital stock of the Company.

The warrants are currently exercisable and expire ten years after the date of issuance. The holder of each warrant has the option to pay the exercise price of the warrant in cash, surrendering Company common stock or Series A Preferred Stock previously acquired, or instructing the Company to withhold a number of Company shares with an aggregate fair value equal to the aggregate exercise price. The exercise price and the number of shares for which each warrant is exercisable for is subject to adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

As of each sale date, the Company ascribed value to the Series A Preferred Stock and the warrant based on their relative fair values. As such, $34.9 million, $8.2 million and $11.7 million was allocated to Series A Preferred Stock and $5.1 million, $6.8 million and $8.3 million was allocated to the warrants on the July 28, 2006, June 19, 2007 and November 29, 2007 sale dates, respectively. The Series A Preferred Stock is accounted for in accordance with SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity (“SFAS 150”), with the accretion of the book value of the Series A Preferred Stock up to the $75.0 million redemption amount being recorded as interest expense on the accompanying consolidated statements of operations.

Series B Redeemable Preferred Stock

On September 29, 2006, the Company issued and sold to a strategic partner 1,000 shares of the Company’s Series B Preferred Stock for a purchase price of $5.0 million. The Series B Preferred Stock was non-voting, had a liquidation preference of $5,000 per share and was senior in priority to each of the Company’s Series A Preferred Stock and the Company’s common stock. As of each of December 31, 2007 and 2006, there were 1,000 shares of Series B Preferred Stock outstanding, and the aggregate liquidation preference of the Series B Preferred Stock was $5.0 million. The sale of the Series B Preferred Stock was in connection with a strategic relationship entered into by and between the Company and the strategic partner in September 2006 that the parties agreed to further document in a detailed commercial agreement. Since the commercial agreement was not executed by March 31, 2007, the Series B Preferred Stock became redeemable by its terms at the option of either party for $5.0 million. In February 2008, the parties agreed that while discussions concerning the terms of a number of commercial arrangements was ongoing, the Series B Preferred Stock would be redeemed. The Company redeemed the outstanding shares of Series B Preferred

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Stockholders’ Equity  – (continued)

Stock on March 26, 2008 for $5.0 million. Accordingly, the Series B Preferred Stock has been reflected on the accompanying consolidated balance sheets as a liability in accordance with SFAS 150.

Share-Based Compensation

The Company’s 2006 Stock Incentive Plan (“Plan”) provides for share-based compensation awards, including incentive stock options, non-qualified stock options and share awards, to the Company’s officers, employees, non-employee directors and non-employee consultants. There are 50,000 shares of common stock authorized for issuance under the Plan. The Plan is administered by the Company’s Board of Directors which determines eligibility, amount, and other terms and conditions of awards. Options awarded under the Plan generally have a term of ten years and an exercise price equal to or greater than the fair value of the underlying shares of common stock on the date of grant. Generally, half of each award vests in equal parts over a period of three years of continued employment or service to the Company. The remaining half of each award vests upon the achievement of certain pre-established performance goals set by the Company’s Board of Directors. In the event an option holder’s service to the Company is terminated for either (i) other than good reason, as defined in the Plan, before the fifth anniversary of the holder’s service to the Company or (ii) cause, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the lesser of the fair market value of the stock on the date of termination or the exercise price of the stock option. In the event an option holder’s service to the Company is terminated for any of (i) good reason, as defined in the Plan, (ii) other than cause or (iii) following the fifth anniversary of such holder’s service to the Company, the Company may repurchase any stock obtained through the exercise of a stock option within 180 days of such holder’s termination date at a price equal to the fair market value of the stock on the date of termination.

During the year ended December 31, 2007, the Company granted stock options with exercise prices as follows:

Month	Number of Shares	Exercise Price	Fair Value per Share	Intrinsic Value per Share
January	3,360	$100.00	$42.44	$—
March	1,200	$100.00	$42.44	$—
April	1,200	$100.00	$42.44	$—
October	6,270	$150.00	$94.12	$—
November	17,700	$150.00	$99.83	$—

The fair value of the common stock was determined contemporaneously with the grants.

In accordance with SFAS 123(R), the Company records compensation expense for all share-based awards issued. For the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, the Company recorded approximately $0.1 million and $1,000 of compensation expense, respectively, related to stock option grants. Such compensation expense is included in general and administrative, research and development and sales and marketing expenses in the accompanying consolidated statements of operations. For awards outstanding as of December 31, 2007, the Company expects to recognize approximately $0.1 million of expense related to stock option awards on a straight-line basis over the remaining average service period of approximately 3.6 years.

The fair value of each award is estimated on the grant date using the Black-Scholes option pricing model. For the year ended December 31, 2007 and for the period from January, 9 2006 to December 31, 2006, the weighted average grant-date fair value of options awarded was $59.69 and $27.60 per share, respectively, and was based on the following assumptions:

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(7) Stockholders’ Equity  – (continued)

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
Risk free rate	4.0 – 4.7%	4.4%
Expected term (years)	10	10
Expected volatility	62.2 – 64.0%	66.5%
Dividend yield	0.0%	0.0%

The risk-free interest rate assumption is based upon the grant date closing rate for United States treasury notes that have a life which approximates the expected term of the option. The expected term is based upon the contractual term of each employee stock option grant as the repurchase feature of the Plan encourages a longer holding period and the Company does not have sufficient operating history to estimate a term shorter than the contractual term. The expected volatility is based on the average historical volatility of comparable guideline companies. The dividend yield assumption is based on the Company’s expectation of dividend payouts. Due to the Company’s limited operating history, forfeitures are estimated based on actual terminations.

The following table reflects stock option activity:

	Number of Shares	Weighted Average Exercise Price	Aggregate Intrinsic Value
Outstanding at December 31, 2006	6,900	$100.00
Granted	29,730	$129.77
Forfeited	(3,060)	$100.00
Exercised	(1,000)	$100.00	$—
Outstanding at December 31, 2007	32,570	$127.17	$—
Exercisable at December 31, 2007	1,915	$100.00	$—

The following table provides information about stock options that are outstanding and exercisable as of December 31, 2007:

	Stock Options Outstanding			Stock Options Exercisable
Exercise Price	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (Yrs)
$100.00	14,870	$100.00	9.4	1,915	$100.00	9.0
$150.00	17,700	$150.00	9.9	—	$—	—

(8) Related Party Transactions

Hughes Network System

In July 2006, Hughes Network Systems, LLC (“HNS”), a wholly-owned subsidiary of Hughes Communications, Inc. (“HCI”) and an affiliate of Apollo, granted a limited license to the Company allowing the Company to use the HUGHES trademark. The license is limited in that the Company may use the HUGHES trademark only in connection with its business of automotive telematics and only in combination with the Telematics name. As partial consideration for the license, the agreement provides that HNS will be the Company’s preferred engineering services provider. The license is royalty-free, except that the Company has agreed to commence paying a royalty to HNS in the event the Company no longer has a commercial or

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(8) Related Party Transactions  – (continued)

affiliated relationship with HNS. As contemplated by the license terms and while the definitive agreement governing the relationship was being negotiated, HNS provided engineering development services to the Company pursuant to an Authorization to Proceed. In January 2008, the Company and HNS executed a definitive agreement pursuant to which HNS is continuing to provide the Company with engineering development and manufacturing services. For the year ended December 31, 2007 and for the period from January 9, 2006 through December 31, 2006, HNS provided approximately $21.6 million and $1.6 million of services, respectively, to the Company. As of December 31, 2007 and 2006, the Company had an outstanding balance of approximately $4.9 million and $0.4 million, respectively, payable to HNS.

A member of the Company’s board of directors who is affiliated with Apollo and the Chief Executive Officer of the Company are each members of the board of directors of each HNS and HCI.

SkyTerra Communications

On August 1, 2006, the Company entered into an agreement with SkyTerra Communications, Inc. (“SkyTerra”), an affiliate of Apollo, pursuant to which the Company received consulting services from three personnel of SkyTerra. The agreement allowed for such personnel to provide the Company up to an aggregate of 200 hours of service per month for a monthly fee of $25,000. The agreement was amended effective December 18, 2006 when the Company’s Chief Executive Officer and Vice President Finance, two of the SkyTerra personnel providing services to the Company, became employees of the Company. The amended agreement provided that the Company would pay $8,000 per month to SkyTerra for the services of the remaining employee of SkyTerra who had been providing services to the Company. This amended agreement was terminated effective February 1, 2007 when that remaining SkyTerra employee, SkyTerra’s General Counsel and Secretary, became a part-time employee and General Counsel of the Company, while continuing to serve part-time with SkyTerra. Also effective December 18, 2006, the Company and SkyTerra executed a second agreement pursuant to which the Company’s Vice President Finance was to provide services to SkyTerra in exchange for SkyTerra paying the Company $5,000 per month. This agreement terminated on March 31, 2007. During the year ended December 31, 2007 and for the period from January 9, 2006 through December 31, 2006, the Company incurred approximately $0 and $0.2 million of net expense, respectively, under these consulting agreements. As of December 31, 2007 and 2006, the Company had an outstanding balance of $0 and approximately $0.1 million, respectively, payable to SkyTerra.

The Chief Executive Officer of the Company is the former Chief Executive Officer and President of SkyTerra and a former member of SkyTerra’s board of directors. Another member of the Company’s board of directors who is affiliated with Apollo is also a former member of SkyTerra’s board of directors.

(9) Contingencies and Commitments

Leases

The Company has non-cancelable operating leases. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 2007 (in thousands):

Year Ending December 31:
2008	$661
2009	683
2010	376
2011	—
2012	—
Thereafter	—
Total minimum lease payments	$1,720

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Contingencies and Commitments  – (continued)

For the year ended December 31, 2007 and for the period from January 9, 2006 to December 31, 2006, total expense under operating leases was approximately $0.6 million and $0.2 million, respectively.

Technology Upgrade Program

Prior to its acquisition by the Company, Networkcar sold products which utilized a wireless network which the network operator informed the Company of its intent to decommission the network and use for other purposes. Consequently, Networkcar initiated an upgrade program through which customers may exchange certain of these products which were purchased between April 2002 and July 2006 for the current version which operates on a different wireless network. During 2007, the network operator informed the Company that they had decided not to decommission the network. However, due to inconsistent coverage within the network coverage area, the Company continued with the upgrade program. Networkcar expects to complete the program by the end of 2008. The estimated cost of the upgrade program was approximately $2.7 million and was recorded as a liability in the Company’s purchase price allocation for the Networkcar acquisition (see Note 3). The remaining liability as of December 31, 2007 and 2006 was approximately $0.8 million and $2.2 million, respectively, and is included in accrued expenses in the accompanying consolidated balance sheets. During the year ended December 31 2007, the Company reassessed the estimated remaining cost of the upgrade program and, as a result, reduced the liability by approximately $0.4 million. This reduction was recorded as a decrease in cost of hardware sold.

Changes in the remaining liability related to the technology upgrade program were as follows:

	December 31,
	2007	2006
	(In Thousands)
Balance at beginning of period	$2,178	$0
Cost recorded in the Networkcar purchase price allocation	—	2,658
Costs incurred	(922)	(480)
Reduction in the estimated cost to complete the program	(440)	—
Balance at end of period	$816	$2,178

Warranty Liability

The Company warrants its hardware to be free of defects in materials and workmanship and to substantially conform to the specifications for such hardware. The Company estimates its future warranty obligations by considering historical product return experience and related costs. As of December 31, 2007 and 2006, the Company’s estimated warranty liability was approximately $0.2 million and less than $0.1 million, respectively.

Changes in accrued warranty liability costs were as follows:

	December 31,
	2007	2006
	(In Thousands)
Balance at beginning of period	$21	$0
Warranty cost accrual	733	61
Warranty costs incurred	(598)	(40)
Balance at end of period	$156	$21

Contractual Payment Obligations

The Company has a long-term contract with each of two automakers pursuant to which the automakers have agreed to install telematics devices in their vehicles and permit the Company to exclusively provide

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(9) Contingencies and Commitments  – (continued)

telematics services to their new customers. Those contracts also require the Company to pay each automaker for certain non-recurring costs associated with the initiation of telematics services, up to an aggregate of $29.0 million between the two companies. The Company committed to pay $4.0 million of this amount on the first business day following each of January 1, 2008, January 1, 2009 and January 1, 2010. The remaining balance will be paid as the automaker incurs certain actual costs and are expected to be paid in full by December 31, 2011. During the year ended December 31, 2007, no payments were made under these agreements. On January 3, 2008, the Company paid $4.0 million under one of the agreements. In accordance with EITF Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor’s Products), amounts paid under these agreements will be capitalized and recognized as a reduction of revenue over the term of the respective agreement.

Litigation

From time to time, the Company is subject to litigation in the normal course of business. The Company is of the opinion that, based on information presently available, the resolution of any such legal matters will not have a material adverse effect on the Company’s financial position, results of operations or its cash flows.

(10) Segment Information

The Company presents its segment information along the same lines that its chief executive officer reviews its operating results in assessing performance and allocating resources. Accordingly, the Company’s operations have been classified into two business segments: (i) HUGHES Telematics and (ii) Networkcar. The HUGHES Telematics segment is developing the factory-installed, end-to-end telematics solution which is being marketed to automakers and includes our corporate expenses. The Networkcar provides an aftermarket wireless fleet management solution targeted to the local fleet market. For each period presented, all reported revenues were attributable to Networkcar.

The following table presents certain financial information on the Company’s reportable segments:

	Year Ended December 31, 2007	January 9, 2006 (Inception) to December 31, 2006
	(In Thousands)
Revenues:
HUGHES Telematics	$—	$—
Networkcar	20,352	6,913
Total	$20,352	$6,913
Loss from operations:
HUGHES Telematics	$(29,431)	$(4,487)
Networkcar	(4,146)	(1,649)
Total	$(33,577)	$(6,136)

	December 31,
	2007	2006
	(in Thousands)
Total assets:
HUGHES Telematics	$42,580	$33,563
Networkcar	20,352	21,085
Total	$62,932	$54,648

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(10) Segment Information  – (continued)

All of the Company’s assets are located within the United States. As of each of December 31, 2007 and 2006, the Company included the $5.2 million of goodwill in the total assets of the Networkcar segment.

(11) Subsequent Events

Series B Preferred Stock Redemption

On March 26, 2008, the Company redeemed the outstanding shares of Series B Preferred Stock for $5.0 million.

Senior Secured Term Indebtedness

On March 31, 2008, the Company entered into a Credit Agreement pursuant to which it issued, for aggregate consideration of $20.0 million, senior, secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 25,870 shares of common stock at an exercise price of $0.01 per share. The Company deposited $5.0 million of the proceeds into an escrow account which will be released on a pro rata basis over the next $67.5 million of debt or equity capital raised by the Company. As additional consideration for services provided by Morgan Stanley Senior Funding, Inc. (the “Lead Arranger”) in connection with the issuance and syndication of the term indebtedness, the Company (i) issued a warrant to an affiliate of the Lead Arranger to purchase 9,689 shares of common stock at an exercise price of $0.01 per share and (ii) agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase up to 9,689 shares of common stock at an exercise price of $0.01 per share on a pro rata basis in connection with the issuance of up to $40.0 million of incremental senior, secured term indebtedness under the Credit Agreement.

On April 9, 2008, the Company entered into an Amended and Restated Credit Agreement pursuant to which it issued, for an aggregate consideration of $20.0 million, additional senior, secured term indebtedness with a principal amount of $20.0 million and warrants to purchase 26,447 shares of common stock at an exercise price of $0.01 per share. The Company deposited approximately $2.0 million of the proceeds into the escrow account, bringing the total amount held in escrow account for the benefit of all note holders to approximately $7.0 million. Pursuant to the agreement with the Lead Arranger, the Company issued an additional warrant to purchase 4,845 shares of common stock at an exercise price of $0.01 per share.

The term indebtedness is guaranteed by all of the Company’s existing and future domestic subsidiaries and is secured by all of the Company’s tangible and intangible assets. At the election of the Company, the term indebtedness bears interest at (i) the Prime Lending Rate plus 10.00% or (ii) for Eurocurrency borrowings, 11.00% plus the greater of the London Interbank Offered Rate (“LIBOR”) or 3.00%. With respect to Eurocurrency borrowings, the Company may elect interest periods of one, two, three, or six months (or nine or twelve months if approved by each Lender), and interest is payable in arrears at the end of each interest period but, in any event, at least every three months. With respect to any interest period ending on or prior to March 31, 2010 and unless the Company elects at least three days prior to the beginning of any such interest period, the interest accrued on the term indebtedness will be paid in kind in arrears with such accrued interest being added to the outstanding principal balance of the term indebtedness. With respect to all interest periods ending after March 31, 2010, the accrued interest will be paid in cash in arrears. Effective as of April 2, 2008, the Company elected to convert all outstanding amounts of the term indebtedness to Eurocurrency borrowings which resulted in the term indebtedness bearing an interest rate of 14.00%.

The Amended and Restated Credit Agreement governing the term indebtedness requires the Company to comply with certain negative covenants which include limitations on the Company’s ability to incur additional debt; create liens; pay dividends or make other distributions; make loans and investments; sell assets; redeem or repurchase capital stock or subordinated debt; engage in specified transactions with affiliates; consolidate or merge with or into, or sell substantially all of its assets to, another person; and enter into new lines of business. The Company may incur indebtedness beyond the specific limits allowed under the Amended and Restated Credit Agreement, provided it maintains a leverage ratio of 5.0 to 1.0. Noncompliance with any of

HUGHES TELEMATICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11) Subsequent Events  – (continued)

the covenants without cure or waiver would constitute an event of default. An event of default resulting from a breach of a covenant may result, at the option of the note holders, in an acceleration of the principal and interest outstanding. The Amended and Restated Credit Agreement also contains other customary events of default (subject to specified grace periods), including defaults based on events of bankruptcy and insolvency, and nonpayment of principal, interest or fees when due.

The warrants issued in connection with the issuance of the term indebtedness are exercisable upon the earlier to occur of (i) the repayment of the term indebtedness, (ii) a change of control as defined in the warrant agreement, (iii) a transaction or event causing or allowing the holders to sell the shares of common stock issuable upon exercise of the warrants pursuant to the Co-Sale Agreement, dated March 31, 2008, as amended, by and among the Company, Apollo and the holders of the warrants. If not exercised prior to the earlier of (i) the date on which the Company becomes subject to the requirement to file reports under Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, or (ii) March 31, 2013, the warrants will be automatically exercised on such date with no action required on the part of the holders (except the payment of the aggregate exercise price). In the event that the term indebtedness is prepaid in full prior to March 31, 2010, the number of shares for which each warrant is exercisable shall be reduced by 18.75%. As additional consideration for services provided by the Lead Arranger in connection with the issuance and syndication of the term indebtedness, the Company agreed to issue the Lead Arranger or its designated affiliate additional warrants to purchase a number of shares of common stock equal to the reduction in the number of shares of common stock issuable under the warrants held by Morgan Stanley Senior Funding, Inc. or its affiliates in the event the term indebtedness is prepaid in full by March 31, 2010. The number of shares for which each warrant is exercisable is subject to additional adjustment under certain anti-dilution and other provisions as set forth in the warrant agreement.

In connection with the issuance of the term indebtedness, on March 31, 2008, Apollo agreed to extend the mandatory redemption date of the Series A Preferred Stock to October 1, 2013.

Senior Subordinated Unsecured Promissory Note

On March 31, 2008, the Company issued to Apollo a senior subordinated unsecured promissory note with a principal amount of $12.5 million and a maturity date of October 1, 2013. The note bears interest at a rate of 15% per annum which is compounded and added to the principal amount annually and is payable at maturity.

Annex A

AGREEMENT AND PLAN OF MERGER

by and between

POLARIS ACQUISITION CORP. (“Parent”)

and

HUGHES TELEMATICS, INC. (“Company”)

Dated June 13, 2008

EXHIBITS
Exhibit A	— Definitions
Exhibit B	— Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit C	— Form of Amended and Restated Bylaws of Parent
Exhibit D	— Post-Closing Directors and Officers
Exhibit E	— [Reserved]
Exhibit F	— Term Sheet for Parent Shareholders’ Agreement
Exhibit G	— Reorganization Actions
Exhibit H	— Form of Working Capital Certificate
Exhibit I	— Form of Proceeds Shares Certificate

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2008 (this “Agreement”) by and between Polaris Acquisition Corp., a Delaware corporation (“Parent”), and Hughes Telematics, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the Parent Board of Directors and the Company Board of Directors have determined that it is in the best interest of their respective companies and their shareholders to consummate the business combination transaction provided for in this Agreement and approved the transactions set forth herein pursuant to which the Company will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent continuing as the surviving corporation in the Merger (sometimes referred to in this capacity as the “Surviving Corporation”); and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the Company, Parent and the holders of Company Common Stock (as defined below) and other equity securities of the Company (the “Company Equityholders”) are entering into a Support and Reorganization Agreement, of even date herewith, in respect of the equity securities held by such Company Equityholders (the “Company Support Agreement”); and

WHEREAS, for federal income Tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.  Capitalized terms used in this Agreement, the Exhibits and Schedules to this Agreement, the Parent Disclosure Statement and the Company Disclosure Statement shall have the meanings specified in Exhibit A.

Section 1.2 Rules of Construction.  The rules of construction specified in Section 9.14 hereof shall apply to this Agreement, the Exhibits and Schedules to this Agreement, the Parent Disclosure Statement and the Company Disclosure Statement.

ARTICLE II

THE MERGER

Section 2.1 The Merger.  At the Effective Time (as defined in Section 2.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, the Company shall be merged with and into Parent, the separate corporate existence of the Company shall cease and Parent shall continue as the surviving corporation and shall succeed to assume all the property, rights, privileges, powers and franchises of the Company in accordance with the DGCL.

Section 2.2 Effective Time.  Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (as defined below), each of Parent and the Company shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as shall be agreed upon by the Company and Parent and specified in the Certificate of Merger, which date shall be not more than five (5) days after the date the Certificate of Merger is received for filing. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 2.3 Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York at 10:00 a.m., local time, on a date to be specified by the Company and Parent (the “Closing Date”) which shall be no later than the third Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article III (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as the Company and Parent hereto agree in writing.

Section 2.4 Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in Section 251 of the DGCL.

Section 2.5 Organizational Documents; Governance.

(a) Certificate of Incorporation; Bylaws.  The Certificate of Incorporation of Parent (as amended prior to the Effective Time as contemplated by this Agreement in the form as set forth on Exhibit B hereto), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended. The Bylaws of Parent (as amended prior to the Effective Time as contemplated by this Agreement in the form as set forth on Exhibit C hereto), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation from and after the Effective Time until thereafter amended.

(b) Board of Directors; Officers.  At or prior to the Effective Time, the Parent Board of Directors shall cause the number of directors that will comprise the full Parent Board of Directors at or immediately prior to the Effective Time (and the Surviving Corporation, at and after the Effective Time) to be nine. Parent and the Company shall use their respective reasonable best efforts to cause (i) the members of the board of directors of the Surviving Corporation at the Effective Time to consist of the persons listed as directors on Exhibit D hereto and (ii) the officers of the Surviving Corporation at the Effective Time to consist of the persons listed as officers on Exhibit D hereto.

Section 2.6 Effect on Capital Stock and Additional Share Consideration.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Each share of common stock, $0.0001 par value, of Parent (the “Parent Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(b) All shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned directly by the Company shall be cancelled and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor.

(c) Other than the shares cancelled pursuant to Section 2.6(b), any shares owned by Company Stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”) (which shares shall have the rights as provided in Section 2.6(h)), and subject to Section 2.6(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and represent the right to receive a number of fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the aggregate of such shares referred to as the “Transaction Shares”); provided that 7.5% of the Transaction Shares shall be deposited into escrow to satisfy the indemnity set forth in Article VII hereof in accordance with Section 2.10 hereof; provided, further, the Applicable Percentage of the Transaction Shares shall be designated as the “Escrowed Earnout Shares” and the right to receive the Escrowed Earnout Shares shall be contingent upon the satisfaction of the Targets set forth in Section 2.8 hereof in accordance with Section 2.8 hereof. The “Applicable Percentage” shall be a fraction equal to (1) 29,000,000, divided by (2) the sum of (A) the aggregate number of Transaction Shares, plus (B) the aggregate number of Converted Option Shares. Parent shall deposit the Escrowed Earnout Shares with the Escrow Agent, which shares shall consist of three tranches, each of which shall consist of one-third of the total Escrowed Earnout Shares (each, a “Tranche”), which may be released to the Company Stockholders or cancelled in accordance with Section 2.8. Section 2.6(c) of the Company Disclosure Statement sets forth, as of the date hereof, the allocation of Transaction Shares (including the Escrowed Earnout Shares) among all of the holders of the Company Common Stock (the “Company Stockholders”) immediately prior to the Effective Time, after giving effect to the Reorganization Actions (and shall also set forth the allocation of Transaction Shares assuming the outstanding Credit Facility Warrants are not exercised prior to the Effective Time). Section 2.6(c) of the Company Disclosure Statement may be revised, if necessary, at least 48 hours prior to the Proxy Statement Date and, again, at least 48 hours prior to the Effective Time, in each case pursuant to Section 6.17 hereof.

(d) Each share of Company Common Stock converted pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing such shares of Company Common Stock (the “Company Certificates”) shall thereafter represent solely the right to receive the Transaction Shares, subject to the conditions set forth in this Article II and the Escrow Agreement.

(e) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.9 hereof, receive from Parent, in lieu of such fractional share, an amount in cash without interest thereon equal to the product of (i) such fraction multiplied by (ii) the volume-weighted average price of one share of Parent Common Stock, as reported by Bloomberg, L.P., on the last trading day prior to the Effective Time.

(f) Upon and subject to the conditions set forth in this Agreement, at the Effective Time, each Company Option granted under the Company Stock Plan and outstanding immediately prior to the Effective Time shall be converted into an option (each, a “Converted Option”) to acquire a number of shares of Parent Common Stock (“Converted Option Shares”) equal to the product obtained by multiplying (x) the aggregate number of shares of Company Common Stock that would have been issuable upon the exercise of such Company Option for cash immediately prior to the Effective Time by (y) the Exchange Ratio, rounded down to the nearest whole share. Converted Options representing the Applicable Percentage of Converted Option Shares (rounded down to the nearest whole share) shall be designated as “Earnout Options” and all remaining Converted Options shall be designated as “Transaction Options.” The Earnout Options shall be further divided into three separate sub-categories, each of which shall consist of Earnout Options in respect of one-third of the total number of Converted Option Shares applicable to Earnout Options as follows (it being understood that each category of Earnout Options shall consist of whole shares so that the three categories may not pertain to exactly the same number of shares but shall be as close to equivalent as possible): (A) the first category of Earnout Options shall be exercisable only if (i) they are otherwise exercisable pursuant to the vesting and other terms and conditions of the Company Option (except as set forth in Section 2.6(f) of the Company Disclosure Statement) and (ii) the First Target Shares are released to Company Stockholders pursuant to Section 2.8, (B) the second category of Earnout Options shall be exercisable only if (i) they are otherwise exercisable pursuant to the vesting and other terms and conditions of the Company Option (except as set forth in Section 2.6(f) of the Company Disclosure Statement) and (ii) the Second Target Shares are released to Company Stockholders pursuant to Section 2.8 and (C) the third category of Earnout Options shall be exercisable only if (i) they are otherwise exercisable pursuant to the vesting and other terms and conditions of the Company Option (except as set forth in Section 2.6(f) of the Company Disclosure Statement) and (ii) the Third Target Shares are released to Company Stockholders pursuant to Section 2.8. If any Tranche of Escrowed Earnout Shares is cancelled, the category of Earnout Options that would otherwise become exercisable upon the release of such Escrowed Earnout Shares shall also be cancelled at such time. The per share exercise price of each Converted Option rounded up to the nearest whole cent shall be the same as the per share exercise price of the related Company Option divided by the Exchange Ratio. Section 2.6(f) of the Company Disclosure Statement sets forth the allocation of the Converted Options, by category, among all holders of Company Options as of the date of this Agreement. Section 2.6(f) of the Company Disclosure Statement may be revised, if necessary, at least 48 hours prior to the Proxy Statement Date and, again, at least 48 hours prior to the Effective Time. Except as set forth above, each Converted Option shall be on the same terms and conditions (including vesting conditions) as the applicable Company Option it replaces. Prior to the Effective Time, Parent, the Company, the Company Board of Directors and the compensation committee of the Company Board of Directors, as applicable, shall take all actions necessary to effectuate the provisions of this Section 2.6(f).

(g) As soon as practicable following the Closing Date, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to all of the Converted Option Shares and shall use its commercially reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as any such Converted Options remain outstanding.

(h) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Common Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Transaction Shares as provided in (but subject to) this Article II, but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Transaction Shares as provided in (but subject to) this Article II. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.7 Reorganization Actions.

(a) Prior to the Closing (and no later than immediately prior to the Effective Time), the Company shall cause (and the Company Equityholders shall cause, pursuant to the Company Support Agreement) the actions set forth on Exhibit G (the “Reorganization Actions”) to take effect.

(b) Notwithstanding anything in this Agreement to the contrary, in the event any Credit Facility Warrants are not exercised prior to the Effective Time, the Company shall effect the automatic exercise of such Credit Facility Warrants immediately following the Effective Time pursuant to the terms thereof, and the Company and Parent shall cooperate in good faith to amend the terms and provisions of this Agreement as reasonably necessary to ensure that such timing difference in the exercise of the Credit Facility Warrants has no economic effect on the Transaction or the relative rights of the parties hereunder (including, without limitation, providing for the escrow of the applicable portion of the issuable Parent Common Stock as Escrowed Earnout Shares and Escrowed Indemnity Shares).

Section 2.8 Earnout.

(a) On the Closing Date, Parent shall deposit all of the Escrowed Earnout Shares with the Escrow Agent, to be held in an escrow account for the purpose of distributing such shares to the Company Stockholders upon the achievement of certain targets, as described in this Section 2.8, provided that 7.5% of such Escrowed Earnout Shares shall be part of the Escrowed Indemnity Shares and placed in a separate escrow account in satisfaction of the indemnity set forth in Article VII hereof in accordance with Section 2.10 hereof. The Escrowed Earnout Shares shall be allocated to the Company Stockholders in accordance with Section 2.6(c) of the Company Disclosure Statement and in accordance with the terms and conditions of this Section 2.8 and an agreement to be entered into at the Closing between Parent, the Escrow Representative, and Continental Stock Transfer & Trust Company (the “Escrow Agent”) (or another escrow agent mutually agreed to by Parent and the Company), in customary form and substance as reasonably agreed to by Parent and the Company (the “Escrow Agreement”).

(b) Subject to Section 2.8(e) hereof, if between the first and the third anniversary of the Closing Date, the Closing Price of Parent Common Stock equals or exceeds $20.00 per share (the “First Target”) for 20 trading days within any 30 trading day period, then within ten Business Days after the achievement of such target, Parent and the Escrow Representative shall instruct the Escrow Agent to release one Tranche of Escrowed Earnout Shares (which amount may be reduced by up to 7.5% of such shares (the “First Target Indemnity Shares”) pursuant to Article VII hereof and the Escrow Agreement), which shares shall be allocated to the Company Stockholders in accordance with Section 2.6(c) hereof and Section 2.6(c) of the Company Disclosure Statement (the “First Target Shares”).

(c) Subject to Section 2.8(e) hereof, if between the second and the fourth anniversary of the Closing Date, the Closing Price of Parent Common Stock equals or exceeds $24.50 per share (the “Second Target”) for 20 trading days within any 30 trading day period, then within ten Business Days after the achievement of such target, Parent and the Escrow Representative shall instruct the Escrow Agent to release (i) one Tranche of Escrowed Earnout Shares (which amount may be reduced by up to 7.5% of such shares (the “Second Target Indemnity Shares”) pursuant to Article VII hereof and the Escrow Agreement), which shares shall be allocated to the Company Stockholders in accordance with Section 2.6(c) hereof and Section 2.6(c) of the Company Disclosure Statement (the “Second Target Shares”) and (ii) the First Target Shares, if such shares were not released pursuant to Section 2.8(b). If the First Target has not been achieved for such 20 trading days during the two-year period referenced in Section 2.8(b) and the Second Target has not been achieved for such 20 trading days during the two-year period referenced in this Section 2.8(c), the First Target Shares shall no longer be outstanding and shall be cancelled.

(d) Subject to Section 2.8(e) hereof, if between the third and the fifth anniversary of the Closing Date, the Closing Price of Parent Common Stock equals or exceeds $30.50 per share (the “Third Target”) for 20 trading days within any 30 trading day period, then within ten Business Days after the achievement of such target, Parent and the Escrow Representative shall instruct the Escrow Agent to release (i) one Tranche of Escrowed Earnout Shares (which amount may be reduced by up to 7.5% of such shares (the “Third Target Indemnity Shares”) pursuant to Article VII hereof and the Escrow Agreement), which shares shall be allocated to the Company Stockholders in accordance with Section 2.6(c) hereof and Section 2.6(c) of the Company Disclosure Statement (the “Third Target Shares”) and (ii) the Second Target Shares, if such shares were not released pursuant to Section 2.8(c). If the Second Target has not been achieved for such 20 trading days during the two-year period referenced in Section 2.8(c) and the Third Target has not been achieved for such 20 trading days during the two-year period referenced in this Section 2.8(d), the Second Target Shares shall no longer be outstanding and shall be cancelled. If the Third Target has not been achieved for such 20 trading days during the two-year period referenced in this Section 2.8(d), the Third Target Shares shall no longer be outstanding and shall be cancelled.

(e) In the event of a Change of Control or Reorganization Event, any Escrowed Earnout Shares remaining in the escrow account and not theretofore cancelled shall be released or cancelled as follows: (i) to the extent that the Change of Control or Reorganization Event Consideration exceeds the First

Target, any First Target Shares shall be released, (ii) to the extent that the Change of Control or Reorganization Event Consideration exceeds the Second Target, any Second Target Shares shall be released, and (iii) to the extent that the Change of Control or Reorganization Event Consideration exceeds the Third Target, any Third Target Shares shall be released. To the extent that the Change of Control or Reorganization Event Consideration does not exceed any given Target, the Target Shares with respect to such Tranche shall no longer be outstanding and shall be cancelled, effective upon completion of such Change of Control or Reorganization Event.

(f) The target closing price triggers listed in Sections 2.8(b), (c) and (d) hereof (such dollar amounts, the “Closing Price Triggers”) and the Escrowed Earnout Shares to be distributed upon achievement of said targets shall be adjusted from time to time as follows:

(i) In the event the outstanding shares of Parent Common Stock shall be subdivided or reclassified into a greater number of shares of Parent Common Stock, the Closing Price Triggers in effect at the close of business on the day upon which such subdivision or reclassification becomes effective shall be equitably and proportionately reduced, and conversely, in case outstanding shares of Parent Common Stock shall each be combined or reclassified into a smaller number of shares of Parent Common Stock, the Closing Price Triggers in effect at the close of business on the day upon which such combination or reclassification becomes effective shall be equitably and proportionately increased, such reduction or increase, as the case may be, to become effective immediately prior to the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii) Pursuant to the Escrow Agreement, in connection with any such subdivision or reclassification into a greater number of shares of Parent Common Stock, the Escrowed Earnout Shares distributable upon the achievement of the applicable milestones shall be equitably and proportionately increased and, conversely, in connection with any such combination or reclassification into a smaller number of shares of Parent Common Stock, the Escrowed Earnout Shares distributable upon the achievement of the applicable milestones shall be equitably and proportionately reduced. For example, for purposes of clarity, (x) in the case of a 2-for-1 stock split of Parent Common Stock, the Escrowed Earnout Shares distributable upon the achievement of the first milestone shall be increased from 9,666,667 to 19,333,334 and (y) in the case of a 1-for-2 reverse stock split of Parent Common Stock, the Escrowed Earnout Shares distributable upon the achievement of the first milestone shall be reduced from 9,666,667 to 4,833,334 (assuming for the purposes of this example that there are no adjustments to the number of shares of Parent Common Stock in each Tranche).

(g) Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the Closing Price Triggers and the Escrowed Earnout Shares to preserve the economic benefits intended to be provided to the Company Stockholders under the terms of this Agreement in the event there is any change in or conversion of the Parent Common Stock and, accordingly, the Parent Board of Directors shall make appropriate equitable adjustments in connection therewith, as determined in the good faith judgment of the Parent Board of Directors.

(h) Neither Parent, the Company Stockholders nor any Affiliate thereof shall take any action, directly or indirectly, with the intent or effect of influencing or manipulating the market prices of Parent Common Stock during any measurement period described in Sections 2.8(b), (c) and (d) hereof. Furthermore, for the purposes of determining whether a Closing Price Trigger has been achieved for 20 trading days within any 30-trading-day period pursuant to Sections 2.8(b), (c) and (d) hereof, any days during which any such persons (A) have outstanding a public announcement or statement relating to the purchase or sale of equity securities of Parent (other than ordinary-course, generic statements as to the possibility of such purchases from time to time and which do not specify either the amount of any such potential purchases nor the price or prices at which such purchases may be made), whether in the public market or otherwise, or (B) have made, in the aggregate, to the best knowledge of Parent, purchases of Parent Common Stock exceeding 1% of the average daily trading volume reported for the security during the four calendar weeks preceding the week in which such purchases were made, shall not be counted as days on which such Closing Price Trigger has been achieved. Such excluded days shall extend the 30-trading-day measurement period by an equal number of days.

Section 2.9 Surrender of Certificates.

(a) Upon surrender of their Company Certificates at the Closing with a properly completed letter of transmittal (the form of such letter of transmittal to be provided by Parent to the Company for delivery to the Company Stockholders no later than five Business Days prior to Closing (it being understood that such letter of transmittal shall provide that such holders shall acknowledge that they are receiving restricted securities under the federal securities laws and will contain other customary investment representations)), the holders of the Company Common Stock shall receive in exchange therefor certificates representing the Transaction Shares into which their shares of Company Common Stock shall be converted or exchanged at the Effective Time, less the Escrowed Indemnity Shares and Escrowed Earnout Shares, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable pursuant to Section 2.6(c) or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.6(h).

(b) No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the certificates representing shares of Parent Common Stock issued in exchange therefor (not including the Escrowed Indemnity Shares or the shares issuable pursuant to Section 2.8) and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

Section 2.10 Indemnity Escrow.  As a remedy for the indemnity set forth in Article VII, at the Closing, Parent shall deposit with the Escrow Agent 7.5% of the Transaction Shares (the “Escrowed Indemnity Shares”), comprised of Escrowed Earnout Shares (including First Target Shares, Second Target Shares and Third Target Shares) and Transaction Shares that are not Escrowed Earnout Shares to be held in a separate escrow account and released therefrom (if applicable) from time to time to Parent in satisfaction of such indemnity, all in accordance with Article VII hereof and the terms and conditions of the Escrow Agreement. On the fifth Business Day following the date (the “Indemnity Escrow Termination Date”) that is fifteen (15) months from the Closing Date, the Escrow Agent shall release the Escrowed Indemnity Shares, less any of such shares applied in satisfaction of a claim for indemnification and any of such shares related to a claim for indemnification that is then unresolved. Upon such release, Escrowed Indemnity Shares that constitute Transaction Shares shall be delivered to the Company Stockholders in accordance with Section 2.6(c) of the Company Disclosure Statement and the Escrow Agreement; and the Escrowed Indemnity Shares that constitute Escrowed Earnout Shares shall be retained in escrow in accordance with Section 2.8 hereof and the Escrow Agreement. Any Escrowed Indemnity Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered in accordance with the preceding sentence.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1 Conditions to Each Party’s Obligation to Effect the Merger.  The obligations of Company and Parent to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) No Injunctions or Illegality.  No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other U.S. governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(b) Regulatory Approvals.  (i) All waiting periods (and all extensions thereof), if any, applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, and (ii) all approvals or consents of a Governmental Entity which are required to be obtained in connection with the Merger shall have been obtained, except where the failure to obtain such approval or consent would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect, Company Material Adverse Effect or material adverse effect on the operation of the business of the Surviving Corporation and its Subsidiaries from and after the Effective Time.

(c) Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained.

Section 3.2 Conditions to Obligations of Parent.  The obligations of Parent to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Sections 4.2, 4.4, 4.6, 4.19 and 4.22 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties set forth in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Company Material Adverse Effect, and the Company shall have delivered to Parent a certificate confirming the foregoing (i) and (ii) as of the Closing Date.

(b) Performance of Obligations of Company.  Each and all of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement shall have been performed and complied with in all material respects, and the Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.

(c) Material Adverse Effect.  No Company Material Adverse Effect shall have occurred from and after the date hereof.

(d) Additional Agreements.  Each of the Additional Agreements shall have been delivered (and executed, if applicable) by each of the parties to such Additional Agreements other than Parent or the Parent Stockholders.

(e) Opinion of Counsel.  Parent shall have received from Wachtell, Lipton, Rosen & Katz, tax counsel to Parent, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to Parent, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representation letters executed by officers of Parent and the Company.

(f) Appraisal Rights.  Company Stockholders that beneficially own not more than 1,000 shares of Company Common Stock (as adjusted for stock dividends, stock splits and similar events) shall have demanded and validly perfected appraisal of shares in accordance with the DGCL.

Section 3.3 Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties set forth in Sections 5.1 and 5.2 hereof shall be true and correct at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Parent in Article V shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect, and Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing (i) and (ii) as of the Closing Date.

(b) Performance of Obligations of Parent.  Each and all of the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been performed and complied with in all material respects, and Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing as of the Closing Date.

(c) Material Adverse Effect.  No Parent Material Adverse Effect shall have occurred from and after the date hereof.

(d) Additional Agreements.  Each of the Additional Agreements shall have been delivered (and executed, if applicable) by each of the parties to such Additional Agreement other than the Company, the Company Equityholders or any officers or employees of the Company.

(e) Opinion of Counsel.  The Company shall have received from Skadden, Arps, Slate, Meagher & Flom LLP, tax counsel to the Company, a written opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Company, on the basis of certain facts, representations and assumptions set forth in such opinion, to the effect that the Merger will be treated for federal income Tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to require and rely upon customary representation letters executed by officers of Parent and the Company.

(f) Reservation of Parent Shares and Converted Option Shares.  At least 48 hours prior to the Closing, Parent shall have duly reserved a sufficient number of shares of Parent Common Stock, based on a good faith estimate of the Parent Board of Directors after a review of Sections 2.6(c) and (f) of the Company Disclosure Statement, to be available for issuance upon exercise of all of the Converted Options.

(g) Listing of Parent Common Stock.  Parent shall use reasonable best efforts to ensure that the shares of Parent Common Stock issuable to the stockholders of the Company as provided for in Article II shall have been authorized for listing on any national securities exchange or national quotation system on which the Parent Common Stock is then listed or quoted, upon official notice of issuance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Disclosure Statement (subject to Section 9.10), the Company hereby represents and warrants to Parent as follows:

Section 4.1 Qualification; Organization; Subsidiaries.

(a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is currently planned by the Company to be conducted. The Company is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary.

(b) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Company Board of Directors (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since January 9, 2006. Copies of such Corporate Records have been made available to Parent.

(c) Section 4.1(c) of the Company Disclosure Statement sets forth a complete and correct list of each Subsidiary of the Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned by the Company of each such Subsidiary. All equity interests of such Subsidiaries held by the Company have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. The Company owns all of the outstanding equity securities of such Subsidiaries, free and clear of all Liens. Except for its Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, except to the extent as may be expressly permitted under Section 6.1(b)(viii) hereof, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(d) The Company has delivered to Parent a copy of each of the Organizational Documents of the Company and each of its Subsidiaries, and each such copy is true, correct and complete, and each such instrument is in full force and effect. None of the Company or its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

Section 4.2 Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution, delivery and performance by the Company of each Transaction Document to which it is a party and the consummation of the transactions contemplated to be performed by it under the Transaction Documents to which it is a party have been duly authorized by all necessary and proper corporate action on the part of the Company, and no other corporate proceedings on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) Each Transaction Document to be delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered and assuming the valid execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c) The Company Board of Directors, by unanimous action by written consent (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the holders of the shares of Company Common Stock and Company Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

Section 4.3 No Breach.  None of the execution, delivery or performance by the Company of any Transaction Document or the consummation by the Company of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) except as would not have a Company Material Adverse Effect, result in the creation of any Lien upon any of the properties or assets of any of the Company or its Subsidiaries (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, require a consent under, or give rise to a right of amendment, termination, cancellation or acceleration of, any obligation (except the Credit Facility) or to a loss of a benefit under (i) the Organizational Documents of the Company or its Subsidiaries, (ii) any Company Material Contract, or (iii) any Law, license or Permit to which the Company, its Subsidiaries, or any of its properties or assets are subject, except, in the case of clauses (ii) and (iii), for any conflicts, breaches, violations or defaults as would not have a Company Material Adverse Effect.

Section 4.4 No Brokers.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company who is or will be entitled to any fee, commission or payment from the Company or its Subsidiaries in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 4.5 Governmental Approvals.  Other than any approval required pursuant to the HSR Act, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by the Company or its Subsidiaries in connection with the execution, delivery and performance by the Company or its Subsidiaries of any Transaction Document or the consummation of the Transaction except for those Consents or Orders the failure of which to make or obtain would not have a Company Material Adverse Effect.

Section 4.6 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of 1,500,000 shares of Company Common Stock and 100,000 shares of Company Preferred Stock. As of the date hereof:

(i) 373,680 shares of Company Common Stock are issued and outstanding and 7,500 shares of Company Series A Preferred Stock are issued and outstanding;

(ii) 49,000 shares of Company Common Stock are reserved for issuance (of which options to purchase 38,470 shares are outstanding and unexercised) under the Company Stock Plan in connection with the exercise of outstanding options to purchase Company Common Stock (the “Company Options”). Section 4.6(a)(ii) of the Company Disclosure Statement sets forth with respect to each Company Option, the number of shares of Company Common Stock covered by the Company Option, and the vesting schedule and the exercise price therefor; and

(iii) 616,851 shares of Company Common Stock are reserved for issuance and issuable upon exercise of the Company Warrants. Section 4.6(a)(iii) of the Company Disclosure Statement sets forth the names of all holders of Company Warrants, the number of shares of Company Common Stock issuable thereunder, the respective exercise prices for such Company Common Stock and the respective expiration dates of the Company Warrants.

(b) The outstanding shares of Company Common Stock and Company Preferred Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable and (ii) were issued in compliance with all applicable federal and state securities laws. All grants of Company Options were validly issued and properly approved by the Company Board of Directors in accordance with all applicable Law. Except as set forth above in Section 4.6(a), there are no Equity Securities of the Company or any rights to subscribe for or to purchase or otherwise acquire, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or known claims of any other character relating to the issuance of, any Equity Securities of the Company or any other right the value of which relates to the value of the Company’s capital stock; and the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register under the Securities Act, any shares of capital stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. No Subsidiary of the Company owns any Company Common Stock, Company Preferred Stock or other equity interest in the Company.

Section 4.7 Financial Information.

(a) Set forth in the Company Disclosure Statement are the audited combined balance sheets of the Company and its Subsidiaries as of December 31, 2006 and December 31, 2007 and the related audited combined statements of operations for each of the two years comprising the period ended December 31, 2007 (the “Company Financial Statements”). The Company Financial Statements have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the combined financial position of the Company and its Subsidiaries as of the dates set forth therein and the combined results of their operations for the periods set forth therein.

(b) The Company and its Subsidiaries have no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on the December 31, 2007 Company balance sheet or the notes thereto, including contingent liabilities, (ii) arising after December 31, 2007 in the ordinary course of business, (iii) incurred in connection with this Agreement or the Transaction, or (iv) which are not, individually or in the aggregate, material.

(c) To the knowledge of the Company, (i) there are no material weaknesses in the Company’s internal controls relating to financial reporting or preparation of financial statements, and (ii) there is no fraud relating to the Company’s financial reporting or preparation of financial statements, whether or not material, involving the Company’s directors, management or other employees.

Section 4.8 Absence of Certain Changes.

(a) Since December 31, 2007 and until the date hereof, the Company and its Subsidiaries have conducted their business only in the ordinary course in all material respects and there has not been a Company Material Adverse Effect.

(b) Since December 31, 2007 and until the date hereof, neither the Company nor any of its Subsidiaries has taken (I) any action which, if taken after the date hereof and prior to the Closing without the prior written consent of Parent, would violate Sections 6.1(b)(iv), (v), (vi), (ix). (x), (xi), (xii), (xiv), (xv) or (xvi) hereof, or (II) any of the following actions:

(i) amended (or proposed to amend) its Organizational Documents;

(ii) authorized for issuance, issued, sold, delivered or agreed or committed to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any Equity Securities;

(iii) acquired or redeemed, directly or indirectly, or amended any of its securities;

(iv) (A) incurred or assumed any long-term or short-term Indebtedness or issued any debt securities, or (B) mortgaged or pledged any of its material assets, tangible or intangible, or created or suffered to exist any Lien thereupon (other than Permitted Liens and licenses of or other grants of rights to use Business Intellectual Property in the ordinary course of business);

(v) acquired (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein;

(vi) entered into, renewed or amended in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Company were subject thereto); or

(vii) entered into an agreement to do any of the foregoing.

Section 4.9 Taxes.

(a) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has filed all Tax Returns required to be filed by it (“Company Tax Returns”); all such Company Tax Returns were correct and complete in all material respects; and all Company Tax Returns have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Company Tax Returns are or were required to be filed, or requests for extensions have been timely filed and any such extensions have been granted and have not expired. The Company has made available to Parent correct and complete copies of all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to the taxable period ending on or after January 1, 2006, filed through the date of this Agreement.

(b) All material Taxes due and owing by each of the Company and its Subsidiaries (whether or not shown on any Company Tax Return) have been paid or adequate reserves for the payment thereof have been established on the Company’s December 31, 2007 balance sheet.

(c) All material Taxes of the Company or its Subsidiaries required to be paid with respect to any completed and settled audit, examination or deficiency Action with any taxing authority have been paid in full.

(d) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any material Taxes of the Company or its Subsidiaries, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. The Company has delivered to Parent correct and complete copies of all material Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by any of the Company or its Subsidiaries received since December 31, 2005.

(e) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of the Company or its Subsidiaries due for any taxable period.

(f) None of the Company or its Subsidiaries has received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company or its Subsidiaries does not file Company Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) No Liens for Taxes exist with respect to any of the assets or properties of the Company or its Subsidiaries, except for Permitted Liens.

(h) The Company and its Subsidiaries are not liable for the material Taxes of another Person (other than the Company or its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

(i) The Company or its Subsidiaries is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement with respect to material Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or its Subsidiaries with respect to any period following the Closing Date.

(j) None of the Company or its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).

(k) None of the Company or its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(l) None of the Company or its Subsidiaries has participated in a “listed transaction,” as defined in Treasury Regulation §1.6011-4(b)(2).

(m) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(n) All representations and warranties made in this Section 4.9 that relate to Networkcar are made only with respect to periods on and following August 1, 2006 (the “Networkcar Acquisition Date”).

Section 4.10 Parent Proxy Statement.   None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Persons acting on behalf of the Company, for inclusion in the Proxy Statement will, as of on the date that the Proxy Statement is first mailed to the Parent Stockholders (or any amendment or supplement thereto), at the time of the Parent Stockholders’ Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

Section 4.11 Assets and Properties.

(a) Each of the Company and its Subsidiaries has (i) good title to all of its real or tangible material assets and properties (whether real, personal or mixed, or tangible) and (ii) valid leasehold interests in all of its real or tangible assets and properties which it leases, in each case (with respect to both clause (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.

(b) The Company and its Subsidiaries do not own, and, to the knowledge of the Company, have never owned, any real property.

(c) Section 4.11(c) of the Company Disclosure Statement contains a complete and accurate list of all material real estate leased, subleased or occupied by the Company or its Subsidiaries pursuant to a lease (the “Company Leased Premises”). The Company and/or its Subsidiaries enjoy peaceful and undisturbed possession of all Company Leased Premises, except as would not have a Company Material Adverse Effect.

(d) All of the tangible assets and properties owned or leased by the Company and its Subsidiaries are adequately maintained and are in good operating condition and repair and free from any defects, except as would not have a Company Material Adverse Effect.

Section 4.12 Contracts.

(a) Section 4.12(a) of the Company Disclosure Statement lists all of the Company Material Contracts.

(b) Each of the Company and its Subsidiaries (and, to the knowledge of the Company, each of the other party or parties thereto) has performed, in all material respects, all obligations required to be performed by it under each Company Material Contract. Except as would not have a Company Material Adverse Effect, no event has occurred or circumstance exists with respect to any of the Company or its Subsidiaries or, to the knowledge of the Company, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any of the Company or its Subsidiaries or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract. To the knowledge of the Company, no party to any Company

Material Contract has repudiated any material provision thereof or terminated any Company Material Contract. All Company Material Contracts are valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, and are in full force and effect. The Company has provided to Parent true, accurate and complete copies or originals of the Company Material Contracts.

Section 4.13 Litigation.  Except as would not have a Company Material Adverse Effect, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which the Company or its Subsidiaries is party or by which the Company or its Subsidiaries or any assets thereof is bound, and which relates to or affects the Company and its Subsidiaries, the assets, properties, Liabilities or employees of Company or its Subsidiaries is in effect and (ii) there is no Action pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries or the assets or properties of the Company or its Subsidiaries.

Section 4.14 Environmental Matters.  Neither the Company nor its Subsidiaries have any material Liability under any applicable Law existing and in effect on the date hereof relating to pollution or protection of the environment (an “Environmental Law”) or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or release of any substance defined as hazardous, toxic or a pollutant under any Environmental Law (“Hazardous Materials”). The Company is and has been at all times in compliance in all material respects with all Environmental Laws.

(a) Other than with regard to customary filings and notice obligations, the Company has not received any notice of violation or potential Liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of the Company which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company is not subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company under any Environmental Law which could reasonably be expected to result in the Company incurring material liability under Environmental Laws. The Company has not entered into any agreement pursuant to which the Company has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

(b) To the knowledge of the Company, there has been no release or threatened release of a Hazardous Material on, at or beneath any of the Company Leased Premises or other properties currently or previously owned or operated by the Company or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company, or which would be expected to give rise to any other material liability or damages to the Company under any Environmental Laws.

(c) The Company has not arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any material liability for any damages or costs of remediation.

(d) The Company has made available to Parent copies of all environmental studies, investigations, reports or assessments concerning the Company, the Company Leased Premises and any real property currently or previously owned or operated by the Company.

Section 4.15 Compliance with Applicable Law.  Each of the Company and its Subsidiaries is in compliance and has complied at all times with all Laws applicable to the Company and its Subsidiaries, except such non-compliance as would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, no claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Company or its Subsidiaries within the past three years related to or affecting the Company or its Subsidiaries and, to the knowledge of the Company, no claims or complaints are threatened, alleging that the Company or its Subsidiaries are in violation of any Laws or Permits applicable to the Company and its Subsidiaries. To the knowledge of the Company, no investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened. The subject matter of Sections 4.9, 4.14 and 4.20 are excluded from the provisions of this Section 4.15 and the representations and warranties of the Company with respect to those subject matters are exclusively set forth in those referenced sections.

Section 4.16 Permits.  Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has all the Permits (the “Company Permits”) that are necessary for the Company and its Subsidiaries to conduct their business and operations in compliance with all applicable Laws and the Company and its Subsidiaries have complied in all material respects with all of the terms and requirements of the Company Permits.

Section 4.17 Employee Matters.

(a) Section 4.17(a) of the Company Disclosure Statement includes a complete list of all Employee Benefit Plans.

(b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) that has not been revoked and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan.

(d) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof, have been timely made or paid in full.

(e) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any Lien (except for Permitted Liens) on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(f) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g) (i) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(h) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.

(i) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. There has been no communication to employees by the Company or any of its Subsidiaries which would reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) require the funding of any trust or other funding vehicle, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including forgiveness of indebtedness) or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries. Each of the Company and its Subsidiaries is in compliance with all applicable Laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(l) None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(m) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final regulations issued thereunder or Internal Revenue Service Notice 2005-1.

(n) Each Company Option (i) was granted in compliance with all applicable Laws and all of the terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant, and (iii) has a grant date identical to the date on which the Company Board of Directors or compensation committee actually awarded such Company Option.

Section 4.18 Insurance.

(a) Except as would not have a Company Material Adverse Effect, the insurance policies and surety bonds which the Company and its Subsidiaries maintain with respect to their assets, Liabilities, employees, officers or directors (“Company Insurance Policies”), (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; and (ii) are sufficient for compliance with all requirements of Law and Contracts of the Company and its Subsidiaries. The Company and its Subsidiaries are current in all premiums or other payments due under each Company Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder.

(b) The Company or its Subsidiaries have not received during the past three years from any insurance carrier with which it has carried any material insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to the Company or its Subsidiaries or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Company Insurance Policy is not willing or able to perform its obligations thereunder.

Section 4.19 Transactions with Affiliates.

(a) Except for agreements related to employment with the Company or its Subsidiaries or as otherwise provided in Section 4.19(a) of the Company Disclosure Statement, (i) there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Securities Act were applicable to the Company), (ii) no director, officer or employee of the Company or its Subsidiaries or Affiliate of the Company (other than its Subsidiaries) has any material interest in any Company Material Contract, material tangible asset or material Business Intellectual Property (other than through such Person’s equity interest) that is used by the Company or its Subsidiaries in the conduct of its business as it has been conducted prior to the Closing Date, and (iii) no Affiliate of any director, officer or employee of the Company or its Subsidiaries has entered into any agreement whereby such Person owes any material Indebtedness to or is owed any material Indebtedness from any of the Company or its Subsidiaries, other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business.

(b) The agreements set forth on Section 4.19(b) of the Company Disclosure Statement shall have been terminated prior to the Effective Time without current or future obligations or liabilities applicable to or on the Company, Parent or any of their respective Subsidiaries (and copies of the related termination agreements shall have been provided to Parent).

Section 4.20 Business Intellectual Property.

(a) Subject to Sections 4.20(d)(iv) through 4.20(d)(viii), each of the Company and its Subsidiaries owns or has a valid license or right to use all Business Intellectual Property, free and clear of any liens and security interests (except Permitted Liens).

(b) Section 4.20(b) of the Company Disclosure Statement sets forth as of the date hereof all applications, patents, registrations and issuances for all Business Intellectual Property, owned by the Company and its Subsidiaries, and all material license agreements relating to any Business Intellectual Property (other than license agreements (i) in which grants of Business Intellectual Property are incidental or (ii) granting rights to use readily available commercial software) to which the Company or any of its Subsidiaries is a party.

(c) The consummation of the transactions contemplated by this Agreement will not materially impair or materially alter the right of the Company and its Subsidiaries to use the Business Intellectual Property or Developed Software, any computer software used by the Company and its Subsidiaries in the ordinary course of business, or any information technology, telecommunications, network and peripheral equipment used by the Company and its Subsidiaries.

(d) Except as would not have a Company Material Adverse Effect:

(i) there are no infringement, opposition, interference or cancellation suits, Actions or proceedings pending or, to the knowledge of the Company, threatened, before any court, patent office or registration authority in any jurisdiction against the Company or its Subsidiaries with respect to any Business Intellectual Property;

(ii) no person is infringing or misappropriating, or has infringed or misappropriated any of the Business Intellectual Property; provided that, with respect to the intellectual property acquired by the Company in the acquisition of Networkcar, this representation in this clause (ii) shall only apply to infringements or misappropriations since the Networkcar Acquisition Date;

(iii) the material Business Intellectual Property that is registered and owned by the Company or its Subsidiaries is valid, enforceable and subsisting and nothing has been done or omitted to be done which may cause any of it to cease to be so;

(iv) the manufacturing, importation, use, practice, sale and offer for sale of the products and services of any of the Company and its Subsidiaries, and any and all activities of any of the Company and its Subsidiaries, including the Generation 1 Products and Services, as currently conducted, does not infringe or misappropriate and have not infringed or misappropriated any intellectual property of any third party;

(v) since the Networkcar Acquisition Date, the Company and its Subsidiaries have not received any written claim or notice that the manufacturing, importation, use, practice, sale, offer for sale of any products or services of any of the Company and its Subsidiaries, or any other activities of any of the Company and its Subsidiaries, infringe or misappropriate, or have infringed or misappropriated, any intellectual property of any third party, where such claim or notice (A) remains unresolved or (B) exposes the Company to any liability, whether contingent or otherwise;

(vi) the Company and its Subsidiaries are licensed or otherwise have the legal right to use all computer programs owned by a third party which are used by the Company or its Subsidiaries in the ordinary course of business (“Developed Software”);

(vii) each of the Company and its Subsidiaries owns or has the legal right to use all computer programs designed, written, developed or configured by, on behalf of, or for the use of, the Company or its Subsidiaries which are used by the Company or its Subsidiaries in the ordinary course of business, except for any Developed Software; and

(viii) the Company and its Subsidiaries own or otherwise have the legal right to use all information technology, telecommunications, network and peripheral equipment used by the Company and its Subsidiaries.

Section 4.21 Sufficiency of Assets.  The business and operations of the Company and its Subsidiaries, taken together, constitute substantially all of the business reflected on the Company Financial Statements as of December 31, 2007.

Section 4.22 Stockholder Approval.  In accordance with the DGCL and the Company’s Organizational Documents, the stockholders of the Company will, on the date hereof, by written consent, approve and adopt the Merger Agreement, the Merger and the other transactions contemplated hereby, and such consent shall not be rescinded, revoked or impaired in any manner. Other than such consent, no other vote, approval or consent of holders of the securities of the Company is required to authorize and approve the consummation of the Transaction.

Section 4.23 Relationships with Customers, Suppliers and Research Collaborators.  Section 4.23 of the Company Disclosure Statement sets forth a list of the Company’s top five customers (together with DaimlerChrysler Company and Mercedes-Benz USA, the “Customers”) and top five Suppliers, in each case listing the dollar amounts paid to the Company by and to such Customers and Suppliers for the fiscal year ended December 31, 2007. No such Customer or Supplier has cancelled or otherwise terminated or materially reduced or materially and adversely modified its relationship with the Company, nor has any such Customer or Supplier expressed to the Company its intention to do any of the foregoing. To the knowledge of the Company, no research collaborator of the Company has expressed to the Company its intention to cancel or otherwise terminate or materially reduce or materially and adversely modify its relationship with the Company.

Section 4.24 Trust Account.  The Company hereby acknowledges that it has reviewed the final prospectus of Parent, dated January 11, 2008 (the “Prospectus”) and the Investment Management Trust Agreement by and between Parent and Continental Stock Transfer & Trust Company, dated as of January 11, 2008 (the “Trust Agreement”), and is aware that disbursements from the Trust Account are available only in the limited circumstances set forth therein.

Section 4.25 Section 203 of the DGCL.  Prior to the date of this Agreement, the Company Board of Directors has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, the Company Support Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Company’s stockholders or the Board of the Directors of the Company. No other state takeover statute is applicable to the Merger.

Section 4.26 No Additional Representations.  The Company acknowledges that neither Parent, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and any of its representatives, in each case except as expressly set forth in Article V (as modified by the Parent Disclosure Statement).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the Parent Disclosure Statement (subject to Section 9.10), Parent represents and warrants to the Company as follows:

Section 5.1 Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Parent is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent is not, and has not been, in violation of any of the provisions of its Organizational Documents.

(b) Parent does not have any Subsidiaries or own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person (including the Company). No Person “related” to the Parent (within the meaning of Treasury Regulations Section 1.368-(e)(4)) owns, beneficially or otherwise, any Equity Securities or any other ownership interest in the Company, or has any right or obligations to acquire any such Equity Securities or other ownership interest, other than pursuant to this Agreement.

Section 5.2 Authority.  Parent has the corporate power, authority and legal right to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and each Transaction Document to which Parent is a party has been duly and validly authorized by all necessary corporate action on the part of Parent, and no further corporate proceedings on the part of Parent are necessary to authorize this Agreement and each

Transaction Document to which Parent is a party, or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval.

Section 5.3 Binding Obligation.  This Agreement and each Transaction Document delivered or to be delivered by Parent has been duly authorized, executed and delivered by Parent and assuming the valid execution and delivery by the other parties thereto constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

Section 5.4 No Breach.  None of the execution, delivery or performance by Parent of any Transaction Document delivered or to be delivered by it or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) except as would not have a Parent Material Adverse Effect, result in the creation of any Lien upon any of the properties or assets of Parent (except for Permitted Liens), or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of Parent, (ii) any Parent Contract or (iii) assuming compliance with the matters referred to in Section 5.6 of the Parent Disclosure Statement, any Law, license, Permit or other requirement to which Parent’s properties or assets are subject, except, in the case of clauses (ii) and (iii), for any conflicts, breaches, violations or defaults as would not have a Parent Material Adverse Effect.

Section 5.5 No Brokers.  There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Parent who is or will be entitled to any fee, commission or payment from Parent in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.

Section 5.6 Governmental Approvals.  Except as would not have a Parent Material Adverse Effect, any approval required pursuant to the HSR Act or expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance by Parent of any Transaction Document or the consummation by Parent of the Transaction.

Section 5.7 Capitalization.

(a) The Parent Disclosure Statement sets forth (i) the authorized Equity Securities of Parent, (ii) the number of Equity Securities of Parent that are issued and outstanding, (iii) the number of Equity Securities of Parent held in treasury, and (iv) the number of Equity Securities of Parent that are reserved for issuance.

(b) No shares of capital stock or other securities of Parent (other than the Parent Common Stock and the Parent Warrants) are issued, reserved for issuance or outstanding. All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. There are no bonds, debentures, notes or other Indebtedness of any type whatsoever of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any stockholders of Parent may vote. Other than the Parent Warrants, the rights granted to the Company under this Agreement and pursuant to the Transaction Documents, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire from Parent, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Parent or any other securities of Parent and, other than as set forth in Section 5.7(b) of the Parent Disclosure Statement, Parent is not obligated, pursuant to any securities, options, warrants, calls, demands, Contracts or other rights of any nature or otherwise, now or in the future, contingently or otherwise, to issue, deliver, sell, purchase or redeem any capital stock of Parent, any other securities of Parent or any interest in or assets of Parent to or from any Person or to issue, deliver, sell, purchase or redeem any stock appreciation rights or other Contracts relating to any capital stock or other securities of Parent to or from any Person.

(c) Except as contemplated by the Transaction Documents, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other Contracts or understandings to which Parent is a party or by which Parent is bound with respect to any Equity Security of Parent.

(d) As a result of the consummation of the Transaction, no shares of capital stock, warrants, options or other securities of Parent are issuable and no rights in connection with any shares, warrants, rights, options or other securities of Parent accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 5.8 Absence of Undisclosed Liabilities.

(a) Parent has no Liabilities of any kind or character except for Liabilities (i) in the amounts set forth or reserved on the March 31, 2008 Parent balance sheet or the notes thereto, as included in the Form 10-Q Parent filed with the SEC on May 14, 2008 (the “March 31, 2008 Parent Balance Sheet”), including contingent liabilities, (ii) arising after March 31, 2008 in the ordinary course of business, (iii) incurred in connection with this Agreement or the Transaction, or (iv) which are not, individually or in the aggregate, material; provided, that any Liabilities outstanding as of the date hereof in excess of $25,000 individually which are not set forth or reserved on the March 31, 2008 Parent Balance Sheet are set forth in Section 5.8(a) of the Parent Disclosure Statement.

Section 5.9 Absence of Certain Changes.

(a) Since March 31, 2008 and until the date hereof, Parent has conducted its business only in the ordinary course in all material respects and there has not been a Parent Material Adverse Effect.

(b) Since March 31, 2008 and until the date hereof, Parent has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Company, would violate Sections 6.1(d)(i) – (ix) hereof.

Section 5.10 Taxes.

(a) Parent has filed all material Tax Returns required to be filed by it (“Parent Tax Returns”) and has made correct and complete copies of all such Parent Tax Returns available to the Company. All such Parent Tax Returns were correct and complete in all material respects. All Parent Tax Returns have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Parent Tax Returns are or were required to be filed or requests for extensions have been timely filed and any such extensions have been granted and have not expired.

(b) All material Taxes due and owing by Parent have been paid or adequate reserves for the payment thereof have been established on the March 31, 2008 Parent Balance Sheet.

(c) All material Taxes of Parent required to be paid with respect to any completed and settled audit, examination or deficiency Action with any taxing authority have been paid in full.

(d) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any material Taxes of Parent, and no taxing authority has given written notice of the commencement of any audit, examination or deficiency Action with respect to any such Taxes. Parent has delivered to the Company correct and complete copies of all material Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by Parent filed or received since December 31, 2006.

(e) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of Parent due for any taxable period.

(f) Parent has not received written notice of any claim, and, to the knowledge of Parent, no claim has ever been made, by any taxing authority in a jurisdiction where Parent does not file Parent Tax Returns that Parent is or may be subject to taxation by that jurisdiction.

(g) No Liens for Taxes exist with respect to any of the assets or properties of Parent, except for Permitted Liens.

(h) Parent has not requested, nor is the subject of or bound by, any private letter ruling, technical advise memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(i) Parent has not participated in a “listed transaction,” as defined in Treasury Regulation §1.6011-4(b)(2).

(j) Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.11 Assets and Properties.

(a) Parent has (i) good title to all of its real or tangible material assets and properties (whether real, personal or mixed, or tangible) (including all assets and properties recorded on the March 31, 2008 Parent Balance Sheet, other than assets and properties disposed of in the ordinary course of business since December 31, 2007) and (ii) valid leasehold interests in all of its real or tangible assets and properties which it leases, in each case (with respect to both clauses (i) and (ii) above), free and clear of any Liens, other than Permitted Liens.

(b) Parent does not own or lease any real property.

Section 5.12 Contracts.

(a) Section 5.12 of the Parent Disclosure Statement lists all of the Parent Contracts.

(b) Each Parent Contract is valid, binding and enforceable against Parent and, to the knowledge of Parent, against each other party thereto in accordance with its terms, and is in full force and effect. Parent has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except in each case as would not have a Parent Material Adverse Effect.

Section 5.13 Litigation.  There are no material Actions pending or, to the knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent or, to the knowledge of Parent, any of its respective officers or directors involving or relating to Parent or the assets, properties or rights of Parent or the transactions contemplated by this Agreement. There is no material judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the knowledge of Parent, threatened against Parent.

Section 5.14 Environmental Matters.  Except as would not have a Parent Material Adverse Effect, Parent does not have any Liability under any applicable Environmental Law or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Material.

Section 5.15 Compliance with Applicable Law.  Except as would not have a Parent Material Adverse Effect, (i) Parent is in compliance and has complied with all Laws applicable to Parent and its business, and (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by Parent since formation related to or affecting Parent and its business and, to the knowledge of Parent, no claims or complaints are threatened, alleging that Parent is in violation of any Laws or Permits applicable to Parent and its business.

Section 5.16 Permits.  There are no Permits that are necessary for Parent to operate its business and to own and use its assets in compliance with all applicable Laws.

Section 5.17 Insurance.  Except for directors’ and officers’ liability insurance, Parent does not maintain any insurance policies or surety bonds.

Section 5.18 Parent SEC Reports.

(a) Parent has timely filed all required registration statements (including the registration statement on Form S-1 (File No. 333-145759)), reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2008 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements, if any, (including, in each case, the notes and schedules, if any, thereto) included in the Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Parent as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b) The information in the Proxy Statement (other than information relating to the Company supplied by the Company for inclusion in the Proxy Statement) will not, as of the date of its distribution to the Parent Stockholders (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

Section 5.19 Required Vote of the Parent Stockholders.  The affirmative vote of holders of a majority of the shares of Parent Common Stock (i) issued in its initial public offering present and voting at the Parent Stockholders Meeting to approve the Transaction contemplated by this Agreement, (ii) present and voting to approve the issuance and sale of the Parent Common Stock (to the extent that such issuance requires stockholder approval under the rules of the American Stock Exchange), assuming a quorum is present at the Parent Stockholders Meeting, and (iii) outstanding to approve amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit B, are the only votes of holders of securities of Parent which are required to obtain the Parent Stockholder Approval and to authorize the consummation of the Transaction (provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect conversion of their shares).

Section 5.20 Transactions with Affiliates.  Except as contemplated by the Transaction Documents, there are no Contracts or transactions between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its Affiliates.

Section 5.21 No Additional Representations.  Parent acknowledges that neither the Company, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and any of its representatives, in each case except as expressly set forth in Article IV (as modified by the Company Disclosure Statement).

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business.  Except (i) as required by the Transaction Documents or Law; (ii) as set forth in Section 6.1 of each of the Company Disclosure Statement or Parent Disclosure Statement, as applicable; (iii) in the case of the Company, with the consent in advance in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed; or (iv) in the case of Parent with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date:

(a) The Company shall (and shall cause each of its Subsidiaries to):

(i) carry on its business in all material respects in the ordinary course of business; and

(ii) use reasonable best efforts to (A) preserve intact relationships with Hughes Communications, Inc. and automobile manufacturers with which it has contractual relationships (“OEM Relationships”) and (B) keep available the services of its present officers and key employees.

(b) Without limiting Section 6.1(c) hereof, the Company shall not, nor will it cause or permit any of its Subsidiaries to, do any of the following:

(i) propose to adopt any amendments to or amend its Organizational Documents that would prevent, restrict or otherwise impair the consummation of the Transaction or the Reorganization Actions in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

(ii) except as may be required pursuant to rights existing on the date hereof, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) Equity Securities for net consideration of more than $75,000,000 in the aggregate; provided that (A) any issuance of Equity Securities permitted by the foregoing shall be completed not later than ten Business Days prior to the Proxy Statement Date; (B) no purchasers or other recipients of such Equity Securities shall be entitled to, nor shall any such purchasers receive, any dividends or other distributions upon the Equity Securities following the Effective Time; (C) any such Equity Securities issued in a form other than shares of Company Common Stock or Company Options shall be converted into shares of Company Common Stock immediately prior to the Effective Time; (D) as a condition precedent to the purchase or issuance of Equity Securities (other than Credit Facility Warrants), the Company shall require the purchasers or other recipients of such Equity Securities to (x) vote in favor of approval of the Merger contemplated by this Agreement in any stockholder vote or consent and (y) agree to (I) not transfer such Equity Securities (in the same manner that the Company Stockholders are prohibited from doing so under the Company Support Agreement) prior to the termination of this Agreement and (II) not transfer any Transaction Shares, Converted Options or Converted Option Shares that such purchaser or recipient receives in connection with the Merger (in the same manner (other than the length of such lock-up period) that the Company Stockholders will be prohibited from doing so under the Shareholders Agreement) until the later of (a) six months following the Closing or (b) one year following the issuance of such Equity Securities; (E) any agreements or documents to which such purchaser or recipient is a party or which is applicable to such Equity Securities or the issuance thereof shall be terminated (without liability to any party thereto) prior to the Closing (other than this Agreement, the other Transaction Documents and any reasonable and customary registration rights agreement) and (F) as soon as practicable prior to any such issuance the Company shall notify Parent with details and information surrounding such issuance (including all financial and legal terms of the issuance and the name of the counterparty), provided, the foregoing provisions of this Section 6.1(b)(ii) (other than clauses

(A) through (E), which shall be applicable) shall not apply to any issuance of Equity Securities (i) in the form of Company Options in the ordinary course to employees, advisers or consultants in connection with the performance of services for or on behalf of the Company, (ii) to any Person with which the Company has a commercial relationship, provided such issuance is primarily for purposes other than a capital raising transaction and (iii) in the form of Credit Facility Warrants in connection with additional borrowings under the Credit Facility (provided that such Credit Facility Warrants issued from and after the date hereof shall be no less favorable to the Company as the Credit Facility Warrants that are outstanding as of the date hereof (including, without limitation, with respect to providing for the automatic exercise thereof upon the consummation of the Transaction)). Under no circumstances shall any issuance of Equity Securities by the Company materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

(iii) except as may be required pursuant to rights described on Section 6.1(b)(iii) of the Company Disclosure Statement, acquire or redeem, directly or indirectly, or amend any of its securities;

(iv) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other Equity Securities;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;

(vi) forgive any loans to any of its employees, officers or directors, or any of its Affiliates (other than the Company’s Subsidiaries);

(vii) except as permitted under the Credit Facility, (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities, or (B) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens and licenses of or other grants of rights to use Business Intellectual Property in the ordinary course of business);

(viii) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein that would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

(ix) sell or dispose of (by merger, consolidation or sale of stock or assets) any other Person or any equity or ownership interest therein (other than Permitted Liens) that would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

(x) make any change in any of the accounting principles or practices used by it except as required by Law or GAAP, or as recommended by the independent auditors of the Company;

(xi) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for transactions that would not materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

(xii) take any action, or fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xiii) except with respect to any transaction with Hughes Communications, Inc. or any of its Subsidiaries, enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the

Securities Act (if the Company were subject thereto); provided that the Company may terminate the agreements set forth on Section 4.19(b) of the Company Disclosure Statement;

(xiv) (A) amend, modify, waive, release any terms of, or grant, assign or transfer any of its material rights or claims under, any Contracts governing its OEM Relationships in a manner materially adverse to the Company or the Company’s Subsidiaries or (B) terminate any Contracts governing its OEM Relationships;

(xv) change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(xvi) enter into, amend, or extend any collective bargaining agreement; or

(xvii) enter into a Contract to do any of the foregoing or, notwithstanding anything in this Section 6.1(b), knowingly take (A) any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied or (B) any action which would materially impair the consummation of the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation.

(c) In addition to the restrictions set forth in Section 6.1(a) and (b), following the Proxy Statement Date and until the earlier of the Closing Date or termination of this Agreement, the Company shall not do any of the following:

(i) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any Equity Securities;

(ii) except for the issuance of Company Options in the ordinary course of business consistent with past practice to newly-hired employees, grant any stock options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Company’s capital stock or other equity-based award with respect to shares of Company Common Stock under the Company Stock Plan or otherwise, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

(iii) except as required under applicable Law or the terms of any Employee Benefit Plan existing as of the date hereof, (A) increase in any manner the compensation or benefits of any of the current or former directors, executive officers, key employees, consultants, independent contractors or other service providers of the Company or its Subsidiaries (collectively, “Employees”), other than increases in the ordinary course of business for Employees (other than directors), (B) become a party to, establish, amend in any manner that increases the costs thereunder, commence participation in, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement or employment agreement with or for the benefit of any Employee (other than (1) agreements evidencing awards and payments made under Employee Benefit Plans existing as of the date hereof made in the ordinary course of business or (2) new arrangements with respect to Employees hired after the date hereof), (C) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Employee Benefit Plans or employment agreements, (D) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Employee Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, or (F) (x) hire employees in the position of executive officer (except for replacement hires or hires currently budgeted for) or (y) terminate the employment of any executive officer, other than termination for cause;

(iv) acquire, sell, lease, license or dispose of any property or assets in any single transaction or series of related transactions, except for transactions in the ordinary course of business;

(v) acquire (by merger, consolidation or acquisition of stock or assets) any other Person or any equity or ownership interest therein for consideration of more than $5 million in the aggregate;

(vi) settle or compromise any pending or threatened Action or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, in each case which is material to the business (other than (A) the payment of Liabilities in the ordinary course of business and (B) the payment of Liabilities existing on the date hereof pursuant to their terms);

(vii) enter into, renew or amend in any material respect any transaction, agreement, arrangement or understanding between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand, of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (if the Company were subject thereto);

(viii) (A) enter into a Contract that would be deemed a Company Material Contract hereunder if in effect as of the date hereof or (B) amend or modify in any material respect or terminate any Company Material Contract, or waive, release, grant, assign or transfer any of its material rights or claims thereunder;

(ix) waive, settle, or release any material rights or claims of it (including material claims or rights relating to Business Intellectual Property) against third parties; or

(x) enter into a Contract to do any of the foregoing.

(d) Parent shall not do any of the following:

(i) propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 6.2 and Section 6.12);

(ii) except as required to consummate the Transaction and to comply with this Agreement, authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) securities) any of its securities;

(iii) acquire or redeem, directly or indirectly, or amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with the exercise of conversion rights by Parent stockholders pursuant to paragraph C of Article Seventh of Parent’s Amended and Restated Certificate of Incorporation;

(iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) make any change in any of the accounting principles or practices used by Parent except as required by changes in GAAP;

(vi) take any action, or fail to take any action, which action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(vii) change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(viii) enter into any Contract to do any of the foregoing or knowingly take any action which is reasonably expected to result in any of the conditions to the consummation of the Transaction not being satisfied or knowingly take any action which would materially impair its ability to consummate the Transaction in accordance with the terms hereof or be reasonably expected to materially delay such consummation;

(ix) enter into any Parent Contract; or

(x) take any action after the delivery of the Working Capital Certificate that would cause the Working Capital Certificate to be inaccurate in any material respect.

Section 6.2 Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement with the SEC. Parent will respond to any comments of the SEC, and Parent will use its commercially reasonable efforts to mail the Proxy Statement to its stockholders as promptly as practicable. As promptly as practicable after the execution of this Agreement, Parent will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction (collectively, the “Other Filings”). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company to participate in the preparation of the Proxy Statement and any exhibits, amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall not be deemed reasonable to withhold, condition or delay consent to prevent or object to the disclosure of a fact, circumstance or item that is required to be disclosed by applicable Law, rule or regulation or by the staff of the SEC after reasonable consideration of all relevant facts and circumstances). Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Parent Stockholders, such amendment or supplement. The Proxy Statement will be sent to the Parent Stockholders for the purpose of soliciting proxies from Parent Stockholders to vote in favor of (i) approval of the Initial Business Combination contemplated by this Agreement; (ii) the issuance and sale of the Parent Common Stock to the extent that such issuance requires stockholder approval under the rules of the applicable stock exchange; and (iii) approving amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit B (the matters described in clauses (i) through (iii), the “Voting Matters”).

(b) As soon as practicable following its approval by the SEC, Parent shall distribute the Proxy Statement to the Parent Stockholders and, pursuant thereto, shall call a meeting of the Parent Stockholders (the “Parent Stockholders’ Meeting”) in accordance with the DGCL and solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.

(c) Parent shall comply, and the Company shall provide Parent with such information concerning the Company reasonably requested by Parent that is necessary for the information concerning the Company in the Proxy Statement to comply, with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the Parent Stockholders, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement).

(d) Subject to its fiduciary duties under Delaware Law, the Parent Board of Directors shall recommend that the Parent Stockholders vote in favor of approval of the Transaction and the other Voting Matters, and Parent, acting through the Parent Board of Directors, shall include in the Proxy Statement such recommendation, and shall otherwise use best efforts to obtain the Parent Stockholder Approval; provided that under no circumstances shall Parent’s directors, officers or shareholders be required to expend any personal funds (other than reasonable business expenses reimbursable by Parent), incur any liabilities or bring (or threaten to bring) any Action against a third party in order to obtain the Parent Stockholder Approval. This Section 6.2(d) shall not be construed to require Parent to be required to make any payment to any shareholder in exchange for such shareholder’s vote in favor of the Merger. The Company shall use reasonable best efforts to assist Parent in obtaining the Parent Stockholder Approval, including by participating in customary investor presentations and road shows.

(e) The Company shall review the Proxy Statement and shall ensure and shall confirm in writing to Parent, as of the date of mailing the Proxy Statement to Parent Stockholders, that the information relating to the Company contained in the Proxy Statement does not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Proxy Confirmation”). From and after the date on which the Proxy Statement is mailed to the Parent Stockholders, the Company will give Parent written notice of any action taken or not taken by the Company or its Subsidiaries which is known by the Company to cause the Proxy Confirmation to be incorrect or inaccurate in any material respect; provided that, if any such action shall be taken or fail to be taken, the Company and Parent shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement.

(f) The Company shall provide to Parent, in form and substance appropriate for inclusion in the Proxy Statement, (i) unaudited consolidated financial statements of the Company and its Subsidiaries as of June 30, 2008 and for the six months ended June 30, 2008, as soon as reasonably practicable but no later than September 30, 2008 and (ii) audited consolidated financial statements of the Company and its Subsidiaries as of September 30, 2008 and for the nine months ended September 30, 2008 (including the associated report of the Company’s auditors) (the “September Financial Materials”), as soon as reasonably practicable but no later than December 31, 2008.

Section 6.3 Directors and Officers of Parent After Closing.  Parent and the Company shall take all necessary action so that the persons listed on Section 6.3 of the Company Disclosure Statement are appointed or elected, as applicable, to the position of directors of Parent, to serve in such positions effective immediately after the Closing.

Section 6.4 Governmental Filings.  In furtherance of the obligations set forth in Section 6.8, if required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Transaction and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall use reasonable best efforts to (a) determine whether any registrations, declarations or filings are required to be made with, or consents permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (b) timely make all such registrations, declarations or filings and timely obtain all such consents, permits, authorizations or approvals (including with respect to the HSR Act, if applicable) and (c) take all reasonable steps as may be necessary to avoid any Action by any Governmental Entity. Parent and the Company shall (1) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transaction; (2) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the Transaction; and (3) keep the other reasonably informed as to the status of any such Action. Filing fees with respect to the notifications required under the HSR Act and with respect to any other approvals or filings with Governmental Entities shall be paid by Company.

Section 6.5 Required Information.

(a) The Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves and their Subsidiaries (if any), their respective directors, officers, stockholders and partners (including the directors of Parent to be elected effective as of the Closing) and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Transaction.

(b) From the date hereof through the Closing Date, each of the parties will provide to the other parties and their respective Representatives full access during normal business hours to their respective properties, books, records, employees to make or cause to be made such review of the business, the assets, properties and Liabilities and financial and legal condition as any party deems necessary or advisable, provided that any such review shall not interfere unnecessarily with normal operations of the Company and Parent.

Section 6.6 Confidentiality.  Each of the Company and Parent agree that all information exchanged in connection with the Merger (and not required to be filed with the SEC pursuant to applicable Law) shall be subject to the Mutual Confidentiality and Non-Disclosure Agreement, dated as of February 25, 2008, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to its terms.

Section 6.7 Public Disclosure.  From the date of this Agreement until the Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transaction, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transaction without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement of, a stock exchange. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Laws or by the rules and regulations of, or pursuant to any agreement with, a stock exchange, to make this Agreement and the terms of the Transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors. The parties hereto acknowledge that Parent will be required by Law to file with the SEC a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement and to abide by certain contractual disclosure obligations of Parent of which the Company is aware.

Section 6.8 Reasonable Best Efforts.  Upon the terms and subject to the conditions set forth in this Agreement and except where a different standard is expressly applicable, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article III to be satisfied; (ii) the obtaining of all consents, approvals or waivers from third parties required to consummate the Transaction; (iii) the defending of any Actions challenging this Agreement or the consummation of the Transaction, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iv) the execution or delivery of any additional instruments reasonably necessary to consummate the Transaction, and to fully carry out the purposes of this Agreement, including, without limitation, providing certificates as to factual matters in connection with legal opinions.

Section 6.9 Notices of Certain Events.  From the date hereof through the earlier of the Closing Date or termination of this Agreement, the Company will notify Parent, and Parent will notify the Company, of: (i) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Transaction or the Reorganization Actions; and (ii) any Action commenced affecting the Company or Parent, the assets, Liabilities or employees of the Company or Parent, or the consummation of the Transaction. No notice pursuant to this Section will affect any representations or warranties, covenants, obligations, agreements or conditions set forth herein or otherwise affect any available remedies.

Section 6.10 Directors’ and Officers’ Insurance.  From and after the Closing Date and until the six year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering those Persons covered by the directors’ and officers’ liability insurance maintained by Parent as of the date hereof for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers; provided that, in no event will Parent be required to expend in the aggregate amounts in any year in excess of 250% of the amount of the last annual premium for such insurance, as set forth on the Parent Disclosure Statement, to cover its then existing directors and officers (in which event, Parent shall purchase the greatest coverage available for such amount). Nothing in this Section 6.10 shall affect the right of any directors or officers that continue their employment with Parent to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.

Section 6.11 Notice of Changes.

(a) The Company, on the one hand, and Parent, on the other hand, will give prompt notice to the other upon becoming aware of (i) the discovery or occurrence, or failure to occur, of any event or circumstance which causes, or would reasonably be likely to cause, any representation or warranty of such party contained in any Transaction Document to be untrue or inaccurate, or (ii) any failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document on or prior to the Closing Date, where, in the case of (i) and (ii), such discovery, occurrence or failure would, with respect to the Company, permit the Company to terminate this Agreement pursuant to Section 8.1(e) (disregarding the cure periods therein) or, with respect to Parent, permit Parent to terminate this Agreement pursuant to Section 8.1(d) (disregarding the cure periods therein). No notice pursuant to this Section 6.11(a) will affect any representations or warranties, covenants, agreements, obligations or conditions set forth herein or limit or otherwise affect any available remedies.

(b) Provided that the Company is in material compliance with its covenants and obligations under this Agreement that relate to the subject matter of a Supplemental Disclosure Item, the Company shall have the right to disclose additional matters (a “Supplemental Disclosure Item”) in a letter to Parent (a “Supplemental Disclosure Statement”) delivered not later than ten Business Days prior to the Proxy Statement Date to reflect an action taken following signing and permitted to be taken pursuant to the Company’s interim covenants at Sections 6.1(a) and (b); provided, however, that no such Supplemental Disclosure Item shall apply with respect to the representations and warranties at Sections 4.7, 4.8, 4.9, 4.15 and 4.20 hereof. Notwithstanding anything to the contrary herein: (A) no Supplemental Disclosure Item shall be considered in connection with any exercise by Parent of: (x) its right to terminate this Agreement pursuant to Section 8.1 or (y) its right not to consummate the transactions contemplated by this Agreement because of a failure of the condition set forth in Section 3.2(a). No Supplemental Disclosure Item shall (i) include any matter (A) arising on or prior to the date hereof which was required to be disclosed in the Company Disclosure Statement as of the date hereof or (B) arising as a result of a breach of any covenant or agreement contained herein by the Company or Parent; and (ii) be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of any variance or inaccuracy. The foregoing provisions shall not affect the

Company’s ability to amend Sections 2.6(c) and 2.6(f) of the Company Disclosure Statement in accordance with Sections 2.6(c) and 2.6(f) hereof, respectively.

Section 6.12 Amended and Restated Parent Organizational Documents.  At the Closing, Parent shall (x) amend its Certificate of Incorporation, substantially on terms as set forth in Exhibit B, with such changes therein as may be approved by Parent and the Company, and (y) amend its Bylaws, substantially on terms as set forth in Exhibit C, with such changes therein as may be approved by Parent and the Company.

Section 6.13 Trust Waiver.  The Company hereby acknowledges that Parent is a recently organized blank check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of the recent public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in a trust account with a third party (the “Trust Account”) for the benefit of Parent, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to Parent from time to time to cover any tax obligations owed by Parent; (ii) to Parent in limited amounts from time to time (and in no event more than $1,800,000 in total) in order to permit Parent to pay its operating expenses; (iii) to Parent upon completion of an Initial Business Combination; and (iv) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Parent’s Public Stockholders (as such term is defined in the agreement governing the Trust Account). For and in consideration of Parent’s agreement to enter into this Agreement, the Company and each of the Company Equityholders hereby waives any right, title, interest or claim of any kind (any “Claim”) it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse (whether directly or indirectly) against the Trust Account or any funds distributed therefrom (except amounts released to Parent as described in clause (i) above) as a result of, or arising out of, any Claims against Parent or otherwise arising under this Agreement or otherwise.

Section 6.14 No Solicitation.

(a) From the date hereof through the earlier of the Closing Date or termination of this Agreement, none of the Company or the Permitted Holders shall authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with any third party that is seeking to make, or has made, a Company Acquisition Proposal, or (ii) enter into any agreement with respect to a Company Acquisition Proposal.

(b) From the date hereof through the earlier of the Closing Date or termination of this Agreement, Parent shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make any Parent Acquisition Proposal, enter into any agreement with respect to a Parent Acquisition Proposal or have discussions with any third party with respect to a Parent Acquisition Proposal, provided that Parent and its representatives may engage in such discussions with a third party if (A) it is in response to an unsolicited bona fide proposal or offer made by such third party, (B) the Parent Board of Directors has determined in good faith, after consultation with its legal and financial advisors, that such proposal or offer is reasonably likely to be more favorable to Parent and its stockholders than the Transactions and (C) the Parent Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to engage in such discussions would cause it to violate its fiduciary duties under Delaware law.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 6.14 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Company or Parent, as the case may be, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 6.14 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, specific performance being the sole remedy with respect to this Section 6.14 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by (A) any officer, director, employee, investment banker, attorney, accountant, consultant or other agent or advisor of the Company or any officer, director, employee or agent acting on behalf of the Permitted Holder shall be deemed to be a breach of this Agreement by the Company and (B) any officer, director, employee, investment banker, attorney, accountant, consultant or other agent or advisor of Parent shall be deemed to be a breach of this Agreement by Parent.

Section 6.15 Additional Agreements.  The parties agree to use their reasonable best efforts to finalize the Additional Agreements (including the Escrow Agreement) as soon as reasonably practicable following the date hereof.

Section 6.16 Reservation of Parent Shares.  At least 48 hours prior to the Closing, Parent shall reserve a sufficient number of shares of Parent Common Stock, based on a good faith estimate of the Parent Board of Directors after a review of Sections 2.6(c) and (f) of the Company Disclosure Statement, to be available for issuance upon exercise of all of the Converted Options.

Section 6.17 Pre-Closing Confirmation and Certification.  Not later than 72 hours prior to the Closing, Parent shall (i) give the trustee of the Trust Account advance notice of the Effective Time, (ii) use best efforts to cause the trustee of the Trust Fund to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held in the Trust Account that will be released to the Surviving Corporation upon consummation of the Merger, and (iii) provide a certificate signed by each of the Chief Executive Officer and Chief Financial Officer of Parent in the form of Exhibit H hereto (the “Working Capital Certificate”), which shall set forth the Estimated Working Capital Shortfall, if any. Not later than 72 hours prior to the printing of the Proxy Statement, the Company shall provide a certificate signed by each of the Chief Executive Officer and Chief Financial Officer of the Company in the form of Exhibit I hereto (the “Proceeds Shares Certificate”), which shall set forth (A) the Company Equity Sale Proceeds and (B) the Equity Proceeds Shares, in each case, if any. Not later than 48 hours prior to printing the Proxy Statement the Company shall revise Sections 2.6(c) and (f) of the Company Disclosure Statement as necessary to update the list of Company Stockholders and holders of Company Options and to reflect the allocation of the Equity Proceeds Shares, if any, and additional Company Options, if any, and within 48 hours prior to the Closing, the Company shall revise Sections 2.6(c) and (f) of the Company Disclosure Statement as necessary to reflect the final allocation of the Transaction Shares and Converted Options based upon the final Exchange Ratio.

Section 6.18 Company Stockholder Representation Letters.  To the extent reasonably required for compliance with the Securities Act, the Company shall use its commercially reasonable best efforts to obtain from each Company Stockholder as soon as practicable after the date hereof a reasonable and customary investor representations letter (to the extent that Parent has not already received such representations from the Company Stockholder).

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations, Warranties and Covenants.  If the Transaction is consummated, the representations and warranties of the Company set forth in this Agreement, any Transaction Document or in any certificate delivered in connection with this Agreement shall survive the Closing and continue in full force and effect for a period of fifteen (15) months thereafter (the “Survival Period”). The representations and warranties of Parent shall not survive the Closing. The covenants of the Company and Parent contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative. Any claim made by Parent under this Article VII prior to the end of the Survival Period shall be preserved despite the subsequent expiration of the Survival Period and any claim notice sent prior to the expiration of the Survival Period shall survive until final resolution thereof.

Section 7.2 Indemnification of Parent.

(a) Subject to the terms and conditions of this Article VII and the consummation of the Merger, and in accordance with the Company Support Agreement, the Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) shall be used to indemnify and defend, save and hold harmless Parent, the Surviving Corporation and their respective directors, officers, agents, employees, successors and assigns (the “Parent Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Transaction Document, any schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement;

(iii) Excluded Taxes; and

(iv) Parent’s enforcement of its rights under this Section 7.2.

(b) Subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to be indemnified in respect of Section 7.2(a) (other than in the case of the exceptions in the final proviso of this Section 7.2(b)) exclusively from the Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) in accordance with the Escrow Agreement, and such Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) shall constitute the sole source of recovery for any claims by Parent Indemnitees arising under this Agreement; provided that no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 7.2(a) unless and until the aggregate amount of all such Losses otherwise payable exceeds $2,000,000 (the “Deductible”), in which event the amount payable shall include all amounts included in the Deductible and all future amounts that become payable thereafter under this Article VII; provided, further, that the aggregate indemnification for Losses pursuant to this Article VII shall not in any event exceed the value of Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) as determined pursuant to Section 7.3(b); provided, further, that nothing in this Article VII shall preclude or in any way restrict any Parent Indemnitee from seeking additional remedies in respect of Losses resulting from fraud or willful misrepresentation.

(c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, Taxes, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purposes of determining the amount of any Losses for which Parent may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Company Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

Section 7.3 Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought by third parties which may give rise to indemnification for Losses hereunder (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) The Surviving Corporation will give the Escrow Representative and the Unaffiliated Directors written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which shall set forth, to the extent reasonably knowable (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance; provided, however, that the failure of the Surviving Corporation to give written notice to the Escrow Representative shall not affect the indemnification obligations hereunder.

(b) The Unaffiliated Directors shall, in the name and on behalf of the Surviving Corporation, defend, contest or otherwise protect the Parent Indemnitees against the Third Party Claim and the Unaffiliated Directors, on behalf of the Surviving Corporation, shall be entitled to claim, for and on behalf of the Surviving Corporation, all or a portion of the Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) as reimbursement for costs and expenses incurred in such defense.

Section 7.4 Payments.

(a) All amounts payable to the Surviving Corporation or any of the Parent Indemnitees with respect to Losses pursuant to this Article VII shall be (i) settled with respect to Section 7.2(a) solely by collection of Escrowed Indemnity Shares (including the First Target Indemnity Shares, the Second Target Indemnity Shares and the Third Target Indemnity Shares) from the Escrow Agent pursuant to the Escrow Agreement, until all such shares have been so collected (or are subject to such collection), or are otherwise released, from escrow pursuant to the Escrow Agreement and (ii) shall be net of any Tax benefit realized (or that the Surviving Corporation in good faith determines to be reasonably likely to be realized) by the Surviving Corporation or any of the Parent Indemnitees. Any indemnification obligations hereunder shall be settled first by recourse against the 7.5% of Escrowed Indemnity Shares which are not Escrowed Earnout Shares and then by recourse on a pro rata basis against First Target Indemnity Shares, Second Target Indemnity Shares and Third Target Indemnity Shares.

(b) The value of each Escrowed Indemnity Share (including the First Target Indemnity Shares, Second Target Indemnity Shares and Third Target Indemnity Shares) for purposes of making payments to the Surviving Corporation or any of the Parent Indemnitees on account of Losses in accordance with the provisions of this Article VII shall be deemed to be the Closing Price of Parent Common Stock on the date of payment to a Parent Indemnitee.

(c) Except in the case of fraud, willful misrepresentation, or intentional breach, the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of the parties after the Closing for damages with respect to the transactions contemplated hereby. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party’s, such agent’s or such representative’s fraud, willful misrepresentation or intentional breach.

Section 7.5 Escrow Representative.

(a) Communications Investors LLC is hereby designated by the Company and its stockholders to serve as the agent of such stockholders, as the initial Escrow Representative hereunder with respect to the matters set forth in this Article VII and by its signature below it hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein and in the Escrow Agreement. Effective only upon the Effective Time, the Escrow Representative (including any successor or successors thereto) shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Escrow Representative under this Article VII with respect to any claims made by any Parent Indemnitee for indemnification pursuant to this Article VII (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The Escrow Representative shall be the only party entitled to assert the rights of the Company Stockholders hereunder and the Escrow Representative shall perform all of the obligations (other than payment) of the Company

Stockholders under this Article VII. Any Person shall be entitled to rely on all statements, representations and decisions of the Escrow Representative.

(b) The Company Stockholders shall be bound by all actions taken by the Escrow Representative in his, her or its capacity as such. The Escrow Representative shall promptly, and in any event within ten (10) Business Days, provide written notice to the Company’s stockholders of any action taken on behalf of them by the Escrow Representative pursuant to the authority delegated to the Escrow Representative under this Article VII. Neither the Escrow Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct. The Escrow Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.

(c) The Escrow Representative shall not be authorized to incur any expense, hire any consultant, advisor or legal counsel, or take any action other than (i) as expressly authorized by this Agreement or the Escrow Agreement or (ii) upon the written request of the Company Stockholders entitled to a majority of the Escrowed Indemnity Shares. Each Company Stockholder shall jointly and severally indemnify the Escrow Representative from and against such Company Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Escrow Representative) suffered or incurred by the Escrow Representative arising out of or resulting from any such action taken or omitted to be taken by the Escrow Representative in its capacity as Escrow Representative under this Article VII. The Escrow Representative shall not be entitled to any compensation for his, her or its services in such capacity.

(d) In the event that the Escrow Representative shall resign or be unable to act for any reason, the Escrow Representative (or his, her or its legal representative) shall select a successor Escrow Representative to fill such vacancy, and such successor shall be deemed to be the Escrow Representative for all purposes of this Agreement. Upon the appointment of a successor Escrow Representative under this Agreement, such successor Escrow Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Escrow Representative under this Agreement, and the predecessor Escrow Representative will be discharged from such predecessor Escrow Representative’s duties and obligations under this Agreement.

Section 7.6 Parent Independent Directors.  For purposes of this Article VII and the other provisions of this Agreement relating to the amendment, waiver or termination of this Agreement, indemnification, the delivery or cancellation of the Escrowed Earnout Shares or Escrowed Indemnity Shares, the achievement of the Targets or the Escrow Agreement (or any disputes relating to the foregoing), from and after the Closing, all actions to be performed or decisions to be made by Parent or the Surviving Corporation shall be controlled by Marc Byron or a Replacement Director (as defined in the Term Sheet for the Parent Shareholders Agreement at Exhibit F hereto) (or, if there is no such person on the Parent Board of Directors at such time, then an “independent” director as defined in the applicable stock exchange rules and that has not had, for the preceding two years, a material relationship with Apollo Global Management, LLC or its affiliates (the “Unaffiliated Directors”)), which person shall be authorized to take actions contemplated by this Section 7.6 prior to the Closing Date by all the members of the Parent Board of Directors.

ARTICLE VIII

TERMINATION

Section 8.1 Termination.  This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date:

(a) by the mutual written agreement of Parent and the Company;

(b) by written notice by Parent to the Company or by the Company to Parent, if the Closing Date shall not have occurred on or before the Termination Date, provided that no party may terminate this

Agreement pursuant to this Section 8.1(b) if such failure of the Closing Date to occur by the Termination Date is due to such party’s breach or violation of any representation, warranty, covenant or agreement herein;

(c) by written notice by Parent to the Company or by the Company to Parent, if there shall be any Law that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the Transaction and such Law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Sections 6.4 and 6.8 to prevent, oppose and remove such Law;

(d) by written notice by Parent to the Company, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 3.2(a) or Section 3.2(b), as the case may be, would not be satisfied, provided that if such breach is curable by the Company prior to the Termination Date through the exercise of the Company’s reasonable best efforts, then for so long as the Company continues to exercise reasonable best efforts to cure the same, Parent may not terminate this Agreement pursuant to this Section 8.1(d) prior to the earlier of the Termination Date or that date which is 45 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured within such 45-day period so that the conditions would then be satisfied;

(e) by written notice by the Company to Parent, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 3.3(a) or Section 3.3(b), as the case may be, would not be satisfied, provided that if such breach is curable by Parent prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts to cure the same, the Company may not terminate this Agreement pursuant to this Section 8.1(e);

(f) by written notice by the Company (if the Company is not then in material breach of its obligations under this Agreement) if the Parent Board of Directors effects a Change in Recommendation;

(g) by written notice by the Company to Parent or by written notice by Parent to the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date); or

(h) by written notice by Parent to the Company, if the Company shall have failed to deliver the September Financial Materials in accordance with Section 6.2(f)(ii) hereof.

Section 8.2 Effect of Termination.  Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except (i) as set forth in Sections 6.6 and 6.13, this Section 8.2, Article IX and Exhibit A, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any party from liability for any fraud, willful misrepresentation or intentional breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Assignment.  No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of the Company or the Escrow Representative (in the case of an assignment by Parent) or of Parent

(in the case of an assignment by the Company or the Escrow Representative). Any conveyance, assignment or transfer requiring the prior written consent of the Escrow Representative, the Company or Parent which is made without such consent will be void ab initio. No assignment will relieve the assigning party of its obligations hereunder or thereunder.

Section 9.2 Parties in Interest.  This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

Section 9.3 Amendment.  Prior to the Closing, this Agreement may not be amended except by a written agreement executed by Parent and the Company. From and after the Closing, any amendment shall require the written consent of Parent and the Escrow Representative; provided, that any amendment to this Agreement consented to by Parent after the Closing must be approved by a majority of the Unaffiliated Directors.

Section 9.4 Waiver; Remedies.  No failure or delay on the part of Parent, the Company, or the Escrow Representative in exercising any right, power or privilege under this Agreement or any other Transaction Document will operate as a waiver thereof, nor will any waiver on the part of Parent, the Company or the Escrow Representative of any right, power or privilege under this Agreement or any other Transaction Document operate as a waiver of any other right, power or privilege under this Agreement or any other Transaction Document, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or any other Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 9.5 Expenses.  All fees and expenses incurred in connection with the Transaction, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses.

Section 9.6 Notices.  All notices, requests, claims, demands and other communications required or permitted to be given under any Transaction Document shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified; (b) when received when sent by fax by the party to be notified; provided, however, that notices given by fax shall not be effective unless either (i) a duplicate copy of such fax notice is promptly given by one of the other methods described in this Section 9.6, or (ii) the receiving party delivers a written confirmation of receipt for such notice either by fax or any other method described in this Section 9.6; (c) one Business Day after deposit with a reputable overnight courier, prepaid for overnight delivery and addressed as set forth in (d), provided that the sending party receives a confirmation of delivery from the overnight courier service; or (d) three Business Days after deposit with the U.S. Post Office, Royal Mail or other governmental postal service, postage prepaid, registered or certified with return receipt requested and addressed to the party to be notified at the address indicated for such party below, or at such other address as such party may designate by 10 days’ advance written notice to the other parties given in the foregoing manner:

(a) If to Parent:

2200 Fletcher Ave
4th Floor
Fort Lee, New Jersey 07024

Attention: Jerry Stone
Telecopy: (800) 705-6045

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

Attention: Andrew J. Nussbaum
Telecopy: (212) 403-2000

(b) If to the Company:

41 Perimeter Center East, Suite 400
Atlanta, Georgia 30346

Attention: Chief Financial Officer
Telecopy: (770) 391-6426

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036

Attention: Gregory A. Fernicola
Telecopy: (917) 777-2918

Section 9.7 Entire Agreement.  The Confidentiality Agreement, this Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof. The Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto, including the letter of intent dated as of April 1, 2008.

Section 9.8 Severability.  If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that in such case, a failure to comply with such provision shall be deemed to be a breach of this Agreement for purposes of this Agreement.

Section 9.9 Consent to Jurisdiction.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.9, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE TRANSACTION OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.10 Exhibits and Schedules; Disclosure.  All Exhibits, Disclosure Statements and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed on any section of the Company Disclosure Statement or Parent Disclosure Statement shall be deemed to be disclosed with respect to any other section of such document, and with respect to any representation, warranty or covenant in this Agreement or the Transaction Documents, to which the applicability of such matter is reasonably apparent based on the information contained in such disclosure statement.

Section 9.11 Governing Law.  This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware (excluding any provision regarding conflicts of laws).

Section 9.12 Counterparts.  This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.13 Specific Performance.  In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any other Transaction Document prior to either the consummation of the Transaction or the termination of this Agreement, the party or parties who are or are to be thereby aggrieved will have the right of specific performance and injunctive relief giving effect to its or their rights under such Transaction Document and such rights shall constitute the sole and exclusive remedy for such breach, other than for a breach involving fraud, willful misrepresentation or intentional breach. The parties agree that any such breach or threatened breach would cause irreparable injury, that the remedies at law for any such breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party’s, such agent’s or such representative’s fraud, willful misrepresentation or intentional breach.

Section 9.14 Rules of Construction.  The following rules shall apply to the interpretation of this Agreement:

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.

(c) For the purposes of this Agreement, the Disclosure Statements, the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and vice versa and words of one gender will include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import will mean “including, without limitation,” unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to United States GAAP.

(d) A “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(e) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

(f) Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to “dollars” or “$” will mean United States Dollars.

(g) References to “ordinary course of business,” insofar as they relate to the Company, shall refer to the ordinary course of business for an early stage technology company seeking financing and commercial and strategic relationships.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

POLARIS ACQUISITION CORP.:
By: /s/ Marc Byron Name: Marc Byron Title: Chairman & CEO

HUGHES TELEMATICS, INC.:
By: /s/ Jeffrey A. Leddy Name: Jeffrey A. Leddy Title: CEO

The undersigned joins as a party to the foregoing Agreement for the limited purposes provided in Section 2.10 and Articles VII and IX of the Agreement.
COMMUNICATIONS INVESTORS LLC
By: /s/ Andrew Africk Name: Andrew Africk Title: Manager

Exhibit A

Definitions

1.1 Defined Terms.  The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Additional Agreements” shall mean the (i) Escrow Agreement and (ii) the Parent Shareholders’ Agreement to be entered into on terms consistent with the summary of material terms attached hereto as Exhibit F.

“Additional Shares” shall mean the sum of the (i) Equity Proceeds Shares, if any, and (ii) Working Capital Shortfall Shares, if any.

“Affiliate” means (a) with respect to a particular individual: (i) each member of such individual’s Family (as defined below in this definition); (ii) any Person that is directly or indirectly controlled (as defined below in this definition) by such individual or one or more members of such individual’s Family; and (iii) any Person with respect to which such individual or one or more members of such individual’s Family currently serves or has previously served as a director, officer, employee, partner, member, manager, executor, or trustee (or in a similar capacity).

(b) with respect to a specified Person other than an individual, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

For purposes of this definition, (i) “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Securities, by Contract or otherwise; and (ii) the “Family” of an individual includes (A) the individual, (B) the individual’s spouse, (C) any other natural person who is a child, sibling or parent of the individual or the individual’s spouse, and (D) any other natural person who resides with such individual.

“Agreement” has the meaning set forth in the preamble to this agreement.

“Applicable Percentage” has the meaning set forth in Section 2.6(c).

“Appraisal Shares” has the meaning set forth in Section 2.6(h).

“Apollo” shall mean Apollo Management L.P. and its Affiliates (including Communication Investors LLC).

“Business” means the business and operations of the Company and its Subsidiaries as conducted on the date hereof.

“Business Day” means a day on which banks and stock exchanges are open for business in New York (excluding Saturdays, Sundays and public holidays).

“Business Intellectual Property” means patents, patent applications, trademarks and service marks (both registered and unregistered), trade names, uniform resource locators and Internet domain names, know-how, confidential information, trade secrets, copyrights, copyright applications and registrations, industrial designs, proprietary inventions, invention disclosures, intellectual property rights in business methods and electronic databases, and all other intellectual property rights, in each case as used to conduct the Business in the ordinary course of business.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Change in Recommendation” means the withdrawal of, or modification in a manner adverse to the Company of, the recommendation of the Parent Board of Directors to the Parent Stockholders referred to in Section 6.2(d) or the recommendation by the Parent Board of Directors to the Parent Stockholders to vote in favor of any transaction other than the Merger or a transaction related to the Merger.

Exh. A-1

“Change of Control or Reorganization Event” means the occurrence of any of the following events:

(a) the acquisition by any Person of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of more than 50% of the voting power of the Surviving Corporation’s outstanding Voting Securities (or the outstanding Voting Securities of any successor entity); provided that such an acquisition by a Permitted Holder or any entity over which a Permitted Holder has the ability to exercise control or has over 50% of the equity interests, or otherwise holds direct or indirect control, shall not be a Change of Control or Reorganization Event; or

(b) the liquidation, dissolution or termination of the Surviving Corporation; or

(c) a sale of all or substantially all of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder or a group with respect to which one or more Permitted Holders has the ability to exercise control or has over 50% of the equity interests, or otherwise holds direct or indirect control.

“Change of Control or Reorganization Event Consideration” means the cash and/or fair market value of securities or other consideration received by holders of Parent Common Stock in respect of one share of Parent Common Stock in connection with such Change of Control or Reorganization Event transaction.

“Claim” has the meaning set forth in Section 6.13.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Price” means, with respect to the Parent Common Stock, the last sale price regular-way or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular-way on the principal national securities exchange on which the securities are listed or admitted to trading, or, if on any day the Parent Common Stock is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).

“Closing Price Triggers” has the meaning set forth in Section 2.8(f).

“Code” has the meaning set forth in the preamble to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” means, with respect to the Company, (x) other than with respect to the transactions contemplated by this Agreement or transactions permitted under Section 6.1(b)(ii), (viii) or (xi) hereof, (A) any offer, proposal or inquiry relating to, or any third party indication of interest in, any acquisition or purchase, direct or indirect, of any class of Equity Securities of the Company or its Subsidiaries (other than Networkcar) or (B) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction that would result in (i) the Permitted Holders owning less than 50% of the outstanding Voting Securities of the Company, its successor company or surviving corporation or (ii) a sale of all or a significant portion of the assets of the Company and its Subsidiaries, taken as a whole; or (y) other than with respect to the transactions described in this Agreement, any transaction with a special purpose acquisition company.

“Company Board of Directors” shall mean the board of directors of the Company and any relevant committees.

“Company Certificates” has the meaning set forth in Section 2.6(d).

“Company Common Stock” has the meaning set forth in Section 2.6(b).

“Company Disclosure Statement” means the Company Disclosure Statement dated as of the date hereof and delivered by the Company.

“Company Equityholders” has the meaning set forth in the preamble to this Agreement.

Exh. A-2

“Company Equity Sale Proceeds” means the net amount of cash consideration received by the Company (after deducting any associated discounts, costs and fees, including those of advisors or underwriters, and any dividends or distributions with respect to such Equity Securities) from the issuance and sale by the Company of Equity Securities of the Company after the execution of this Agreement and prior to the tenth Business Day prior to the Proxy Statement Date, provided that any such Equity Securities issued in a form other than shares of Company Common Stock must be converted into or exchanged for shares of Company Common Stock immediately prior to the Effective Time. Any cash received by the Company (and related issuance of Equity Securities, including Credit Facility Warrants) pursuant to the Credit Facility shall not be included in Company Equity Sale Proceeds.

“Company Financial Statements” has the meaning set forth in Section 4.7(a).

“Company Insurance Policies” has the meaning set forth in Section 4.18(a).

“Company Leased Premises” has the meaning set forth in Section 4.11(c).

“Company Material Adverse Effect” means any fact, circumstance, change or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on (a) the ability of the Company to consummate the Transaction or (b) the business prospects, condition (financial or otherwise), assets or results of operations of the Company, taken as a whole; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Company Material Adverse Effect: (i) the continuation or increase of net operating losses, the use of available capital resources and increased borrowings, in each case permitted hereunder and associated with the OEM Business (but not excluding the underlying cause of such losses, uses or borrowings); (ii) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Company taken as a whole, relative to other participants in the industries in which the Company operates; (iii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company, taken as a whole, relative to other participants in the industries in which the Company operates; and (iv) the effect of any changes in Laws applicable to the Company or GAAP.

“Company Material Contracts” means all pending or currently in force Contracts to which the Company or its Subsidiaries is party as of the date hereof:

(d) which provide for payments from the Company or its Subsidiaries of $1,000,000 or more during any year;

(e) concerning a material joint venture, joint development or other cooperation arrangement;

(f) relating to or evidencing Indebtedness for borrowed money of the Company or its Subsidiaries in excess of $1,000,000;

(g) relating to the purchase or sale of property, or for the furnishing or receipt of services, including customer, supply or consulting Contracts and placement agent Contracts, which provide for payment to or from the Company or its Subsidiaries of $1,000,000 or more during the 12 month period ended December 31, 2007;

(h) which materially limit the ability of any of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or which limit or restrict the ability of the Company or its Subsidiaries with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services.

(i) that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to equity securities issued by the Company or its Subsidiaries, including the Organizational Documents of the Company and its Subsidiaries;

(j) under which the Company or its Subsidiaries have made any outstanding advance, loan or extension of credit to employees of the Company or its Subsidiaries in excess of $100,000;

Exh. A-3

(k) which provide for the payment of performance, manufacturing, management or transaction fees to the Company or its Subsidiaries for telematics services in excess of $5,000,000;

(l) for the purchase or sale of any material business, corporation, partnership, joint venture, association or other business organization or any material division, material assets, material operating unit or material product line thereof, which purchase or sale has not yet been consummated;

(m) relating to material employment, change of control, retention, severance or material consulting arrangements;

(n) for the purchase, license (as licensee) or lease (as lessee) by the Company of services, materials, products, personal property, supplies or other tangible assets from any supplier or vendor in excess of $2,500,000;

(o) required to be set forth on Section 4.20(b) of the Company Disclosure Statement; and

(p) the entering into of which is material and not in the ordinary course of business of the Company.

“Company Net Option Shares” means the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options outstanding immediately prior to the Effective Time multiplied by the Net Option Percentage.

“Company Options” has the meaning set forth in Section 4.6(a)(ii).

“Company Permits” has the meaning set forth in Section 4.16.

“Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.

“Company Series A Preferred Stock” means Series A Preferred Stock of the Company, par value $0.01 per share.

“Company Stockholders” has the meaning set forth in Section 2.6(c).

“Company Stock Plan” means the Hughes Telematics, Inc. 2006 Stock Incentive Plan.

“Company Support Agreement” has the meaning set forth in the preamble to this Agreement.

“Company Tax Returns” has the meaning set forth in Section 4.9(a).

“Company Warrants” means any outstanding warrants to purchase Company Common Stock.

“Confidentiality Agreement” has the meaning set forth in Section 6.6.

“Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means, with respect to any Person, all agreements, contracts, obligations, commitments and arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 4.17(a) of the Company Disclosure Statement.

“Conversion Obligation” means, as of any relevant time of determination, the amount that would be reflected on Parent’s consolidated balance sheet in the line item “Common Stock Subject to Possible Conversion” as of such time (it being understood that such line item refers to conversions by Parent Stockholders who vote against the Transaction and elect conversion of their shares).

“Converted Option” has the meaning set forth in Section 2.6(f).

Exh. A-4

“Converted Option Shares” has the meaning set forth in Section 2.6(f).

“Corporate Records” has the meaning set forth in Section 4.1(b).

“Credit Agreement Documentation” means the Credit Facility and ancillary agreements and documentation entered into in connection therewith.

“Credit Facility” means the Amended and Restated Credit Agreement, dated as of April 9, 2008, by and among the Company, Morgan Stanley Senior Funding, Inc., as administrative agent, Morgan Stanley & Co. Incorporated, as collateral agent, and the lenders named therein party thereto from time to time.

“Credit Facility Warrants” means all warrants issued prior to or following the date hereof pursuant to the terms of the Credit Facility or the letter agreement, by and among the Company, Morgan Stanley Senior Funding, Inc. and Morgan Stanley & Co. Incorporated, dated as of April 9, 2008.

“Customers” has the meaning set forth in Section 4.23.

“Deductible” has the meaning set forth in Section 7.2(b).

“Developed Software” has the meaning set forth in Section 4.20(d)(vi).

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Statements” means the Company Disclosure Statement and the Parent Disclosure Statement.

“Earnout Options” has the meaning set forth in Section 2.6(f).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, contract, letter or agreement.

“Employees” has the meaning set forth in Section 6.1(c)(iii).

“Environmental Law” has the meaning set forth in Section 4.14.

“Equity Proceeds Shares” means the number of shares of Parent Common Stock equal to (i) the Company Equity Sale Proceeds divided by (ii) $10.00.

“Equity Securities” means any capital stock, limited liability company interest or other equity or voting interest or any security, warrant, or evidence of indebtedness convertible into or exchangeable for any capital stock, or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” has the meaning set forth in Section 2.8(a).

“Escrow Agreement” has the meaning set forth in Section 2.8(a).

Exh. A-5

“Escrow Representative” shall mean, initially, Communications Investors LLC and each successor thereto appointed by its respective predecessor.

“Escrowed Earnout Shares” has the meaning set forth in Section 2.6(c).

“Escrowed Indemnity Shares” has the meaning set forth in Section 2.10.

“Estimated Working Capital Shortfall” shall mean Parent’s good faith estimate of the Working Capital Shortfall, if any.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the quotient of (A) the sum of (i) 74,000,000, plus (ii) the Additional Shares, if any, divided by (B) the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (ii) to the extent not otherwise included in (B)(i) above, the aggregate number of shares of Company Common Stock issuable upon the exercise of all Credit Facility Warrants outstanding immediately prior to the Effective Time, and (iii) the Company Net Option Shares.

“Excluded Taxes” means (i) any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period in excess of any amounts specifically identified and reserved therefor on the face of the audited combined balance sheet of the Company and its Subsidiaries as of December 31, 2007 (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income), as adjusted for the passage of time through the Closing Date in accordance with the ordinary course of business of the Company and its Subsidiaries consistent with past practice and (ii) any Taxes of any other Person for which the Company or any of its Subsidiaries may be liable under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise; provided, however, that Excluded Taxes shall not include any Taxes resulting from a failure of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable year or period ended as of the close of business on the Closing Date.

“First Target” has the meaning set forth in Section 2.8(b).

“First Target Indemnity Shares” has the meaning set forth in Section 2.8(b).

“First Target Shares” has the meaning set forth in Section 2.8(b).

“GAAP” means United States generally accepted accounting principles.

“Generation 1 Products and Services” means devices, systems, installations and services, including telematics communicators and telematics operations centers, for providing to Customers the following personal assistance safety services: automatic crash notification with GPS location, manual emergency call with GPS location, manual roadside assistance call with GPS location, remote door unlock via manual non-emergency call and stolen vehicle tracking with a valid police report.

“Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” has the meaning set forth in Section 4.14.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

Exh. A-6

(q) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money;

(r) the principal of, interest on and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(s) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence);

(t) capitalized lease obligations of such Person;

(u) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and

(v) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person.

“Indemnity Escrow Termination Date” has the meaning set forth in Section 2.10.

“Initial Business Combination” has the meaning set forth in Section 6.13.

“IPO” has the meaning set forth in Section 6.13.

“knowledge” means (a) with respect to the Company, the actual knowledge of each of the Persons set forth on Section 1 of the Company Disclosure Statement; and (b) with respect to Parent, the actual knowledge of each of the Persons set forth on Section 1 of the Parent Disclosure Statement.

“Law” and “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any charge, “adverse claim” (as defined in Section 8-102(a)(1) of the Uniform Commercial Code) or other claim, community property interest, condition, equitable interest, lien, encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Losses” has the meaning set forth in Section 7.2(c).

“March 31, 2008 Parent Balance Sheet” has the meaning set forth in Section 5.8(a).

“Merger” has the meaning set forth in the preamble to this Agreement.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” has the meaning set forth in Section 4.17(g).

“Net Option Percentage” means the difference, expressed as a percentage, between (a) 1 and (b) the quotient determined by dividing (x) the weighted average exercise price of the existing Company Options by (y) the product of (i) the Exchange Ratio and (ii) $10.00.

“Networkcar” means Networkcar, Inc., a Subsidiary of the Company.

“Networkcar Acquisition Date” has the meaning set forth in Section 4.9(n).

“Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 4.17(m).

Exh. A-7

“Notice of Claim” has the meaning set forth in Section 7.3(a).

“OEM Business” means the Company’s capital intensive development of a next-generation, in-vehicle, end-to-end telematics solution that is being marketed to automotive manufacturers in the United States, which business is currently in the development stage and has no current revenues.

“OEM Relationships” has the meaning set forth in Section 6.1(a)(ii).

“Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person, but not any shareholder, registration rights, subscription or other Contract to which such Person may become a party after its formation or organization.

“Other Filings” has the meaning set forth in Section 6.2(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Acquisition Proposal” means, with respect to Parent, other than the transactions contemplated by this Agreement, any offer or proposal by Parent relating to (A) an acquisition or purchase by Parent, direct or indirect, of all or substantially all of the assets of a third party or a class of equity or Voting Securities of a third party, (B) any tender or exchange offer by Parent for the securities of a third party, or (C) a merger, consolidation, share exchange, business combination, sale of assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent.

“Parent Board of Directors” shall mean the board of directors of the Parent and any relevant committees.

“Parent Common Stock” has the meaning set forth in Section 2.6(a).

“Parent Contracts” means:

(w) any “material contact” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC;

(x) all Contracts to which Parent is a party or by which any of Parent’s assets may be bound, subjected or affected, which either (a) creates or imposes a liability greater than $100,000 or (b) may not be cancelled by Parent on 30 days’ or less prior notice;

(y) all Contracts concerning a partnership, joint venture, joint development or other cooperation arrangement;

(z) all Contracts with any Governmental Entity;

(aa) all Contracts relating to or evidencing Indebtedness of Parent (or the creation, incurrence, assumption, securing or guarantee thereof);

(bb) all material Contracts for the purchase of any business, corporation, partnership, joint venture, association or other business organization or any division, material assets, material operating unit or material product line thereof;

(cc) all material Contracts relating to employment, change of control, retention, severance or material consulting or advising arrangements; and

(dd) all Contracts which are otherwise material to Parent which are not described in any of the categories specified above.

“Parent Disclosure Statement” means the Parent Disclosure Statement dated as of the date hereof and delivered by Parent herewith.

“Parent Indemnitees” has the meaning set forth in Section 7.2(a).

Exh. A-8

“Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) is, or is reasonably likely to become, materially adverse to the business, prospects, condition (financial or otherwise), assets or results of operations of Parent or (b) would prevent or materially impair or materially delay the ability of Parent to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Parent Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Parent taken as a whole, relative to other participants in the industries in which Parent operates; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company, taken as a whole, relative to other participants in the industries in which Parent operates; and (iii) the effect of any changes in applicable Laws applicable to Parent or GAAP.

“Parent Net Working Capital” means the excess of (i) the sum of the assets of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Parent SEC Reports (excluding any asset related to the exercise or notice of exercise of any Parent Warrants), minus (ii) the sum of the liabilities of Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP applied on a basis consistent with the methodologies, practices, estimation techniques, assumptions and principles used in the preparation of the financial statements included in the Parent SEC Reports; provided that (1) all expenses associated with the transactions contemplated hereby (including all unpaid costs and expenses triggered by consummation of the Transactions, including any deferred fees or discounts payable to any underwriters and any fees and expenses of any independent investment banking or valuation firm, and any transaction bonuses, retention bonuses or similar liabilities entered into by the Parent and its Subsidiaries prior to the Effective Time that are triggered upon consummation of the Merger) shall be included in Parent’s liabilities, (2) any deferred underwriting discounts and commissions earned by the underwriters of Parent’s initial public offering, but not yet paid, shall be included in Parent’s liabilities, (3) the amounts reflected in the line item “Investments held in trust” on Parent’s balance sheet shall be included in Parent’s assets, (4) the Conversion Obligation shall not be included in Parent’s liabilities and (5) the amounts included in the line item “Deferred tax asset” shall not be included in Parent’s current assets.

“Parent SEC Reports” has the meaning set forth in Section 5.18(a).

“Parent Stockholders” means holders of Parent Common Stock.

“Parent Stockholder Approval” means the approval of the Transaction and all other Voting Matters, by the Parent Stockholders holding the number of shares of Parent Common Stock required under the DGCL and Parent’s Organizational Documents to authorize and approve such Voting Matters; provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect conversion of their shares.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.2(b).

“Parent Tax Returns” has the meaning set forth in Section 5.10(a).

“Parent Warrants” means any outstanding warrants to purchase Parent Common Stock.

“Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

“Permitted Holders” means Apollo.

“Permitted Liens” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith and for which adequate reserves have been established; (b) for inchoate workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of

Exh. A-9

obligations which are not overdue; (c) for minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation, which minor title defects, recorded easements and regulations do not, individually or in the aggregate, impair the continued use, occupancy, value or marketability of title of the property to which they relate or the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or its Subsidiaries; (d) which are disclosed or reserved against in the Company Financial Statements; (e) which were incurred in the ordinary course of business since December 31, 2007; or (f) arising under or permitted by the Credit Agreement Documentation.

“Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Proceeds Shares Certificate” has the meaning set forth in Section 6.17.

“Property Taxes”means real, personal and intangible ad valorem property taxes.

“Prospectus” has the meaning set forth in Section 4.24.

“Proxy Confirmation” has the meaning set forth in Section 6.2(e).

“Proxy Statement” means the proxy statement Parent sends to the Parent Stockholders for purposes of soliciting proxies for the Parent Stockholders’ Meeting, as provided in Section 6.2(e).

“Proxy Statement Date” means the first date on which Parent expects to distribute the Proxy Statement to the Parent Stockholders.

“Qualified Plans” has the meaning set forth in Section 4.17(c).

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Reorganization Actions” has the meaning set forth in Section 2.7.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.

“SEC” means the Securities and Exchange Commission.

“Second Target” has the meaning set forth in Section 2.8(c).

“Second Target Indemnity Shares” has the meaning set forth in Section 2.8(c).

“Second Target Shares” has the meaning set forth in Section 2.8(c).

“Section 262” has the meaning set forth in Section 2.6(c).

“Securities Act” means the Securities Act of 1933, as amended.

“September Financial Materials” has the meaning set forth in Section 6.2(f).

“Shareholders’ Agreement” means the final and definitive Parent Shareholders’ Agreement, which shall be consistent with the terms set forth the in the Shareholders’ Agreement Term Sheet attached hereto as Exhibit F.

“Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which more than 50% of the outstanding equity securities are on the date hereof

Exh. A-10

directly or indirectly owned by such party; provided that no Person will be considered to be a Subsidiary of such Person’s general partner by virtue of such general partnership interest.

“Supplemental Disclosure Item” has the meaning set forth in Section 6.11.

“Supplemental Disclosure Statement” has the meaning set forth in Section 6.11.

“Suppliers” means manufacturers, vendors or suppliers.

“Survival Period” has the meaning set forth in Section 7.1.

“Surviving Corporation” has the meaning set forth in the preamble to this Agreement.

“Target” means the First Target, the Second Target and/or the Third Target, as applicable.

“Target Shares” means the First Target Shares, the Second Target Shares or the Third Target Shares.

“Taxes” or “Tax” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value addeds, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits, capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Entity, and all interest, additions to tax, penalties and other similar amounts imposed thereon.

“Tax Return” means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.

“Termination Date” means the earlier of (i) April 15, 2009 or (ii) the date which is 70 days following the Proxy Statement Date.

“Third Party Claim” has the meaning set forth in Section 7.3.

“Third Target” has the meaning set forth in Section 2.8(d).

“Third Target Indemnity Shares” has the meaning set forth in Section 2.8(d).

“Third Target Shares” has the meaning set forth in Section 2.8(d).

“Threshold Working Capital” means $138,000,000.

“Tranche” has the meaning set forth in Section 2.6(c).

“Transaction” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, as modified by the Company Disclosure Statement and the Parent Disclosure Statement and the Company Support Agreement; provided, that upon execution and delivery of any Additional Agreement by all parties thereto based on a term sheet or form of agreement attached to this Agreement, such Additional Agreement shall supersede such term sheet or form of agreement and shall become a Transaction Document.

“Transaction Options” has the meaning set forth in Section 2.6(f).

“Transaction Shares” has the meaning set forth in Section 2.6(c).

“Trust Account” has the meaning set forth in Section 6.13.

“Trust Agreement” has the meaning set forth in Section 4.24.

“Unaffiliated Directors” has the meaning set forth in Section 7.6.

“Voting Matters” has the meaning set forth in Section 6.2(a).

Exh. A-11

“Voting Securities” shall mean, with respect to any Person, the common stock and any other securities issued by such Person that are outstanding and entitled to vote generally in the election of directors of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Certificate” has the meaning set forth in Section 6.17.

“Working Capital Shortfall” means, as of immediately prior to the Effective Time, the positive difference, if any, between (A) Threshold Working Capital and (B) Parent Net Working Capital.

“Working Capital Shortfall Shares” means the number of shares of Parent Common Stock equal to (i) the Working Capital Shortfall divided by (ii) $10.00.

Exh. A-12

Annex B

[Amended and Restated Certificate of Incorporation]

B-1

Annex C

DUFF & PHELPS, LLC •   55 EAST 52nd STREET, 31st FLOOR •   NEW YORK, NY 10055 •   tel 212-871-2000 •   fax 212-277-0716

June 13, 2008

Confidential

Board of Directors
Polaris Acquisition Corp.
2200 Fletcher Avenue, 4th Floor
Fort Lee, New Jersey 07024

Dear Directors:

The Board of Directors of Polaris Acquisition Corp. (the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Opinion”) as of the date hereof as to (i) the fairness, from a financial point of view, to the holders of the Company’s common stock of the consideration to be paid by the Company in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder), and (ii) whether the Target (as defined below) has a fair market value equal to at least 80% of the Company’s net assets (net of any deferred underwriting discount and commissions and taxes payable).

Description of the Proposed Transaction

The Proposed Transaction involves the acquisition by the Company of all the outstanding equity interests of HUGHES Telematics, Inc. (the “Target”) pursuant to the terms of the Agreement and Plan of Merger among the Company and the Target, dated June 13, 2008 (the “Merger Agreement”). As set forth more fully in the Merger Agreement, at the effective time of the Proposed Transaction, the Company shall issue approximately 45,000,000 shares of the Company’s common stock (“Common Stock”) to the shareholders of Target, and shall issue and deposit a total of approximately 29,000,000 additional shares of Common Stock (the “Escrowed Earnout Shares”) into escrow under a deferred consideration arrangement. Both the initial and deferred consideration shall be subject to certain adjustments, including adjustments for any consideration received by the Target for sale of its securities after the signing of the Merger Agreement, and for any decrease of funds in the Company’s trust account below a given target.

The Escrowed Earnout Shares will be released to the Target shareholders provided that the price of the Common Stock exceeds specified price targets during certain measurement periods for any 20 trading days within a 30-day period (the achievement of each price target is defined as a “Milestone”) as follows (i) approximately 9,666,667 Escrowed Earnout Shares will be released to Target shareholders if a $20.00 Milestone is achieved between the first anniversary and the third anniversary of the closing date of the Proposed Transaction (the “Closing Date”), (ii) approximately 9,666,667 Escrowed Earnout Shares will be released to Target shareholders if a $24.50 Milestone is achieved between the second anniversary and the fourth anniversary of the Closing Date, and (iii) approximately 9,666,667 Escrowed Earnout Shares will be released to Target shareholders if a $30.50 Milestone is achieved between the third anniversary and the fifth anniversary of the Closing Date. In the event that a Milestone is not achieved during its respective measurement period but the immediately succeeding Milestone is met, the Target shareholders will receive the Common Stock deferred consideration for both Milestones. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

Scope of Analysis

In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps’ procedures, investigations, and financial analysis with respect to the preparation of our Opinion included, but were not limited to, the items summarized below:

1.	Discussed the operations, financial conditions future prospects and projected operations and performance of the Target and regarding the Proposed Transaction with the management of the Company and the Target;
2.	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Target, respectively, and the industry in which the Target operates;
3.	Reviewed certain internal financial statements and other financial and operating data concerning the Target, which the Company and the Target have respectively identified as being the most current financial statements available;
4.	Reviewed certain financial forecasts prepared by the management of the Company and the Target;
5.	Reviewed a draft of the Merger Agreement dated June 13, 2008;
6.	Reviewed the historical trading price and trading volume of the publicly traded securities of certain other companies that we deemed relevant;
7.	Compared the financial performance of the Target with those of certain other publicly traded companies that we deemed relevant;
8.	Compared certain financial terms of the Proposed Transaction to financial terms, to the extent publicly available, of certain other business combination transactions that we deemed relevant; and
9.	Conducted such other analyses and considered such other factors as we deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with your consent:

1.	Relied upon the accuracy, completeness, and fair presentation in all material respects of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;
2.	Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and that such forecasts and projections are achievable as presented;
3.	Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;
4.	Assumed that information supplied to Duff & Phelps and representations and warranties made in the Merger Agreement are substantially accurate;
5.	Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement without any amendments thereto or any waivers of any terms or conditions thereof;
6.	Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;
7.	Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction; and

8.	Assumed that the Proposed Transaction will be treated as a tax-free transaction for United States Federal income tax purposes.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise) or the achievability of any of the forecasts or projection with which it was furnished. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not been requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (b) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Transaction, or (c) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction. In addition, Duff & Phelps is not expressing any opinion as to the market price or value of the Company Common Stock after announcement of the Proposed Transaction. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the public shareholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes. This Opinion (a) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction (including, without limitation, a liquidation of the Company after not completing a business combination transaction within the allotted time); (b) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction (including, without limitation, with respect to the exercise of rights to convert shares of Company common stock into cash), and (c) does not indicate that the consideration paid is the best possibly attainable under any circumstances; instead, it merely states whether the consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting this Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw this Opinion.

This Opinion may be included in its entirety in any proxy statement distributed to stockholders of the Company in connection with the Proposed Transaction or other document required by law or regulation to be filed with the Securities and Exchange Commission, and you may summarize or otherwise reference the existence of this Opinion in such documents, provided that any such summary or reference language shall also be subject to the prior written approval by Duff & Phelps (not to be unreasonably withheld or delayed).

Except as described above, without our prior consent (not to be unreasonably withheld or delayed), this Opinion may not be quoted from or referred to, in whole or in part, in any written document or used for any other purpose.

Duff & Phelps has acted as financial advisor to the Board of Directors of the Company, and will receive a fee for its services. No portion of Duff & Phelps’ fee is contingent upon either the conclusion expressed in the Opinion or whether or not the Proposed Transaction is successfully consummated. Pursuant to the terms of the engagement letter between the Company and Duff & Phelps, a portion of Duff & Phelps’ fee is payable upon Duff & Phelps’ stating to the Board of Directors of the Company that it is prepared to deliver its Opinion. During the two years preceding the date of this Opinion, Duff & Phelps has not had any material relationship with any party to the Proposed Transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; except that, as part of its investment banking and financial advisory businesses, Duff & Phelps is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes. These engagements in the two years preceding the date of this Opinion have included a solvency opinion engagement for Apollo Management, L.P., a purchase price allocation analysis for the Target in connection with its acquisition of Networkcar, Inc., as well as various portfolio valuation review engagements for both Apollo Investment Corporation and Apollo Management L.P., for each of which Duff & Phelps received customary fees and indemnification. This Opinion has been approved by the internal opinion committee of Duff & Phelps.

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof, (i) the consideration to be paid by the Company in the Proposed Transaction is fair, from a financial point of view, to the holders of the Company’s common stock, without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder, and (ii) the Target has a fair market value equal to at least 80% of the Company’s net assets (net of any deferred underwriting discount and commissions and taxes payable).

Respectfully submitted,

PROXY

Please mark your votes like this **X**

POLARIS ACQUISITION CORP.'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS.

FOR AGAINST ABSTAIN

1. To approve the Agreement and Plan of Merger ("Merger Agreement"), by and between Polaris Acquisition Corp. ("Polaris") and HUGHES Telematics, Inc. ("HUGHES Telematics"), which provides for the merger of HUGHES Telematics with and into Polaris.

EXERCISE CONVERSION RIGHTS

I HEREBY EXERCISE MY CONVERSION RIGHTS

If you vote "AGAINST" Proposal Number 1 and you hold shares of Polaris common stock issued in its initial public offering, you may exercise your conversion rights and demand that Polaris convert your shares of common stock into a pro rata portion of the funds held in the trust account by marking the "Exercise Conversion Rights" box to the right. If you exercise your conversion rights, then you will be exchanging your shares of Polaris common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if (a) the merger is completed, (b) you affirmatively voted against the merger, and (c) your bank or broker electronically transfers your shares to Polaris' transfer agent by 5:00 P.M., New York City Time, on , 2008, and provides Polaris' transfer agent with the necessary stock powers, written instructions that you want to convert your shares, and a written certificate addressed to Polaris' transfer agent stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger. Failure to (a) vote against approval of the Merger Agreement, (b) check the box to the right, (c) have your bank or broker transfer your shares and provide other documents to Polaris' transfer agent as set forth above, or (d) submit this proxy in a timely manner will result in the loss of your conversion rights.

FOR AGAINST ABSTAIN

FOR AGAINST ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature __________ **Signature** __________ **Date** __________**, 2008**

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation, sign in full name by an authorized officer.